As filed with the Securities and Exchange Commission on November 8, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MITEK SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	87-0418827
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

Mr. James B. DeBello

Chief Executive Officer and President

8911 Balboa Ave., Suite B

San Diego, California 92123

(858) 503-7810

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Name, address, including zip code, and telephone number, including area code, of Agent for service)

With Copies To:

Robert G. Copeland, Esq. P. Blake Allen, Esq. Duane Morris LLP 101 West Broadway, Suite 900 San Diego, California 92101 (619) 744-2200	Kristin L. Lentz, Esq. Michelle H. Shepston, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 (303) 892-9400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	51,869,458	$1.50	$77,804,187	$8,325.05

(1)	The shares of Common Stock to be registered consist of shares to be issued to the members of Parascript, LLC in consideration of the proposed merger of a wholly-owned subsidiary of the Registrant and Parascript, LLC.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of Mitek’s Common Stock on the Over the Counter Bulletin Board on November 2, 2006, which was $1.50.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such state.

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2006

SPECIAL MEETINGS OF STOCKHOLDERS AND UNITHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The board of directors of Mitek and the manager of Parascript have unanimously approved a transaction under the terms of a merger agreement whereby a wholly-owned subsidiary of Mitek will merge with and into Parascript, with Parascript being the surviving company in the merger. After the merger, Mitek will own all of the securities of Parascript and Parascript will be a wholly-owned subsidiary of Mitek.

In the merger, the members of Parascript will collectively receive approximately $80 million in cash, subject to certain adjustments, and 51,869,458 shares of Mitek common stock, less a certain number of shares to be held in escrow. Funding for the merger is to be provided by a combination of $35 million in senior subordinated convertible notes, $55 million in senior secured debt and a $5 million revolving line of credit from Plainfield Offshore Holdings VIII Inc. and/or its affiliates (collectively, “Plainfield”). The senior subordinated notes will initially be convertible into approximately 21.9 million shares of Mitek common stock at a conversion price of $1.60 per share, subject to adjustment. Upon completion of the merger and on a fully-diluted and as-converted basis, current Mitek stockholders will own approximately 22% of the company, Parascript unitholders will own approximately 55% and Plainfield will own approximately 23% and does not include certain shares of the combined company to be issued to certain officers thereof upon completion of the merger. (Please see “Agreements with Executive Officers Following the Merger” on page 125). Mitek’s stock is listed on the OTC Bulletin Board, which we refer to as the OTC. On November 6, 2006, the closing sales price of Mitek’s common stock, which trades on the OTC under the symbol “MITK.OB,” was $1.45 per share.

For a discussion of the risks relating to the merger, see “ Risk Factors” beginning on page 28 of the joint proxy statement/prospectus.

Mitek and Parascript are each holding special meetings to obtain the approvals necessary to complete the merger. A special meeting of Mitek stockholders is being held to approve (i) the issuance of Mitek’s common stock pursuant to the merger and the merger agreement, dated as of September 18, 2006 by and among Mitek, a wholly-owned subsidiary of Mitek, and Parascript, (ii) the change of Mitek’s name to “Parascript, Inc.”, (iii) the increase in the number of authorized shares of Mitek to a number sufficient to complete the merger and to reserve for issuance upon conversion of the senior subordinated convertible notes, (iv) the issuance of debt convertible into shares of Mitek common stock, (v) an increase in the number of shares issuable under the Mitek Systems, Inc. 2006 Stock Option Plan, and an increase in the maximum number of shares which can be granted to one person in any one year to 3,500,000 and (vi) a reverse stock split of Mitek’s common stock. Upon the effectiveness of the amendment of the Mitek certificate of incorporation effecting the reverse stock split, referred to as the split effective time, the issued shares of Mitek common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that each stockholder of the combined company will own one new share of common stock for each 4 to 8 shares of issued common stock, depending on the split ratio, held by that stockholder immediately prior to the split effective time. The exact split ratio within the 1:4 to 1:8 range will be determined by the board of directors prior to the split effective time and will be publicly announced by the combined company. A special meeting of Parascript unitholders is being held to approve the merger and the merger agreement. Information about these meetings and the proposals is contained in this joint proxy statement/prospectus. We encourage you to read this entire joint proxy statement/prospectus carefully, as well as the annexes and information incorporated by reference herein.

After careful consideration, the Mitek board of directors and the Parascript manager have approved the merger agreement and the respective proposals described in the accompanying joint proxy statement/prospectus, and each of the Mitek board of directors and Parascript manager has determined that it is advisable to enter into the merger agreement and to consummate the merger. The Mitek board of directors unanimously recommends that the Mitek stockholders vote “FOR” the issuance of stock in connection with the merger agreement and the related proposals described in the accompanying joint proxy statement/prospectus. The Parascript manager recommends that the Parascript unitholders vote “FOR” the merger agreement described in the accompanying joint proxy statement/prospectus.

More information about Mitek, Parascript and the proposed transaction is contained in this joint proxy statement/prospectus. Mitek and Parascript urge you to read this joint proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “ RISK FACTORS” BEGINNING ON PAGE 28.

Mitek and Parascript are very excited about the opportunities the merger brings to both Mitek stockholders and Parascript unitholders, and we thank you for your consideration and continued support.

Sincerely,	Sincerely,

/s/ JAMES B. DEBELLO	/s/ JEFFREY GILB
Chief Executive Officer Mitek Systems, Inc.	Chief Executive Officer Parascript, LLC

This document is a prospectus relating to the shares of Mitek common stock to be issued in the merger and a joint proxy statement for Mitek and Parascript to solicit proxies of their meetings of stockholders and unitholders, respectively. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related transactions, followed by a more detailed discussion.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2006 and, together with the accompanying proxy card, is being first mailed to Mitek stockholders and Parascript unitholders on or about [                    ], 2006.

ADDITIONAL INFORMATION

IMPORTANT

Except where indicated otherwise, as used in this joint proxy statement/prospectus, “Mitek” refers to Mitek Systems, Inc. and “Parascript” refers to Parascript, LLC.

In the “QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS” and in the “SUMMARY” below, we highlight selected information from this joint proxy statement/prospectus but we have not included all of the information that may be important to you. To better understand the merger agreement and the proposed merger, and for a complete description of their legal terms, you should carefully read this entire joint proxy statement/prospectus, including the appendices, as well as the documents that we have incorporated into this document. See “WHERE YOU CAN FIND MORE INFORMATION.”

The information contained in this joint proxy statement/prospectus speaks only as of the dates indicated on the cover of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Mitek has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to Mitek, and Parascript has supplied all information contained in this joint proxy statement/prospectus relating to Parascript. Mitek and Parascript have both contributed to the information contained in this joint proxy statement/prospectus relating to the merger.

MITEK SYSTEMS INC.

8911 Balboa Ave., Suite B

San Diego, California 92123

Telephone: (858) 503-7810

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2006

Dear Mitek Stockholder:

On behalf of the board of directors of Mitek Systems, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger between a wholly-owned subsidiary of Mitek and Parascript LLC, a Wyoming limited liability company. A special meeting of stockholders of Mitek will be held on [            ], [            ], 2006, at [            ] a.m., Pacific Time, at [            ] for the following purposes:

1. To consider and vote upon the issuance of Mitek common stock pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript, LLC, and Parascript Management, Inc., as member representative, which is attached as Annex A to the accompanying joint proxy statement/prospectus;

2. To consider and vote upon an amendment to Mitek’s certificate of incorporation to change the corporate name of Mitek from “Mitek Systems, Inc.” to “Parascript, Inc.”;

3. To consider and vote upon an amendment to Mitek’s certificate of incorporation to increase the number of authorized shares of Mitek common stock by 160,000,000 shares, from 40,000,000 to 200,000,000, which is necessary to provide Mitek with a sufficient number of authorized shares of common stock to issue in connection with the merger and to reserve for issuance upon conversion of the senior subordinated convertible notes;

4. To consider and vote upon the issuance of debt which is convertible into shares of common stock of Mitek, the proceeds of which will be used to effect the merger;

5. To consider and vote upon an amendment to the Mitek Systems, Inc. 2006 Stock Option Plan to increase the number of shares of Mitek common stock available for issuance under the plan by 22,000,000 shares to 23,000,000 shares, and to increase the maximum number of shares which can be granted to one person in any one year to 3,500,000;

6. To authorize the Mitek board of directors to amend in its discretion Mitek’s certificate of incorporation to effect a reverse stock split of Mitek’s issued and outstanding shares of common stock, at such ratio between 1:4 to 1:8 to be determined by the Mitek board of directors, which may be desirable for Mitek to list its common stock on NASDAQ upon completion of the merger with Parascript, as described in this joint proxy statement/prospectus; and

7. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals.

Consummation of the merger is conditioned on the adoption of proposals 1 through 5.

The board of directors has set the close of business on [                    ], 2006, as the record date for determining stockholders entitled to receive notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, Mitek had [            ] shares of common stock outstanding and entitled to vote. Mitek will admit to the special meeting (1) all stockholders of record at the close of business on [                    ], 2006, (2) persons holding proof of beneficial ownership as of that date, such as a letter or account statement from the person’s broker, (3) persons who have been granted valid proxies and (4) the other persons that Mitek, in its sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification.

Your vote is important. The affirmative vote of holders of a majority of the Mitek common stock having voting power present in person or represented by proxy at the Mitek special meeting is required for approval of Mitek proposals 1, 4, 5 and 7 above. The affirmative vote of the holders of a majority of the Mitek common stock having voting power outstanding on the record date is required for approval of Mitek proposals 2, 3 and 6 above.

Even if you plan to attend the annual meeting in person, Mitek requests that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal Nos. 1 through 7. If you fail to return your proxy card or vote in person at the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Mitek special meeting and will count as a vote against Mitek proposals 2, 3 and 6. If you do attend the Mitek annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the board of directors,

Tesfaye Hailemichael

Secretary

[                    ], 2006

YOUR VOTE IS IMPORTANT

Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person. You may submit your proxy by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

The Mitek board of directors has determined and believes that each of the proposals outlined above is advisable to, and in the best interests of, Mitek and its stockholders and has approved each such proposal. The Mitek board of directors recommends that Mitek stockholders vote “FOR” each such proposal.

Parascript LLC

6899 Winchester Circle, Suite 200

Boulder, CO 80301-3696

(303) 547-4053

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD [                    ], 2006

Dear Parascript Unitholder:

A special meeting of unitholders of Parascript, LLC, a Wyoming limited liability company, will be held on [                    ], [                    ], 2006, at [            ] a.m., Central Time, at [            ].

At the special meeting, you will be asked to:

1. Approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 18, 2006, by and among Mitek Systems, Inc., Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., as member representative, and the transactions contemplated by the merger agreement.

2. Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

The accompanying joint proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to review the joint proxy statement/prospectus carefully.

Parascript’s manager has set the close of business on [            ], 2006, as the record date for determining unitholders entitled to receive notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, Parascript had [            ] units outstanding and entitled to vote, including [            ] common units and [            ] preferred units. Parascript will admit to the special meeting (1) all unitholders of record at the close of business on [            ], 2006, (2) persons who have been granted valid proxies and (3) the other persons that Parascript, in its sole discretion, may elect to admit.

The affirmative vote of the holders of at least 70% of the outstanding units voting as a single class is required for approval of proposal 1 above. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the approval of the merger and an adjournment of the Parascript special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

I look forward to seeing you at the meeting.

Sincerely,

Jeffrey Gilb

President & CEO

YOUR VOTE IS IMPORTANT

Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person. You may submit your proxy by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

The Parascript manager has determined and believes that each of the proposals outlined above is advisable to, and in the best interests of, Parascript and its unitholders and has approved each such proposal. The Parascript manager recommends that Parascript unitholders vote “FOR” each such proposal.

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates business and financial information about Mitek from other documents filed with the Securities and Exchange Commission, which we refer to as the SEC, which are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 152.

You may obtain documents incorporated by reference into this joint proxy statement/prospectus, without charge, by requesting them in writing or by telephone from Mitek at the following address and telephone number:

MITEK SYSTEMS INC.

8911 Balboa Ave., Suite B

San Diego, California 92123

Telephone: (858) 503-7810, ext. 327

Attn: Tesfaye Hailemichael, Chief Financial Officer

Telephone: (858) 503-7810

e-mail: thailemichael@miteksystems.com

To receive timely delivery of the documents before your special meeting, you must request them no later than [                    ], 2006.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus. These forward-looking statements relate to Mitek’s or Parascript’s outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on Mitek’s or Parascript’s business, results of operations or financial condition. Specifically, forward looking statements used in this joint proxy statement/prospectus may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

•	statements relating to the anticipated timing of consummation of the merger;

•	statements related to constitution of the combined company’s board of directors and management;

•	statements relating to future business prospects, revenue, income and financial condition of Mitek, Parascript and the combined company;

•	statements relating to revenues, number of customers and points of distribution of the combined company after the merger; and

Forward-looking statements can be identified by the use of words such as “estimate,” “may,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect Mitek’s and Parascript’s management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

In addition to those factors discussed under the heading “Risk Factors” in this joint proxy statement/prospectus, and in Mitek’s other public filings with the SEC, important factors could cause actual results to differ materially from our expectations. These factors include, but are not limited to:

•	adverse economic conditions;

•	general decreases in demand for Mitek or Parascript’s products and services;

•	intense competition (including entry of new competitors), including among competitors with substantially greater resources than Mitek or Parascript;

•	loss of key customers or contracts;

•	increased or adverse federal, state and local government regulation;

•	inadequate capital;

•	unexpected costs;

•	lower revenues and net income than forecast, price increases for supplies;

•	inability to raise prices;

•	the risk of litigation and administrative proceedings;

•	higher than anticipated labor costs;

•	the possible fluctuation and volatility of operating results and financial condition;

•	adverse publicity and news coverage;

•	inability to carry out marketing and sales plans;

•	loss of key employees and executives;

•	changes in interest rates;

•	inflationary factors;

•	general economic conditions in the American, European and Asian markets;

•	expected cost savings from the merger that may not be fully realized within the expected time frames or at all.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Mitek nor Parascript undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

The above list is not intended to be exhaustive and there may be other factors that would preclude Mitek and Parascript from realizing the predictions made in the forward-looking statements. Mitek and Parascript operate in a continually changing business environment and new factors emerge from time to time. Mitek and Parascript cannot predict such factors or assess the impact, if any, of such factors on their respective financial positions or results of operations. Accordingly, Mitek stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus.

ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS CONCERNING THE MERGER OR OTHER MATTERS ADDRESSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND ATTRIBUTABLE TO MITEK, PARASCRIPT, OR ANY PERSON ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION. EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW OR REGULATION, NEITHER MITEK NOR PARASCRIPT UNDERTAKES ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS OR UPDATES TO SUCH FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND RELATED TRANSACTIONS

The following questions and answers briefly address some commonly asked questions about the merger, the special meetings of the stockholders of Mitek and the unitholders of Parascript and the effect of the merger on the holders of common stock of Mitek and the holders of units of Parascript. These questions and answers may not include all of the information that is important to you. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you and those that are incorporated herein by reference.

Q.	Why are Mitek and Parascript proposing the merger?	A.	Mitek and Parascript entered into the merger agreement with the expectation that the resulting combined company will be a stronger, more diverse company with more growth potential than either company may have had separately. Mitek and Parascript believe that the merger will result in a number of benefits, including: a broader portfolio of products, operational cost synergies, ability to enter new markets with existing technologies, the opportunity for the stockholders of Mitek and the unitholders of Parascript to participate in the potential growth of the combined company after the merger, and a seasoned management team.

Q.	What is the merger?	A.	Mitek and Parascript have entered into an Amended and Restated Agreement and Plan of Merger, dated as of September 18, 2006, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed business combination of Mitek and Parascript. Under the merger agreement, Parascript and Mitek Acquisition Sub LLC, a wholly-owned subsidiary of Mitek, which is referred to in this joint proxy statement/prospectus as the merger sub, will merge, with Parascript surviving as a wholly-owned subsidiary of Mitek, which transaction is referred to as the merger. Upon completion of the merger, Mitek will change its name to Parascript, Inc. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q.	Who will own Mitek after the merger?	A.	Upon completion of the merger and on a fully-diluted and as-if converted basis, Mitek’s current shareholders will own approximately 22% of the company, Parascript unitholders will own approximately 55% of the company and Plainfield Offshore Holdings VIII Inc. and/or its affiliates (collectively, “Plainfield”), which is providing financing for the merger transaction, will own approximately 23% of the company (does not include certain shares of the combined company to be issued to certain officers thereof upon completion of the merger; please see “Agreements with Executive Officers Following the Merger” on page 125).

Q.	Why am I receiving this joint proxy statement/prospectus?	A.	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder or unitholder, as applicable, of either Mitek or Parascript as of the applicable record date, and thus you are entitled to vote at such company’s special meeting. This document serves as both a joint proxy statement of Mitek and Parascript, and as a prospectus of Mitek, used to offer shares of Mitek common stock in exchange for units of Parascript pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meetings of Mitek and Parascript, and you should read it carefully.

Q.	What is required to consummate the merger?	A.

To consummate the merger, Mitek stockholders must approve (1) the issuance of shares of Mitek common stock pursuant to the merger, (2) the change of Mitek’s name to “Parascript, Inc.”, (3) the increase in the number of authorized shares of Mitek, (4) the issuance of debt convertible into shares of Mitek common stock, and (5) an increase in the number of shares issuable under the Mitek Systems, Inc. 2006 Stock Option Plan and an increase in the maximum number of shares which can be granted to one person in any one year to 3,500,000. In addition, the Mitek stockholders are being asked to approve (6) a reverse stock-split of Mitek’s common stock. The affirmative vote of the holders of a majority of the shares of Mitek common stock present in person or by proxy at the Mitek special meeting is required for approval of Mitek proposals 1, 4, 5 and 7. The affirmative vote of the holders of a majority of the outstanding Mitek common stock on the record date is required for approval of Mitek proposals 2, 3 and 6. If Mitek stockholders abstain or fail to vote, the effect will be the same as voting against proposals 2, 3 and 6, which must be approved for the merger to be completed. In addition, Parascript unitholders must approve the merger agreement, which requires the affirmative vote of the holders of at least 70% of the outstanding units of Parascript on the record date. If Parascript unitholders abstain or fail to vote, the effect will be the same as voting against Parascript proposal 1. In addition to obtaining Mitek stockholder approval and Parascript unitholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. As part of the execution of the merger agreement, three Parascript unitholders, who collectively owned 6,642,611 preferred units of Parascript, representing approximately 64.9% of the outstanding units of Parascript as of September 18, 2006, entered into voting agreements and irrevocable proxies pursuant to which, among other things, each of these unitholders agreed, solely in the unitholder’s capacity as a unitholder, to vote all of its Parascript units in favor of adoption of the merger agreement. For a more complete discussion of the closing conditions under the merger agreement, Mitek and Parascript urge you to read the section entitled “The Merger Agreement-Conditions to the Merger Agreement” on page 80 of this joint proxy statement/prospectus.

You are entitled to vote on the applicable proposals if you held Mitek common stock at the close of business on the Mitek record date, which is [ ], 2006, or Parascript units at the close of business on the Parascript record date, which is [ ], 2006. On those dates, [ ] shares of Mitek common stock and [ ] Parascript units, respectively, were outstanding and entitled to vote. The adjournment proposal for each of the Mitek stockholders and the Parascript unitholders must be approved by the affirmative vote of a majority of the shares of Mitek common stock or Parascript units, as applicable, present in person or by proxy at the applicable special meeting, without regard to abstentions, even if there is no quorum at that meeting.

Q.	What will Parascript unitholders be entitled to receive pursuant to the merger agreement?	A.

Under the terms of the merger agreement, Parascript unitholders will receive in the aggregate approximately $80 million in cash, subject to adjustment as described below, plus 51,869,458 shares of common stock of Mitek, of which common stock valued at $4 million will be placed into escrow to secure Parascript’s indemnification obligations to Mitek. For purposes of determining the amount of Mitek common stock that will be placed into escrow, the Mitek common stock will be valued at the average closing price for the 10 days prior to closing of the merger, as reported on the OTC Bulletin Board.

AIS Adjustment: The total cash consideration payable to Parascript unitholders is expected to be reduced by approximately $3,000,000 which will be contributed to a newly formed Parascript subsidiary, AIS Holdings, LLC at the closing. At the closing, the ownership interests in AIS Holdings will be distributed to the Parascript unitholders on a pro rata basis, based on relative ownership percentage of Parascript on the record date for such distribution. Concurrently with the distribution of AIS Holdings to the Parascript unitholders, the unit interests of Applied Intelligence Solutions, LLC, or AIS, currently held by Parascript (amounting to 96% of the units of Applied Intelligence Solutions) will be contributed to AIS Holdings. After giving effect to these transactions, the unitholders will own 100% of AIS Holdings, which will in turn hold 96% of the units of AIS. For a more complete discussion of the proposed spin-off of AIS, Mitek and Parascript urge you to read the section entitled “The Merger —Spin-off of AIS.”

Parascript Payments Adjustments: The total cash consideration payable to Parascript unitholders will be reduced by (i) the payoff, in full, of all outstanding principal and interest owed by Parascript to Silicon Valley Bank under certain loan agreements ($1,150,000 as of November 4, 2006); (ii) the payment of $50,000 to Parascript Management, Inc. to be used in its capacity as member representative under the terms of the Merger Agreement; and (iii) the payment of applicable withholding taxes required to be paid by Merger Sub or Parascript in connection with the merger.

Preferred Distribution to Preferred Unitholders and Preferred Optionholders: From the cash consideration remaining after the above-described adjustments, $44,415,000 will be distributed to the preferred unitholders and preferred optionholders of Parascript on a fully-diluted, as converted basis pursuant to the terms of the preferred units and preferred options.

Remaining Distribution to Parascript Unitholders and Preferred Optionholders: The remainder of the cash consideration and the shares of Mitek common stock not placed in escrow will be distributed to the preferred unitholders, preferred optionholders and common unitholders on a fully-diluted, as converted basis, adjusted as described below.

Any unitholder who received an advance distribution of net income from Parascript since January 1, 2006, will have such unitholder’s cash consideration reduced by the amount of such advances. The total amount of such advance distributions is approximately $3,600,000 as of October 31, 2006. This amount is expected to be increased approximately $360,000 per month until the closing of the merger. The aggregate amount of consideration held back due to the advance distributions will be distributed to all unitholders pro rata on a fully-diluted, as converted basis.

Q.	Are Mitek stockholders entitled to appraisal rights?	A.	No. Mitek stockholders are not entitled to appraisal rights.

Q.	Are Parascript unitholders entitled to appraisal rights?	A.	No. Parascript unitholders are not entitled to appraisal rights.

Q.	How will Mitek fund the cash portion of the merger consideration?	A.	Funding for the merger is to be provided by a combination of $35 million in senior subordinated convertible notes and $55 million in senior secured debt from Plainfield Offshore Holdings VIII Inc. and/or its affiliates. The senior subordinated notes will initially be convertible into approximately 21.9 million shares of Mitek common stock at a conversion price of $1.60 per share, subject to adjustment. From the remaining funds obtained from Plainfield, it is anticipated that approximately $9 million will be used for costs and expenses related to the merger and financing transactions. In addition, Plainfield will provide a revolving line of credit for up to $5 million to be used for working capital and other general corporate purposes. Upon completion of the merger and on a fully-diluted basis, Plainfield will own approximately 23% of the combined company on an as-if converted basis (does not include certain shares of the combined company to be issued to certain officers thereof upon completion of the merger; please see “Agreements with Executive Officers Following the Merger” on page 125).

Q	Will Mitek stockholders receive any shares in the merger?	A.	No. Mitek stockholders will continue to hold the Mitek common stock they held prior to the effective time of the merger.

Q.	Is the merger taxable to Parascript unitholders for U.S. federal income tax purposes?	A.

The merger will be fully taxable to the Parascript unitholders for U.S. federal income tax purposes. The amount of taxable gain that a Parascript unitholder recognizes will depend in part on the fair market value of the Mitek common stock received by such Parascript unitholder.

Please review carefully the information under the caption “Certain United States Federal Income Tax Consequences” beginning on page 65 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q.	Are there risks to the merger that I should consider?	A.	Yes. There are risks associated with all business combinations, including the proposed merger. We have described these risks and other risks in more detail under “Risk Factors” beginning on page 28.

Q.	Who will manage the combined company?	A.	After the closing of the merger, the combined company’s board of directors will be composed of seven (7) members. It will consist of two (2) individuals designated by Mitek’s board of directors, who shall initially be John M. Thornton and James B. DeBello, two (2) individuals designated by Parascript, who shall initially be Aron Katz and Jeffrey Gilb. The board will also include three (3) independent directors who meet the independence requirements of NASDAQ, with one (1) nominated by Mitek subject to the approval of Parascript, one (1) nominated by Parascript subject to the approval of Mitek and one (1) nominated by Plainfield subject to the approval of Mitek and Parascript.

Q.	Is the merger contingent on stockholder approval of all of the Mitek proposals?	A.	The merger is contingent on adoption of Mitek proposals 1 through 5.

Q.	Why is Mitek proposing the amendment to the 2006 stock option plan?	A.	The amendment of the 2006 stock option plan will enable the combined company to offer non-employee directors, officers, other key employees and consultants a greater number of equity-based incentives, thereby helping to attract, retain and reward these participants in an effort to create value for the combined company’s stockholders. In addition, amendment of the stock option plan will permit the combined company to fulfill its obligations to grant options to certain officers upon completion of the merger.

Q.	What do I need to do now?	A.	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares or units, as applicable, as soon as possible so that your shares or units, as applicable, will be represented at your company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares or units, as applicable, are held in the name of your broker or other nominee.

Q.	How do I vote?	A.

If you are a Mitek stockholder, you may vote before your special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope.

If you are a Parascript unitholder, you may only vote before your special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope.

Q.	If my Mitek shares are held in “street name” by my broker or other nominee, will my broker or nominee vote my shares for me?	A.	No. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. Without instructions, your broker will not vote any of your shares held in “street name” and the effect will be the same as a vote against the merger. See “The Special Meetings” beginning on page 45.

Q.	May I change my vote after I have delivered my proxy card?	A.

Yes. You can change your vote at any time before we vote your proxy at your special meeting. You can do so in one of the following ways:

•     by sending a notice of revocation to the corporate secretary of Mitek or the president of Parascript, as applicable;

•     by sending a completed proxy card bearing a later date than your original proxy card; or

•     by attending your special meeting and voting in person.

Your attendance alone will not revoke any proxy. If you choose to change your vote using any of the methods above, other than by attending your special meeting and voting in person, you must take the described action no later than the beginning of your special meeting or no later than the time indicated on your proxy card. If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q.	If I hold Parascript units, should I send them in order to receive the merger consideration?	A.	No. The merger consideration due to you will be sent to you upon the receipt of your instructions on a letter of transmittal that will be sent to you at a later time.

Q.	How will I receive my cash and shares of Mitek common stock?	A.

After receiving the proper documentation from you and determining the proper allocations of cash and Mitek common stock to be paid to the Parascript unitholders, the exchange agent will forward to you the cash and Mitek common stock to which you are entitled.

Parascript unitholders will not receive any fractional shares of Mitek common stock. Instead, they will receive cash, without interest, for any fractional share of Mitek common stock that they might otherwise have been entitled to receive.

Q.	Have any Parascript unitholders agreed to vote to adopt the merger agreement?	A.

In connection with the execution of the merger agreement, several Parascript unitholders entered into voting agreements and irrevocable proxies pursuant to which, among other things, each of these unitholders agreed, solely in its capacity as a unitholder, to vote all of its Parascript units in favor of adoption of the merger agreement, against any matter that would result in a breach of the merger agreement by Parascript, and against any action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely delay or affect the merger or any of the other transactions contemplated by the merger agreement.

As of September 18, 2006, the three Parascript unitholders that entered into voting agreements collectively owned 6,642,611 preferred units, representing approximately 64.9% of the outstanding units of Parascript.

Q.	Who should I call if I have additional questions or need additional copies of the joint proxy documents?	A.

If you are a Mitek stockholder and you would like additional copies of this joint proxy statement/prospectus or a new proxy card or if you have questions about the merger, you should contact Tesfaye Hailemichael at (858) 503-7810, ext. 327.

If you are a Parascript unitholder and you would like additional copies of this joint proxy statement/prospectus or a new proxy card or if you have questions about the merger, you should contact Jeff Gilb at (303) 381-3100.

SUMMARY

This summary highlights information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the Annexes. You should read the merger agreement, which is attached as Annex A, carefully. It is the legal document that governs the business combination and the other transactions contemplated by the business agreement. It is also described in detail elsewhere in this joint proxy statement/prospectus. When we refer to the merger agreement in this joint proxy statement/prospectus we are referring to the merger agreement as it may be amended to the date of the joint proxy statement/prospectus.

The Companies

Mitek Systems, Inc.

8911 Balboa Avenue

Suite B

San Diego, CA 92123

Telephone No. (858) 503-7810

www.miteksystems.com

Mitek was incorporated under the laws of the State of Delaware in 1986. Mitek is primarily engaged in the development and sale of software products, with particular focus on intelligent character recognition and forms processing technology, and other products and services for the document imaging markets.

Mitek develops, markets and supports what it believes to be one of the most accurate automated document recognition (“ADR”) products commercially available for the recognition of hand printed characters. Mitek’s proprietary technology recognizes hand printed and machine generated characters with a level of accuracy that renders our ADR products a viable alternative to manual data entry in certain applications. The Mitek solution allows customers that process large volumes of hand printed and machine generated documents to do so more quickly, with greater accuracy and at reduced costs.

Mitek’s intelligent recognition toolkits include a suite of products that leverage its proprietary intelligent character recognition (ICR), image processing, and dynamic data extraction software engines. The suite of recognition toolkits includes QuickStrokes®, QuickFX Pro™, ImageScore™, and Dynafind™. These products are sold to original equipment manufacturers (OEMs) such as Advanced Financial Solutions, a subsidiary of Metavante, Harland Financial Solutions, a subsidiary of John Harland Company, Sungard, BancTec, and J&B Software, and to systems integrators such as Computer Sciences Corporation.

Mitek’s core technical competency in intelligent character recognition allows the company to address different technical issues in various markets, Mitek has addressed the forms processing market with its Doctus® product. Doctus® incorporates Mitek’s core intelligent character recognition technologies in an application designed for end users in a broad variety of industries that require high volume automated data entry. The Doctus® software handles both structured and unstructured forms. As a result, it significantly increases the number and types of forms that can be automatically processed. Doctus® is able to process unstructured forms through the integration of our DynaFind® dynamic data extraction technology. With DynaFind®, Doctus® automatically classifies unstructured forms and extracts relevant data from the form contents. Major Doctus® customers and reseller partners include AIG, IKON Office Solutions, Sungard, and J&B Software.

Mitek’s technological capabilities also include image analysis of signatures, image repair and optimization, optical character recognition (OCR), dynamic data finding on various documents, including courtesy amount recognition (CAR) and legal amount recognition (LAR) on checks.

Mitek Acquisition Sub LLC

Mitek Acquisition Sub LLC is a wholly-owned subsidiary of Mitek that was recently incorporated in Wyoming for the purpose of the merger. It does not conduct any business and has no material assets. Its principal executive office has the same address and telephone number as Mitek shown above.

Parascript, LLC

6899 Winchester Circle, Suite 200

Boulder, CO 80301

Telephone No. (888) 772-7478

or (303) 381-3100

http://www.parascript.com

Parascript is a limited liability company that was founded in 1996 to commercialize its intelligent pattern recognition software. Parascript’s intelligent pattern recognition software interprets human thinking and behavioral patterns based on cognitive science, pattern recognition, neural networks and artificial intelligence. For over a decade, Parascript has continually improved and adapted its intelligent pattern recognition software to make it usable in a variety of applications. Parascript’s software is versatile in that it is “trainable” to recognize patterns in many different types of data, and is not limited to handwriting recognition. Potential current and future applications of Parascript’s intelligent pattern recognition technology are in the fields of pharmaceutical research, medical diagnosis, and genetic research.

One of the primary applications of Parascript’s intelligent pattern recognition software is to handwriting recognition, where data captured from scanned forms, checks, envelopes, and other documents containing handwritten text is interpreted and converted to alphanumeric electronic data. Parascript’s software achieves a high level of accuracy in interpreting handwriting, and significantly decreases the time required to process documents and complete transactions. In broader applications, Parascript’s software assists in increasing security, accuracy, and productivity in tasks that require speedy and objective review, analysis and decision making based on available information.

Parascript’s software and recognition engines are most commonly distributed to end users by independent resellers and integrators that combine Parascript’s software with the integrator’s own software products and services. Parascript has designed its software to be flexible and continues to make adjustments to allow compatibility with a number of devices and operating systems such as Windows 2000, Windows XP, Unix, Linux and Open VMS.

The original and most successful implementation of Parascript’s software has been for mail sorting, handling, routing and shipping functions. This application of Parascript’s software is used extensively by the United States Postal Service, several foreign postal services, and numerous large corporations. The second most successful implementation of Parascript’s software is for check and remittance authentication and processing functions. End users that apply Parascript’s software to these functions are typically banks and retail stores. Governmental and commercial end users of Parascript’s software also benefit from the software’s ability to automate the entry and processing of a large variety of forms, such as applications, and forms used in human services and benefits administration departments.

Parascript’s revenue is derived primarily from software license fees, ongoing maintenance services fees, and professional services fees for customizing software to an end user’s specific needs. Parascript’s revenues have been growing since 2001 and exceeded $24 million in 2005.

Mitek’s Business Rationale for Merging with Parascript

Mitek believes the proposed merger is in the best interests of Mitek and its stockholders for the following strategic reasons:

•	The expectation that the strategic fit between Mitek and Parascript would provide the opportunity to create a leader in image analytics;

•	The expectation that the complementary nature of the technologies and products of Mitek and Parascript will enhance the combined company’s ability to be better positioned to serve its customers;

•	The belief that an improved platform for future growth provides the ability to acquire customers in a more comprehensive solution, which is made possible by the merger and the expanded product portfolio;

•	The belief that the complementary nature of the respective customer bases and distribution channels of Mitek and Parascript could result in opportunities to attain synergies as products are cross-marketed and distributed over broader customer bases;

•	The expectation that the combined company would have the opportunity to realize significant cost savings from the reduction of operating expenses derived from the elimination of redundant infrastructures and the ability to take advantage of economies of scale; and

•	The increased financial strength resulting from a combination of the two companies.

In addition, Mitek believes the proposed merger provides attractive financial terms based on:

•	An analysis of Mitek’s and Parascript’s respective business, financial condition, results of operations, earnings and prospects on a stand-alone basis and forecasted combined basis, indicated that the combined company would be positioned to be successful over the long term;

•	Current financial market conditions, including the relative valuations of banking software companies and the continuing consolidation in the banking software industry;

•	The price negotiated with Parascript and the relative valuation of Parascript considering recent and historical markets prices of Mitek common stock, as well as how this compares to prices in recent comparable transactions involving software companies;

•	An assessment of alternatives to the merger, including other possible acquisition candidates and the prospects of Mitek as a stand-alone company;

•	The belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, as qualified by the confidential disclosure memoranda, and the conditions to their respective obligations, are reasonable in a transaction of this nature; and

•	The opinion of Stephens Inc. that the exchange ratio pursuant to the merger agreement is fair to Mitek from a financial point of view.

Mitek’s board of directors also considered various potentially negative factors in its deliberations concerning the merger, including the following:

•	The dilution that would result from the issuance of shares of Mitek common stock as a merger consideration;

•	The debt load on the balance sheet incurred in financing a portion of the consideration paid to Parascript;

•	The risk that potential benefits sought in the merger, including synergies and cost-saving opportunities, may not be fully realized;

•	The risk that integration of the business, operations and workforce of the two companies may not be successfully implemented in a timely and efficient manner, or at all;

•	The possibility that the merger might not be consummated or that consummation might be unduly delayed;

•	The possibility that the market price of Mitek common stock could decrease sharply if the merger is not viewed favorably by stockholders, financial analysts and the press;

•	The significant expenses incurred in connection with the merger, including costs of integrating the businesses of Mitek and Parascript, and the transaction expenses arising from the merger;

•	The risk of the potential loss of key personnel; and

•	The other risks described under the caption “Risk Factors” beginning on page 28.

After due consideration, the Mitek board of directors concluded that, on balance, the overall potential benefits of the merger to Mitek and its stockholders outweighed the potential negative factors associated with the merger.

Additionally, Parascript has recently experienced attractive growth in its markets, reaching $24 million in revenues for the year ended December 31, 2005 and $8 million for the six months ended June 30, 2006 (unaudited), as compared to $23 million in revenues for the year ended December 31, 2004 and $5 million for the six months ended June 30, 2005 (unaudited). Parascript has a seasoned management team with specialized knowledge of its markets and, Mitek believes the combination of its management and Parascript’s will have the ability to lead the combined company in a changing environment.

Parascript’s Business Rationale for Merging with Mitek

Parascript’s manager believes that the proposed merger is in the best interests of Parascript and its unitholders for the following primary reasons:

•	Parascript’s manager believes the financial terms of the merger to be favorable, including the total value of the consideration as well as the allocation of the total consideration to be delivered to Parascript unitholders between cash and stock.

•	Mitek is actively involved in the signature verification and fraud prevention industry and is currently offering automated document processing software and toolkits, which are similar to certain of Parascript’s products. Mitek also has an existing customer base representing an ongoing revenue flow from maintenance and support fees which can be maintained using combined resources with additional efficiency because of the conformity with many of Parascript’s products.

•	Mitek also provides Parascript a methodology and migration path to move from a privately held corporation to a public corporation, facilitating the possibility of raising additional funding for additional acquisitions or entering in new markets in the future if the board of directors of the combined company elects to pursue such a strategy.

•	Parascript believes that the skills and expertise of the officers and directors of the combined company, their collective access to acquisition opportunities and ideas, and their contacts will provide the combined company with increased opportunities for future acquisitions and growth.

The Merger (see page 50)

In the proposed merger, Mitek Acquisition Sub, LLC, a wholly-owned subsidiary of Mitek, will merge with and into Parascript with Parascript surviving the merger as a wholly-owned subsidiary of Mitek. As a result of the merger and on a fully diluted and as-converted basis, the unitholders of Parascript will own approximately 55% of the then outstanding common stock of Mitek and receive approximately $80 million in cash, subject to certain adjustments. Upon completion of the merger, Mitek will change its name to Parascript, Inc.

A copy of the merger agreement, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., as member representative, is attached to this joint proxy statement/prospectus as Annex A. Please read the merger agreement in its entirety as it is the principal document governing the acquisition.

Consideration to be Paid to Parascript Unitholders in the Merger (see page 72)

The merger agreement provides that the aggregate consideration to be paid to Parascript’s unitholders in the merger will be (i) approximately $80 million in cash subject to adjustment as described below, plus (ii) 51,869,458 shares of Mitek’s common stock, of which common stock valued at $4 million will be placed into escrow to secure Parascript’s indemnification obligations to Mitek. For purposes of determining the amount of Mitek common stock that will be placed into escrow, the Mitek common stock will be valued at the average closing price for the 10 days prior to closing of the merger, as reported on the OTC Bulletin Board. Shares remaining in escrow after one year will be released, unless a claim for indemnification is made by Mitek prior to one year, in which case the shares remaining in escrow, if any, will be released upon satisfaction of the claim from the escrow.

AIS Adjustment: The total cash consideration payable to Parascript unitholders is expected to be reduced by approximately $3,000,000 which will be contributed to a newly-formed Parascript subsidiary, AIS Holdings, LLC (“AIS Holdings”) at the closing. At the closing, the interests of AIS Holdings will be distributed to the Parascript unitholders on a pro rata basis, based on their relative ownership percentage of Parascript on the record date for such distribution. Concurrently with the distribution of AIS Holdings to the Parascript unitholders, the unit interests of Applied Intelligence Solutions, LLC, or AIS, currently held by Parascript (amounting to 96% of the units of AIS) will be contributed to AIS Holdings.

Parascript Payments Adjustments: The total cash consideration payable to Parascript unitholders will be reduced by (i) the payoff, in full, of all outstanding principal and interest owed by Parascript to Silicon Valley Bank under certain loan agreements ( $1,150,000 as of November 4, 2006); (ii) the payment of $50,000 to Parascript Management, Inc. to be used in its capacity as member representative under the terms of the merger agreement; and (iii) the payment of applicable withholding taxes required to be paid by Merger Sub or Parascript in connection with the merger.

Preferred Distribution to Preferred Unitholders and Preferred Optionholders: From the cash consideration remaining after the above-described adjustments, $44,415,000 will be distributed to the preferred unitholders and preferred optionholders of Parascript on a fully-diluted, as converted basis pursuant to the terms of the preferred units and preferred options.

Remaining Distribution to Preferred Unitholders, Preferred Optionholders and Common Unitholders: The remainder of the cash and stock consideration will be distributed pro rata to the preferred unitholders, preferred optionholders and common unitholders on a fully-diluted as converted basis, adjusted as described below.

Any unitholder who received an advance distribution of net income from Parascript since January 1, 2006, will have such unitholder’s cash consideration reduced by the amount of such advances. The total amount of such advance distributions is approximately $3,600,000 as of October 31, 2006. This amount is expected to be increased approximately $360,000 per month until the closing of the merger. The aggregate amount of consideration held back due to the advance distributions will be distributed to all unitholders pro rata on a fully-diluted, as converted basis.

Mitek’s Dividend Policy Differs from Parascript’s (see page 27)

Mitek has never declared or paid cash dividends on its common stock. The payment of any dividends by Mitek on its common stock in the future will be at the discretion of Mitek’s board of directors and will depend upon, among other things, future earnings, operations, capital requirements, Mitek’s general financial condition, limitations in its senior secured credit facilities and senior subordinated convertible notes, and general business conditions. Mitek does not intend to pay dividends in the foreseeable future.

Distributions to Parascript unitholders are determined by its manager, Parascript Management Inc. Parascript is not required to distribute cash to its unitholders to cover income tax liabilities, but endeavors to do so on an annual basis in an amount equal to the federal and state income tax liability of the unitholders as a consequence of the allocation of the income by Parascript to the unitholders for the immediately preceding calendar year. Once Parascript’s tax returns are completed, Parascript estimates (assuming maximum federal and state tax rates) the amount of tax liability for unitholders and historically has made distributions to cover these tax liabilities. Additional distributions are sometimes made after taking into account the outlook for the current fiscal year, tax distributions already made, capital spending plans, the potential for acquisitions, the capital structure, and other business needs. There is no guarantee that additional distributions will be made in any given year. Additional distributions, if paid, vary in amount from year to year.

Market Price and Share Information of Mitek Common Stock (see page 27)

Shares of Mitek common stock are listed on the Over the Counter Bulletin Board, referred to as the OTC Bulletin Board, under the trading symbol “MITK.OB.” Parascript’s units are not publicly traded. On July 12, 2006, the last trading day before the public announcement of the acquisition, the last sales price of Mitek’s common stock was $1.14 per share.

On [                    ], 2006, the most recent practicable date before the printing of this joint proxy statement/prospectus, the last sales price as reported on the OTC Bulletin Board for Mitek common stock was $[        ] per share. We urge you to obtain current market quotations.

Risks of the Merger (see page 28)

All Mitek stockholders and Parascript unitholders should consider carefully all of the information in this joint proxy statement/prospectus and evaluate the specific factors set forth under “Risk Factors” before considering whether to approve the merger agreement or the issuance of shares in accordance with the merger agreement, as applicable.

The risk factors regarding Mitek should be carefully considered by all Parascript unitholders who are to receive Mitek common stock in connection with the merger.

Conversion (see page 72)

Each outstanding preferred unit and preferred option of Parascript immediately prior to the merger shall be converted into the right to receive a preference amount in cash of approximately $4.46 plus a pro rata amount based on the total number of outstanding Parascript preferred units, preferred options and common units of the cash and shares of Mitek common stock remaining after the payment of the preference amount. The preferred units and preferred options will cease to be outstanding, be canceled and retired and cease to exist upon closing.

Each outstanding common unit shall be converted into the right to receive a pro rata amount based on the total number of outstanding Parascript preferred and common units and preferred options of the cash and shares of Mitek common stock in an amount determined after payment of the preference amount on the Parascript preferred units and preferred options payable to the holder thereof. The common units will cease to be outstanding, be canceled, retired and cease to exist upon closing.

Each limited liability company interest of Mitek Acquisition Sub, LLC issued and outstanding immediately prior to the effective time of the merger shall be converted into one limited liability company interest of Parascript, so that, after the merger, Mitek will own all of the issued and outstanding ownership interests of Parascript.

Recommendation of the Board of Directors of Mitek (see page 54)

The Mitek board of directors unanimously recommends that (i) the issuance of Mitek common stock pursuant to the merger agreement, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript, LLC, and Parascript Management, Inc and the transactions contemplated by the merger agreement; (ii) an amendment to Mitek’s certificate of incorporation to change the corporate name of Mitek to “Parascript, Inc.”; (iii) an amendment to Mitek’s certificate of incorporation to increase the number of authorized shares of Mitek common stock by 160,000,000 shares, from 40,000,000 to 200,000,000, which is necessary to provide Mitek with sufficient authorized shares of common stock to issue in connection with the merger; (iv) the issuance of debt which is convertible into shares of common stock of Mitek, the proceeds of which will primarily be used to effect the merger and to reserve for issuance upon conversion of the senior subordinated convertible notes; (v) an amendment to the Mitek 2006 Stock Option Plan to increase the number of shares of Mitek common stock available for issuance under the plan by 22,000,000 shares to 23,000,000 shares and to increase the maximum number of shares which can be granted to one person in any one year to 3,500,000; (vi) the authorization of the Mitek board of directors to amend in its discretion Mitek’s certificate of incorporation to effect a reverse stock split of Mitek’s issued and outstanding shares of common stock, at such ratio between 1:4 to 1:8 to be determined by the Mitek board of directors, which may be desirable for Mitek to list its common stock on NASDAQ upon completion of the merger with Parascript, as described in this joint proxy statement/prospectus; and (vii) a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals be approved by the Mitek stockholders and that the Mitek stockholders vote “FOR” the approval of such proposals.

Recommendation of the Manager of Parascript (see page 62)

The Parascript manager recommends the adoption of the merger agreement, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., and the transactions contemplated by the merger agreement, and the proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals be approved by the Parascript unitholders, as described in this joint proxy statement/ prospectus, and that the Parascript unitholders vote “FOR” the approval of such proposals.

Stephens Inc. Fairness Opinion Provided to the Board of Directors of Mitek (see page 56)

In deciding to approve the merger, the Mitek board of directors received an opinion from Stephens Inc. that, as of September 12, 2006, and subject to the limitations and assumptions set forth in its written opinion, the acquisition consideration pursuant to the merger agreement is fair from a financial point of view to Mitek. In its analysis, Stephens Inc. made numerous assumptions with respect to Mitek, Parascript and the merger. The assumptions and estimates contained in Stephens’ analyses, and the valuation ranges resulting from the particular analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The opinion of Stephens is dated as of September 12, 2006 and opines as to the fairness as of that date only. Stephens Inc. is not obligated to update its September 12, 2006 opinion. Mitek intends to request an updated fairness opinion prior to distribution of this Joint Proxy Statement/Prospectus. In the aggregate, Stephens Inc. will receive fees of approximately $3.3 million if the acquisition is completed. A copy of the fairness opinion is attached as Annex B to this joint proxy statement/prospectus. Mitek stockholders should read the opinion carefully and in its entirety.

Differences Exist between Rights of Mitek Stockholders and Parascript Unitholders (see page 141)

After the merger, Parascript unitholders will become Mitek stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Mitek and the Delaware General Corporation Law, or the DGCL. There are a number of differences between Mitek’s certificate of incorporation and bylaws and Parascript’s articles of organization and operating agreement, respectively, and there are a number of differences between the DGCL and the Wyoming Limited Liability Company Act. The material differences are summarized in this joint proxy statement/prospectus under “Comparative Rights of Mitek Stockholders and Parascript Unitholders” beginning on page 141.

Interests of Certain Persons in the Merger (see page 64)

In considering the recommendation of Mitek’s Board of Directors with respect to the Mitek proposals, Mitek stockholders should be aware that executive officers and directors of Mitek may have interests in the merger that are or may be different from, or in addition to, other Mitek stockholders’ interests. These interests include:

•	employment agreements between certain Mitek officers and Mitek which become effective on the closing date;

•	the grant to Mr. DeBello upon completion of the merger, of options to purchase shares of approximately 3% of the combined company’s then outstanding and fully diluted shares of common stock; and

•	the grant to Mr. Hailemichael upon completion of the merger, of options to purchase shares of approximately 1% of the combined company’s then outstanding and fully diluted shares of common stock.

In considering the recommendation of Parascript’s manager with respect to the merger and the merger agreement, Parascript unitholders should be aware that executive officers of Parascript and directors of Parascript’s manager may have interests in the merger that are or may be different from, or in addition to, other Parascript unitholders’ interests. These interests include:

•	the designation of certain officers of Parascript as officers of Mitek upon completion of the merger and employment agreements between such officers with Mitek which become effective on the closing date;

•	the grant to Mr. Gilb upon completion of the merger, of options to purchase shares of approximately 3% of the combined company’s then outstanding and fully diluted shares of common stock;

•	the grant to Mr. Filatov upon completion of the merger, of options to purchase shares of approximately 2% of the combined company’s then outstanding and fully diluted shares of common stock;

•	the acquisition by Plainfield of 6,670,000 shares for an aggregate of $5 million from the Katz Family Limited Partnership as part of the merger and related transactions which will be registered by Mitek with other shares issuable to Plainfield; and

•	the appointment of Aron B. Katz, chairman of the board of directors of the manager of Parascript, and Jeffrey Gilb, president and chief executive officer of Parascript, to the board of directors of Mitek upon completion of the merger.

Conditions to Completion of the Merger (see page 80)

The obligations of Mitek and Parascript to complete the merger are conditioned upon the following:

•	no order by a governmental body of competent jurisdiction, statute, rule or regulation which makes the consummation of the transactions contemplated by the merger agreement unlawful or prohibited will have been entered or enacted;

•	Mitek will have obtained long-term financing in an amount not less than $85 million and not to exceed $90 million (not including a revolving credit facility);

•	Mitek will have obtained stockholder approval of the amendment to its certificate of incorporation to increase the number of authorized shares to 200,000,000;

•	Mitek and Parascript will have obtained all required governmental authorizations;

•	Mitek will have appointed an audit committee; and

•	Parascript unitholders and Mitek stockholders will have approved the merger.

Parascript will not be obligated to complete the merger unless a number of conditions have been satisfied, including, without limitation:

•	the representations and warranties of Mitek set forth in the merger agreement will be true and correct in all material respects, as of the date of the merger agreement and as of the closing of the acquisition as though made at and as of the closing of the acquisition;

•	Mitek will have performed and complied in all material respects with all obligations and agreements required by the merger agreement;

•	no change, occurrence or circumstance will have occurred that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Mitek;

•	Mitek will have obtained the requisite approvals to effect the change in Mitek’s name to “Parascript, Inc.”;

•	the SEC will have declared the Form S-4 effective; and

•	the board will be reconstituted to include three (3) independent directors.

Mitek will not be obligated to complete the merger unless a number of conditions have been satisfied, including, without limitation:

•	the representations and warranties of Parascript set forth in the merger agreement will be true and correct in all material respects, as of the date of the merger agreement and as of the closing of the acquisition as though made at and as of the closing of the acquisition;

•	Parascript will have performed and complied in all material respects with all obligations and agreements required by the merger agreement;

•	no change, occurrence or circumstance will have occurred that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Parascript;

•	Parascript will have caused certain assets, liabilities and contracts related to Parascript’s business, which are currently held by Parascript Management, Inc. and other affiliates of Parascript to be transferred and assigned to Parascript; and

•	Mitek will have received appropriate payoff letters regarding certain indebtedness of Parascript.

Timing of the Merger (see page 83)

The merger is expected to be completed in early 2007, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

Termination of the Merger Agreement (see page 81)

The merger agreement may be terminated by Mitek or Parascript before completion of the merger in certain circumstances. In addition, the merger agreement provides that each of Mitek and Parascript may be required to pay a termination fee to the other in an amount of $1 million plus fees and expenses up to $500,000 if the merger agreement is terminated in the circumstances described generally below:

•	if Mitek terminates the merger agreement because Parascript’s manager has approved or recommended any proposal or offer of acquisition, business combination, or other similar business transaction from a party other than Mitek, then Parascript will be required to pay Mitek; or

•	if Parascript terminates the merger agreement because Mitek’s board of directors withdraws or modifies its recommendation to the stockholders of Mitek to vote in favor of the merger agreement and the issuance of shares in accordance with the merger agreement due to any reason other than a reason or reasons arising from a material adverse effect on Parascript, then Mitek will be required to pay Parascript.

Parascript’s obligations to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Parascript unitholders. Although the payment of the termination fee could have an adverse effect on the financial condition of the company making the payment, neither Mitek nor Parascript believes that the effect would be material. The board of directors of Mitek and the manager of Parascript determined, based in part on advice from their legal advisors, that the amount of the termination fee and the circumstances in which it would become payable were generally typical for a transaction of the magnitude of this merger.

Matters to Be Considered at the Special Meetings

Mitek (see page 45)

Mitek stockholders will be asked to vote on the following proposals:

1. To consider and vote upon the issuance of Mitek common stock pursuant to the merger agreement, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript, and Parascript Management, Inc., as member representative, and the transactions contemplated by the merger agreement.

2. To consider and vote upon an amendment to Mitek’s certificate of incorporation to change the corporate name of Mitek to “Parascript, Inc.”.

3. To consider and vote upon an amendment to Mitek’s certificate of incorporation to increase the number of authorized shares of Mitek common stock by 160,000,000 shares, from 40,000,000 to 200,000,000, which is necessary to provide Mitek with sufficient authorized shares of common stock to issue in connection with the merger and to reserve for issuance upon conversion of the senior subordinated convertible notes.

4. To consider and vote upon the issuance of debt which is convertible into shares of common stock of Mitek, the proceeds of which will be used to effect the merger agreement.

5. To consider and vote upon an amendment to the Mitek Systems, Inc. 2006 Stock Option Plan to increase the number of shares of Mitek common stock available for issuance under the plan by 22,000,000 shares to 23,000,000 shares, and to increase the maximum number of shares which can be granted to one person in any one year to 3,500,000.

6. To authorize the Mitek board of directors to amend in its discretion Mitek’s certificate of incorporation to effect a reverse stock split of Mitek’s issued and outstanding shares of common stock, at such ratio between 1:4 to 1:8 to be determined by the Mitek board of directors, which may be desirable for Mitek to list its common stock on NASDAQ upon completion of the merger with Parascript.

7. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals.

Parascript (see page 47)

Parascript unitholders will be asked to vote on the following proposals:

1. Approve and adopt the merger agreement, dated as of September 18, 2006, by and among Mitek Systems, Inc., Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., as member representative, and the transactions contemplated by the merger agreement.

2. Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

Voting by Mitek and Parascript Directors/ Managers and Executive Officers

On the Mitek record date, directors and executive officers of Mitek owned and were entitled to vote [            ] shares of Mitek common stock, or approximately [    ]% and [    ]%, respectively, of the total voting power of the shares of Mitek common stock on that date. On the Parascript record date, directors of Parascript’s manager and executive officers of Parascript owned and were entitled to vote [            ] Parascript units, or approximately [    ]% and [    ]%, respectively, of the total voting power of the Parascript units on that date.

Material U.S. Federal Income Tax Consequences of the Transaction to Parascript Unitholders (see page 65).

The unitholders will recognize taxable gain or loss with respect to their units in Parascript as a result of the merger. The tax consequences of the acquisition to unitholders will vary depending upon each unitholder’s individual circumstances and the U.S. federal tax principles applicable thereto. No advance rulings have been or will be sought from the Internal Revenue Service regarding any matter discussed in this joint proxy statement/prospectus.

Officers and Directors After the Business Combination

The combined company will be managed by the current management of Mitek and Parascript. Jim DeBello who is currently the chief executive officer of Mitek will continue to be the chief executive officer and a director of the combined company. Jeffrey Gilb, who is currently the president and chief executive officer of Parascript, will become the president and chief operating officer and a director of the combined company. Tesfaye Hailemichael, who is currently the chief financial officer of Mitek, will continue as the chief financial officer of the combined company. Aron B. Katz, who is currently a member of the board of directors of the manager of Parascript, will be the chairman of the board of the combined company. John Thornton, who is currently the chairman of the board of Mitek, will continue as a director of the combined company. The board of directors of the combined company will include three (3) independent directors, with one (1) nominated by Mitek subject to the approval of Parascript, one (1) nominated by Parascript subject to the approval of Mitek and one (1) nominated by Plainfield subject to the approval of Parascript and Mitek.

Accounting Treatment

The merger will be accounted for as a “reverse acquisition” using the purchase method of accounting under generally accepted accounting principles. Although Mitek is the acquirer, Parascript will be treated as the acquiring company for accounting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, except for filings necessary to effectuate the merger with the Secretary of State of the State of Wyoming.

SELECTED HISTORICAL AND UNAUDITED

PRO FORMA COMBINED FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the Mitek historical information from Mitek’s audited financial statements as of September 30, 2005 and for the years ended September 30, 2005 and 2004 and from the unaudited financial statements as of June 30, 2006 and for the nine months ended June 30, 2006 and 2005 which are included in this joint proxy statement/prospectus. The information as of September 30, 2003 and as of and for the years ended September 30, 2003, 2002 and 2001 was derived from Mitek’s audited financial statements which are not contained in this joint proxy statement/prospectus. We derived the Parascript historical information from Parascript’s audited consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 and from the unaudited financial statements as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 which are included in this joint proxy statement/prospectus. The information as of December 31, 2004 and as of and for the years ended December 31, 2003, 2002 and 2001 was derived from Parascript’s audited consolidated financial statements which are not contained in this joint proxy statement/prospectus. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of Parascript, Mitek or the combined company.

Selected Historical Financial Data of Mitek

The following selected historical financial information was derived from the audited financial statements of Mitek for the years ended September 30, 2005 and 2004, which have been included elsewhere in this joint proxy statement/prospectus and from the audited financial statements for the years ended September 30, 2003, 2002 and 2001, which can be found in Mitek’s Annual Reports on Form 10-K, which can be found at the Securities and Exchange Commission’s web site at http://www.sec.gov. The information as of June 30, 2006, and for the nine-month periods ended June 30, 2006 and 2005 have been derived from Mitek’s unaudited financial statements, which have been included elsewhere in this joint proxy statement/prospectus and which have been prepared on the same basis as the audited financial statements and, in the opinion of management of Mitek, include all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

The selected historical financial data should be read in conjunction with the respective audited and unaudited financial statements of Mitek, including the notes thereto, incorporated herein by reference. See “Where You Can Find More Information” on page 152.

	Nine months ended June 30		Year ended September 30,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)		(audited)	(audited)	(audited)	(audited)	(audited)
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$4,675	$4,554	$6,594	$5,240	$11,594	$13,083	$9,387

Costs and expenses
Cost of revenue	980	743	1,130	1,980	4,541	3,751	2,650
Operations	63	112	145	1,136	1,695	1,872	1,279
Selling and marketing	1,106	1,717	2,074	1,942	3,768	3,014	2,292
Research and development	1,033	1,194	1,507	2,204	2,242	2,049	1,830
General and administrative	1,650	2,634	3,050	2,720	1,848	2,010	1,634
Gain on sale of assets	—	(1,000)	(1,106)	(1,270)	—	—	—

Total costs and expenses	4,832	5,400	6,800	8,712	14,094	12,696	9,685

Operating income (loss)	(157)	(846)	(206)	(3,472)	(2,500)	387	(298)
Other income (expense):
Interest expense	(465)	(745)	(929)	(355)	(7)	(2)	(48)
Change in fair value of warrant liability	—	82	82	(48)	—	—	—
Interest and other income	50	23	25	31	25	11	5

Total other income (expense)	(415)	(640)	(822)	(372)	18	9	(43)

Income/(Loss) before income taxes	(572)	(1,486)	(1,028)	(3,844)	(2,482)	396	(341)
Income tax expense (benefit)	1	(1)	(1)	2	10	—	—
Net income (loss)	$(573)	$(1,485)	$(1,027)	$(3,846)	$(2,492)	$396	$(341)

Net income (loss) per share—basic	$(0.04)	$(0.12)	$(0.08)	$(0.34)	$(0.22)	$0.04	$(0.03)

Net income (loss) per share—diluted	$(0.04)	$(0.12)	$(0.08)	$(0.34)	$(0.22)	$0.04	$(0.03)

Weighted average number of common shares outstanding—basic	15,630	12,123	12,570	11,353	11,154	11,133	11,120

Weighted average number of common shares outstanding—diluted	15,630	12,123	12,570	11,353	11,154	11,327	11,120

	As of June 30,	As of September 30,
	2006	2005	2004	2003	2002	2001
	(unaudited)
Balance Sheet Data (in thousands):
Cash and Cash Equivalents	$1,876	$2,387	$2,607	$1,819	$760	$865
Total assets	$3,510	$3,554	$3,622	$5,644	$8,231	$6,616
Deferred Revenue	$530	$428	$398	$1,204	$868	$449
Current portion of long-term debt	$—	$714	$571	$—	$—	$—
Total long-term debt less current portion	$—	$507	$1,497	$369	$466	$175
Stockholders equity (deficit)	$2,134	$1,047	$(532)	$2,572	$5,028	$4,564

Selected Historical Financial Data of Parascript

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the Parascript historical information from Parascript’s audited consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 and from the unaudited financial statements as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 which are included in this joint proxy statement/prospectus. The information as of December 31, 2004 and as of and for fiscal years ended December 31, 2003, 2002 and 2001 was derived from Parascript’s audited consolidated financial statements which are not contained in this joint proxy statement/prospectus. The information is only a summary and should be read in conjunction with Parascript’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of Parascript.

	Six months ended June 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)		(audited)	(audited)	(audited)	(audited)	(audited)
	In thousands, except ratios and per-share data
Consolidated Statement of Operations Data
Net revenue	$8,026	$5,114	$24,068	$23,019	$15,817	$23,789	$10,135
Cost of revenue	$647	$666	$1,362	$1,766	$1,567	$1,632	$1,341
Research and development expenses	$3,632	$3,198	$6,860	$6,485	$5,601	$5,803	$5,764
Selling, general and administrative expenses	$2,944	$2,040	$6,297	$4,501	$4,807	$4,880	$6,690
Depreciation and amortization included in R&D, selling, general and administrative expenses	$129	$124	$297	$622	$371	$394	$354
Operating income (loss)	$803	$(790)	$9,549	$10,267	$3,842	$11,474	$(3,660)
Interest expense	$(1)	$(3)	$(58)	$(112)	$(5)	$(58)	$(43)
Other (income) expense, net	$49	$8	$(45)	$190	$61	$—	$44
Income (loss) from continuing operations before income taxes	$851	$(785)	$9,446	$10,345	$3,898	$11,416	$(3,659)
Income tax expense (benefit)	$18	$17	$18	$36	$25	$—	$—
Income (loss) from continuing operations	$833	$(802)	$9,428	$10,309	$3,873	$11,416	$(3,659)

Per Unit/Share data
Basic income from continuing operations per unit/share	$0.08	$(0.09)	$1.08	$1.22	$0.46	$1.33	$(0.43)
Basic book value per unit/share	$(0.10)	$(0.06)	$0.60	$0.29	$0.16	$0.99	$0.35
Basic units/shares outstanding	9,875	8,666	8,762	8,446	8,481	8,592	8,450
Total cash distributions per basic unit	$0.72	$0.10	$0.72	$0.82	$1.06	$0.54	$—
Diluted income from continuing operations per unit/share	$0.08	$(0.09)	$1.06	$1.03	$0.39	$1.12	$(0.36)
Diluted book value per unit/share	$(0.10)	$(0.06)	$0.59	$0.24	$0.13	$0.84	$0.29
Diluted units/shares outstanding	9,967	8,666	8,854	10,001	10,045	10,165	10,039

Distribution data
Cash tax distribution	$7,093	$855	$6,292	$6,884	$4,334	$4,658	$—
Cash special distribution/ dividend	$—	$—	$—	$—	$4,685	$—	$—
Total cash distributions/ dividends	$7,093	$855	$6,292	$6,884	$9,019	$4,658	$—

	As of June 30, 2006 (unaudited)	As of December 31,
		2005	2004	2003	2002	2001
Balance Sheet Data (in ‘000’s)
Cash and cash equivalents	$836	$3,072	$2,084	$738	$5,772	$136
Working capital (deficiency)	$(1,287)	$5,128	$2,124	$75	$7,205	$1,630
Total assets	$3,643	$11,557	$4,847	$3,519	$10,065	$6,849
Deferred revenue, including non-current	$3,403	$4,238	$914	$379	$335	$991
Long term liabilities less current portion	$617	$594	$445	$143	$—	$65
Members equity (deficit)	$(956)	$5,245	$2,429	$1,341	$8,517	$2,916

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data were prepared using the purchase method of accounting under generally accepted accounting principles and accounted for as a “reverse acquisition.” Although Mitek is the acquirer, Parascript will be treated as the acquiring company for accounting purposes in accordance with SFAS No. 141, “Business Combinations.” The table below presents summary financial data from the Mitek and Parascript unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 and the unaudited pro forma combined balance sheet as of June 30, 2006 included in this joint proxy statement/prospectus. The unaudited pro forma combined statements of operations are presented as if the combination had occurred on January 1, 2005. The unaudited pro forma combined balance sheet presents the combined financial position of Mitek and Parascript as of June 30, 2006 assuming that the merger had occurred as of that date. On or before the merger, AIS, a division of Parascript, will be spun off and will not be part of the combined company. The revenues or expenses of AIS are not included in the unaudited pro forma combined balance sheet or statements of operations. The merger agreement provides that AIS will be spun off before the merger has been consummated.

The audited financial statements of Mitek for the year ended September 30, 2005 and unaudited financial statements of Mitek for the periods ended June 30, 2006, December 31, 2005 and December 31, 2004 were used in the preparation of this data. The Mitek statements have been modified to reflect a December fiscal year end to be consistent with the Parascript financial statements. The financial statements of Mitek for the year ended December 31, 2005 were obtained from audited and unaudited financial statements. We derived the financial statements by adding September 30, 2005 Mitek operating results to the three months ended December 31, 2005 and subtracting the operating results for the three months ended December 31, 2004. Neither Parascript nor Mitek assumes any responsibility for the accuracy or completeness of the information provided by the other.

Parascript is the acquirer for accounting purposes and the unaudited pro forma combined financial information that reflects the reverse acquisition using the purchase method of accounting is intended to provide you with a better picture of what the businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been merged. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings, if any, that may result from the acquisition. You should not rely on the summary unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the acquisition.

This unaudited pro forma condensed combined financial data has been prepared based on preliminary estimates of fair values of Mitek assets acquired and liabilities assumed. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in this unaudited pro forma condensed combined financial data. In addition, the impact of ongoing integration activities, the timing of completion of the merger and other changes in Parascript’s net tangible and intangible assets that occur prior to completion of the acquisition could cause material differences in the information presented.

The following summary of unaudited pro forma combined financial information (i) has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus beginning on page 127 (ii) should be read in conjunction with the combined financial statements of Mitek and Parascript and other information included in this joint proxy statement/prospectus or previously filed by Mitek with the SEC. See “Where You Can Find More Information” on page 152.

	Six months ended June 30, 2006	Year ended December 31, 2005
Pro Forma Condensed	(unaudited)	(unaudited)
Combined Statement of Operations Data:
Dollars and shares in thousands
Net revenue	$11,032	$30,409
Cost of revenue	1,236	2,690
Sales and marketing	1,802	3,862
Research and development	4,733	9,011
General and administrative	5,445	10,337
Gain on sale of fixed assets	—	(1,106)
Total operating expenses	13,226	24,794
Operating income (loss)	(2,194)	5,615
Interest expense	(5,830)	(11,578)
Net loss	$(7,951)	$(5,928)
Net loss from operations per share—basic and diluted	$(0.12)	$(0.09)
Shares outstanding—basic and diluted	68,609	68,609

Pro Forma Condensed
Combined Balance Sheet Data:
Dollars in thousands
		June 30, 2006 (unaudited)
Cash and cash equivalents		$3,703
Working capital		$2,056
Total assets		$31,391
Deferred revenue		$3,672
Long-term liabilities less current portion		$90,634
Stockholders’ deficit		$(64,179)

Comparative Per Share Data

The following table sets forth selected historical per share information of Parascript and Mitek and unaudited pro forma combined per share information after giving effect to the merger, under the reverse acquisition purchase method of accounting, assuming a maximum level and a minimum level of approval of the merger by Mitek stockholders. You should read this information in conjunction with the selected historical financial information, included elsewhere in this document, and the historical financial statements of Parascript and Mitek and related notes that are included elsewhere in this document. The unaudited proforma combined per share information is derived from, and should be read in conjunction with the unaudited proforma condensed combined financial statements and related notes included elsewhere in this proxy statement. The historical per share information is derived from financial statements as of and for the six months ended June 30, 2006.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Parascript and Mitek would have been had the companies been combined or to project Parascript and Mitek’s results of operations that may be achieved after the merger.

Number of shares of common stock outstanding upon consummation of the merger:	Parascript	Mitek		Combined Company
Common and Preferred Stock—as of 09/01/06	51,869,458	16,739,498	a	68,608,956
Ownership of issued and outstanding common stock	75.6%	24.4%		100.0%
Net income (loss) per share—basic and diluted—historical:—6 month period ended June 30, 2006:	$0.02	$(0.01)	b	$(0.12)
Book value per share—basic and diluted—Historical June 30, 2006	$(0.02)	$0.13	b	$(0.94)
Dilution from stock options and warrants as of 09/01/06	51,869,458	19,366,355	a	71,235,813
Ownership of issued and outstanding common stock—diluted	72.8%	27.2%		100.0%

Notes:

(a)	The pro forma net income (loss) and net book value (deficit) per equivalent Parascript share is calculated by multiplying Mitek’s fully diluted shares outstanding by the exchange ratio of 2.5.
(b)	The historical net book value per share of Mitek and Parascript common stock is computed by dividing common stockholders’ equity at a period end by the number of shares of common stock outstanding at the period end. The pro forma net book value (deficit) per share of the combined company’s common stock is computed by dividing the pro forma common stockholders’ deficit by the pro forma number of shares of common stock outstanding at the period end, assuming the merger had been completed on September 1, 2006.

TABLE D

Parascript conversion of units to shares

Parascript conversion of units to shares:
Common units outstanding at 9/01/06	205,000
Preferred units outstanding at 9/01/06	9,804,653
Options outstanding at 9/01/06	42,071

Total units estimated outstanding at time of sale	10,051,724

Shares received in sale transaction	51,869,458

Shares to be received per unit	5.1603

Shares to be issued to Parascript per above	51,869,458
Mitek shares outstanding as of September 1, 2006	16,739,498

Shares outstanding for pro forma calculations	68,608,956

MARKET PRICE AND DIVIDEND INFORMATION

Mitek’s common stock is traded on the OTC Bulletin Board under the symbol “MITK.OB.” The table below sets forth, for each of the calendar quarters indicated, the high and low sales prices per share of Mitek common stock. Parascript is a private company and its common units and preferred units are not publicly traded.

	Fiscal Quarter
	1st	2nd	3rd	4th
Stock Prices:
2006 High	1.88	1.85	1.75
Low	0.70	1.25	1.05
2005 High	0.56	1.03	0.88	0.94
Low	0.33	0.36	0.55	0.55
2004 High	3.32	2.72	1.15	0.77
Low	0.98	1.02	0.40	0.46

On July 12, 2006, the last trading day prior to announcement of the acquisition, the closing price of Mitek common stock was $1.14 per share, for an aggregate value of Mitek of approximately $19,048,000. Accordingly, if the merger had been consummated on that day, the value attributable to shares of Mitek common stock issuable to holders of Parascript’s units, would have equaled $59,131,182. Because the market price of Mitek common stock is subject to fluctuation, the market value of the shares of Mitek common stock that holders of Parascript units will be entitled to receive in the merger may increase or decrease.

Following consummation of the merger, the Mitek common stock issued to Parascript unitholders will be traded on the OTC Bulletin Board, and, assuming approval of Mitek proposal 2, will trade under the combined company’s new name, “Parascript, Inc.” and the new trading symbol, “            ”. Assuming approval of Mitek proposal 6 and successful application for initial listing with the NASDAQ Capital Market following the consummation of the merger, Mitek common stock, including the common stock issued to the Parascript unitholders in the merger, will be listed on the NASDAQ Capital Market. Following the consummation of the merger, there will be no market for the former Parascript common units and preferred units.

As of September 1, 2006, Mitek had approximately 434 holders of record of its common stock. As of November 1, 2006, Parascript had approximately 12 holders of record of its common units and approximately 48 holders of record of its preferred units. For detailed information regarding the beneficial ownership of certain stockholders of the combined company upon consummation of the merger, see “Beneficial Ownership of Securities” on page 123 of this joint proxy statement/prospectus.

Dividends

Mitek has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of Mitek’s board of directors and will depend upon, among other things, its financial condition, operating results, capital requirements, limitations under its credit facilities and senior subordinated convertible notes documents, deployment of resources and ability to engage in strategic transactions or sell or otherwise dispose of its various operating assets, whether or not the merger is consummated, and such other factors as Mitek’s board of directors deems relevant. Mitek does not intend to pay dividends in the foreseeable future.

Distributions to Parascript unitholders are determined by its manager, Parascript Management Inc. Parascript is not required to distribute cash to its unitholders to cover income tax liabilities, but endeavors to do so on an annual basis in an amount approximately equal to the federal and state income tax liability of the unitholders as a consequence of the allocation of the income by Parascript to the unitholders for the immediately preceding calendar year. Once Parascript’s tax returns are completed, Parascript estimates (assuming maximum federal and state tax rates) the amount of tax liability for unitholders and historically has made distributions to cover these tax liabilities. Additional distributions are sometimes made after taking into account the outlook for the current fiscal year, tax distributions already made, capital spending plans, the potential for acquisitions, the capital structure, and other business needs. There is no guarantee that additional distributions will be made in any given year. Additional distributions, if paid, vary in amount from year to year.

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, Parascript unitholders who will receive Mitek common stock in connection with the merger and Mitek stockholders should carefully consider the following risks in evaluating the proposals to be voted on at your special meeting. If any of the events described below occurs, Mitek’s and/or Parascript’s business, financial condition or results of operations could be materially adversely affected. The risks below should be considered along with the other risks described in the Mitek annual reports incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 148 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Related to the Merger

Failure to complete the merger could negatively impact the stock price of Mitek common stock and the future business and financial results of Mitek and Parascript because of, among other things, the market disruption that would occur as a result of uncertainties relating to a failure to complete the merger.

Although Mitek and Parascript have agreed to make an effort to obtain stockholder and unitholder approval, respectively, of the proposals relating to the merger, there is no assurance that these proposals will be approved, and there is no assurance that Mitek and Parascript will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, Mitek and Parascript will be subject to several risks, including the following:

•	being required to pay the other company a termination fee of $1 million, which each company is required to do in certain circumstances relating to termination of the merger agreement. See “The Merger Agreement—Termination” beginning on page 85; and

•	having had the focus of management of each of the companies directed toward the acquisition and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies.

In addition, each company would not realize any of the expected benefits of having completed the merger.

If the merger is not completed, the price of Mitek common stock and/or the overall value of Parascript may decline to the extent that the current market price of Mitek common stock or the current value of Parascript reflects a market assumption that the acquisition will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in Mitek’s or Parascript’s business. In addition, Mitek’s business and Parascript’s business may be harmed, and the price of Mitek’s stock and the overall value of Parascript may decline as a result, to the extent that customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger. Customers may delay, redirect or defer purchasing decisions, which could negatively affect the business and results of operations of Mitek and Parascript, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of Mitek and Parascript may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities that could adversely affect Mitek or Parascript, as applicable, if the merger is not completed. This may adversely affect the ability of Mitek and Parascript to attract and retain key management and marketing and technical personnel, which could harm the companies’ businesses and results.

In addition, if the merger is not completed and the Mitek board of directors or Parascript’s manager determines to seek another acquisition or business combination, there can be no assurance that a transaction creating stockholder or unitholder value comparable to the value perceived to be created by this merger will be available to either Mitek or Parascript.

If the merger is not completed, Mitek and Parascript cannot assure their stockholders and unitholders, respectively, that these risks will not materialize or materially adversely affect the business, financial results, financial condition and stock price of Mitek or overall value of Parascript.

The merger agreement limits Parascript’s ability to pursue an alternative proposal to the merger and requires Parascript to pay a termination fee of $1 million if it does.

The merger agreement prohibits Parascript from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Covenants” beginning on page 75. The merger agreement also provides for the payment by Parascript of a termination fee of $1 million if the merger agreement is terminated in certain additional circumstances. See “The Merger Agreement—Termination” beginning on page 81.

These provisions limit Parascript’s ability to pursue offers from third parties that could result in greater value to Parascript’s unitholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal.

Mitek may be required to pay a termination fee of $1 million if its board of directors withdraws or modifies its recommendation to the Mitek stockholders.

The merger agreement requires Mitek to pay a termination fee of $1 million if its board of directors withdraws or modifies its recommendation to the stockholders of Mitek to vote in favor of the merger agreement due to any reason other than a reason or reasons arising from a material adverse effect on Parascript. The payment of this termination fee could have an adverse effect on the financial condition of Mitek.

We expect substantial transaction, consolidation and integration costs related to the merger.

If the merger is consummated, Mitek and Parascript will have incurred substantial expenses, including investment banking, legal, accounting and printing fees. It is expected that Mitek will also incur significant consolidation and integration expenses that cannot be accurately estimated at this time. These expenses could have an adverse effect on the business, financial condition and operating results of the combined company.

Certain individuals related to Parascript have unique interests in the consummation of the merger.

When considering the recommendation of Parascript’s manager with respect to the merger, Parascript unitholders should be aware that some directors of Parascript’s manager and executive officers of Parascript have interests in the merger that are different from, or are in addition to, the interests of the unitholders of Parascript. These interests include (i) the designation of certain officers of Parascript as officers of Mitek upon completion of the merger and the entry of certain Parascript officers into employment agreements with Mitek on the closing date; (ii) the grant to Mr. Gilb upon completion of the merger, of options to purchase shares of approximately 3% of the combined company’s then outstanding and fully diluted shares of common stock, and; (iii) the grant to Mr. Filatov upon completion of the merger, of options to purchase shares of approximately 2% of the combined company’s then outstanding and fully diluted shares of common stock. Parascript unitholders should consider these interests in conjunction with the recommendation of approval of the merger agreement and the merger.

Certain individuals related to Mitek have unique interests in the consummation of the merger.

When considering the recommendation of Mitek’s Board of Directors with respect to the merger, Mitek stockholders should be aware that some executive officers and directors of Mitek have interests in the merger that are different from, or are in addition to, the interests of the stockholders of Mitek. These interests include (i) the entry of certain Mitek officers into employment agreements with Mitek on the closing date; (ii) the grant to Mr. DeBello upon completion of the merger, of options to purchase shares of approximately 3% of the combined company’s then outstanding and fully diluted shares of common stock; and (iii) the grant to Mr. Hailemichael upon completion of the merger, of options to purchase shares of approximately 1% of the combined company’s then outstanding and fully diluted shares of common stock.

Shares of Mitek common stock issued in connection with the merger will be subject to all of the risks associated with Mitek as combined with Parascript.

Parascript unitholders receiving shares of Mitek common stock in connection with the merger will be making an investment in Mitek and will be subject to all of the risks associated with an investment in shares of Mitek common stock.

Many of the Mitek shares issued to Parascript unitholders will be eligible for sale within a short period of time after closing, which could result in a high volume of sales by new Mitek shareholders. Holders of Parascript units will receive approximately 52 million shares of Mitek common stock in exchange for their units of Parascript upon the close of the transaction.

Risks Related to Parascript’s Business

The following are risks related to Parascript business as currently conducted. Parascript and Mitek anticipate that immediately following the merger, a substantial part of the business of the combined company will be the business conducted by Parascript immediately prior to the merger. As a result, the following risks, and the risk factors set forth under the heading “Risks Related to the Combined Company,” are among the most significant you will face if the merger is completed.

Because Parascript derives a majority of its license revenue from sales of a single product line any decline in demand for that product line could severely harm its ability to generate revenue and its results of operations.

Parascript derives a majority of its revenue from licensing of a single product, AddressScript®, and related support, click fees and professional services revenue. In particular, Parascript’s future success depends in part on continuing to license this product in new locations in addition to the increasing amount of click fees (royalties) and support fees. Much of this revenue is derived from the sale of bundled packages by integrators and strategic partners in which the Parascript product is an integral part of the processing system. Parascript’s strategic partners have contractual arrangements with Parascript, but may have no obligation to renew these contracts in the future. In addition, there is no guarantee that the manufacturers will continue to sell the products containing the Parascript technology at the same rate or the same price as they currently are. If Parascript’s products fail to meet the needs of its existing and target customers and partners, or if they do not compare favorably in price and performance to competing products, Parascript’s growth will be limited. Parascript is particularly vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, budget constraints of its potential customers or other factors. If revenue Parascript derives from these software products were to decline significantly, including as a result of customers not renewing subscriptions, its business and operating results would be adversely affected.

If Parascript fails to manage its direct and indirect sales channels, including sales to system integrators effectively, its sales could decline.

Parascript markets its products and related services both directly to end-users and through a variety of indirect sales channels, which primarily include system integrators and resellers.

Direct Sales. A portion of Parascript’s revenue is derived from sales by its direct sales force to end-users. This sales channel involves a number of special risks, including:

•	longer sales cycles associated with direct sales efforts;

•	a limited market in terms of companies that have the capability of integrating Parascript’s software directly into their operations;

•	difficulty in hiring, training, retaining and motivating a direct sales force; and

•	the requirement of a substantial amount of training for sales representatives to become productive and training that must be updated to cover new and updated products.

Integrator and Strategic Partners. A significant portion of Parascript’s revenue is derived from sales through its integrator and strategic partners that incorporate Parascript’s products into their products or bundle them with other software to create a processing solution for an end user. Parascript’s reliance on this sales channel involves a number of special risks, including:

•	its lack of control over the shipping dates or volume of systems shipped;

•	its integrators are not subject to minimum sales requirements or any obligation to market Parascript’s products to their customers;

•	its integrators may terminate or renegotiate their arrangements with Parascript and new terms may be less favorable in recognition of Parascript’s increasingly competitive relationship with certain partners;

•	the development work that Parascript must generally undertake under agreements with strategic partners may require Parascript to invest significant resources and incur significant costs with little or no associated revenue;

•	the time and expense required for the sales and marketing organizations of Parascript’s integrators to become familiar with its products may make it more difficult to introduce those products to the market;

•	Parascript’s integrators and strategic partners may develop, market and distribute their own products and market and distribute products of Parascript’s competitors, which could reduce Parascript’s sales; and

•	if Parascript fails to manage its distribution channels successfully, its distribution channels may conflict with one another or otherwise fail to perform as Parascript anticipates, which could reduce Parascript’s sales and increase its expenses, as well as weaken its competitive position.

Parascript’s international sales and operations involve special risks that could increase its expenses, adversely affect its operating results and require increased time and attention of its management.

Less than 10% of Parascript’s revenue is derived from customers located outside of the U.S. and Parascript has operations outside of the U.S., including sales, research and development and customer support. Parascript’s international operations are subject to special risks in addition to those faced by its domestic operations, including:

•	potential loss of proprietary information due to piracy, misappropriation or laws that may be less protective of Parascript’s intellectual property rights than those in the U.S.;

•	imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•	fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce its customers’ ability to obtain financing for software products or which could make its products more expensive in those countries;

•	difficulties in hedging foreign currency transaction exposures;

•	longer payment cycles for sales in foreign countries and potential difficulties in collecting accounts receivable;

•	difficulties in staffing, managing and operating international operations, including difficulties related to administering stock plans in some foreign countries;

•	difficulties in coordinating the activities of its geographically dispersed and culturally diverse operations;

•	seasonal reductions in business activity in the summer months in Europe and in other periods in other countries;

•	costs and delays associated with developing software in multiple languages; and

•	war or terrorism, particularly in Russia, in which Parascript has facilities.

The market for some of Parascript’s products appears to be reaching maturity which could result in Parascript retaining its market share, but finding that the market itself is shrinking.

There may be a time-limited opportunity to achieve and maintain a significant share of the check and remittance processing market as financial institutions have been promoting electronic payments which could significantly reduce the amount of check processing traffic. The reduction in the size of the check and remittance processing market could result in declining revenues which could have a negative effect on Parascript’s operating results.

Similarly, if the volume of mail currently being handled in the United States decreases due to changes in technology, cultural changes or economic uncertainties, the effect on Parascript’s ability to license new products as well as decrease royalty revenues from existing licenses could be significant. This decrease could have a negative effect on Parascript’s operating results.

Parascript incurs considerable expenses to develop products for operating systems that are either owned by others or that are part of the open source community. If it does not receive cooperation in its development efforts from others and access to operating system technologies, Parascript may face higher expenses or fail to expand its product lines and revenues

Many of Parascript’s products operate primarily on the Linux, UNIX and Windows computer operating systems. As part of Parascript’s efforts to develop products for operating systems that are part of the open source community, Parascript may have to license portions of its products on a royalty free basis or may have to expose its source code. Open source describes general practices in production and development which promote access to the end product’s sources. The open source community emphasizes collaborative development and requires licensing that allows modifications and enhancements of registered open source code be made available to whoever would like to use it. Developers who use open source code in proprietary products risk exposing the intellectual property developed in conjunction with the open source code to the public. Parascript continues to develop new products for these operating systems. It may not accomplish its development efforts quickly or cost-effectively, and it is not clear what the relative growth rates of these operating systems will be. Parascript’s development efforts require substantial capital investment, the devotion of substantial employee resources and the cooperation of the owners of the operating systems to or for which the products are being ported or developed. If the market for a particular operating system does not develop as anticipated, or demand for Parascript’s products and services in such market does not materialize or occurs more slowly than it expects, Parascript may have expended substantial resources and capital without realizing sufficient revenue, and its business and operating results could be adversely affected.

In addition, for some operating systems, Parascript must obtain from the owner of the operating system a source code license to portions of the operating system software to port some of its products to or develop products for the operating system. Operating system owners have no obligation to assist in these porting or development efforts. If they do not grant Parascript a license or if they do not renew its license, Parascript may not be able to expand its product lines into other areas.

Parascript faces increasing competition, which places pressure on its pricing and which could prevent Parascript from increasing revenue or maintaining profitability. In addition, Parascript may face competition from better-established companies that have significantly greater resources.

The market for Parascript’s products is intensely competitive and is likely to become even more so in the future. Parascript’s current principal competitors may offer their products at a significantly lower price than Parascript’s products, which has resulted in pricing pressures on sales of Parascript’s products. Parascript also faces the possibilities of competitors achieving technological success rates that are comparable with Parascript’s. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margins or the failure of Parascript’s products to achieve or maintain more widespread market acceptance, any of which could have a material adverse effect on its business, results of operations and financial condition.

Parascript also faces current and potential competition from current strategic partners and integrators who may develop or acquire comparable pattern recognition software in an attempt to differentiate their systems. If device manufacturers can develop their own software that is as reliable as the Parascript products, the demand for Parascript’s products will decrease. Furthermore, even if Parascript’s products provide greater functionality and are more effective than certain other competitive products, potential customers might accept limited functionality as part of a bundled solution in lieu of purchasing separate products which require more administration. Many of Parascript’s potential competitors have substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases; and

•	substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than Parascript can to new or changing opportunities, technologies, standards or customer requirements. For the foregoing reasons, the combined company may not be able to compete successfully against Parascript’s current and future competitors, and its results of operations could be adversely affected.

Parascript’s growth could strain its personnel and infrastructure resources, and if it is unable to implement appropriate controls and procedures to manage its growth, Parascript may not be able to successfully implement its business plan.

Parascript continues to experience rapid growth in its operations, which has placed, and will continue to place, a significant strain on its management, administrative, operational and financial infrastructure. Parascript’s future success will depend in part upon the ability of its senior management to manage growth effectively. This will require the combined company to hire and train additional personnel to manage its expanding operations. In addition, the combined company will be required to continue to improve its operational, financial and management controls and its reporting systems and procedures. If the combined company fails to successfully manage its growth, it will be unable to execute its business plan.

Parascript products may contain significant errors and failures, which may subject it to liability for damages suffered by end-users.

Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Parascript’s end-user customers use its products in applications that are critical to their businesses, including for signature verification and fraud protection, and may have a greater sensitivity to defects in Parascript’s products than to defects in other, less critical software products. Particularly in the area of payment and remittance processing, through an error in or failure of Parascript’s software products or as a result of the customer’s misuse of Parascript’s software products, the customer could suffer significant damages and seek to recover those damages from Parascript. Although Parascript’s software licenses generally contain protective provisions limiting its liability, a court could rule that these provisions are unenforceable. If a customer is successful in proving its damages and a court does not enforce the protective provisions in Parascript’s software licenses, Parascript could be liable for the damages suffered by its customers and other related expenses, which could adversely affect its operating results.

Product errors or failures could cause delays in new product releases or product upgrades, or Parascript’s products might not work in combination with other hardware or software, which could adversely affect market acceptance of Parascript’s products or a strategic partner’s ability to integrate the Parascript software into its equipment. If Parascript’s customers were dissatisfied with product functionality or performance, or if Parascript were to experience significant delays in the release of new products or new versions of products, it could lose competitive position and revenue and its business and operating results could be adversely affected.

Parascript’s customer base is heavily concentrated.

Parascript relies heavily upon and derives the majority of its revenues from sales to two companies that provide products and service to the United States Postal Service under multiple licensing agreements. During 2005, 2004, and 2003, Parascript generated approximately 65%, 76% and 64%, respectively, of its revenue from these two companies. Parascript will continue to have a relatively highly concentrated customer base for the foreseeable future. If existing contracts with these customers are terminated or if either of these customers were to use other suppliers for the software products that Parascript currently provides, Parascript may not be able to replace the business. This could have a material adverse effect on Parascript’s business.

A significant portion of Parascript’s postal revenues are based upon performance-improvement contracts, under which payment amounts are contingent and uncertain.

A significant portion of Parascript’s postal revenues are based upon performance-improvement contracts. Parascript is paid based on pre-negotiated process improvement metrics such as read rate, error reduction and depth of sort. Payments on performance improvement contracts are fully contingent and based on actual improvements versus a test sample deck. If Parascript is unable to provide actual improvements, Parascript’s financial condition and results of operations would be adversely affected.

Failure to protect its intellectual property rights could impair Parascript’s ability to protect its proprietary technology and establish the Parascript brand.

Intellectual property is critical to Parascript’s success, and it relies upon trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect its proprietary technology and the Parascript brand. Any of its trademarks may be challenged by others or invalidated through administrative process or litigation. Parascript currently has four issued patents in the United States with three additional patents pending and six corresponding patents applied for internationally, and it may be unable to obtain further patent protection in the future. In addition, any issued patents may not provide Parascript with any competitive advantages, or may be challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to Parascript in every country in which its products are available. The laws of some foreign countries may not be as protective of intellectual property rights as United States laws, and mechanisms for enforcement of intellectual property rights may be inadequate. As a result Parascript’s means of protecting its proprietary technology and brands may not be adequate. Furthermore, despite its efforts, Parascript may be unable to prevent third parties from infringing upon or misappropriating its intellectual property, including the misappropriation or misuse of the content of its proprietary databases. Any such infringement or misappropriation could have a material adverse effect on Parascript’s business, results of operations and financial condition.

Parascript’s operating results may be volatile and difficult to predict.

The susceptibility of Parascript’s operating results to significant fluctuations makes any prediction, including Parascript’s estimates of future operating results, unreliable. In addition, Parascript believes that period-to-period comparisons of its operating results are not necessarily meaningful and you should not rely on them as indications of Parascript’s future performance. Parascript’s operating results have in the past varied, and may in the future vary significantly due to factors such as the following:

•	demand for its products;

•	size and timing of significant orders for its products;

•	slowdown or a decrease in spending on information technology by its current and/or prospective customers;

•	marketing by its competitors of products that are directly competitive with its products;

•	management, performance and expansion of its international operations;

•	foreign currency exchange rate fluctuations;

•	customers’ desire to consolidate their purchases of enterprise reporting and business intelligence software to one or a very small number of vendors from which a customer has already purchased software;

•	general domestic and international economic and political conditions, including war, terrorism, and the threat of war or terrorism;

•	sales cycles and sales performance of its indirect channel partners;

•	changes in the way it and its competitors price their respective products and services, including maintenance and transfer fees;

•	continued successful relationships and the establishment of new relationships with integrators;

•	changes in its level of operating expenses and its ability to control costs;

•	outcome or publicity surrounding any pending or threatened lawsuits;

•	ability to make new products and product enhancements commercially available in a timely manner;

•	budgeting cycles of its customers;

•	failure to successfully manage its acquisitions;

•	defects in its products and other product quality problems;

•	failure to successfully meet hiring needs and unexpected personnel changes;

•	changes in perpetual licensing models to term or subscription-based models with respect to which license revenue is not fully recognizable at the time of initial sale; and

•	changes in service models with respect to which consulting services are performed on a fixed-fee, rather than variable fee, basis.

Because the Parascript software products are typically shipped shortly after orders are received, total revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter. Furthermore, several factors may require Parascript, in accordance with accounting principles generally accepted in the United States, to defer recognition of license fee revenue for a significant period of time after entering into a license agreement, including:

•	Whether the license agreement includes both software products that are then currently available and software products or other enhancements that are still under development;

•	Whether the license agreement relates entirely or partly to software products that are currently not available;

•	Whether the license agreement requires the performance of services that may preclude revenue recognition until successful completion of such services;

•	Whether the license agreement includes acceptance criteria that may preclude revenue recognition prior to customer acceptance; and

•	Whether the license agreement includes undelivered elements (including limited terms or durations) that may preclude revenue recognition prior to customer acceptance.

Parascript’s business historically has been seasonal.

Parascript’s business historically has been seasonal. Results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. Parascript’s quarterly revenues have historically been highest in the fourth calendar quarter, corresponding to the typical installation and completion cycles of its largest integrators. Based on the historically higher revenues in the fourth quarter and the relatively consistent nature of Parascript’s fixed costs throughout the year, Parascript has typically generated a very significant percentage of its full year profits during the calendar fourth quarter. Since Parascript typically earns a disproportionate part of its annual profits in the calendar fourth quarter as a result of the seasonal buying patterns, it is difficult to forecast future results with certainty. If for any reason Parascript’s revenues fall below those normally expected during its fourth quarter, Parascript’s business, financial condition, and results of operations could be adversely affected.

If Parascript is sued by third parties for alleged infringement of their proprietary rights, its results of operations could suffer.

The software and pattern recognition software industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into Parascript’s market increases, the possibility of an intellectual property claim against it grows. Parascript’s technologies and products may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing its business plan. There can be no assurance that Parascript would be successful in any such suit.

Changing regulations in the check and remittance processing industry may affect Parascript adversely.

As electronic payment processing continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Such regulation is likely in the areas of electronic transmission, non-signature check verification, and digital processing. Any of these could potentially have a material adverse effect on Parascript’s business, results of operations and financial condition.

Risks Related to Mitek

The following are risk related to Mitek’s business as currently conducted. Parascript and Mitek anticipate that immediately following the merger, a substantial part of the business of the combined company will be the business conducted by Mitek immediately prior to the merger. As a result, the following risks, and the risk factors set forth under the heading “Risks Related to the Combined Company,” are among the most significant you will face if the merger is completed.

Mitek currently derives substantially all of its product revenues from a single product line.

Mitek currently derives substantially all of its product revenues from licenses and sales of software products incorporating its intelligent recognition technology. Because most of Mitek’s revenues are from a single type of technology, product concentration may make it especially vulnerable to market demand and competition from other technologies, which could reduce Mitek’s revenues and cause it to be unable to continue its business. As a result, any decline in the demand for automated entry of hand printed characters, negative publicity or obsolescence of the software environments in which its products operate could result in lower revenues or gross margins and would have a material adverse effect on Mitek’s business, operating results and financial condition.

The market price of Mitek’s securities prior to the merger has been and likely will continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond its control, including:

•	announcements of technological innovations or new products or services by its competitors;

•	demand for its products, including fluctuations in subscription renewals;

•	changes in the pricing policies of its competitors; and

•	changes in government regulations.

In addition, the market price of the combined company’s securities could be subject to wide fluctuations in response to a number of factors, including:

•	announcements of technological innovations or new products or services by Parascript;

•	changes in its pricing policies;

•	quarterly variations in its revenues and operating expenses; and

•	its technological capabilities to accommodate the future growth in its operations or its customers.

Further, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many Internet-related companies, and that often have been unrelated or disproportionate to the operating performance of these companies. Market fluctuations such as these may seriously harm the market price of Mitek’s securities. In the past, securities class action suits have been filed following periods of market volatility in the price of a company’s securities. If such an action were instituted, Mitek would incur substantial costs and a diversion of management attention and resources, which would seriously harm its business, results of operations and financial condition.

The market for Mitek’s products is intensely competitive.

The market for Mitek’s ADR products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Mitek faces direct and indirect competition from a broad range of competitors who offer a variety of products and solutions to its current and potential customers. Mitek’s principal competition comes from (i) customer-developed solutions; (ii) direct competition from companies offering automated document processing systems; (iii) companies offering competing technologies capable of recognizing hand-printed and cursive characters; and (iv) direct competition from companies offering check imaging systems to banks.

Mitek may also face competition from new competitors. Moreover, as the market for automated document processing, ICR, check imaging and fraud detection software develops, a number of companies with significantly greater resources than Mitek could attempt to enter or increase their presence in its market either independently or by acquiring or forming strategic alliances with Mitek’s competitors or to otherwise increase their focus on the industry. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of Mitek’s current and prospective customers. Many of Mitek’s competitors have existed longer and have far greater financial resources and industry connections than Mitek has. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could have a material adverse effect on the Mitek’s business, operating results and financial condition.

Mitek’s quarterly operating results are subject to significant fluctuation.

Mitek’s quarterly operating results have in the past and may in the future vary significantly depending on factors including the timing of customer projects and purchase orders, new product announcements and releases by Mitek and other companies, gain or loss of significant customers, price discounting of its products, the timing of expenditures, customer product delivery requirements, availability and cost of components or labor and economic conditions generally and in the information technology market specifically. Any unfavorable change in these or other factors could have a material adverse effect on Mitek’s operating results for a particular quarter, which may cause downward pressure on Mitek’s common stock price. Mitek expects quarterly fluctuations to continue for the foreseeable future.

The protection of Mitek’s proprietary rights may be inadequate.

Mitek’s success and ability to compete is dependent in part upon its proprietary technology. Mitek relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technology. Mitek may seek to file additional patents to expand the scope of patent coverage or to cover technologies under development. There can be no assurance that patents will be issued with respect to future patent applications or that Mitek’s patents will be upheld as valid or will prevent the development of competitive products.

Mitek also seeks to protect its intellectual property rights by limiting access to the distribution of its software, documentation and other proprietary information. In addition, it enters into confidentiality agreements with its employees and certain customers, vendors and strategic partners. There can be no assurance that the steps Mitek takes in this regard will be adequate to prevent misappropriation of its technology or that Mitek’s competitors will not independently develop technologies that are substantially equivalent or superior to its technologies.

Mitek is also subject to the risk of adverse claims and litigation alleging infringement on the intellectual property rights of others. In this regard, third parties may assert infringement claims in the future with respect to Mitek’s current or future products and any such claims may require Mitek to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

Section 404 and other regulatory requirements may cause Mitek to incur increased costs and operating expenses and may make it more difficult for Mitek to attract and retain qualified officers and directors.

Mitek is not yet subject to Section 404 of the Sarbanes-Oxley Act of 2002; however when applicable, Section 404 will cause Mitek to incur significant increased costs as it implements and responds to its requirements. The standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex and require significant documentation, testing and possible remediation. This ongoing process of reviewing, documenting and testing Mitek’s internal controls over financial reporting will likely result in, a significant strain on Mitek’s management, information systems and resources. Furthermore, achieving and maintaining compliance with Section 404, other requirements of Sarbanes-Oxley and other constantly evolving rules and regulations will require Mitek to either hire additional personnel on contract with external sources and will continue to require it to use additional outside legal, accounting and advisory services.

Mitek’s success is dependent on its key technical and management personnel.

Mitek’s success depends in large part on the continued service of its key technical and management personnel. Mitek does not currently have employment contracts with, or “key person” life insurance policies on, any of its employees. Loss of services of key employees could have a material adverse effect on Mitek’s operations and financial condition. Mitek is also dependent on its ability to identify, hire, train, retain and motivate high quality personnel, especially highly skilled engineers involved in the ongoing developments required to refine its technologies and to introduce future applications. The high technology industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Mitek can make no assurances that it will be successful in attracting, assimilating and retaining additional qualified personnel in the future. If Mitek were to lose the services of one or more of its key personnel, or if it failed to attract and retain additional qualified personnel, it could materially and adversely affect its customer relationships, competitive position and revenues.

Mitek’s stockholders will no longer control Mitek as a result of the merger and the merger financing.

The merger will result in a change of control of Mitek. Upon completion of the merger and on a fully-diluted and as-if converted basis, current Mitek stockholders will own approximately 22% of the company, Parascript unitholders will own approximately 55% and Plainfield will own approximately 23%. (Does not include certain shares of the combined company to be issued to certain officers thereof upon completion of the merger. Please see “Agreements with Executive Officers Following the Merger” on page 125.) Because Mitek stockholders will not control Mitek, they will not have the ability to control the election of directors or the adoption of proposals which require stockholder approval.

Risks Related to the Combined Company

Mitek and Parascript may be unable to successfully integrate their businesses and achieve the benefits expected to result from the merger.

Mitek and Parascript entered into the merger agreement with the expectation that the merger will result in mutual benefits including, among other things, shared administrative costs resulting in lower total expenses, improved research and development through a larger combined research group and the sharing of previously proprietary development, more complete products creating the possibility of better market share and better employee benefits due to a larger employee base after the combination. Achieving the benefits of the merger will depend in part on the integration of Mitek’s and Parascript’s operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of market opportunity or key employees or the diversion of the attention of management. Factors that could affect Mitek’s ability to achieve these benefits include:

•	Difficulties in integrating and managing personnel, financial reporting and other systems used by Parascript into Mitek;

•	The failure of Parascript’s operations to perform in accordance with Mitek’s expectations;

•	Any future goodwill impairment charges that Mitek may incur with respect to the assets of Parascript;

•	Failure to achieve anticipated synergies between Mitek’s business units and the business units of Parascript;

•	The loss of Parascript’s customers; and

•	The loss of any of the key employees of Parascript.

If the combination of the Parascript and Mitek businesses do not occur as planned, the businesses of each of Parascript and Mitek could be materially harmed.

Mitek and Parascript may be unable to realize the expected cost savings from the merger.

Even if Parascript and Mitek are able to successfully integrate the operations of the two companies, we cannot assure you that this integration will result in the realization of the full benefits of the cost savings or revenue enhancements that the companies expect or that these benefits will be achieved within the timeframe anticipated. The cost savings from the merger may be offset by costs incurred in integrating Parascript’s and Mitek’s operations, as well as by increases in other expenses, by operating losses or by problems with Mitek’s or Parascript’s businesses unrelated to the acquisition.

If the combined company is unable to maintain and expand, or enter into new, indirect sales channels relationships its operating results would decline.

Parascript’s indirect sales channels accounted for approximately 28.9% and 33.4% of its revenues in 2005 and 2004, respectively. The combined company intends to continue to rely on Parascript’s indirect sales channels for a significant portion of its revenue. Parascript depends on its indirect sales channels, including system integrators and resellers to offer its products to a larger customer base than can be reached through a direct sales effort. None of these parties is obligated to continue selling Parascript’s products or to make any purchases from Parascript. If they are unsuccessful in their efforts or are unwilling or unable to market and sell Parascript’s new product offerings, Parascript’s operating results will suffer. Parascript cannot control the level of effort these parties expend or the extent to which any of them will be successful in marketing and selling its products. Some of Parascript’s indirect sales channels also market and sell products that compete with Parascript’s products or may decide to do so in the future. Parascript may not be able to prevent these parties from devoting greater resources to support its competitors’ products and/or eliminating their efforts to sell its products.

If the combined company is not able to develop new and enhanced products that achieve widespread market acceptance, it may be unable to recover product development costs, and its earnings and revenue may decline.

Recent changes in banking laws arising from the Check Clearing for the 21st Century Act (“Check 21”) have created an additional immediate need for banks to be able to process, verify and handle digital copies of checks. While Parascript has developed a product to address these new regulations, there is no certainty that the product will be accepted into the market, will reach the technological superiority of many of the other Parascript products or will be accepted and purchased by financial institutions as a solution to the challenges presented by Check 21. If companies do not address these emerging trends and laws, then the market for Parascript’s products may develop more slowly than it expects, which could adversely affect its operating results. Developing and maintaining awareness of the Parascript brand is critical to achieving widespread acceptance of Parascript’s existing and future products. Furthermore, Parascript believes that the importance of brand recognition will increase as competition in its market develops. Successful promotion of the Parascript brand will depend largely on the effectiveness of the combined company’s marketing efforts and on its ability to develop reliable and useful products at competitive prices. If the combined company fails to successfully promote the Parascript brand, or if its expenses to promote and maintain the Parascript brand are greater than anticipated, its results of operations and financial condition could suffer.

Mitek intends to finance the business combination with Parascript with $95.0 million in debt financing. The combined company’s ability to make required payments of principal and interest on the debt depends primarily on cash flow from operations, which may not be sufficient to service the debt.

In order to finance the merger Mitek intends to secure financing from Plainfield Offshore Holdings VIII Inc. Such financing will be provided in the form of a $55 million senior secured term facility at LIBOR plus 7.5% interest in the first year (interest rate as of September 30, 2006 was 12.87%), up to $5 million revolving line of credit at either LIBOR plus 7.5% interest in the first year or a rate based on the prime rate or federal funds rate plus 6.5% in the first year and the sale and issuance of $35 million senior subordinated convertible notes at 9.75% interest. The $55 million Senior Secured Term Facility will require quarterly payments of interest only commencing ……. X, 200X, and quarterly principal payments of $2,500,000 commencing in the fourth year after the financing, with any remaining principal balance due and payable at the end of the fifth year. The $35 million senior subordinated convertible notes will require quarterly payments of interest in cash or, prior to the fourth anniversary of the issuance of the notes, by adding to the principal of the senior subordinated convertible notes commencing on …… X, 2006 and the principal balance due and payable on the sixth anniversary of the date of issuance. See “Financing the Merger” below. Based on current interest rates, the quarterly cash interest payment associated with the Plainfield senior secured term facility and the senior subordinated convertible notes, beginning in the first calendar quarter of 2007, would be approximately                     , but interest rates could increase, resulting in a correspondingly higher rate of interest on the facilities. The actual required cash payments on the senior subordinated convertible notes will vary depending on whether and to what extent Mitek chooses to pay interest on the senior subordinated convertible notes by adding to the principal amount of the notes and the amount, if any, of the senior subordinated convertible notes which are converted into Mitek common stock.

The combined company’s ability to make scheduled quarterly interest payments after year three of the senior subordinated convertible notes primarily will depend on its future performance and working capital, including its ability to increase revenues and cash flows. To a certain extent its ability to increase revenues and control costs are subject to a number of economic, financial, competitive, regulatory and other factors beyond its control. Mitek and Parascript believe that the combined company should have adequate available cash, available funds under the credit facility and cash flows from operations to meet its anticipated future requirements for working capital, capital expenditures, and scheduled payments of principal and interest on its debt through December 31, 2007.

However, if the combined company’s cash flow is insufficient to enable us to service our debt, we may be forced to find alternative sources of financing, or to take further drastic measures, including significantly reducing operations, seeking to sell the company or significant assets, or pursuing liquidation. Any future alternative sources of debt or equity financing may not be available to us when needed or in amounts required and may not be permitted under the credit facilities or the senior subordinated convertible notes, and we currently do not have available to us a bank line of credit or other general borrowing facility. Alternatively, we may be forced to attempt to negotiate with our debt holders on our payment terms, which may not be successful or may be on terms onerous to us.

Upon completion of the merger Plainfield could exert considerable influence on Mitek by converting all or a substantial portion of the $35 million in subordinated convertible notes it is being issued in the merger.

Funding for the merger is to be provided by a combination of $35 million in subordinated convertible notes, $55 million in senior secured debt and a $5 million revolving line of credit from Plainfield. The senior subordinated notes will initially be convertible into approximately 21.9 million shares of Mitek common stock at a conversion price of $1.60 per share, subject to adjustment. Upon completion of the merger and on a fully-diluted basis, Plainfield will own approximately 23% of the common stock of Mitek on an as-if converted basis (not including certain shares of the combined company to be issued to certain officers thereof upon completion of the merger please see “Agreements with Executive Officers Following the Merger” on page 125). This high percentage of ownership could allow Plainfield to exert considerable influence over stockholder voting, such as regarding the election of directors or the adoption of other proposals presented to stockholders. To the extent Plainfield continues to hold a substantial portion of the secured debt after the closing of the financing, it will have interests which are different from those of other Mitek stockholders, and Plainfield may vote in a manner that is in alignment with its position as a Mitek creditor, rather than as a Mitek stockholder.

We are granting a blanket security interest in substantially all of our assets to the holders of our secured debt. If we are unable to make our required payments on the debt, or any other event of default under the credit facilities documents occurs, it could have a material adverse effect on our business and operations, and the debt holders may foreclose on our assets.

As part of our secured debt financing with Plainfield, we are granting to Plainfield a blanket security interest in substantially all of our assets. See “Financing the Merger” below. In the event we default in payment on the debt, or any other event of default occurs under the credit facilities documents, 100% of the outstanding principal amount under the credit facilities documents and accrued interest thereon may be accelerated and be due and payable in full. Events of default include, among others, the following:

•	a failure to pay interest within three business days of when due or a failure to pay any principal payments on the loans;

•	a breach by us of any covenant or term or condition in the credit facilities documents (subject to a 30-day cure right for certain covenants, conditions or agreements);

•	a breach by us of any representation or warranty in any material respect made in connection with any credit facilities documents;

•	if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us (and, in the case of such involuntary proceedings, continue undismissed or unstayed for 60 days); and

•	the filing of any money judgment or similar final process against us for more than $1,000,000, which remains undischarged or unstayed for a period of 30 days.

The cash required to pay such accelerated amounts under the credit facilities documents following an event of default would most likely come out of our working capital. As we rely on our working capital for our day to day operations, such a default could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations. In addition, upon an event of default, the holders of the secured debt could foreclose on our assets or exercise any other remedies available to them. If our assets were foreclosed upon, we were forced to file for bankruptcy or cease operations, stockholders may not receive any proceeds from disposition of our assets and may lose their entire investment in our stock.

The proposed credit facility may not be sufficient for our capital requirements.

While we believe that the proposed credit facility is sufficient, together with cash on hand and cash generated from operations, to finance our operations for the next twelve months, we can make no assurance that we will not need additional financing during the next twelve months or beyond. Actual sales, expenses, market conditions or other factors which could have a material effect upon us could require us to obtain additional financing. If such financing is not available, is not permitted under the terms of the credit facilities documents or senior subordinated convertible notes, or if available and permitted, is not available on reasonable terms, it could have a material adverse effect upon our results of operations and financial condition.

The combined company’s business strategy includes possible growth through acquisitions, which involve special risks that could increase the combined company’s expenses, and divert the time and attention of management.

As part of its business strategy subsequent to the business combination, the combined company will contemplate the future acquisition of other businesses, business units and technologies. Acquisitions involve a number of special risks and challenges, including:

•	diversion of management’s attention from Parascript’s business;

•	integration of acquired business operations and employees into its existing business, including coordination of geographically dispersed operations, which can take longer and be more complex than initially expected;

•	incorporation of acquired products and business technologies into existing product lines, including consolidating technology with duplicative functionality or designed on different technological architecture, and the ability to sell the acquired products through existing or acquired sales channels;

•	loss or termination of employees, including costs associated with the termination of those employees;

•	dilution of then-current stockholders’ percentage ownership;

•	dilution of earnings if synergies with the acquired businesses are not achieved;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	assumption of liabilities of the acquired businesses, including litigation related to alleged liabilities of the acquired businesses;

•	presentation of a unified corporate image to customers and employees;

•	increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act; and

•	risk of impairment charges related to potential write-down of acquired assets in future acquisitions.

The combined company cannot provide any assurance that any future acquisitions will achieve the desired objectives. If the combined company fails to properly evaluate and execute acquisitions or investments, its business and prospects may be seriously harmed.

We must continue extensive research and development in order to remain competitive. If our products fail to gain market acceptance, our business, operating results and financial condition could be materially adversely affected by lower sales.

Our ability to compete effectively with our character recognition product line will depend upon our ability to meet changing market conditions and develop enhancements to our products on a timely basis in order to maintain our competitive advantage. Rapidly advancing technology and rapidly changing user preferences characterize the markets for products incorporating character recognition technology. Our continued growth will ultimately depend upon our ability to develop additional technologies and attract strategic alliances for related or separate product lines. There can be no assurance that we will be successful in developing and marketing product enhancements and additional technologies, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that our new products and product enhancements will adequately meet the requirements of the marketplace, will be of acceptable quality, or will achieve market acceptance.

If our new products fail to gain market acceptance, our business, operating results and financial condition would be materially adversely affected by the lower sales. If we are unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition may be materially and adversely affected by lower sales.

We do not intend to pay dividends in the foreseeable future.

Once the merger has been completed, we intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

Product defects could cause substantial damage to the combined company’s reputation and operating results.

If the combined company’s products have product defects, it could damage the combined company’s reputation, revenues, profitability and result in other costs, any of which could adversely affect the combined company’s operating results which could cause its common stock price to go down.

The parties’ products are extremely complex and are constantly being modified and improved, and as such they may contain undetected defects or errors when first introduced or as new versions are released. As a result, the parties could in the future face loss or delay in recognition of revenues as a result of software errors or defects. In addition, the parties’ products are typically intended for use in applications that are critical to a customer’s business. As a result, the parties believe that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally.

There can be no assurance that, despite its testing, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenues or delay in market acceptance, diversion of development resources, damage to the combined company’s reputation, adverse litigation, or increased service and warranty costs, any of which would have a material adverse effect upon its business, operating results and financial condition.

The planned reverse stock split may have an adverse effect on our market capitalization and stock price.

The intention of Mitek and Parascript is that Mitek will engage in a reverse split of its common stock after the close of the merger in order to satisfy the minimum market price requirement for listing securities on the NASDAQ Capital Market. See, Risk Factors, Intended NASDAQ Listing. A reverse split may have the effect of causing a reduction in the total market capitalization of Mitek, in which case securities held by investors may experience a corresponding drop in market value.

The ability of the combined company to list its common stock on the NASDAQ Capital Market is subject to various factors and uncertainties.

The listing of the common stock of Mitek on the NASDAQ Capital Market will be subject to numerous factors, including compliance with the NASDAQ listing requirements. Mitek and Parascript anticipate that Mitek will be required to undertake a reverse stock split after the close of the merger in order to satisfy the minimum market price requirement for listing securities on the NASDAQ Capital Market. See, Risk Factors, Planned Reverse Split. No assurance can be made that the intended reverse stock split will occur, that it will result in the common stock of Mitek meeting the minimum market price requirement for listing securities, or that it will be able to list, or maintain any listing of, its common stock on the NASDAQ Capital Market.

THE SPECIAL MEETINGS

Mitek Special Meeting

General; Date; Time and Place

This joint proxy statement/prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Mitek’s board of directors for use at a special meeting of Mitek stockholders. This joint proxy statement/prospectus is first being furnished to stockholders of Mitek on or about [ ], 2006.

A special meeting of stockholders of Mitek Systems, Inc., a Delaware corporation, will be held on [            ], [                    ], 2006, at [            ] a.m., Central Time, at [            ].

Purpose of the Special Meeting

The purpose of the special meeting is:

1. To consider and vote upon the issuance of Mitek stock pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript, and Parascript Management, Inc., as member representative.

2. To consider and vote upon an amendment to Mitek’s certificate of incorporation to change the corporate name of Mitek to “Parascript, Inc.”

3. To consider and vote upon an amendment to Mitek’s certificate of incorporation to increase the number of authorized shares of Mitek common stock by 160,000,000 shares, from 40,000,000 to 200,000,000 which is necessary to provide Mitek with a sufficient number of authorized shares of common stock to issue in connection with the merger and to reserve for issuance upon conversion of the senior subordinated convertible notes.

4. To consider and vote upon the issuance of debt which is convertible into shares of common stock of Mitek, the proceeds of which will be used to effect the merger.

5. To consider and vote upon an amendment to the Mitek Systems, Inc. 2006 Stock Option Plan to increase the number of shares of Mitek common stock available for issuance under the plan by 22,000,000 shares to 23,000,000 shares, and to increase the maximum number of shares which can be granted to one person in any one year to 3,500,000.

6. To authorize the Mitek board of directors to amend in its discretion Mitek’s certificate of incorporation to effect a reverse stock split of Mitek’s issued and outstanding shares of common stock, at such ratio between 1:4 to 1:8 to be determined by the Mitek board of directors, which may be desirable for Mitek to list its common stock on NASDAQ upon completion of the merger with Parascript, as described in this joint proxy statement/prospectus.

7. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals.

Consummation of the merger is conditioned on the adoption of Mitek proposals 1 through 5.

Board Recommendation

The Mitek board of directors unanimously recommends that proposals 1 through 7 above be approved by the Mitek stockholders and that the Mitek stockholders vote “FOR” the approval of proposals 1 through 7 above.

Record Date; Voting Power

Only holders of shares of Mitek common stock as of the close of business on [                    ], 2006, which is the record date for the Mitek special meeting, will be entitled to receive notice of and to vote at the Mitek special meeting and any adjournments or postponements thereof. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Mitek is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date, [            ] shares of Mitek common stock were issued and outstanding. Each share of Mitek common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership of Certain Beneficial Owners and Officers and Directors of Mitek” on page 123 of this joint proxy statement/prospectus for information regarding persons known to the management of Mitek to be the beneficial owners of more than 5% of the outstanding shares of Mitek common stock.

Required Vote; Quorum

The holders of a majority of the shares of the Mitek common stock outstanding on the record date must be present, either in person or by proxy, at the Mitek special meeting to constitute a quorum. Abstentions and broker non-votes are counted as present or represented at the special meeting for the purpose of determining a quorum for the Mitek special meeting.

The affirmative vote of the holders of a majority of the shares present at the Mitek special meeting, in person or by proxy, is required for approval of Mitek proposals 1, 4, 5 and 7. Approval of Mitek proposals 2, 3 and 6 requires the affirmative vote of holders of a majority of the Mitek common stock having voting power outstanding on the record date for the Mitek special meeting. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Brokers holding shares of Mitek common stock as nominees will not have discretionary authority to vote shares in the absence of instructions from the beneficial owners thereof, so the failure to provide voting instructions to your broker will have no effect and will not be counted towards the vote total for Mitek proposals 1, 4, 5 and 7. Broker non-votes will have the same effect as “Against” votes for Mitek proposals 2, 3 and 6.

The obligation of Mitek and Parascript to consummate the merger is subject to, among other things, the condition that the Mitek stockholders approve the issuance of Mitek stock pursuant to the merger agreement. If Mitek’s stockholders fail to approve the issuance of Mitek stock or the merger is not consummated by March 31, 2007, both Mitek and Parascript have the right to terminate the merger agreement. See “The Merger Agreement—Termination” beginning on page 81.

How to Vote

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Mitek for use at the Mitek special meeting.

If you are a stockholder of record of Mitek as of the applicable record date referred to above, you may vote in person at the Mitek special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Mitek special meeting, Mitek urges you to vote by proxy to ensure your vote is counted. You may still attend the Mitek special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Mitek special meeting and Mitek will give you a ballot when you arrive.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Mitek before the Mitek special meeting, Mitek will vote your shares as you direct.

All properly executed proxies that are not revoked will be voted at the Mitek special meeting and at any adjournments or postponements of the Mitek special meeting in accordance with the instructions contained in the proxy. If a holder of Mitek common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of the Mitek proposals. If you have questions or requests for assistance in completing and submitting proxy cards, please contact Ms. Martha Mijango, our Stock Transfer Agent, Mellon Shareholder Services at 213-553-9718 or e-mail at Mijango.m@mellon.

Revocation of Proxy

All properly executed proxies that are not revoked will be voted at the Mitek special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of each of the Mitek proposals. A Mitek stockholder who executes and returns a proxy may revoke it at any time before it is voted. A proxy may be revoked by either:

•	giving written notice of revocation; or

•	executing and returning a new proxy bearing a later date; or

•	attending the Mitek special meeting and voting in person.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Tesfaye Hailemichael, Secretary, Mitek Systems, Inc., 8911 Balboa Ave, Ste B, San Diego, California 92123.

Expenses of Solicitation

Mitek will bear the costs of soliciting proxies from its stockholders. Also, each of Mitek and Parascript has agreed to bear its own expenses incurred in connection with filing, printing and mailing this joint proxy statements/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Mitek, without receiving additional compensation therefore, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Mitek will reimburse the brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Mellon Investor Services Corporation has been retained by Mitek to assist in the solicitation of proxies. Mellon Investor Services Corporation may contact holders of shares of Mitek common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Mitek common stock. Mitek will pay to Mellon Investor Services Corporation reasonable and customary compensation for its services (estimated at $                         and reimburse Mellon Investor Services Corporation for certain reasonable out-of-pocket expenses.

Parascript Special Meeting

General; Date; Time and Place

This joint proxy statement/prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Parascript’s manager for use at a special meeting of Parascript unitholders.

A special meeting of unitholders of Parascript, LLC, a Wyoming limited liability company, will be held on [            ], [            ], 2006, at [            ] a.m., Mountain Time, at [            ].

Purpose of the Special Meeting

The purpose of the special meeting is to:

1. Approve and adopt the merger agreement, dated as of September 18, 2006, by and among Mitek Systems, Inc., Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., as member representative, and the transactions contemplated by the merger agreement.

2. Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

Manager Recommendation

Parascript’s manager unanimously recommends that proposals 1 and 2 above be approved by the Parascript unitholders and that the Parascript unitholders vote “FOR” the approval of proposals 1 and 2 above.

Record Date; Voting Power

Only holders of Parascript units as of the close of business on [            ], 2006, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the Parascript special meeting and any adjournments or postponements thereof. At the close of business on the record date, there were [            ] common units and [            ] preferred units outstanding. Each Parascript unit entitles the holder thereof to one vote on each matter submitted for member approval. See “Security Ownership of Certain Beneficial Owners and Officers and Directors of Parascript” on page 124 of this joint proxy statement/prospectus for information regarding persons known to the manager of Parascript to be the beneficial owners of more than 5% of the outstanding Parascript units.

Required Vote; Quorum

The holders of a majority of the outstanding Parascript units on the record date must be present, either in person or by proxy, at the Parascript special meeting to constitute a quorum. In general, abstentions are counted as present or represented at the Parascript special meeting for the purpose of determining a quorum for the Parascript special meeting.

The affirmative vote of the holders of at least 70% of the units voting as a single class is required for approval of proposal 1 above. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and the approval of the merger and an adjournment of the Parascript special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal 1.

Because the required vote of the Parascript unitholders with respect to the merger agreement is based upon the total number of outstanding units of Parascript, the failure to submit a proxy card (or to vote in person at the Parascript special meeting) or the abstention from voting by a Parascript unitholder will have the same effect as a vote against approval of the merger agreement.

The obligation of Mitek and Parascript to consummate the merger is subject to, among other things, the condition that the Parascript unitholders approve the merger agreement. If Parascript’s unitholders fail to approve the merger agreement or if the merger is not consummated by March 31, 2007, both Parascript and Mitek have the right to terminate the merger agreement. See “The Merger Agreement—Termination” beginning on page 81.

How to Vote

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the manager of Parascript for use at the Parascript special meeting.

If you are a unitholder of record of Parascript as of the applicable record date referred to above, you may vote in person at the Parascript special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Parascript special meeting, Parascript urges you to vote by proxy to ensure your vote is counted. You may still attend the Parascript special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Parascript special meeting and Parascript will give you a ballot when you arrive.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Parascript before the Parascript special meeting, Parascript will vote your units as you direct.

All properly executed proxies that are not revoked will be voted at the Parascript special meeting and at any adjournments or postponements of the Parascript special meeting in accordance with the instructions contained in the proxy. If a holder of Parascript units executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” each of the Parascript proposals. If you have questions or requests for assistance in completing and submitting proxy cards, please contact. Ms. Martha Mijango, our Stock Transfer Agent, Mellon Shareholder Services at 213-553-9718 or e-mail at Mijango.m@mellon.

Revocation of Proxy

All properly executed proxies that are not revoked will be voted at the Parascript special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of each of the Parascript proposals. A Parascript unitholder who executes and returns a proxy may revoke it at any time before it is voted. A proxy may be revoked by either:

•	giving written notice of revocation; or

•	executing and returning a new proxy bearing a later date; or

•	attending the Parascript special meeting and voting in person.

Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Jeff Gilb, President and Chief Executive Officer of Parascript.

THE MERGER

General

The merger agreement contemplates the merger of Mitek Acquisition Sub LLC, a newly formed and wholly-owned subsidiary of Mitek, with and into Parascript, with Parascript as the surviving company in the merger. The merger agreement provides that the aggregate consideration to be paid to the Parascript unitholders will be (i) $80 million in cash, plus (ii) 51,869,458 shares of Mitek common stock. Certain adjustments will be made to the aggregate consideration for the outstanding units including (i) payments to third parties including Parascript’s primary lender, (ii) the advances on distributions made by Parascript to certain unitholders since January 1, 2006, and (iii) a cash contribution to AIS Holdings, LLC. Further, from the shares of Mitek common stock received as consideration, shares having a value of $4 million will be placed in escrow to meet potential indemnification obligations.

For a more complete discussion on the cash and stock consideration, please see “The Merger Agreement—Consideration” on page 72.

Spin-off of AIS

Prior to consummation of the merger, Parascript will spin off its 96% owned subsidiary, Applied Intelligence Solutions, LLC, or AIS, to Parascript’s unitholders. To effect this transaction, Parascript will form a new wholly owned subsidiary, AIS Holdings, LLC, a Colorado limited liability company. Parascript will contribute approximately $3,000,000 of the total cash consideration payable to Parascript unitholders to AIS Holdings at the closing. In addition to cash, Parascript will contribute certain liabilities to AIS Holdings, including liabilities resulting from the business and operations of both AIS and Evernote Corporation, a subsidiary of Parascript spun-off to the Parascript preferred unitholders in December 2005. Additional liabilities to be contributed to AIS Holdings will include any liabilities of Parascript related to its loan agreement with Silicon Valley Bank, which is required to be paid in full at closing, as well as certain pre-closing obligations of Parascript to its members and pre-closing obligations under its option plan.

After Parascript has contributed such cash and liabilities, Parascript will distribute the ownership interests in AIS Holdings to the Parascript unitholders on a pro rata basis, based on relative ownership percentage of Parascript on the record date for such distribution. Concurrently with the distribution of AIS Holdings to the Parascript unitholders, the membership interests of AIS, currently held by Parascript (amounting to 96% of the units of AIS) will be contributed to AIS Holdings. After giving effect to these transactions, Parascript’s unitholders will own 100% of AIS Holdings, which will in turn hold 96% of the units of AIS. Mitek and the combined company will have no ownership in AIS Holdings, AIS or the assets of AIS.

It is anticipated that the Parascript unitholders who execute the operating agreement for AIS Holdings following the merger will become members of AIS Holdings. It is also anticipated that any Parascript unitholder who does not execute the AIS Holdings operating agreement would only own an economic interest in distributions from, and profits and losses of, AIS Holdings, and would not be a member of AIS Holdings.

Background of the Merger

In May of 2005, James DeBello, Mitek’s chief executive officer and Tesfaye Hailemichael, Mitek’s chief financial officer, discussed business strategy including possible mergers and acquisitions. They identified companies they believed to be synergistic with Mitek. They identified seven companies including Parascript and agreed to get more information about those companies. Subsequently, they collected publicly available data about those companies and determined Parascript would be the ideal candidate for merger or acquisition. The CEO and CFO also discussed financing alternatives and potential investment bankers.

On May 26, 2005, Mr. Hailemichael made a telephone call to Alan Williamson, chief financial officer of Parascript, and introduced himself.

On July 25, 2005, Mr. Hailemichael had a meeting with Mr. Williamson at Parascript’s headquarters in Boulder, Colorado and discussed strategic relationships between Mitek and Parascript.

On September 29, 2005, Mitek contacted Jerry Anderson of Stephens Inc. about engaging Stephens as Mitek’s financial advisor in connection with a potential merger involving Parascript, and signed an advisory agreement with Stephens in connection with a potential business combination with Parascript.

On October 18, 2005, Mr. DeBello, and Jeffrey Gilb, president and chief executive officer of Parascript met in Sunnyvale, California to discuss a possible acquisition of Parascript by Mitek. They discussed the financial services industry environment and Parascript’s business in other industries such as postal delivery. They also discussed the trends towards consolidation in the industry. They agreed to discuss the idea of a potential merger with their management and meet again.

On October 19, 2005, the Mitek board of directors held a meeting to discuss a potential merger or acquisition involving Parascript. At this meeting, Mr. DeBello reported his meeting with Mr. Gilb to the board.

On October 25, 2005, Mr. Gilb discussed his meeting with Mr. DeBello with Aron (Ron) Katz, the controlling unitholder of Parascript and a member of the board of directors of Parascript Management, Inc., the manager of Parascript. Mr. Katz and Mr. Gilb agreed to continue the exploratory discussions with Mitek regarding a potential transaction.

Mitek and Parascript executed a mutual non-disclosure agreement on October 27, 2005 and both companies began to exchange financial, business and other information with the other. At such time, Mr. Gilb notified the other members of the board of directors of Parascript Management, Inc. of the initial discussions with Mitek.

On November 16, 2005 a meeting between Mr. DeBello, Mr. Gilb, Mr. Hailemichael and Mr. Anderson was held in Orlando, Florida to discuss a potential business combination between Mitek and Parascript. Mr. Anderson made a presentation to Mr. Gilb discussing alternative transaction structures and the synergies expected to be achieved through the proposed business combination. At the end of the meeting, Mr. Gilb agreed to discuss Mitek’s proposal with his management and update Mr. DeBello regarding the outcome of his meeting.

On December 2, 2005, Mitek’s board of directors held a telephonic meeting at which Mr. DeBello informed the Mitek board of directors of the November 16th meeting with Mr. Gilb. The Mitek board of directors authorized Mitek’s management to continue discussions with Parascript and authorized management to retain Stephens Inc. as its financial advisor for a potential transaction with Parascript. Stephens Inc. was formally engaged on December 7, 2005 to act as exclusive financial advisor to Mitek in connection with the proposed acquisition by Mitek of Parascript.

On December 6, 2005, Mr. DeBello, Mr. Hailemichael and Mr. Anderson met with the board of directors of Parascript Management, Inc., in San Jose, California and discussed a potential transaction between Mitek and Parascript. They discussed the financial services industry, synergies and possible financing for the transaction. No definitive terms were discussed.

The board of Parascript Management, Inc. met on December 13, 2005 to discuss the terms under which a possible transaction with Mitek would be acceptable. The board agreed that continued consideration and discussion of a strategic transaction with Mitek was warranted.

On December 20, 2005, the board of Parascript Management, Inc. met for its year end meeting in Denver, Colorado. The board had open discussions of the proposed transaction with Mitek at this meeting. After the board meeting concluded, Mr. DeBello, Mr. Hailemichael and Mr. Anderson met with the board of directors of Parascript Management, Inc. and discussed terms of a potential business combination between Mitek and Parascript including financing alternatives for the transaction, the structure of the transaction and post-transaction management structure.

On January 10, 2006, Mr. Katz, Mr. Gilb, Mr. Williamson and Stepan Pachikov, a director of Parascript Management, Inc., met in Manzanillo, Mexico to discuss the ramifications of a transaction with Mitek. The effects on Parascript of becoming a public company, changes in Parascript’s management structure and the amount of company debt that may exist upon consummation of a transaction were discussed.

Throughout January 2006, Parascript and Mitek negotiated a non-binding letter of intent, and during such time, both Parascript and Mitek communicated with their respective legal and financial advisors concerning the proposed transaction. On January 26, 2006, Mitek and Parascript formalized their discussions regarding a possible business combination transaction by signing a letter of intent The letter of intent contemplated a purchase by Mitek of substantially all of Parascript’s assets in exchange for cash and stock. After giving effect to the proposed transaction, the letter of intent provided that Mitek stockholders would own approximately 25%, Parascript unitholders would own approximately 45%, and Mitek’s primary financing source would own up to approximately 30% of the combined company. The letter of intent outlined the structure, tax treatment, consideration, source of funds, ownership, board of directors, management, interim covenants and other customary requirements for the definitive agreement.

Between January 26, 2006 and July 13, 2006, Mitek, Parascript and their respective legal and financial advisors engaged in extensive negotiations regarding the terms of the definitive agreement and the ancillary agreements, and exchanged numerous drafts of these agreements. These discussions included a series of conversations between Mitek, Mitek’s legal counsel, Mitek’s financial advisors, Parascript senior executives and Parascript’s legal counsel regarding financing, employment agreements for senior executives, product integration, employee stock options and planning of the future business relationships with customers and vendors. Mitek and Parascript and their respective advisors reviewed documents maintained in a secure online data room established by Stephens for the purpose of conducting preliminary due diligence. All the necessary disclosure for the definitive agreement was prepared or reviewed by management and outside legal counsel for both Mitek and Parascript.

Stephens, with the assistance of Parascript and Mitek, prepared a confidential offering memorandum to be used in obtaining financing for the proposed transaction. In March 2006, senior management of Mitek and Parascript participated in presentations to approximately 10 potential financing sources, including Plainfield Asset Management.

In May 2006, discussions continued on the definitive agreement, and a number of material issues continued to be outstanding. On May 23, 2006, the board of Parascript Management, Inc. held a telephonic meeting to review the status of the negotiations. The board instructed Mr. Gilb to continue the negotiations only if he could be convinced that the outstanding items could be reconciled. Mr. Gilb agreed to meet with Mitek’s management to discuss the open items.

On May 26, 2006, Mitek’s board of directors held a telephonic meeting to review the status of the negotiations with Parascript, including updates from Mitek’s outside legal counsel, Duane Morris, regarding the material terms of the proposed definitive agreements and material open issues. The board advised Mitek’s chief executive officer and chief financial officer to proceed with the negotiation of the definitive agreement.

On May 31, 2006, senior management of Mitek and its legal counsel, Duane Morris, met with Mr. Gilb and Parascript’s legal counsel, Davis Graham & Stubbs LLP, in San Diego, California to negotiate terms of the definitive agreement. The parties made significant progress on several of the open items at this meeting.

Mitek’s board of directors held a telephonic meeting on June 6, 2006 attended by Mitek’s senior management and outside legal and financial advisors. Prior to the meeting the board received an information package which included a fairness opinion from Stephens Inc. and related documents. Senior management and outside legal counsel made presentations on the outcome of final negotiations of the terms of the proposed definitive agreements. Stephens Inc. reviewed with Mitek’s board of directors financial analyses prepared in connection with the proposed transaction. A representative of Stephens Inc. also delivered to Mitek’s board the fairness opinion which was distributed to the board prior to the meeting. Based upon and subject to the various considerations and assumptions described in the opinion Stephens opined that, the purchase price and the exchange ratio was fair, from a financial point of view, to Mitek’s stockholders. Following extensive discussions, Mitek’s board of directors, by unanimous vote (1) determined that the terms of the purchase agreement and the transaction contemplated by the purchase agreement were advisable, fair to and in the best interests of Mitek and its stockholders, (2) adopted resolutions approving the purchase agreement and the transactions contemplated by the purchase agreement and recommending that Mitek’s stockholders adopt the purchase agreement and (3) approved the transactions contemplated by the purchase agreement.

In the next several weeks, Mitek, Parascript and their respective outside legal counsel negotiated the terms of the definitive agreement and related transaction documents.

On June 27, 2006 the board of Parascript Management, Inc. held a telephonic board meeting with legal counsel in attendance to review and discuss the status of the negotiations, the draft transaction documents and to identify remaining issues to be resolved prior to approval of the transaction.

Again on July 7, 2006 the board of Parascript Management, Inc. held a telephonic board meeting with Parascript’s legal counsel to review the status of the negotiations, the draft transaction documents and to discuss the progress that had been made since the June 27th meeting. The board also discussed the final issues to be resolved prior to approval of the transaction.

On July 10, 2006 the board of Parascript Management, Inc. held a telephonic board meeting with Parascript’s legal counsel in attendance to approve the transaction. Following extensive discussions, including regarding the aggregate purchase price amount, the amount of cash and the number of Mitek shares to be received, the indemnification holdback amount and the indemnification obligations, the board of directors, by unanimous vote (1) determined that the purchase agreement and the transactions contemplated by the purchase agreement were fair to and in the best interests of Parascript and its unitholders, (2) adopted resolutions approving the purchase agreement and recommending that Parascript’s unitholders approve the purchase agreement and (3) approved the execution of the purchase agreement.

Mitek and Parascript executed the definitive asset purchase agreement on July 13, 2006. In connection with the execution of the purchase agreement, the Katz Family Limited Partnership, the Pearlman Family Limited Partnership, and the Pachikov Family Limited Partnership entered into a voting agreement and irrevocable proxy with Mitek obligating such entities to, among other things, vote all of their units to approve, authorize and adopt the purchase agreement.

On July 14, 2006, prior to the opening of trading markets in the United States, Mitek and Parascript issued a joint press release announcing the execution of the definitive asset purchase agreement.

On or about July 25, 2006, Parascript’s legal counsel contacted Mitek’s legal counsel to discuss potential adverse tax consequences to Parascript and its members based on the structure of the transaction. After discussions between Parascript and Mitek and their respective legal advisors, the parties decided to draft and enter into an amended and restated merger agreement, between Mitek, Parascript, a newly formed subsidiary of Mitek, and Parascript Management, Inc., as Parascript’s member’s representative. Between August 2, 2006 and September 18, 2006, Mitek, Parascript and their respective legal and financial advisors engaged in extensive negotiations regarding the terms of the merger agreement and the ancillary agreements and exchanged numerous drafts of these agreements. The discussions focused on maintaining the transactions on substantially similar terms as those of the asset purchase agreement, but adding to those terms the ability of Parascript to make distributions to its unitholders in the amount of thirty percent of Parascript’s taxable income prior to closing.

On August 7, 2006, Mitek formed Mitek Acquisition Sub, LLC, a Wyoming limited liability company, which will merge with and into Parascript in the proposed transaction.

On September 12, 2006, Stephens Inc., at the request of Mitek, updated its fairness opinion to provide that, as of that date, the potential transaction was fair to Mitek’s stockholders from a financial point of view.

On September 18, 2006 the board of Parascript Management, Inc. held a telephonic board meeting with Parascript’s legal counsel in attendance. The board reviewed the differences between the structure of the transaction as an asset purchase and a merger, as well as the anticipated tax effects on Parascript and its unitholders. The board, by unanimous vote, (1) determined that the merger and the merger agreement and the transactions contemplated in the merger agreement were fair to and in the best interests of Parascript, Parascript Management, Inc. and their respective unitholders, (2) adopted resolutions approving, adopting, ratifying and consenting to, among other things, the merger, the merger agreement and the change in form of the transaction from an asset purchase to a merger and recommending the approval of the merger and the merger agreement by the Parascript unitholders and (3) the execution of the merger agreement. In connection with the execution of the purchase agreement, the Katz Family Limited Partnership, the Pearlman Family Limited Partnership, and the Pachikov Family Limited Partnership entered into a voting agreement and irrevocable proxy with Mitek obligating such entities to, amount other things, vote all of their units to approve, authorize and adopt the purchase agreement.

On September 18, 2006, Parascript and Mitek executed the merger agreement.

On September 22, 2006, Mitek and Parascript issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors of Mitek; Reasons for the Merger

The Mitek board of directors has approved the merger agreement, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., as the member representative, and has determined that the merger agreement, the issuance of consideration for the merger, consisting of cash and shares of Mitek common stock, in accordance with the merger agreement, are advisable to the holders of Mitek common stock, and recommends that Mitek stockholders vote “FOR” approval of the merger agreement and the issuance of shares in accordance with the merger agreement.

In connection with the foregoing actions, the Mitek board of directors consulted with Mitek’s management team, as well as Stephens Inc., Mitek’s financial advisor, and Duane Morris LLP, Mitek’s outside legal counsel, and considered various material factors, which are listed below. In view of the wide variety of factors considered in connection with the acquisition, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

(a) Consideration to Be Paid by Mitek. The Mitek board of directors considered the amount of consideration to be paid by Mitek pursuant to the merger agreement.

(b) Mitek’s Business, Condition and Prospects. The Mitek board of directors considered information with respect to the financial condition, results of operations and business of Mitek, on both a historical and prospective basis, and current industry, economic and market conditions. In particular, the board of directors considered Mitek’s growth opportunities if Mitek continued in its current state of operations compared with the growth opportunities available resulting from the merger.

(c) Parascript’s Business, Condition and Prospects. The Mitek board of directors considered information with respect to the financial condition, results of operations and business of Parascript, including the due diligence review of Mitek’s management and financial and legal advisors regarding Parascript’s financial condition and prospects. In particular, Mitek considered Parascript’s sound business reputation and strong operating results over recent years.

(d) Advice of Mitek Senior Management. The Mitek board of directors considered the judgment, advice and analyses of Mitek’s senior management, including their favorable recommendation of the merger based, in part, on their consideration of current conditions and trends in the industry and their evaluation of the alternative strategic options available to Mitek.

(e) Potential Price Appreciation of Mitek Common Stock. The Mitek board of directors considered the recent and historical trading prices of Mitek common stock and the potential for appreciation in the value of Mitek common stock following the merger.

(f) Opinion of Stephens Inc. The Mitek board of directors considered the opinion delivered in writing on June 6, 2006 and updated on September 12, 2006, of Stephens Inc., Mitek’s financial advisor, to the effect that, as of the date of the opinion and subject to the limitations and assumptions set forth in its opinion, the merger consideration was fair from a financial point of view to Mitek. The board of directors also considered the financial analyses performed by Stephens Inc. in connection with its opinion. See “Opinion of Stephens Inc.” beginning on page 58.

(g) Terms of the Merger. The Mitek board of directors considered the terms and provisions of the merger agreement and related agreements, including the form and amount of consideration and the representations, warranties, covenants, conditions to closing and termination rights contained in those agreements.

(h) Termination Fee. The Mitek board of directors considered the termination fee payable in specified circumstances, including the effect the termination fee may have on the ability of other parties to make competing acquisition proposals with respect to Parascript.

(i) The Likelihood of Completion of the Merger. The Mitek board of directors considered the likelihood of completion of the merger, such as the terms and conditions of the merger agreement and the conditions to the completion of the merger, including the likelihood of obtaining regulatory approvals.

(j) Certain Long-Term Interests. The Mitek board of directors considered the long-term interests of Mitek and its stockholders, as well as the interests of Mitek employees, customers, creditors, suppliers and the communities in which Mitek operates.

(k) Ownership Interests. The Mitek board of directors considered the relative ownership interests of Mitek stockholders and Parascript unitholders in Mitek following the merger, based on the shares of Mitek common stock outstanding at approximately the time the merger agreement was executed and based on the potential number of shares of Mitek common stock that may be issued as a result of the merger.

The Mitek board of directors also considered potentially negative factors in its deliberations concerning the acquisition, including, without limitation, the following:

(a) the possibility that the merger would not be completed following the execution of the merger agreement and the risks to the business of Mitek if that were to occur, including the potential loss of customers and/or employees;

(b) the assumption by Mitek of substantially all of Parascript’s liabilities, including certain unknown and contingent liabilities;

(c) the possible disruption of Mitek’s business pending completion of the merger, including the risk of losing customers and key employees; and

(d) the risk of whether the potential benefits sought in the merger will be fully realized and the risks associated with the integration of the assets of Parascript by Mitek.

The Mitek board of directors concluded that the benefit of the merger to Mitek and its stockholders outweighed the risks associated with the foregoing factors.

Opinion of Stephens Inc.

Mitek retained Stephens Inc., or Stephens to act as its financial advisor in connection with its proposed merger with Parascript. In its role as financial advisor, Stephens was requested to furnish an opinion as to the fairness, from a financial point of view, of a business combination with Parascript to the Mitek shareholders. The board of directors of Mitek held a meeting to evaluate the proposed transaction with Parascript on June 6, 2006 during which Stephens delivered its opinion that, based upon the facts and circumstances as they existed at that time, and subject to the assumptions made, matters considered and limits of review set forth in the opinion, the proposed transaction was fair from a financial point of view to Mitek shareholders.

Mitek entered into an agreement to acquire substantially all of the assets and related liabilities of Parascript on July 13, 2006. The companies subsequently modified the structure of the transaction from an acquisition of assets to a merger. Stephens was requested by the board of directors of Mitek to furnish an updated opinion as to the fairness, from a financial point of view, of the transaction to Mitek shareholders. Stephens delivered its opinion that, based upon the facts and circumstances as they existed at that time, and subject to the assumptions made, matters considered and limits of review set forth in the opinion, the proposed merger was fair from a financial point of view to Mitek shareholders.

The full text of Stephens’ written opinion, dated September 12, 2006, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Stephens’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Mitek shareholders are urged to read Stephens’ opinion carefully and in its entirety.

In connection with rendering its opinion, Stephens, among other things:

•	analyzed certain publicly available financial statements, reports and other information regarding Mitek and Parascript;

•	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Mitek and Parascript as well as the amount and timing of the cost savings and related expenses expected to result from the merger prepared by managements of Mitek and Parascript;

•	analyzed, on a pro forma basis, the effect of the merger on the combined financial statements of Mitek and Parascript;

•	reviewed the reported prices and trading activity for Mitek shares;

•	compared the financial performance of Mitek and Parascript and the prices and trading activity of Mitek stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain precedent comparable acquisition transactions;

•	reviewed the material terms of the merger and the draft Amended and Restated Agreement and Plan of Merger for the merger between Mitek and Parascript;

•	discussed with management of Mitek and Parascript the operations of, risks associated with and future business prospects for Mitek and Parascript each separately on a stand-alone basis and both together on a combined basis as well as the anticipated financial consequences of the merger; and

•	performed such other analyses and provided such other services as Stephens has deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided by Mitek and Parascript, and its opinion is based upon such information. Stephens did not independently verify such information or financial data, and Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, with the recognition that

Stephens is rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of Mitek and Parascript, Stephens assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Mitek and Parascript as to the future financial performance of Mitek and Parascript. Stephens’ opinion is necessarily based upon market, economic and other conditions as they existed and can be evaluated, and on the information made available to them, as of the date of its opinion.

Stephens’ opinion does not address the merits of the underlying decision by Mitek to engage in the transaction and does not constitute a recommendation to any shareholder as to whether such shareholder should vote in favor of the proposed transaction or any other matter related thereto.

Summary of Analysis

The following is intended as a summary of the sources of information and valuation methodologies employed by Stephens in rendering its opinion. These analyses were presented to the board of directors at its meeting on June 6, 2006 and subsequently updated as of September 12, 2006.

This summary includes the financial analyses used by Stephens and deemed to be material, but does not purport to be a complete description of analyses performed by Stephens in arriving at its opinion. Furthermore, factors such as historical performance of Mitek and Parascript, background of the merger and initiatives contemplated by management to improve operating and financial performance previously discussed with management of Mitek and its board of directors are integral to the opinion rendered by Stephens.

This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Stephens, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Because the structure of the merger calls for an exchange of Mitek shares, Stephens analyzed the values of Mitek and Parascript both on a stand-alone basis and on a combined basis. The methodologies for calculating these value ranges are further explained in the sections below. Based on the results of these analyses, Stephens calculated that the expected value to current Mitek shareholders of their value per share of the combined entity would likely be greater than the pre-merger value per share of Mitek.

(In Thousands, Except per Share)	Mitek Stand-Alone		Combined Company
	Low	High	Low	High
Total Equity Value	$25,248	$32,563	$151,618	$202,989
Fully-Diluted Shares Outstanding	20,748		94,492
Value per Share	$1.22	$1.57	$1.61	$2.15
Premium to Intrinsic Value			32.0%	36.9%

Comparable Company Analysis

Stephens compared certain publicly available financial and operating data of selected publicly traded companies engaged in similar or related lines of business to Mitek and Parascript. The selected comparable companies considered by Stephens were:

Business Automation Software

•	Fair Isaac Corp.

•	Nuance Communications, Inc.

•	Cogent Inc.

•	Verint Systems Inc.

•	FileNet Corporation

•	Orbotech Ltd.

•	SPSS Inc.

•	Open Text Corp.

•	Hummingbird Ltd.

•	Dicom Group plc

•	Stellent Inc.

•	Interwoven Inc.

•	ReadSoft AB

•	Captaris Inc.

•	Docucorp International Inc.

Financial Services Technology

•	Fidelity National Information Services

•	Fiserv, Inc.

•	Jack Henry & Associates, Inc.

•	Digital Insight Corp.

•	Open Solutions Inc.

•	Online Resources Corp.

•	S1 Corporation

•	Corillian Corporation

•	Carreker Corporation

Stephens calculated various valuation multiples for these comparable companies based on the most recent publicly available information and estimates from selected research reports. With respect to the selected companies, Stephens calculated:

•	Enterprise Value, which is the market value of common equity on a fully diluted basis plus net indebtedness (the book value of indebtedness less cash and marketable securities), as a multiple of estimated calendar year 2006 and 2007 revenue and EBITDA; and

•	Price per share as a multiple of the estimated calendar year 2006 and 2007 cash earnings per diluted share (earnings per diluted share excluding the impact of purchase amortization and stock-based compensation).

The results of these analyses are summarized as follows:

	Comparable Companies		Parascript	Mitek	New Parascript
	Business Automation	Financial Services
Ratio of Enterprise Value to:	Mean	Mean	Range	Range	Range
CYE 2006E Revenue	2.4x	2.4x	2.3x – 3.3x	2.0x – 3.0x	2.5x – 3.5x
CYE 2007E Revenue	2.1x	2.1x	2.0x – 3.0x	1.8x – 2.8x	2.3x – 3.3x
CY 2006E EBITDA	12.3x	13.0x	7.5x – 9.5x	NM	8.0x – 10.0x
CY 2007E EBITDA	10.1x	8.9x	6.5x – 8.5x	7.0x – 9.0x	7.0x – 9.0x

Ratio of Price per Share to:
CY 2006E Cash Earnings per Diluted Share	21.3x	18.4x	—	—	19.0x – 22.0x
CY 2007E Cash Earnings per Diluted Share	17.8x	16.3x	—	—	17.0x – 20.0x

No company utilized in the comparable company analysis is identical to Mitek or Parascript. Accordingly, Stephens’ analysis of comparable companies involved complex considerations and judgments concerning differences in financial and operational characteristics. Mathematical analysis, such as determining the median, average or range, is not by itself a meaningful method of using comparable transaction data.

Based on this data and our understanding of the relative operating and financial performance of the comparable companies and of Mitek, Parascript and the potential performance for the combined company, Stephens derived an implied value of Mitek’s common stock, Parascript’s enterprise value and the potential value per share of the combined company.

Stephens analyzed the value per share of Mitek’s common stock by using Mitek’s expected calendar year 2006 and 2007 revenue and calendar year 2007 EBITDA, applying a range of applicable multiples derived from the comparable company data, subtracting projected net debt at December 31, 2006 and dividing by Mitek’s fully-diluted number of shares. Based on the analysis, the average implied value of Mitek’s common stock was between $1.04 and $1.42 per share.

Stephens analyzed the implied enterprise value of Parascript by using Parascript’s expected calendar year 2006 and 2007 revenue and calendar year 2006 and 2007 EBITDA, applying a range of applicable multiples derived from the comparable company data. Based on the analysis, the average implied enterprise value of Parascript was between $127.0 million and $171.4 million.

Stephens analyzed the potential value per share of the combined company’s common stock by using the combined company’s expected pro forma calendar year 2006 and 2007 revenue and EBITDA, applying a range of applicable multiples derived from the comparable company data, subtracting projected pro forma net debt at December 31, 2006 and dividing by the combined company’s fully-diluted number of shares on an as converted basis. Stephens also analyzed the potential value per share of the combined company’s common stock by using the combined company’s expected pro forma calendar year 2006 and 2007 cash earnings per share, excluding any potential synergies or cost savings and applying a range of applicable multiples from the comparable company data. Based on the analysis, the implied value of the combined company’s common stock was between $1.44 and $1.91 per share.

Comparable Acquisition Analysis

Stephens reviewed the financial terms, to the extent publicly available, of twenty-nine transactions involving targets in the business automation software and financial service technology industries. The transactions analyzed by Stephens were:

Closing Date	Acquirer	Target

Business Automation Software
Pending	Open Text Corp.	Hummingbird Ltd.
August 29, 2006	Viisage Technology Inc.	Identix Inc.
April 3, 2006	Business Objects SA	Firstlogic, Inc.
December 30, 2005	EMC Corporation	Captiva Software Corporation
December 27, 2005	Autonomy Corp. Plc.	Verity Inc
April 29, 2005	IBM	Ascential Software Corp
May 28, 2004	Stellent Inc.	Optika Inc.
March 15, 2004	Verity Inc	Cardiff Software Inc.
February 24, 2004	Open Text Corp.	IXOS Software AG
December 18, 2003	EMC Corporation	Documentum Inc.

Financial Services Technology
May 10, 2006	Management (CEO & Chairman)	iPayment, Inc.
February 6, 2006	Sage Group	Verus Financial Management Inc.
August 13, 2006	Fiserv Inc.	BillMatrix Corporation
July 1, 2005	eFunds Corp.	Wildcard Systems Inc.
April 4, 2005	Harland Financial	Intrieve, Incorporated
March 15, 2005	Equifax	APPRO Systems, Inc.
November 22, 2004	Metavante Corporation	VECTORsgi
November 12, 2004	S1	Mosaic
November 8, 2004	Fidelity National Financial	InterCept, Inc.
October 29, 2004	Open Solutions, Inc.	Datawest Solutions Inc.
July 30, 2004	Metavante Corporation	NYCE
July 9, 2004	Open Solutions	re:Member Data Services
July 1, 2004	Metavante Corporation	Advanced Financial Solutions
May 28, 2004	Fair Isaac	London Bridge
May 28, 2004	Metavante Corporation	Kirchman Corporation
April 20, 2004	Siebel	Eontec
April 14, 2004	Fidelity National Financial	Sanchez Computer Associates
April 7, 2004	Fidelity National Financial	Bankware
March 11, 2004	Fidelity National Financial	Aurum Technology Inc.

No transaction utilized in the comparable acquisition analysis is identical to the transaction contemplated by Mitek. Accordingly, Stephens’ analysis of comparable transactions involved complex considerations and judgments concerning differences in financial and operational characteristics. Mathematical analysis, such as determining the median, average or range, is not by itself a meaningful method of using comparable transaction data.

For each of the target companies in the selected transactions, Stephens calculated a multiple of enterprise value to LTM and projected revenue and EBITDA of the target company as of the date that the transaction was announced. The following table sets forth the results of this analysis:

	Comparable Acquisition		Parascript	Mitek
	Business Automation	Financial Services
Ratio of Enterprise Value of Target Company to:	Mean	Mean	Range	Range
LTM Revenue	3.1x	2.7x	2.0x – 3.0x	2.5x – 3.5x
NTM Revenue	2.9x	2.4x	1.8x – 2.8x	2.3x – 3.3x
LTM EBITDA	21.3x	15.1x	—	NM
NTM EBITDA	14.1x	10.3x	7.0x – 9.0x	NM

Based on this data and our understanding of the relative operating and financial performance of the companies and of Mitek and Parascript, Stephens derived an implied value of Mitek’s common stock and Parascript’s enterprise value.

Stephens analyzed the value per share of Mitek’s common stock by using Mitek’s LTM and expected calendar year 2006 revenue, applying a range of applicable multiples derived from the comparable acquisition data, subtracting projected net debt at December 31, 2006 and dividing by Mitek’s fully-diluted number of shares. Based on the analysis, the average implied value of Mitek’s common stock was between $1.03 and $1.37 per share.

Stephens analyzed the implied enterprise value of Parascript by using Parascript’s expected calendar year 2006 revenue and EBITDA, applying a range of applicable multiples derived from the comparable acquisition data. Based on the analysis, the average implied enterprise value of Parascript was between $134.5 million and $169.3 million.

Discounted Cash Flow Analysis

Stephens performed a discounted cash flow analysis on Mitek using projections developed by management of Mitek for calendar years 2007 and 2008. Utilizing these projections, Stephens calculated a range of implied prices per share based upon the discounted net present value of the sum of the projected stream of un-levered free cash flows for the years ending December 31, 2007 and December 31, 2008 and a projected terminal value at December 31, 2008. Stephens considered discount rates ranging from 20.0% to 25.0% (based on a weighted average cost of capital analysis). Stephens derived an implied value range of Mitek’s common stock of $1.53 to $2.00 per share.

Stephens performed a discounted cash flow analysis on Parascript using projections developed by management of Parascript for calendar years 2007 and 2008. Utilizing these projections, Stephens calculated a range of implied enterprise values based upon the discounted net present value of the sum of the projected stream of un-levered free cash flows for the years ending December 31, 2007 and December 31, 2008 and a projected terminal value at December 31, 2008. Stephens considered discount rates ranging from 15.0% to 20.0% (based on a weighted average cost of capital analysis). Stephens derived an implied enterprise value range for Parascript of $238.6 million to $316.6 million.

Stephens performed a discounted cash flow analysis on the combined company using projections developed by management of Mitek and Parascript for calendar years 2007 and 2008. Utilizing these projections, Stephens calculated a range of implied prices per share based upon the discounted net present value of the sum of the projected stream of un-levered free cash flows for the years ending December 31, 2007 and December 31, 2008 and a projected terminal value at December 31, 2008. Stephens considered discount rates ranging from 12.5% to 17.5% (based on a weighted average cost of capital analysis). Stephens derived an implied value range of the potential combined company’s common stock of $2.63 to $3.60 per share.

Premiums Paid Analysis

Stephens reviewed comparable transactions since September 11, 2003 involving publicly traded companies with Enterprise Values between $15 and $50 million. Stephens calculated the premium paid over the target’s share price one day, one week and four weeks prior to announcement of the transaction. The following table presents the mean and median premiums paid for these transactions:

Premiums paid to Target Stock Price:	Mean:	Median:
1 Day Prior to Announcement	34.8%	21.6%
1 Week Prior to Announcement	35.8%	23.0%
4 Weeks Prior to Announcement	42.0%	26.9%

Based on this data and our understanding of the relative operating and financial performance of the companies involved in these comparable transactions and of Mitek, Stephens derived an implied value range of Mitek’s common stock of $1.84 to $2.00 per share based upon the closing price per share of Mitek’s common stock on September 11, 2006.

Fairness Opinion Methodology

In arriving at its opinion, Stephens did not ascribe a specific range of values to the common stock, but rather made its determination as to the fairness, from a financial point of view, to unaffiliated Mitek shareholders of the Transaction on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. It should be noted, however, that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mitek. Neither Mitek, Stephens nor any other person assumes responsibility if future results are materially different from those discussed.

Fees Payable to Stephens

Pursuant to letter agreements between Stephens and Mitek, Mitek agreed to pay Stephens a fee for rendering its opinion. In addition, Mitek has agreed to pay Stephens a financial advisory fee of approximately $3.3 million upon completion of the transaction. Mitek has also agreed to reimburse Stephens for out-of-pocket expenses, including reasonable fees and expenses for its legal counsel. In addition, Mitek has agreed to indemnify Stephens for liabilities or expenses related to, or arising out, of Stephens’ engagement by Mitek.

As part of Stephens investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is familiar with Mitek and regularly provides investment banking services to companies in the business automation software and financial service technology industries and issues periodic research reports regarding the prospects of Mitek’s industry as a whole. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Mitek.

Recommendation of the Manager of Parascript; Reasons for the Merger

The board of directors of Parascript Management, Inc., Parascript’s manager, has approved the merger agreement, dated as of September 18, 2006 by and among Mitek, Mitek Acquisition Sub, LLC,

Parascript, and Parascript Management, Inc., and has determined that the merger agreement and the merger in the manner contemplated by the merger agreement is advisable to the holders of Parascript units, and recommends that Parascript unitholders vote “FOR” approval of the merger agreement and the merger.

In connection with the foregoing actions, the manager of Parascript consulted with Parascript’s executive officers, as well as Davis Graham & Stubbs LLP, Parascript’s outside legal counsel, and Anton Collins Mitchell LLP, Parascript’s independent accountants, and considered various material factors, which are listed below. In view of the wide variety of factors considered in connection with the merger, Parascript’s manager did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

(a) Consideration to Be Paid by Mitek. Parascript’s manager considered the financial terms of the merger, including the total value of the consideration as well as the allocation of the total consideration to be delivered to the unitholders between cash and Mitek stock. Parascript’s manager considered the value to be received by the unitholders of Parascript in the merger in relation to the historical valuations of Parascript and its equity interests.

(b) Liquidity of Mitek Common Stock. Parascript’s manager considered the opportunity of unitholders of Parascript to become stockholders of a larger combined software company with liquidity in its common stock.

(c) Mitek’s and Parascript’s, Business, Condition and Prospects. Parascript’s manager considered information concerning the business, financial condition, results of operations and prospects of Parascript and Mitek as a combined company. The manager evaluated the anticipated technological and operational synergies as a result of the proposed transaction as well as the growth opportunities and financing alternatives that may be available to the combined company.

(d) Terms of the Merger. Parascript’s manager considered all of the terms and conditions of the merger agreement and the related exhibits as reviewed with Parascript’s legal advisors and senior executive officers.

(e) Potential Price Appreciation of Mitek Common Stock. Parascript’s manager considered the recent and historical trading prices of Mitek common stock and the potential for appreciation in the value of Mitek common stock following the merger.

(f) Anticipated Benefits. Parascript’s manager considered the anticipated benefits to the employees, suppliers, customers, and creditors of Parascript and the communities in which Parascript operates as a result of the merger due to based on the financial condition, operating history and prospects of Mitek and Parascript as a combined company following the merger.

(g) The Likelihood of Completion of the Merger. Parascript’s manager considered the absence of any apparent regulatory or other impediments to the proposed acquisition and an assessment of the likelihood that the proposed acquisition would be consummated.

(h) Strategic Alternatives. Parascript’s manager considered strategic alternatives for Parascript, including remaining independent with internal growth or growth through acquisitions and possible alternative partners.

(i) Ownership Interests. Parascript’s manager considered the relative ownership interests of Mitek stockholders and Parascript unitholders in Mitek following the merger. Parascript’s manager evaluated the shares of Mitek common stock outstanding at approximately the time the merger agreement was executed and the number of shares of Mitek common stock that are anticipated to be issued to Parascript unitholders in the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of Mitek’s Board of Directors with respect to the Mitek proposals, Mitek stockholders should be aware that executive officers and directors of Mitek may have interests in the merger that are or may be different from, or in addition to, other Mitek stockholders’ interests. These interests include:

•	employment agreements between certain Mitek officers and Mitek which become effective on the closing date;

•	the grant to Mr. DeBello upon completion of the merger, of options to purchase shares of approximately 3% of the combined company’s then outstanding and fully diluted shares of common stock; and

•	the grant to Mr. Hailemichael upon completion of the merger, of options to purchase shares of approximately 1% of the combined company’s then outstanding and fully diluted shares of common stock.

In considering the recommendation of Parascript’s manager with respect to the merger and the merger agreement, Parascript unitholders should be aware that executive officers of Parascript and director’s of Parascript’s manager have interests in the merger that are or may be different from, or in addition to, other Parascript unitholders’ interests. These interests include:

•	the designation of certain officers of Parascript as officers of Mitek upon completion of the merger and employment agreements between such officers and Mitek which become effective on the closing date;

•	the grant to Mr. Gilb upon completion of the merger, of options to purchase shares of approximately 3% of the combined company’s then outstanding and fully diluted shares of common stock;

•	the grant to Mr. Filatov upon completion of the merger, of options to purchase shares of approximately 2% of the combined company’s then outstanding and fully diluted shares of common stock;

•	the acquisition by Plainfield of 6,670,000 shares for an aggregate of $5 million from the Katz Family Limited Partnership as part of the merger and related transactions which will be registered by Mitek with other shares issuable to Plainfield; and

•	the appointment of Aron B. Katz, chairman of the board of directors of the manager of Parascript, and Jeffrey Gilb, president and chief executive officer of Parascript, to the board of directors of Mitek upon completion of the merger.

Resale of Mitek Common Stock

The shares of Mitek common stock issued to Parascript unitholders in connection with the merger will have been registered under the Securities Act. These shares may be freely traded without restriction by those Parascript unitholders who are not deemed to be “affiliates,” as that term is defined under the Securities Act, of Parascript prior to the merger. The shares of Mitek common stock received by Parascript unitholders who are deemed to be affiliates of Parascript may be resold as permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Persons who are affiliates of Parascript generally include individuals or entities that control, are controlled by, or are under common control with, Parascript and may include certain officers and directors of the manager of Parascript as well as principal unitholders of Parascript. Pursuant to the terms of the merger agreement, Parascript is required to use its commercially reasonable efforts to cause each person who it believes to be an affiliate of Parascript to deliver to Mitek, at or prior to the closing date of the merger, a written agreement to the effect that these affiliates will not offer or sell or otherwise dispose of any of the shares of Mitek common stock issued to him, her or it in connection with the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC under the Securities Act.

Accounting Treatment

The merger will be accounted for as a “reverse acquisition” using the purchase method of accounting under generally accepted accounting principles. Although Mitek is the acquirer, Parascript will be treated as the acquiring company for accounting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The factors influencing this accounting treatment include:

•	Holders of Parascript’s units will control a majority of the voting rights and receive approximately 55% of the common stock of the company on a fully-diluted basis, and assuming full conversion of the Plainfield debt;

•	Parascript’s business represents the larger market capitalization and revenues of the combined company;

•	A current director of Parascript will be the Chairman of the combined company ;

•	A director, and the President and Chief Operating Officer of the combined company will be the current CEO of Parascript;

•	The Board of Directors of the combined company will be comprised of seven members, two from the current Mitek board, two from the current board of directors of Parascript’s manager, Parascript Management, Inc., and three independent directors; and

•	The CEO and CFO of Mitek will become CEO and CFO of the combined company.

Under the purchase method of accounting, the estimated purchase price of Mitek will be the fair value of all its assets acquired and liabilities assumed and the amount of direct incremental transaction costs incurred by Parascript and associated with the business combination. The fair value was determined based on Mitek common stock on the OTC for one business day prior to the signing of the definitive agreement or announcement of the business combination, July 12, 2006 and subsequently revised to the execution of the merger agreement on September 18, 2006.

The purchase price will then be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values at the date of the completion of the combination. To the extent that the estimated fair value of net assets acquired exceeds the estimated purchase price, the estimated fair values of long-lived assets and identifiable intangible assets would be proportionately reduced for purchase accounting purposes. After such reduction in values and in accordance with SFAS 141, “Business Combinations” any remaining excess would be recorded as extraordinary gain in Parascript’s statement of operations upon consummation of the business combination.

The allocation of the purchase price is preliminary, and given Mitek’s historical consumption of its working capital and the ultimate resolution of certain matters mentioned in the introduction to the unaudited pro forma condensed combined financial statements, the purchase price allocation will remain preliminary until Mitek completes a final third party valuation of identifiable intangible assets acquired, evaluates integration plans to be implemented in conjunction with the business combination, and determines the fair values of other assets acquired and liabilities assumed at the closing date. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the business combination. The final amounts allocated to assets and liabilities acquired could be materially different from the amounts presented in the unaudited pro forma condensed combined financial statements.

Certain United States Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax considerations of the merger and related transactions that are applicable to unitholders in Parascript. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. This discussion does not address the tax consequences under any state, local or foreign tax laws.

This summary does not purport to deal with all of the U.S. federal income tax consequences applicable to Parascript’s unitholders, some of whom may be subject to special rules, including, without limitation, unitholders who are dealers in securities or currencies, financial institutions or “financial services entities,” life insurance companies, tax-exempt organizations, unitholders of interests held as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments, U.S. persons whose “functional currency” is not the U.S. dollar, persons who have elected “mark to market” accounting, persons who have not acquired their membership interests upon original issuance, persons who hold their interest through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, nonresident aliens present in the United States for 183 days or more during the taxable year, persons who have received their units in connection with the performance of services, or persons for whom an interest is not a capital asset.

The tax consequences of the acquisition to unitholders will vary depending upon each unitholder’s individual circumstances and the U.S. federal tax principles applicable thereto. No advance rulings have been or will be sought from the Internal Revenue Service (the “IRS”) regarding any matter discussed in this joint proxy statement/prospectus.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (INCLUDING FOR FOREIGN UNITHOLDERS) ARE COMPLEX AND UNITHOLDERS ARE URGED TO CONSULT WITH, AND DEPEND UPON, THEIR OWN TAX ADVISOR IN ANALYZING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES PARTICULAR TO IT OF THE MERGER.

This discussion addresses material federal income tax aspects of the merger and related transactions both for U.S. unitholders and foreign unitholders. As used herein, the term “U.S. unitholder” means any person who holds Parascript units, acquires Mitek shares in the merger or receives common units in AIS Holdings prior to the merger, as applicable, and who is a U.S. person. The term “U.S. person” means a person that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust.

As used herein, the term “foreign unitholder” means any person who is not a U.S. unitholder, as defined above, and who holds Parascript units, acquires Mitek shares in the merger or receives common units in AIS Holdings prior to the merger.

Consequences of Merger

Consequences for U.S. Unitholders. For United States federal income tax purposes, we anticipate that the merger will be treated for U.S. unitholders as a taxable disposition of membership units. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the U.S. unitholder’s tax basis for the units sold. The amount realized will equal the merger consideration payable to such U.S. unitholder (including both the amount of cash and the fair market value of Mitek shares payable to the U.S. unitholder, and, as discussed below, an amount of cash contributed to AIS Holdings on behalf of the U.S unitholder) plus the U.S. unitholder’s share of Parascript’s liabilities. The fair market value of Mitek shares payable to a U.S. unitholder may or may not differ from the trading value of those shares at the time of the merger, depending upon each U.S. unitholder’s own circumstances, taking into account restrictions, if any, on the U.S. unitholder’s ability to sell the shares, and the U.S. unitholder’s degree of control of Mitek, if any. U.S. UNITHOLDERS SHOULD CONSULT

THEIR OWN ADVISORS CONCERNING THE FAIR MARKET VALUE OF THE MITEK SHARES PAYABLE TO THEM IN THE MERGER. A U.S. unitholder’s tax basis for its units generally will be the amount paid or contributed to Parascript in exchange for the units (i) increased by the U.S. unitholder’s share of the Parascript’s liabilities and income of Parascript allocated to the U.S. unitholder and (ii) decreased by distributions made to the U.S. unitholder and losses of Parascript allocated to the U.S. unitholder. A U.S. unitholder’s tax basis for its units will be reduced as a result of the distribution by Parascript immediately prior to the merger of its interest in AIS Holdings. See “Pre-Merger Distribution by Parascript to its Unitholders of AIS Holdings Common Units,” below.

Mitek will contribute approximately $3 million of the merger consideration, or such lesser portion of the merger consideration as determined by Parascript, to AIS Holdings as a capital contribution on behalf of the Parascript unitholders. See “Consideration to be Paid to Parascript Unitholders in the Merger—AIS Adjustment.” Each U.S. unitholder’s amount realized on the merger will include the U.S. unitholder’s allocable share, based on the percentage of outstanding Parascript units that are owned by the U.S. unitholder, of this contribution. Accordingly, each U.S. unitholder will be taxable on the U.S. unitholder’s share of this contribution even though the U.S. unitholder will not receive this amount in cash.

Except as noted below, gain or loss recognized on the merger will generally be taxable to a U.S. unitholder as capital gain or loss. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by Parascript immediately prior to the merger. The term “unrealized receivables” includes potential recapture items, including depreciation. Mitek and Parascript anticipate that the bulk of any gain realized by the U.S. unitholders will consist of capital gain. Any such capital gain will be short-term capital gain for a U.S. unitholder whose units have been held for one year or less at the time of the merger, and will be long-term capital gain to a U.S. unitholder whose units have been held for more than one year at the time of the merger. See “Taxation of Capital Gain and Ordinary Income.”

The IRS might attempt to recharacterize the merger as, in substance, a sale of assets by Parascript to Mitek. Such a recharacterization, if successful, could cause U.S. unitholders to recognize ordinary income rather than capital gain with respect to the merger. Under relevant existing authority, including administrative guidance issued by the IRS, the IRS would be unlikely to prevail in such a challenge. However, in the absence of authority that is directly on point, the matter is not free from doubt. The remainder of this discussion assumes that the merger will not be recharacterized in this manner.

A U.S. unitholder may defer recognition of a portion of any gain on the merger attributable to the escrowed Mitek shares pursuant to the “installment method” until the time the escrow is released and consideration is issued, unless the unitholder “elects out” of the installment method. The availability of the installment method to account for gain on the Merger is not free from doubt. The installment method is not applicable with respect to certain categories of income or gain or to losses. If a U.S. unitholder reports under the installment method, recovery of a portion of the U.S. unitholder’s adjusted basis in the units of Parascript will be deferred. While not free from doubt, the portion of a U.S. unitholder’s adjusted basis the recovery of which would be deferred under the installment method may be determined by the fair market value of the U.S. unitholder’s allocable share of the escrowed shares as compared with the total amount of consideration payable to the U.S. unitholder in the merger. A U.S. unitholder who reports under the installment method would be subject to the special interest charge rules imposed by Section 453A of the Code to the extent the U.S. unitholder holds at the close of the year of the acquisition installment obligations that have face amounts in excess of $5 million in the aggregate.

If a U.S. unitholder “elects out” of the installment method for the escrowed Mitek shares and does not report under the “open transaction” method (discussed below), the U.S. unitholder would include the fair market value of the U.S. unitholder’s allocable share of the escrowed shares as part of the merger consideration in calculating taxable gain or loss on the merger. Such a U.S. unitholder would recognize additional gain or loss when shares are payable from the escrow, based on the difference between the fair market value of the shares then payable and the fair market value of the escrowed shares at the time of the merger. Such additional gain or loss will either be short-term capital gain or loss or ordinary income. A U.S. unitholder who “elects out” of the installment method and reports under the “open transaction” method would recover the U.S. unitholder’s entire adjusted basis in the units in the year of the merger, and would report gain with respect to the escrowed shares only when and as they are payable. However, the “open transaction” method of reporting will be available only if the fair market value of the escrowed shares is not reasonably ascertainable at the time of the merger. The IRS takes the position that “open transaction” treatment is available only in rare and extraordinary circumstances. It is uncertain whether “open transaction” treatment would be available for the escrowed shares. UNITHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF REPORTING UNDER THE INSTALLMENT METHOD AND THE CONSEQUENCES OF ELECTING OUT OF THE INSTALLMENT METHOD OF REPORTING WITH RESPECT TO THE ESCROWED SHARES.

A U.S. unitholder’s basis in the Mitek shares received in the merger will be equal to their fair market value on the day that they are payable. A U.S. unitholder’s holding period in Mitek shares received in the merger will begin on the date of the merger.

Consequences for Foreign Unitholders. Under the position of the IRS in Revenue Ruling 1991-32, 1991-1 C.B. 107, income and gain recognized on the merger by a foreign unitholder will generally be treated as effectively connected with a U.S. trade or business and will be subject to U.S. income tax, to the extent such income and gain is attributable to Parascript’s U.S. trade or business. Gain recognized on the merger by foreign unitholders will generally be determined in the same manner as for U.S. unitholders, and will consist of short-term or long-term capital gain and ordinary income, as discussed under “Consequences for U.S. Unitholders”. Any such taxable gain will be taxed at rates that apply to the effectively connected income nonresident individuals, foreign corporations, foreign estates or foreign trusts, as applicable. See “Taxation of Capital Gain and Ordinary Income.” A foreign unitholder that is taxable as a corporation for U.S. federal income tax purposes also may be liable for a U.S. branch tax on gain recognized on the merger at a rate of 30% or other lower treaty rate.

A foreign unitholder who recognizes taxable gain on the merger may report the escrowed Mitek shares under the “installment method,” or may “elect out” of the installment method, as discussed under “Consequences for U.S. Unitholders.”

Ownership of Mitek Shares by a Foreign Holder

A holder of Mitek shares who is not a U.S. person will not be subject to U.S. federal income tax with respect to gain or loss recognized in a subsequent sale or other disposition of the Mitek shares, unless such holder is engaged in the conduct of a trade or business in the United States and the gain or loss is effectively connected with that trade or business.

Pre-Merger Distribution by Parascript to its Unitholders of AIS Holdings Common Units

Prior to the Merger, Parascript will distribute all of its common units in AIS Holdings to its unitholders. See “The Merger—Spin-off of AIS.” Prior to that distribution, AIS Holdings is a Colorado limited liability company and a wholly-owned subsidiary of Parascript. AIS Holdings will own 96% of the outstanding units in Applied Intelligence Solutions, LLC. For federal income tax purposes, AIS Holdings currently is considered a disregarded entity for so long as it is wholly owned by Parascript and (during that period) all of its assets and liabilities are treated as held directly by Parascript.

This discussion of U.S. income tax aspects of the distribution of AIS Holdings common units generally applies to both U.S. Unitholders and Foreign Unitholders.

The distribution by Parascript of AIS Holdings common units should not result in the recognition of taxable gain or loss to the Parascript unitholders, Parascript or AIS Holdings. Rather, the distribution should be treated for U.S. income tax purposes as a tax-free contribution by Parascript of its interests in Applied Intelligence Solutions, LLC, to a partnership, followed by a tax-free distribution of interests in that partnership to Parascript unitholders.

Each Parascript unitholder’s holding period in AIS Holdings common units received in the distribution will be bifurcated into the following two portions: (1) a fraction of the unit where the numerator equals $3 million and the denominator equals the total value of the AIS common units (“New Holding Period Portion”); and (2) the remainder of the unit (“Old Holding Period Portion”). Each Parascript unitholder’s holding period related to the New Holding Period Portion will begin on the date that Mitek makes the $3 million capital contribution on behalf of the Parascript unitholders. Each Parascript unitholder’s holding period in the Old Holding Period Portion will include Parascipt’s holding period with respect to the AIS Holdings units (which, in turn, included Parascript’s holding period with respect to the AIS interests). Each Parascript unitholder’s basis in the AIS Holdings common units received by such unitholder in the distribution will be equal to the lesser of: (1) Parascript’s adjusted basis immediately before the distribution in the distributed AIS Holdings common units; or (2) the Parascript unitholder’s adjusted basis immediately before the distribution in its Parascript units. A Parascript unitholder’s basis in AIS Holdings common units will also be increased by the unitholder’s share of the merger consideration that is contributed by Mitek on behalf of the Parascript unitholders to AIS Holdings as a contribution to capital. See “Consideration to be Paid to Parascript Unitholders in the Merger—AIS Adjustment.”

As a result of the distribution, the basis of each Parascript unitholder in units of Parascript will be reduced by the amount of the unitholder’s basis in the AIS Holdings common units received in the distribution. This reduction in basis will likely result in an increased amount of gain recognized with respect to the Merger.

Ownership of AIS Holdings Common Units

Considerations Applicable to both U.S. Unitholders and Foreign Unitholders. AIS Holdings will be treated as a partnership for federal income tax purposes following the distribution by Parascript of AIS Holdings common units.

It is anticipated that the Parascript unitholders who execute the operating agreement for AIS Holdings following the merger will become members of AIS Holdings. Any unitholder who does not execute the AIS Holdings operating agreement will only own an economic interest in distributions from, and profits and losses of, AIS Holdings, and will not be a member of AIS Holdings. See “The Merger—Spin-off of AIS” This discussion applies generally to holders of AIS Holdings common units whether or not they elect to become members of AIS Holdings.

Holders of AIS Holdings common units will be treated as partners in AIS Holdings for federal income tax purposes. As a partnership for federal income tax purposes, AIS Holdings will not be taxable on its items of income, gain, loss and deduction. Instead, those items will pass-through to, and must be separately reported by, holders of the units of AIS Holdings. Each holder of AIS Holdings common units will receive a Form K-1 from AIS Holdings after the end of each taxable year that sets forth the holder’s allocable share of income, gain, loss, deduction and credit from AIS Holdings for the year, as determined by the Operating Agreement for AIS Holdings, LLC. Each holder of AIS Holdings common units must report tax items of AIS Holdings on its separate income tax return in a manner consistent with the treatment of those items on AIS Holdings’ return or else file a statement identifying the inconsistency with their return.

A holder of AIS Holdings common units will not generally be taxable on cash distributions received from AIS Holdings except to the extent that those distributions exceed the holder’s adjusted basis in the common units. Any excess of the holder’s cash distributions over the holder’s adjusted basis will be treated as gain on the sale of common units. A reduction in a holder’s share of indebtedness of AIS Holdings will be treated as a cash distribution for tax purposes. A holder’s share of taxable income of AIS Holdings may exceed distributions received from AIS Holdings and may be insufficient to fund income taxes due on income allocated to the holder.

A holder of AIS Holdings common units may be unable to deduct all or a portion of the holder’s allocable share of any losses incurred by AIS Holdings under certain loss limitation provisions of the Code, including the “passive activity loss” limitation and the “at risk” limitation. In addition, a holder of AIS Holdings common units may not claim losses from AIS Holding to the extent that the losses exceed the holder’s adjusted basis in the common units. In general, losses that a holder may not deduct currently under any one of these limitations will carry forward to future taxable years subject to the same limitation.

If AIS Holdings were to sell its assets in a taxable sale, a holder of common units in AIS holdings would recognize the holder’s allocable share of gains and losses from the sale. Any such gains or losses may be long-term and/or short-term capital gains or losses in part and ordinary in part.

A holder who sells AIS Holdings common units in a taxable sale will recognize gain or loss on the sale, which also may be capital in part and ordinary in part. Any such capital gains or losses will be long-term capital gains or losses if the holder’s holding period in the common units sold exceeds one year at the time of the sale.

The IRS could audit AIS Holdings, and any such audit could result in an adjustment to a holder’s allocable share of AIS Holdings’ tax items. AIS Holdings will have a “tax matters member” who will represent AIS Holdings in any IRS audit. Holders will have certain rights to participate in such an audit or to appeal determinations of the IRS reached in the audit. Any adjustments to a “partnership item” made in the audit of AIS Holdings would result in corresponding adjustments to the separate income tax returns of holders of common units. An audit of AIS Holdings could result in a holder being audited.

Special Considerations for Foreign Unitholders. A foreign unitholder’s allocable share of AIS Holdings’ taxable income (net of allocable deductions) generally will be treated as income that is effectively connected with a U.S. trade or business ( “effectively connected income”), and will be subject to U.S. income tax, to the extent that income has a U.S. source,. Any such income will be taxed at rates that apply to nonresident individuals, foreign corporations, foreign estates or foreign trusts, as applicable. See “Taxation of Capital Gain and Ordinary Income.” A foreign unitholder generally will be required to file an annual U.S. income tax return and report the foreign unitholder’s allocable share of effectively connected income of AIS Holdings. A foreign unitholder that is taxable as a corporation for U.S. federal income tax purposes also may be liable for a U.S. branch tax on the foreign unitholders share of effectively connected at a rate of 30% or lower treaty rate.

Under the Code, AIS Holdings will be required to withhold and pay over to the U.S. Treasury Department a tax, based on maximum marginal tax rates on each foreign unitholder’s allocable share of effectively connected income of AIS Holdings. The amount that must be withheld and paid over to the IRS is determined without regard to whether a foreign unitholder has other effectively connected losses or a net operating loss carryforward. Any amount withheld and paid over to the IRS with respect to a foreign unitholder will be credited against the foreign unitholder’s U.S. tax liability. A foreign unitholder will be entitled to apply for and receive a refund of any amount withheld and paid over to the IRS in excess of the foreign unitholder’s actual U.S. tax liability.

If AIS Holdings recognizes U.S. source interest income that is not treated as effectively connected with a U.S. trade or business, a foreign unitholder generally will be taxable at a flat 30% tax rate on the foreign unitholder’s allocable share of that income (determined without deductions). This rate may be reduced or eliminated if the foreign unitholder qualifies for benefits under an applicable U.S. income tax treaty.

If a foreign unitholder were to sell AIS Holdings common units, any gains and income resulting from that sale generally would be subject to U.S. income tax to the extent attributable to the sale of a U.S. trade or business, under the position of the IRS in Revenue Ruling 1991-32, 1991-1 C.B. 107. Any such taxable gain would generally consist of capital gain and/or ordinary income, and any such capital gain will be long term capital gain if the foreign unitholder’s holding period in the common units sold exceeded one year. Any such taxable gain will be taxed at rates that apply to the effectively connected income of nonresident individuals, foreign corporations, foreign estates or foreign trusts, as applicable. See “Taxation of Capital Gain and Ordinary Income.”

Taxation of Capital Gain and Ordinary Income

The maximum federal income tax rate applicable to long-term capital gains of individual taxpayers, trusts and estates is currently 15%. Short-term capital gains and ordinary income are subject to maximum federal income tax rates of 35%. Corporations are subject to a maximum federal income tax rate of 35% for both capital gains and ordinary income. These rates generally apply both to U.S. unitholders and to the effectively connected income of foreign unitholders.

Information Reporting and Backup Withholding

U.S. unitholders may be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%) on the proceeds from the merger paid within the United States. Backup withholding will generally not apply, however, to a U.S. unitholder who:

•	furnishes a correct taxpayer identification number and certifies that the U.S. unitholder is not subject to backup withholding on IRS Form W-9 (or substitute form); or

•	is otherwise exempt from backup withholding.

In general, a foreign unitholder may be subject to information reporting and backup withholding unless the foreign unitholder establishes an exemption from information reporting and backup withholding by certifying the foreign unitholders’s non-U.S. status on Form W 8BEN.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/prospectus as Annex A. We urge you to read the merger agreement in its entirety.

General

On September 18, 2006, Mitek and Mitek Acquisition Sub, LLC, a wholly-owned subsidiary of Mitek formed for the specific purpose of this transaction, entered into an amended and restated merger agreement with Parascript and Parascript Management, Inc., as the member representative. Pursuant to this merger agreement, Mitek Acquisition Sub, LLC will merge with and into Parascript, with Parascript surviving as a wholly-owned subsidiary of Mitek.

Consideration

Merger Consideration Payable to Holders of Parascript Preferred and Common Units and Options.

The merger agreement provides that the aggregate consideration to be paid to Parascript’s unitholders in the merger will be (i) approximately $80 million in cash subject to adjustment as described below, plus (ii) 51,869,458 shares of Mitek’s common stock initially valued at $4 million will be placed into escrow to secure Parascript’s indemnification obligations to Mitek under the merger agreement. For purposes of determining the amount of Mitek common stock that will be placed into escrow, the Mitek common stock will be valued at the average closing price for the 10 days prior to closing of the merger, as reported on the OTC Bulletin Board. Shares remaining in escrow after one year will be released, unless a claim for indemnification is made by Mitek prior to one year, in which case the shares remaining in escrow, if any, will be released upon satisfaction of the claim from the escrow.

The merger consideration is subject to various adjustments set forth below.

AIS Adjustment: The total cash consideration payable to Parascript unitholders will be reduced by approximately $3,000,000 which will be contributed to a Parascript subsidiary, AIS Holdings, LLC at the closing. At the closing, the interests of AIS Holdings will be distributed to the Parascript unitholders on a pro rata basis, based on their relative ownership percentage of Parascript on the record date for such distribution. Concurrently with the distribution of AIS Holdings to the Parascript unitholders, the unit interests of Applied Intelligence Solutions, LLC currently held by Parascript (approximately 96% of the units of Applied Intelligence Solutions) will be contributed to AIS Holdings.

Parascript Payments Adjustment: The total cash consideration payable to Parascript unitholders will be reduced by (i) the payoff, in full, of all outstanding principal and interest owed by Parascript to Silicon Valley Bank under certain loan agreements ($1,150,000 as of November 4, 2006); (ii) the payment of $50,000 to Parascript Management, Inc. to be used in its capacity as member representative under the terms of the merger agreement; and (iii) the payment of applicable withholding taxes required to be paid by Merger Sub or Parascript in connection with the merger.

Preferred Distribution to Preferred Unitholders and Preferred Optionholders: From the cash consideration remaining after the above-described adjustments, $44,415,000 will be distributed to the preferred unitholders and preferred optionholders of Parascript on a fully-diluted, as converted basis pursuant to the terms of the preferred units and preferred options.

Remaining Distribution to Preferred Unitholders, Preferred Optionholders and Common Unitholders: The remainder of the cash consideration will be distributed to the preferred unitholders, preferred optionholders and common unitholders on a fully-diluted as converted basis, adjusted as described below.

Any unitholder who received an advance distribution of net income from Parascript since January 1, 2006, will have such unitholder’s cash consideration reduced by the amount of such advances. The total amount of such advance distributions is approximately $3,600,000 as of October 31, 2006. This amount is expected to be increased approximately $360,000 per month until the closing of the merger. The aggregate amount of consideration held back due to the advance distributions will be distributed to all unitholders pro rata on a fully-diluted, as converted basis.

Representations and Warranties

The merger agreement contains various customary representations and warranties by Parascript relating to, among other things:

•	organization, valid existence, good standing and similar matters;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	Parascript’s capital structure;

•	the absence of any breach or conflict with Parascript’s governing documents or member and manager resolutions, with any material contract to which Parascript is a party, with any order applicable to Parascript or with any applicable law;

•	the absence of any conflict or violation of any requirements of any governmental body or the terms of any governmental authorization or the imposition of any material encumbrance on Parascript’s assets;

•	the absence of any notice, consent, waiver, approval, permit or authorization required to be given or obtained under any material Parascript contract;

•	the delivery of certain of Parascript’s financial statements and the accuracy, in all material respects, of Parascript’s financial statements in addition to their fair presentation of financial results and condition and conformity with generally accepted accounting principles;

•	the accuracy of the books and records of Parascript;

•	the absence of undisclosed liabilities;

•	good title and condition of the assets of Parascript and the sufficiency of these assets to conduct its business;

•	no material adverse change;

•	tax matters;

•	real property interests;

•	employee matters;

•	absence of certain changes and events;

•	ownership and validity of intellectual property rights;

•	material contracts;

•	labor matters and employee benefit plans;

•	the absence of pending or threatened litigation;

•	compliance with all applicable legal requirements and governmental authorizations;

•	possession of all material permits required for the operation of the business;

•	insurance;

•	accounts receivable;

•	related party transactions;

•	finder’s and broker’s fees related to the transaction;

•	the accuracy of information supplied by Parascript and included in this joint proxy statement/prospectus; and

•	absence of misleading or untrue statements of a material fact.

The merger agreement also contains various representations and warranties of Mitek relating to, among other things:

•	organization, valid existence, good standing and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	employee matters;

•	absence of certain changes and events;

•	Mitek’s capital structure;

•	the absence of any breach or conflict with Mitek’s certificate of incorporation, bylaws or corporate resolutions, with any material contract to which Mitek is a party, with any order applicable to Mitek or with any applicable law;

•	the absence of any conflict or violation of any requirement of any governmental body or the terms of any governmental authorization or the imposition of any material encumbrance on Mitek’s assets;

•	the absence of any notice, consent, waiver, approval, permit or authorization required to be obtained under any material Mitek contract;

•	accuracy, in all material respects, of Mitek’s financial statements, in addition to their fair presentation of financial results and condition and conforming with generally accepted accounting principles;

•	the accuracy of the books and records of Mitek;

•	the absence of undisclosed liabilities;

•	good title and condition of the assets of Mitek and the sufficiency of these assets to conduct its business;

•	no material adverse change;

•	tax matters;

•	real property interests;

•	ownership and validity of intellectual property rights;

•	material contracts;

•	labor matters and employee benefit plans;

•	the absence of pending or threatened litigation;

•	compliance with all legal requirements and governmental authorizations;

•	possession of all material permits required for the operation of the business;

•	insurance;

•	accounts receivable;

•	related party transactions;

•	finder’s and broker’s fees related to the transaction;

•	Mitek’s SEC filings;

•	delisting from NASDAQ and ability to relist on NASDAQ;

•	the accuracy of information supplied by Mitek and included in this joint proxy statement/prospectus; and

•	absence of misleading or untrue statements of a material fact.

Covenants

Mutual Covenants

Mitek and Parascript mutually agree to do the following:

•	notify the other of any circumstance or events likely to cause any of its representations or warranties in the merger agreement to be untrue or inaccurate;

•	notify the other of material failures to comply with or satisfy a covenant, condition or agreement;

•	notify the other of the institution or threat of institution of legal proceedings;

•	prepare and file with the SEC this joint proxy statement/prospectus;

•	cooperate in all respects with each other in connection with any filing or submission with a governmental entity;

•	use commercially reasonable efforts to resolve any objections that may be asserted by a governmental entity or other person with respect to the merger agreement;

•	use commercially reasonable efforts to take or cause to be taken all actions necessary or appropriate to fulfill their respective obligations under the merger agreement; and

•	cooperate on publicity matters.

No Solicitation: Parascript, Mitek and their representatives are required to cease discussions or negotiations immediately with respect to a takeover proposal. Parascript and its representatives are also prohibited from soliciting proposals likely to lead to a takeover proposal, or participating in discussions or negotiations with any third party regarding any takeover proposal. However, if the board of managers of Parascript receives an unsolicited, bona fide written takeover proposal after the date of signing the merger agreement, then Parascript may furnish information to the person or entity submitting the takeover proposal in order for its board of managers to comply with its fiduciary duties. Furthermore, Parascript and Mitek must notify the other within 24 hours or receipt of awareness of a takeover proposal.

Parascript Covenants

Between the date of the merger agreement and the closing of the acquisition, Parascript has generally agreed not to, without the consent of Mitek or except as otherwise expressly permitted by the terms of the merger agreement:

•	enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Parascript’s assets or liabilities or its business;

•	increase the compensation payable to or to become payable to any executive officer;

•	acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in its ordinary course of business);

•	sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

•	release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a competing transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

•	change any of its methods of accounting in effect at December 31, 2005, or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in each case, as may be required by law or GAAP;

•	incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

•	enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Parascript or substantially less advantageous to Parascript than arrangements, agreements or contracts existing on September 18, 2006;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its ordinary course of business, or (ii) which are legally required to be paid, discharged or satisfied;

•	knowingly take, or agree to commit to take, any action that would make any representation or warranty contained in the merger agreement inaccurate in any respect at, or as of any time prior to, the closing date of the acquisition;

•	agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Parascript for an amount in excess of Five Hundred Thousand Dollars ($500,000); or

•	do anything that would make the representations and warranties of Parascript untrue or incorrect in any material respect or that could result in any condition of closing not being satisfied or that could reasonably be expected to have a material adverse effect on Parascript.

Between the date of the merger agreement and the closing of the transaction, Parascript has generally agreed to:

•	afford to Mitek and its representatives, during normal business hours throughout the period prior to the closing of the merger, reasonable access to Parascript’s financial information, books, contracts, commitments and records and will furnish to Mitek information concerning its businesses, properties and personnel;

•	conduct its business in the ordinary course of business;

•	use commercially reasonable efforts to preserve its present business operations and relationships;

•	maintain its assets in a state of repair and condition that complies with legal requirements and is consistent with Parascript’s ordinary course of business;

•	keep in full force and effect, without amendment, all material rights relating to Parascript’s business;

•	maintain the books, accounts and records of Parascript in the ordinary course of business, continue to collect accounts receivable and pay accounts payable, and comply with all contractual obligations;

•	comply in all material respects with all applicable laws and contractual obligations;

•	continue in full force and effect its current insurance coverage;

•	except as required by applicable law, not to amend, modify or terminate any material Parascript employee plan, nor make any contribution to or with respect to any such plan;

•	make no distributions of cash in excess of $1,694,472, other than distributions in the aggregate amount of $360,000 per month in the ordinary course of business and other than tax distributions equal to 30 percent of Parascript’s taxable income earned prior to the closing;

•	make no material changes in its management personnel without the prior written consent of Mitek; and

•	cooperate with Mitek in identifying required governmental authorizations and transferring or obtaining such permits for Mitek.

•	obtain required consents, waivers, approval and notices from certain third parties;

•	deliver monthly unaudited financial statements to Mitek;

•	notify Mitek prior to tax distributions to Parascript members;

•	not to disclose any confidential information from and after the date of the merger agreement;

•	provide assistance and cooperate with Mitek in connection with obtaining the necessary financing to consummate the acquisition;

•	hold a special meeting of its unitholders for the purpose of obtaining their approval of the merger agreement and the transactions contemplated by the merger agreement;

•	provide Mitek with additional financial, operating and other relevant information requested by Mitek; and

•	update and amend Parascript’s disclosure schedules to reflect any events or circumstances occurring before closing that would have required listing on the schedules if the event or condition had existed prior to the signing of the merger agreement.

Mitek Covenants

Between the date of the merger agreement and the closing of the acquisition, Mitek has generally agreed not to, without the consent of Parascript or except as otherwise expressly permitted by the terms of the merger agreement:

•	make any material modification to any material Mitek contract or governmental authorization;

•	enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Mitek’s assets or liabilities or its business;

•	increase the compensation payable to or to become payable to any director or executive officer;

•	unless obligated pursuant to contract, policy or practice as of the date of the merger agreement, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee;

•	establish, adopt or enter into any employee benefit plan or arrangement;

•	except as required by applicable law, amend or take any other action with respect to any of the Mitek employee plans;

•	declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

•	issue, deliver, award, grant or sell, or authorize any of the foregoing with respect to shares of any class of capital stock or securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants, or options to acquire any such shares (except for the issuance of shares upon exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding stock awards);

•	amend or otherwise modify the terms of any such rights, warrants or options;

•	take any action to accelerate the exercisability of stock options;

•	acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in its ordinary course of business and consistent with past practice);

•	sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

•	release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a competing transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

•	adopt or propose to adopt any amendments to its charter or bylaws;

•	change any of its methods of accounting in effect at December 31, 2005, or make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in each case, as may be required by law or GAAP;

•	incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 in the aggregate;

•	enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on it or substantially less advantageous to it than arrangements, agreements or contracts existing on September 18, 2006;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its ordinary course of business, or (ii) which are legally required to be paid, discharged or satisfied;

•	knowingly take, or agree to commit to take, any action that would make any representation or warranty contained in the merger agreement inaccurate in any respect at, or as of any time prior to, the closing date of the merger;

•	agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Mitek for an amount in excess of Five Hundred Thousand Dollars ($500,000); or

•	do anything that would make the representations and warranties of Mitek untrue or incorrect in any material respect or that could result in any condition of closing not being satisfied or that could reasonably be expected to have a material adverse effect on Mitek.

Between the date of the merger agreement and the closing of the transaction, Mitek has generally agreed to:

•	afford to Parascript and its representatives, during normal business hours throughout the period prior to the closing of the merger, reasonable access to Mitek’s financial information, books, contracts, commitments and records and will furnish to Parascript information concerning its businesses, properties and personnel;

•	conduct its business in the ordinary course of business;

•	use commercially reasonable efforts to preserve its present business operations and relationships;

•	maintain its assets in a state of repair and condition that complies with legal requirements and is consistent with Mitek’s ordinary course of business;

•	keep in full force and effect, without amendment, all material rights relating to Mitek’s business;

•	maintain the books, accounts and records of Mitek in the ordinary course of business, continue to collect accounts receivable and pay accounts payable, and comply with all contractual obligations;

•	comply in all material respects with all applicable laws and contractual obligations;

•	continue in full force and effect its current insurance coverage;

•	except as required by applicable law, not to amend, modify or terminate any material Mitek employee plan, nor make any contribution to or with respect to any such plan;

•	make no material changes in its management personnel;

•	maintain the quotation of Mitek’s common stock on the OTC and timely file all SEC reports and other documents required by state regulatory authorities;

•	promptly make all filings required to consummate the merger and related transactions and cooperate with Parascript in identifying and obtaining all permits in a timely manner; and

•	hold a special meeting of its stockholders for the purpose of obtaining their approval of the issuance of shares of Mitek common stock in accordance with the merger agreement.

Employees and Employee Benefits

It is contemplated that all employees currently providing services to Parascript will be employees of the combined company. Prior to the closing, Parascript and Mitek will formally document this agreement regarding such employees, including salaries, benefits, retirement and savings plans and general employee provisions. Mitek will assume sponsorship of the Parascript employee benefit plans at closing, and Mitek will continue to provide COBRA coverage after closing to former Parascript employees. Subject to applicable laws and the employment contracts, Mitek will have the right to dismiss any or all employees at any time, with or without cause, and to change the terms and conditions of their employment.

Member Representative

Parascript Management, Inc. will serve as the member representative and is authorized to act as the representative for the Parascript unitholders related to the consummation of the merger. The member representative may enter into agreements, enforce and protect the rights of the unitholders and take other actions on behalf of the unitholders related to the merger. At the closing of the merger, the member representative will receive $50,000 of the cash consideration to pay expenses related to its duties as the member representative but will not receive any fee, commission or other compensation for its services, and will be indemnified by all unitholders for its actions as the member representative. The member representative will distribute the balance of the $50,000, if any, when it determines that it will incur no additional expenses in its capacity as member representative. Mitek may rely on all actions of the member representative, and any actions or omissions of the member representative related to the merger will be legally binding on the unitholders

Conditions to the Merger Agreement

Mutual Conditions

The obligations of Mitek and Parascript to consummate the transactions contemplated by the merger agreement are subject to the fulfillment, on or prior to the closing date, of each the following conditions (any or all of which may be waived by Mitek, Mitek Acquisition Sub or Parascript to the extent permitted under applicable law):

•	no order by a governmental body of competent jurisdiction, statute, rule or regulation which has the effect of making the consummation of the transactions contemplated by the merger agreement unlawful or prohibited will have been entered or enacted;

•	Mitek will have obtained financing proceeds sufficient to consummate the merger in an amount not less than $85,000,000 and not more than $90,000,000 (exclusive of revolving line of credit, working capital loan or similar arrangement);

•	Mitek will have obtained stockholder approval of the amendment to its certificate of incorporation to increase the number of authorized shares to 200,000,000;

•	the consummation of the merger and related transactions will not cause a material adverse consequence under applicable law to the other party;

•	Mitek and Parascript will have obtained any required governmental authorizations; and

•	Mitek will have appointed three independent directors to serve on its audit committee.

Parascript Conditions

The obligations of Parascript to consummate the transactions contemplated by the merger agreement is subject to the fulfillment, on or prior to the closing date, of each of the following conditions (any or all of which may be waived by Parascript to the extent permitted under applicable law):

•	the representations and warranties of Mitek set forth in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the closing of the transaction as though made at and as of the closing of the merger;

•	Mitek will have performed and complied in all material respects with all obligations and agreements required by the merger agreement;

•	no change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of Mitek will have occurred that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Mitek;

•	Parascript will have obtained certain consents, and Mitek will have obtained any required consents;

•	the SEC will have declared the Form S-4 effective;

•	Mitek will have obtained the requisite approvals to effect the change in Mitek’s name to “Parascript, Inc.”;

•	Mitek will have increased the size of Mitek’s board of directors to seven (7) members and caused the nomination and election to the board of two (2) individuals designated by Mitek’s Board of Directors, who will be John M. Thornton and James De Bello, two (2) individuals designated by Parascript, who will be Aron Katz and Jeffrey Gilb, and three (3) additional individuals, with each of Mitek, Parascript and Plainfield to nominate one individual, subject in each case to the approval of Mitek and Parascript;

•	Jeffrey Gilb will have been appointed Mitek’s President and Chief Operating Officer and Mitek will have amended Mitek’s bylaws regarding the duties of its chairman of the board, chief operating officer, president and chief executive officer;

•	Certain employment agreements will not have been breached by Mitek, and Mitek or Parascript will have made written offers of employment acceptable to Parascript to all persons providing services to Parascript; and

•	Mitek will have delivered to Parascript other documents that Parascript reasonably requests.

Mitek Conditions

The obligations of Mitek to consummate the transactions contemplated by the merger agreement are subject to the fulfillment, on or prior to the closing date, of the following conditions (any or all of which may be waived by Mitek to the extent permitted under applicable law):

•	the representations and warranties of Parascript set forth in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the closing of the merger as though made at and as of the closing of the merger;

•	Parascript will have performed and complied in all material respects with all obligations and agreements required by the merger agreement;

•	Parascript will have obtained certain consents;

•	Parascript will have caused certain assets, liabilities and contracts related to Parascript’s business which are currently held by Parascript Management, Inc. and other subsidiaries of Parascript to be transferred and assigned to Parascript;

•	Mitek will have received appropriate payoff letters relating to certain of Parascript’s indebtedness;

•	No change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of Parascript will have occurred that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Parascript;

•	Parascript will have delivered to Mitek a letter listing all Parascript unitholders expected to be “affiliates” of Mitek under Rule 145 of the Securities Act and Parascript will have used its best efforts to cause certain Parascript unitholders to sign an affiliate letter;

•	Parascript will have delivered a license agreement satisfactory to Mitek between Parascript and Applied Intelligence Solutions, LLC regarding certain intellectual property; and

•	Parascript will have delivered to Mitek other documents that Mitek reasonably request.

Termination

Reasons for Termination

Mitek and Parascript have the right to terminate the merger agreement prior to the completion of the merger for the following reasons:

•	by either Parascript or Mitek on or after March 31, 2007, if the closing has not occurred by the close of business on that date, unless the other party is in material breach of its obligations under the merger agreement;

•	by mutual consent of Parascript and Mitek;

•	by Parascript or Mitek if any closing condition of such party becomes impossible (other than as a result of such party’s failure to comply with its obligations under the merger agreement) and such party has not waived such conditions;

•	by either Mitek or Parascript if an event has occurred that has had or could reasonably be expected to have a material adverse effect on the non-terminating party;

•	by either Mitek or Parascript if the other materially breaches any provision of the merger agreement and the breach is not cured within thirty days following delivery of a written notice of the breach by the non-breaching party;

•	by Mitek if Parascript’s manager recommends a competing transaction to the Parascript unitholders;

•	by Parascript if (i) Mitek’s board of directors withdraws, modifies or changes its recommendation of the contemplated transactions in a manner adverse to Parascript or shall have resolved to do any of the foregoing; (ii) the board of directors of Mitek shall have recommended to the stockholders of Mitek any competing transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Mitek is commenced, and the board of directors of Mitek does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than Parascript or an affiliate thereof) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Mitek;

•	by Mitek or Parascript if the Parascript unitholder approval of the matters required to be approved by them is not obtained; or

•	by Parascript or Mitek if the Mitek stockholder approval of the matters required to be approved by them is not obtained.

Effect of Termination

If Mitek terminates the merger agreement due to Parascript’s material breach of any provision of the merger agreement, which breach is not cured within thirty days following delivery of written notice to Parascript, then Parascript will pay to Mitek all fees and expenses incurred in connection with the transactions contemplated by the merger agreement, up to $500,000 in the aggregate.

If Parascript terminates the merger agreement due to Mitek’s material breach of any provision of the merger agreement, which breach is not cured within thirty days following delivery of written notice to Mitek, then Mitek will pay to Parascript all fees and expenses incurred in connection with the transactions contemplated by the merger agreement, up to $500,000 in the aggregate.

If Mitek terminates the merger agreement because Parascript’s manager recommends a competing transaction to the Parascript unitholders, Parascript will pay to Mitek a termination fee of $1 million in cash.

If Parascript terminates the merger agreement because (i) Mitek’s board of directors withdraws, modifies or changes its recommendation of the contemplated transactions in a manner adverse to Parascript or shall have resolved to do any of the foregoing; (ii) the board of directors of Mitek has recommended to the stockholders of Mitek any competing transaction or has resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Mitek was commenced, and the board of directors of Mitek did not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any person (other than Parascript or an affiliate thereof) has acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), has been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Mitek, Mitek will pay to Parascript a termination fee of $1 million in cash.

Indemnification and Escrow Fund

Mitek will be indemnified from the escrow fund for breaches of Parascript’s representations, warranties, covenants and obligations contained in the merger agreement. All representations and warranties survive the closing for a period of one year. After closing, Parascript will indemnify and hold harmless Mitek and its affiliates for losses exclusively from the indemnity escrow, which will initially consist of $4 million dollars worth of shares of Mitek common stock.

To the extent it is not used for indemnification claims or reserved for unresolved indemnification claims, the escrow agent will release to the member representative the escrow shares one year following the closing of the merger.

Promptly following receipt of the escrowed Mitek common stock, if any, the Member Representative will distribute this stock to its unitholders in proportion to their respective membership interests as of the closing date; provided, however, that no fractional shares of Mitek common stock will be issued; and, provided further that the total number of shares of Mitek common stock distributed to each Parascript unitholder will be rounded to the nearest whole number.

Amendment and Waiver

Mitek and Parascript may amend, supplement, or change the merger agreement and waive any provision, only by written instrument making specific reference to the merger agreement signed by the party against whom enforcement of the amendment, supplement, modification or waiver is sought.

Expected Timing

The acquisition is expected to be completed in early 2007, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

The consummation of the merger will take place at 10:00 a.m. (Pacific standard time) on a date to be specified by the parties, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties.

VOTING AGREEMENTS RELATED TO THE MERGER

In order to induce Mitek to enter into the merger agreement, several Parascript unitholders entered into voting agreements and irrevocable proxies with Mitek pursuant to which, among other things, each of these unitholders agreed, solely in his capacity as a unitholder, to vote all of his, her or its Parascript units in favor of the merger and the adoption of the merger agreement, against any action or agreement that would result in a breach of the merger agreement by Parascript, and against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely delay or affect the merger or any of the other transactions contemplated by the merger agreement. These Parascript unitholders also granted Mitek an irrevocable proxy to their respective units in accordance with the voting agreement. These Parascript unitholders may vote their Parascript units on all other matters not referred to in such proxy.

As of September 18, 2006, the three unitholders of Parascript that entered into voting agreements collectively owned 6,642,611 preferred units of Parascript, representing approximately 64.9% of the outstanding units of Parascript.

Under these voting agreements executed by Parascript unitholders, subject to certain exceptions, such unitholders also have agreed not to sell or transfer Parascript units held by them until the earlier of the termination of the merger agreement or the completion of the merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to whom any units are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

FINANCING THE MERGER

Financing Transaction

Mitek lacks sufficient funds to consummate the merger. To finance the merger, Mitek will, subject to the satisfaction of certain conditions in the credit facilities and notes documents, obtain up to $95 million in financing from Plainfield Offshore Holdings VIII Inc. and/or its affiliates. Mitek has obtained financing commitments from Plainfield in which up to $95 million (including a $5 million revolving credit facility) will, subject to satisfaction of certain conditions in the credit facilities and notes documents, be available to Mitek to consummate the transaction with Parascript. Because the transaction cannot be consummated without this outside financing from Plainfield, the receipt of not less than $85 million nor more than $90 million (exclusive of revolving line of credit, working capital loan or similar arrangement) in private financing is a condition to the closing of the merger. The financing proceeds will be used as partial merger consideration and to pay the fees and expenses incurred in connection with the merger and related financing. These fees and expenses, which include legal, accounting and advisory costs, are estimated to be approximately $9 million.

The financing commitments contemplate two distinct sources of financing, namely, (i) Senior Secured Credit Facilities, secured by substantially all of the assets of the combined company, in the aggregate amount of $60 million (including a $5 million revolving line of credit to be used for working capital and other general corporate purposes) with an initial interest rate on the term facility of LIBOR plus 7.5% (such combined rate not to be less than 11%), and (ii) $35 million from the issuance and sale of 9.75% senior subordinated convertible notes (the “Notes”). The LIBOR rate as of September 30, 2006 was 5.37%.

The Senior Secured Credit Facilities will consist of a senior secured term loan facility in an aggregate principal amount of $55 million and a senior secured revolving credit facility in an aggregate principal amount of $5 million. The interest rate on the senior secured term loan facility is LIBOR plus 7.5% for the first year and thereafter subject to margin changes based on the senior leverage ratio. The revolving facility may also be based on LIBOR (with an interest rate of LIBOR plus 7.5% in the first year and thereafter subject to margin changes based on the senior leverage ratio), but may also be based on the prime rate or federal funds rate plus 6.5% in the first year and subject to changes thereafter based on the senior leverage ratio. The term facility will mature on the fifth anniversary of the closing date and will amortize in equal quarterly installments during each of the fourth and fifth years following the closing date in an aggregate amount equal to $2.5 million per quarter, with the unpaid balance payable on the final maturity date. The revolving facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the closing date. Mandatory prepayments of the revolving facility are required if Revolving Exposures (as defined in the credit facilities documents) exceed Revolving Commitments (as defined in the credit facilities documents). Mandatory prepayments of the term facility are required (i) upon a Change of Control (as defined in the credit facilities documents), (ii) upon certain dispositions of assets (subject to a reinvestment right), (iii) upon receipt of insurance or condemnation payments (subject to a reinvestment right) and (iv) upon the issuance of equity or receipt of capital contributions, in the case of each of clauses (ii)-(iv), with baskets and exceptions as provided in the credit facilities documents. If Mitek voluntarily prepays or is required to prepay pursuant to clause (i) above any loans under the term facility within the first year, it must pay 103% of the outstanding principal. If Mitek makes such prepayment in the second or third year, it must pay 101% of the outstanding principal. Thereafter, it may prepay without penalty.

The Notes will bear interest at a rate of 9.75% per annum. The Closing Date will be the issue date of the Notes (the “Issue Date”). Interest payments will be due each quarter. Up to and including the fourth anniversary of the Issue Date, Mitek may, at its option, pay interest either in cash or by adding to the principal of the Notes. The Notes are convertible into Mitek common stock, in whole or in part, at the option of the holders, at any time. The conversion price is $1.60 per share of Mitek common stock, subject to adjustments. The Notes will mature on the sixth anniversary of the Issue Date. Mitek will be required to offer to purchase the Notes at the option of the holder (i) at a purchase price of 101% of the outstanding principal amount plus accrued interest upon a Change of Control (as defined in the indenture governing the Notes) and (ii) at a purchase price of 100% of the outstanding principal amount plus accrued interest upon certain asset sales.

Dilution Due to the Financing Transaction

As of September 1, 2006, Mitek had 20,747,783 shares of common stock outstanding or reserved for issuance upon exercise of outstanding options or warrants. Mitek’s stockholders will be substantially diluted by the merger and financing transaction undertaken in connection with the merger. Specifically, assuming full conversion of the Notes by Plainfield, on a fully diluted and as-if converted basis, Mitek’s current stockholders will own 22%, Parascript’s current members will own 55% and Plainfield will own 23% of the combined company after the merger and the financing (does not include certain shares of the combined company to be issued to certain officers thereof upon completion of the merger, please see “Agreements with Executive Officers Following the Merger” on page 125). If and to the extent Mitek elects to pay interest on the Notes by issuing additional Notes, Plainfield’s as-converted ownership of Mitek will increase. Assuming Mitek pays all interest by issuing additional Notes, no Notes are converted, and no other shares of Mitek common stock are issued, after the fourth anniversary of the Issue Date, assuming full conversion at that time of the Notes by Plainfield, Mitek’s current stockholders would own     %, Parascript’s current members would own     % and Plainfield would own     %.

Registration Rights; Future Stock Sales

The Notes will be issued to Plainfield pursuant to the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(2) of the Securities Act. Under the terms of documentation governing the Notes, Mitek is required to register the Notes and the common stock underlying the Notes and certain other shares of Mitek common stock acquired by Plainfield on a “shelf” registration statement. Other shares acquired by Plainfield and included within the shares required to be registered by Mitek are 6,670,000 shares Plainfield will acquire for an aggregate of $5 million from the Katz Family Limited Partnership as part of the merger and related transactions. The Katz Family Limited Partnership is an affiliate of Aron Katz, the Chairman of the manager of Parascript. The documentation governing the Notes provides that Mitek shall (i) file a shelf registration statement with the SEC as within a reasonable time period after the Issue Date, (ii) use all commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC within one hundred twenty (120) days after the Issue Date and (iii) maintain the effectiveness and availability of such shelf registration statement until the Notes and shares of common stock registered thereunder may be sold without registration, with certain exceptions. Mitek must pay additional interest of fifty (50) basis points for the first ninety (90) day period following failure to file and/or register with the SEC within the specified time period or to maintain such registration as required. The amount of additional interest will increase by fifty (50) basis points for each subsequent ninety (90) day period until such filing or registration is completed or such registration statement is again effective and available, up to a maximum of two hundred (200) basis points of additional interest. After the registration statement becomes effective, and upon conversion of the Notes by Plainfield, Plainfield’s shares will be freely tradable in the public market. Unless demand significantly increases, the market price of a security will generally decline due to market forces if a substantial number of shares are sold at or around the same time. Therefore, if Plainfield seeks to sell a substantial number of its shares in the public market within a relatively short time period, the market price of Mitek’s stock could decline as a result.

Changes to Company’s Board Due to the Financing Transaction

Under the terms negotiated for the merger and the related financing, the size of the combined company’s board of directors will be seven (7) members. It will consist of two (2) individuals designated by Mitek’s board of directors, who shall initially be John M. Thornton and James B. DeBello, two (2) individuals designated by Parascript, who shall initially be Aron Katz and Jeffrey Gilb and three (3) individuals who qualify as independent directors under applicable NASDAQ rules, with one (1) nominated by Mitek subject to the approval of Parascript one (1) nominated by Parascript subject to the approval of Mitek and one (1) nominated by Plainfield subject to the approval of Mitek and Parascript.

MATTERS BEING SUBMITTED TO A VOTE OF MITEK’S STOCKHOLDERS

Mitek Proposal 1: Approval of the Issuance of Common Stock in the Merger

At the Mitek special meeting, Mitek stockholders will be asked to approve the issuance of shares of Mitek common stock in accordance with the merger agreement, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript, LLC, and Parascript Management, Inc., as member representative. The number of shares of Mitek common stock Parascript unitholders will be entitled to receive pursuant to the merger are expected to represent approximately 55% of the fully diluted shares of the combined company immediately following the consummation of the merger.

The terms of, reasons for and other aspects of the merger agreement, the merger and the issuance of Mitek common stock pursuant to the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus.

Required Vote

The affirmative vote of the holders of a majority of Mitek common stock having voting power present in person or represented by proxy at the Mitek special meeting is required for approval of Mitek proposal 1.

The Mitek board of directors recommends that Mitek stockholders vote “FOR” Mitek proposal 1 to approve the issuance of Mitek common stock pursuant to the merger agreement.

Mitek Proposal 2: Approval of Name Change

At the Mitek special meeting, holders of Mitek stock will be asked to approve the amendment to Mitek’s certificate of incorporation to change the name of the corporation from “Mitek Systems, Inc.” to “Parascript, Inc.” upon consummation of the merger. The primary reason for the corporate name change is that management believes this will allow for greater visibility in the marketplace following the consummation of the merger. Mitek’s management believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger.

Insofar as the proposed new corporate name will only reflect Parascript’s business following the merger, the proposed name change and the amendment of Mitek’s certificate of incorporation, even if approved by the stockholders at the special meeting, will only be filed with the office of the Secretary of State of the State of Delaware and, therefore, become effective if the merger is consummated.

Required Vote

The affirmative vote of holders of a majority of the Mitek common stock having voting power outstanding on the record date for the Mitek special meeting is required to approve the amendment to Mitek’s certificate of incorporation to change the name of Mitek Systems, Inc. to Parascript, Inc.

The Mitek board of directors recommends that Mitek stockholders vote “FOR” Mitek proposal 2 to approve the name change.

Mitek Proposal 3: Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares

Mitek is currently authorized under its certificate of incorporation to issue 40,000,000 shares of common stock and 1,000,000 shares of preferred stock. Mitek currently has enough authorized shares to satisfy its obligations to option and warrant holders. The Mitek board of directors proposes to increase the number of authorized shares of common stock to 200,000,000 shares. The proposed certificate of amendment will amend

Mitek’s certificate of incorporation to increase the number of authorized shares of common stock, from 40,000,000 shares to 200,000,000 shares. The certificate of amendment will not affect the authorized number of shares of preferred stock, which will remain at 1,000,000.

Purpose and Effect of the Proposed Amendment

The authorized number of shares of common stock must be increased to issue the 51,869,458 shares of common stock comprising part of the merger consideration to Parascript unitholders and for future issuances of common stock if and when the senior subordinated convertible notes are converted. On the Closing Date, Mitek will need              shares of common stock reserved for issuance upon conversion of the senior subordinated convertible notes. Assuming Mitek pays all interest on the senior subordinated convertible notes for the first four years after the Closing Date by issuing additional senior subordinated convertible notes and none of the senior subordinated convertible notes are converted during that period, Mitek would need              shares of common stock reserved for issuance upon conversion of the senior subordinated convertible notes. Mitek’s board of directors believes that such number should be further increased to provide the board of directors with the ability to issue additional shares of common stock for the other potential corporate purposes described above, without having to incur the delay and expense incident to holding a special meeting of the stockholders to approve an increase in the authorized shares of common stock at that time.

Furthermore, Mitek is contemplating the advisability of acquiring other companies or rights to properties or strategic alliances with third parties. The additional shares of common stock that Mitek is seeking authorization for may be used for such corporate purposes as the board of directors may determine from time to time to be necessary or desirable. These purposes may include, without limitation: raising capital through the sale of common stock; acquiring other businesses in exchange for shares of common stock; and attracting and retaining employees by the issuance of additional securities under the Mitek 2006 Stock Option Plan, including the options to be granted to certain officers upon consummation of the merger, and other employee equity compensation arrangements.

If the amendment is approved, the board of directors will have the authority to issue additional shares of common stock up to the 200,000,000 authorized shares without further stockholder approval, except as may be required for a particular transaction by applicable law, regulatory agencies or any other rules to which Mitek may be subject.

The authorization of the additional shares of common stock by this proposal could have a dilutive effect on the proportionate voting power or other rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, it will decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing stockholders and have a negative effect on the trading price of our common stock. Under the certificate of incorporation, stockholders do not have preemptive rights with respect to the issuance of shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership of common stock.

Other Considerations

The increase in the number of authorized shares of common stock could have unintended effects. For example, if Mitek’s board of directors issues additional shares in the future, such issuance could dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or other extraordinary transaction. To the extent that it impedes any such attempts, the amendment may serve to perpetuate our management. The amendment is not being proposed in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to adopt a series of amendments to the certificate of incorporation and our bylaws that would thwart such efforts.

Required Vote

The affirmative vote of holders of a majority of the Mitek common stock having voting power outstanding on the record date for the Mitek special meeting is required to approve the amendment to Mitek’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 200,000,000.

The Mitek board of directors recommends that Mitek stockholders vote “FOR” Mitek proposal 3 to approve the increase in the number of authorized shares of Mitek common stock.

Mitek Proposal 4: Approval of Issuance of Debt Convertible into Shares of Mitek Common Stock

Financing Transaction

Mitek lacks sufficient funds to consummate the merger. To finance the merger, Mitek will, subject to the satisfaction of certain conditions in the credit facilities and notes documents, obtain up to $95 million in financing from Plainfield Offshore Holdings VIII Inc. and/or its affiliates. Mitek has obtained financing commitments from Plainfield in which up to $95 million (including a $5 million revolving credit facility) will, subject to satisfaction of certain conditions in the credit facilities and notes documents, be available to Mitek to consummate the transaction with Parascript. Because the transaction cannot be consummated without this outside financing from Plainfield, the receipt of not less than $85 million nor more than $90 million (exclusive of revolving line of credit, working capital loan or similar arrangement) in private financing is a condition to the closing of the merger. The financing proceeds will be used as partial merger consideration and to pay the fees and expenses incurred in connection with the merger and related financing. These fees and expenses, which include legal, accounting and advisory costs, are estimated to be approximately $9 million.

The financing commitments contemplate two distinct sources of financing, namely, (i) Senior Secured Credit Facilities, secured by substantially all of the assets of the combined company, in the aggregate amount of $60 million (including a $5 million revolving line of credit to be used for working capital and other general corporate purposes) with an initial interest rate on the term facility of LIBOR plus 7.5% (such combined rate not to be less than 11%), and (ii) $35 million from the issuance and sale of 9.75% senior subordinated convertible notes (the “Notes”). The LIBOR rate as of September 30, 2006 was 5.37%.

The Notes will bear interest at a rate of 9.75% per annum. The Closing Date will be the issue date of the Notes (the “Issue Date”). Interest payments will be due each quarter. Up to and including the fourth anniversary of the Issue Date, Mitek may, at its option, pay interest either in cash or by adding to the principal of the Notes. The Notes are convertible into Mitek common stock, in whole or in part, at the option of the holders, at any time. The conversion price is $1.60 per share of Mitek common stock, subject to adjustments. The Notes will mature on the sixth anniversary of the Issue Date. Mitek will be required to offer to purchase the Notes at the option of the holder (i) at a purchase price of 101% of the outstanding principal amount plus accrued interest upon a Change of Control (as defined in the indenture governing the Notes) and (ii) at a purchase price of 100% of the outstanding principal amount plus accrued interest upon certain asset sales.

Dilution Due to the Financing Transaction

As of September 1, 2006, Mitek had 20,747,783 shares of common stock outstanding or reserved for issuance upon exercise of outstanding options or warrants. Mitek’s stockholders will be substantially diluted by the merger and financing transaction undertaken in connection with the merger. Specifically, assuming full conversion of the Notes by Plainfield, on a fully diluted and as-if converted basis, Mitek’s stockholders will own 22%, Parascript’s current members will own 55% and Plainfield will own 23% of the combined company after the merger and the financing (does not include certain shares of the combined company to be issued to certain officers thereof upon completion of the merger, please see “Agreements with Executive Officers Following the Merger” on page 125). If and to the extent Mitek elects to pay interest on the Notes by issuing additional Notes, Plainfield’s as-if-converted ownership of Mitek will increase. Assuming Mitek pays all interest by issuing additional Notes, no Notes are converted, and no other shares of Mitek common stock are issued, after the fourth anniversary of the Issue Date, assuming full conversion at that time of the Notes by Plainfield, Mitek stockholders would own approximately 20%, Parascript’s current members would own approximately 51% and Plainfield would own approximately 30%.

Registration Rights; Future Stock Sales

The Notes will be issued to Plainfield pursuant to the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(2) of the Securities Act. Under the terms of documentation governing the Notes, Mitek is required to register the Notes and the common stock underlying the Notes and certain other shares of Mitek common stock acquired by Plainfield on a “shelf” registration statement. Other shares acquired by Plainfield and included within the shares required to be registered by Mitek are 6,670,000 shares Plainfield will acquire for an aggregate of $5 million from the Katz Family Limited Partnership as part of the Merger and related transactions. The Katz Family Limited Partnership is an affiliate of Aron Katz, the Chairman of the manager of Parascript. The documentation governing the Notes provides that Mitek shall (i) file a shelf registration statement with the SEC as within a reasonable time period after the Issue Date, (ii) use all commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC within one hundred twenty (120) days after the Issue Date and (iii) maintain the effectiveness and availability of such shelf registration statement until the Notes and shares of common stock registered thereunder may be sold without registration, with certain exceptions. Mitek must pay additional interest of fifty (50) basis points for the first ninety (90) day period following failure to file and/or register with the SEC within the specified time period or to maintain such registration as required. The amount of additional interest will increase by fifty (50) basis points for each subsequent ninety (90) day period until such filing or registration is completed or such registration statement is again effective and available, up to a maximum of two hundred (200) basis points of additional interest. After the registration statement becomes effective, and upon conversion of the Notes by Plainfield, Plainfield’s shares will be freely tradable in the public market. Unless demand significantly increases, the market price of a security will generally decline due to market forces if a substantial number of shares are sold at or around the same time. Therefore, if Plainfield seeks to sell a substantial number of its shares in the public market within a relatively short time period, the market price of Mitek’s stock could decline as a result.

Required Vote

Mitek’s common stock is traded on the OTC Bulletin Board, however, Mitek intends to apply to have its common stock listed on the NASDAQ Capital Market following closing of the merger. NASDAQ Marketplace Rule 4350(i), generally requires shareholder approval for the issuance or potential issuance of securities representing 20% or more of an issuer’s outstanding listed securities or 20% or more of the voting power outstanding before the transaction. The senior subordinated notes to be issued to Plainfield will initially be convertible into greater than 20% or more of Mitek’s outstanding securities and 20% or more of the voting power outstanding before the Merger. In order to be in compliance with NASDAQ rules, Mitek is soliciting stockholder approval for the issuance of the senior subordinated convertible notes, and the underlying shares of common stock, to Plainfield.

The affirmative vote of the holders of a majority of Mitek common stock having voting power present in person or represented by proxy at the Mitek special meeting is required for approval of Mitek proposal 4.

The Mitek board of directors recommends that Mitek stockholders vote “FOR” Mitek proposal 4 to approve the issuance of debt convertible into shares of Mitek common stock.

Mitek Proposal 5: Amendment to the 2006 Stock Option Plan to Increase the Number of Authorized Shares Issuable Under the Plan and Increase the Maximum Number of Shares Permitted to be Granted to an Individual on an Annual Basis

At the Mitek special meeting, Mitek’s stockholders will be asked to approve an amendment, effective immediately following the consummation of the merger, to the Mitek Systems, Inc. 2006 Stock Option Plan, or the “2006 Plan”, to increase the total number of shares reserved for issuance thereunder by 22,000,000, from 1,000,000 shares to 23,000,000 shares, and to increase the maximum number of shares which can be granted to one person in any one year from 500,000 to 3,500,000. The 22,000,000 share increase would be added to the 1,000,000 shares that remained available for stock option grants as of September 30, 2006, under the 2006 Plan and the 492,472 shares that remained available for stock option grants under other Mitek stock plans. The 22,000,000 share increase represents approximately [    ]% of Mitek’s [            ] outstanding shares as of the record date of [            ].

The Board of Directors believes it is in the best interests of Mitek to be able to continue to create equity incentives to attract and retain top quality employees and consultants, including officers and directors, and to provide these persons with an incentive to enhance stockholder returns. In addition, amendment of the 2006 Plan will permit the combined company to fulfill its obligations to grant options to certain officers upon consummation of the merger.

Summary of the 2006 Stock Option Plan

The following summary of the material features of the 2006 Plan is qualified by reference to the text of the 2006 Plan attached as an exhibit to Mitek’s definitive proxy statement filed with the SEC on January 13, 2006.

Stock Options. The compensation committee of Mitek’s board of directors, or the committee, is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and nonqualified stock options. Except as provided in the 2006 Plan, generally the exercise price per share of common stock subject to an option is determined by the committee, provided that the exercise price of an ISO may not be less than the fair market value of the common stock on the date of grant. The term of each such option and the times at which each such option shall be exercisable generally will be fixed by the committee, except no option will have a term exceeding ten years. Upon the termination of an optionholder’s employment with Mitek other than for cause, all the unvested options will immediately expire and the vested options will expire three months after the occurrence giving rise to termination. Upon the termination of an optionholder’s employment for cause, all of his/her options will expire on the date of the occurrence giving rise to the termination. Options may be exercised by payment of the exercise price in cash, stock or promissory note, or as the committee may determine from time to time in accordance with applicable law.

Shares Subject to the Plan. Under the 2006 Plan, 1,000,000 shares of common stock are currently authorized of which 1,000,000 shares remain available for issuance. The maximum number of shares of common stock which may be granted to any individual under the 2006 Plan in any one-year period shall not exceed 500,000 shares, subject to the adjustments described in the next paragraph. The proposed amendment to the 2006 Plan will increase the total number of shares reserved for issuance thereunder to 23,000,000 shares, and increase the maximum number of shares which can be granted to one person in any one year to 3,500,000.

Adjustments Upon Changes in Capitalization. The 2006 Plan provides that, in the event of any change in Mitek’s capital structure that effects an increase or decrease in the number of outstanding shares of Mitek common stock without receipt of consideration, the number of shares of common stock covered by each outstanding option, and the exercise price thereof, shall be proportionately adjusted by the committee. The 2006 Plan provides that, in the event of certain capital transactions, all outstanding options will terminate upon such capital transaction unless they are assumed by a successor corporation, provided that all vested options may be exercised during the 15 days prior to the capital transaction. The committee may choose to accelerate the vesting of any option.

Eligibility. Any officer, director or employee of, and certain persons rendering services to Mitek or its subsidiaries is eligible to receive awards under the 2006 Plan. Only employees may receive ISO’s under the 2006 Plan.

Administration. The committee administers the 2006 Plan. Subject to the terms and conditions of the 2006 Plan, the committee is authorized to designate participants who are employees, directors or consultants of Mitek and its subsidiaries, determine the number of options to be granted, set terms and conditions of such options, interpret the 2006 Plan, specify rules and regulations relating to the 2006 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2006 Plan.

Other Terms of Options. The flexible terms of the 2006 Plan permit the committee to impose performance conditions with respect to any option. Performance conditions may require that an option be forfeited, in whole or in part, if performance objectives are not met, or require that the time of exercisability of an option be linked to achievement of performance conditions.

No options may be granted under the 2006 Plan after January 8, 2016.

The exercise of an option is conditioned on the withholding of taxes. Options granted under the 2006 Plan may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of intestate succession.

The board of directors may, subject to any stockholder approval required by applicable law, amend the 2006 Plan with respect to any shares of common stock at that time not subject to options.

Federal Tax Consequences of the 2006 Plan. The federal income tax consequences of the grant, exercise and disposition of stock options are complex. A summary of the more significant federal income tax consequences of options granted pursuant to the 2006 Plan is set forth below; however, each optionee is advised to consult his or her individual tax advisor concerning their personal tax consequences. In addition, optionees may be subject to state taxation, which may vary from the federal income tax treatment described below.

Incentive Stock Options. No gain or loss is realized upon the grant or exercise of an ISO. However, the excess of the fair market value of the stock received upon the exercise of an ISO over the exercise price is an “item of tax preference” for purposes of the alternative minimum tax described under Code Section 55.

Gain or loss realized on the disposition of stock acquired pursuant to the exercise of an ISO is long-term capital gain or loss if the stock is held for at least 2 years from the date of the grant and 1 year from the date of exercise. There are no tax consequences to the Company upon the grant or exercise of an ISO if these holding requirements are met. If stock acquired pursuant to the exercise of an ISO is disposed of without satisfying the holding requirements at a price in excess of the exercise price, the optionee will recognize, at the time of sale, ordinary income equal to the lesser of (1) the gain on the sale, or (2) the excess of the fair market value over the option exercise price on the date of exercise. Any additional gain in such event will be capital gain. Further, the Company would be allowed a deduction for federal income tax purposes equal to the ordinary income recognized by the optionee.

Nonqualified Stock Option. A participant who is granted a nonqualified stock option under the 2006 Plan will not recognize taxable income upon the grant of the option. An optionee will recognize ordinary income upon the exercise of an option in an amount equal to the excess of the fair market value of the stock at the time of exercise over the exercise price. However, if the underlying stock is restricted, the recognition of the ordinary income will be deferred until the lapse of the restriction. A deduction for federal income tax purposes will be allowed to Mitek in an amount equal to the ordinary income taxable to an optionee upon exercise, provided that such amount constitutes an ordinary and necessary business expense to Mitek and Mitek satisfies certain withholding and reporting requirements.

An optionee’s tax basis in the shares received on exercise of a nonqualified stock option will be equal to the amount of any cash paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares. Any gain or loss recognized upon the disposition of a nonqualified stock option will be capital gain.

The ordinary income recognized by an employee with respect to the exercise of an option, will be subject to both wage withholding and employment taxes. The holding period for such shares will begin on the date of exercise.

The foregoing statement is based on present federal tax laws and regulations, and is not a complete description of the federal income tax aspects of the 2006 Plan. In addition, participants may be subject to certain state taxes, which are not described herein. Accordingly, each participant should consult his or her tax advisor with regard to the tax aspects of his or her participation in the 2006 Plan.

Required Vote

The affirmative vote of the holders of a majority of Mitek common stock having voting power present in person or represented by proxy at the Mitek special meeting is required for approval of Mitek proposal 5.

The Mitek board of directors recommends that Mitek stockholders vote “FOR” Mitek proposal 5 to approve an amendment to the Mitek 2006 Stock Option Plan to increase the number of authorized shares issuable under the plan and increase the maximum number of shares permitted to be granted to one person in any one year.

Mitek Proposal 6: Approval of Reverse Stock Split

Mitek’s board of directors adopted a resolution seeking stockholder approval to grant the board of directors discretionary authority to amend Mitek’s Certificate of Incorporation to effect a reverse stock split of its common stock. If the reverse stock split is approved by Mitek’s stockholders, the board of directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following five ratios: one-for-four, one-for-five, one-for-six, one-for-seven or one-for-eight. The approval of holders of a majority of Mitek’s outstanding shares of common stock present in person or represented by proxy and entitled to vote at the special meeting is required to approve the grant of discretionary authority to Mitek’s board of directors to amend Mitek’s certificate of incorporation to effect a reverse stock split of Mitek’s common stock. A reverse stock split would not be effective until the amendment to Mitek’s certificate of incorporation is filed with the Secretary of State of the State of Delaware. Approval of Mitek proposal 6 would give the board of directors authority to implement a reverse stock split at any time prior to the date of Mitek’s 2007 annual meeting of stockholders. Even if Mitek’s stockholders approve the amendment, the board of directors has reserved the discretion not to effect the reverse stock split and abandon affecting the reverse stock split without further action by stockholders.

Reasons for a Reverse Stock Split

Mitek’s common stock currently trades on the OTC Bulletin Board under the symbol “MITK.OB.” Mitek and Parascript desire to have Mitek’s common stock listed on the NASDAQ Capital Market after consummation of the merger. Mitek is required to meet the NASDAQ Capital Market initial listing criteria, as set forth in Marketplace Rule 4310(c), including a minimum bid price requirement. Mitek’s board of directors believes that it is in the best interests of Mitek’s stockholders, Mitek and the combined company for the board of directors to have the discretionary authority to effect a reverse stock split in an effort to ensure that Mitek’s stock price meets NASDAQ’s requirements. Mitek’s board of directors believes that if Mitek’s common stock maintains a higher price after a reverse stock split, the higher price may facilitate Mitek’s ability to satisfy the listing requirements of the NASDAQ Capital Market. Mitek’s board of directors also believes that if Mitek’s common stock maintains a higher price after a reverse stock split, the higher price may meet investing guidelines for certain institutional investors and investment funds. In addition, Mitek’s board of directors believes that Mitek’s stockholders will benefit from relatively lower trading costs for a higher priced stock because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks.

Mitek’s board of directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) will provide it with the flexibility necessary to achieve the desired results of the reverse stock split. If Mitek’s stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by Mitek’s board of directors that the reverse stock split is in the best interests of

Mitek’s stockholders and Mitek at that time. In connection with any determination to effect a reverse stock split, Mitek’s board of directors will set the timing for such a split and select the specific ratio from among the five ratios described in this proxy statement. No further action on the part of the stockholders will be required to either implement or abandon the reverse stock split. If Mitek’s board of directors does not implement the reverse stock split prior to the date of Mitek’s 2007 annual meeting of stockholders, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. Mitek’s board of directors reserves its right to elect not to proceed and to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of Mitek and its stockholders.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Mitek’s common stock (the aggregate value of all Mitek’s common stock at the then current market price) after the reverse stock split will be equal to or greater than the total market capitalization before the reverse stock split or that the per share market price of Mitek’s common stock following the reverse stock split will either equal or exceed the then current per share market price.

There can be no assurance that the market price per share of Mitek’s common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of Mitek’s common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of Mitek’s common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split and, in the future, the market price of Mitek’s common stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

While Mitek’s board of directors believes a reverse stock split will help it satisfy the listing requirements of the NASDAQ Capital Market, there can be no assurance that the common stock will be listed on the NASDAQ Capital Market.

While Mitek’s board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.

A decline in the market price of Mitek’s common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of Mitek’s common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of Mitek’s common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split, and the liquidity of Mitek’s common stock could be adversely affected.

Material Effects of the Proposed Reverse Stock Split

If approved and effected, the reverse stock split will be realized simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power in us, except to the extent that the reverse stock split would otherwise result in any of our stockholders owning a fractional share or option. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-reverse stock split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of our common stock after the reverse stock split. However, because the number of authorized shares of our common stock will not be reduced, the reverse stock split will increase the board of directors’ ability to issue authorized and unissued shares in certain cases without further stockholder action. The board of directors has no current plans or intentions to issue any of such available authorized and unissued shares.

The principal effect of the reverse stock split will be that:

•	the number of shares of Mitek common stock issued and outstanding will be reduced from approximately million shares after giving effect to the merger to a range of approximately million to million shares, depending on the reverse stock split ratio determined by the board of directors;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Mitek common stock will be reduced proportionately based upon the reverse stock split ratio selected by the board of directors;

•	based on the reverse stock split ratio selected by the board of directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of Mitek common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under Mitek’s 2006 Stock Option Plan will be reduced proportionately based on the reverse stock split ratio selected by the board of directors.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, and may have greater difficulty in effecting sales.

Effect on Fractional Shares

After the consummation of a reverse stock split, you will not receive fractional shares as a result of the reverse stock split. Instead, our transfer agent, Mellon Investor Services LLC, will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of holders who would otherwise be entitled to receive fractional shares. We expect that our transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After the completion of such sale, you will receive a cash payment from our transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale; however, the proceeds will be subject to federal income tax (and may be subject to state or local income taxes). In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in us with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

If you do not hold sufficient shares to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

•	purchase a sufficient number of shares of our common stock so that you hold at least an amount of shares of common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis; or

•	if applicable, consolidate your accounts so that you hold at least an amount of shares of our common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Registered and Beneficial Stockholders

Upon the commencement of a reverse stock split, we intend to treat stockholders holding Mitek common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Mitek common stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

Mitek’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. After the consummation of a reverse stock split, these stockholders will not have stock certificates evidencing their ownership of Mitek common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable federal income tax (and may be subject to state or local income taxes) and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

Some of Mitek’s registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from Mitek’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Effect on Fractional Stockholders”. At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of Mitek common stock and outstanding rights to acquire Mitek common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Mitek common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Mitek common stock issued and outstanding based on the reverse stock split ratio selected by the board of directors. Assuming approval of Mitek proposal 3 and amendment of Mitek’s certificate of incorporation, Mitek will have 200,000,000 shares of authorized common stock, of which, at September 1, 2006, 16,739,498 shares of common stock were issued and outstanding and 51,869,458 shares of common stock will be issued to Parascript unitholders upon consummation of the merger. We will continue to have 1,000,000 authorized shares of Preferred Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Mitek common stock will be diluted.

Accounting Matters

The reverse stock split will not affect the par value of Mitek common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Mitek common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the board of directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net loss and net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which Mitek is aware to accumulate shares of Mitek common stock or obtain control of Mitek, nor is it part of a plan by management to recommend to the board of directors and stockholders a series of amendments to Mitek’s certificate of incorporation. Other than the reverse stock split proposal, the board of directors does not currently contemplate recommending the adoption of any other amendments to Mitek’s certificate of incorporation that could be construed to affect the ability of third parties to take over or change the control of Mitek.

Procedure for Effecting Reverse Stock Split

If the stockholders approve the proposal to authorize the reverse stock split and the board of directors decides to implement the reverse stock split at any time prior to the date of Mitek’s 2007 annual meeting of stockholders, Mitek will promptly file a certificate of amendment with the Secretary of State of the State of Delaware to amend Mitek’s certificate of incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date”. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

If the stockholders approve the proposal to authorize the Mitek board of directors to implement the reverse stock split and the Mitek board of directors implements the reverse stock split, Mitek will amend the existing provision of its restated certificate of incorporation relating to Mitek’s authorized capital to add the following new sentences to the end of the first paragraph of Article Fourth thereof:

“Upon the effectiveness of the Certificate of Amendment to the Certificate of Incorporation, as amended, containing this sentence, to effect a plan of recapitalization of the Corporation’s Common Stock by effecting a 1-for-         reverse stock split with respect to the issued and outstanding shares of Common Stock, without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Corporation or its stockholders every              (            ) shares of Common Stock outstanding or held by the Corporation in its treasury on the date of the filing of the Certificate of Amendment (the “Effective Time”) shall be changed and reclassified into one (1) share of Common Stock, $0.001 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock on OTC Bulletin Board on the last trading day prior to the Effective Time (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the corporation’s Board of Directors).”

The reverse stock split will be effected simultaneously for all outstanding shares of Mitek common stock and the exchange ratio will be the same for all shares of Mitek common stock. The reverse stock split will affect all of Mitek’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Mitek, except to the extent that the reverse stock split results in any of Mitek’s stockholders owning a fractional share. Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Mitek’s continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board of directors deems necessary and advisable to affect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, Mitek stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Mitek will not independently provide stockholders with any such rights.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to a U.S. holder of Mitek common stock. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including, without limitation, banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax exempt entities, holders of stock or interests in stock held as part of a hedge, straddle, constructive sale, or conversion transaction, U.S. persons whose functional currency is not the U.S. dollar, persons who have elected mark to market accounting, persons who hold stock through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, persons who have received stock in connection with the performance of services, and persons not holding stock as a capital asset. This discussion is based upon current provisions of the Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Code (i. e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term “U.S. holder” means a stockholder that is, for federal income tax purposes: an individual or resident who is a citizen or resident of the United States; a corporation (or other entity taxed as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. This discussion only applies to you if you are a U.S. holder of Mitek common stock.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. holder upon such U.S. holder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the U.S. holder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor, except that, as described below, if cash is received in lieu of fractional shares, the U.S. holder’s aggregate tax basis will be reduced by the amount attributable to the fractional shares. In general, U.S. holders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The U.S. holder’s holding period for the post-reverse stock split shares will include the period during which the U.S. holder held the pre-reverse stock split shares surrendered in the reverse stock split.

The receipt of cash instead of a fractional share of Mitek common stock by a U.S. holder of Mitek common stock will result in a taxable gain or loss to such U.S. holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder’s holding period is greater than one year as of the effective date. If you receive cash in lieu of a fractional share of Mitek common stock, your aggregate tax basis in the post-reverse stock split shares will be reduced by the basis attributable to such fractional shares.

The maximum federal income tax rate applicable to long-term capital gains of individual taxpayers, trusts and estates is currently 15%. Short-term capital gains and ordinary income are subject to maximum federal income tax rates of 35%. Corporations are subject to a maximum federal income tax rate of 35% for both capital gains and ordinary income. These rates generally apply to U.S. holders.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Required Vote

The affirmative vote of the holders of a majority of Mitek common stock having voting power present in person or represented by proxy at the Mitek special meeting is required for approval of Mitek proposal 6.

The Mitek board of directors recommends that Mitek stockholders vote “FOR” Mitek proposal 6 to approve the reverse stock split.

Mitek Proposal 7: Approval of Possible Adjournment of the Mitek Special Meeting

If Mitek fails to receive a sufficient number of votes to approve Mitek proposals 1, 2, 3, 4, 5 and 6, Mitek may propose to adjourn the Mitek special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Mitek proposals 1, 2, 3, 4, 5 and 6. Mitek currently does not intend to propose adjournment at the Mitek special meeting if there are sufficient votes to approve Mitek proposals 1, 2, 3, 4, 5 and 6.

Required Vote

The affirmative vote of the holders of a majority of the Mitek common stock having voting power present in person or represented by proxy at the Mitek special meeting is required to approve the adjournment of the Mitek special meeting for the purpose of soliciting additional proxies to approve Mitek proposals 1, 2, 3, 4, 5 and 6.

The Mitek board of directors recommends that Mitek’s stockholders vote “FOR” Mitek proposal 7 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Mitek proposals 1, 2, 3, 4, 5 and 6.

MATTERS BEING SUBMITTED TO A VOTE OF PARASCRIPT’S UNITHOLDERS

Parascript Proposal No. 1: Adoption of the Merger Agreement

At the Parascript special meeting and any adjournment or postponement thereof, Parascript unitholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that at the effective time of the merger, Mitek Merger Subsidiary, LLC will be merged with and into Parascript. Upon the consummation of the merger, Parascript will continue as the surviving corporation and will be a wholly-owned subsidiary of Mitek. The terms of, reasons for and other aspects of the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus.

Required Vote

The adoption of the merger agreement requires the affirmative vote of the holders of at least 70% of the outstanding units voting as a single class.

Parascript’s board of directors recommends a vote “FOR” the adoption of the merger agreement

Parascript Proposal No. 2: Adjournment of the Parascript Special Meeting, if Necessary, to Solicit Additional Proxies if There are Not Sufficient Votes in Favor of the Adoption of the Merger Agreement

At the Parascript special meeting and any adjournment or postponement thereof, Parascript unitholders will be asked to consider and vote upon a proposal to adjourn the Parascript special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Required Vote

The adjournment of the Parascript special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the units having voting power present in person or by proxy at the Parascript special meeting.

Parascript’s board of directors recommends a vote “FOR” the adjournment of the Parascript special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

PARASCRIPT’S BUSINESS

Overview

Parascript is a limited liability company formed in 1996 under the laws of Wyoming and is a developer of intelligent pattern recognition software which can be used in a variety of applications. Parascript’s intelligent recognition technology mimics human thinking patterns and is based on cognitive science, pattern recognition, neural networks and artificial intelligence. Applying our intelligent recognition technology to image based data, a user can automatically and accurately capture all character types, cursive handwriting, and handprint and machine print from forms, checks, and all types of mail. After data capture, the software interprets the mass of data, and makes patterns and contextual meanings clear. Finally, the data is transformed into accurate and actionable electronic information.

Currently, commercial and government organizations use Parascript’s intelligent recognition technology for mail processing, check and remittance processing, fraud detection and prevention, and forms processing. Recognized revenues have been consistent growing since 2002 and reached just over $24 million in fiscal 2005.

Parascript’s products are designed to increase productivity while reducing costs using the intelligent recognition software originally developed in Russia nearly two decades ago. Parascript’s products are normally integrated into the software systems of other companies to provide for the information flow from the original documents to the application using the information. Parascript has directed its product development efforts to allow for its software to be compatible with an extensive number of devices and operating systems.

Parascript’s revenue stream consists of licenses, royalties and usage fees for various products, and maintenance and other professional fees associated with the installation and usage of the products. Our primary market focus is in the area of mail sorting and related services with our products being used extensively by the United States Postal Service, several foreign postal services and numerous companies in their mailing and shipping services. Although other companies compete in the mail sorting and address recognition market, Parascript has continued to maintain a substantial share of this market due to the high level of performance of our products. In Parascript’s second largest market the financial services industry, Parascript’s products are used in various check and remittance processing applications. In this market, software solutions are used to read the various pieces of information on a check or remittance receipt. Of special interest is the recognition of the “legal amount” (commonly referred to as LAR) on checks which is the handwritten representation that spells out how much the check is worth. Parascript’s products are also used to verify the quality of the digital image and to provide fraud prevention functions including signature verification.

Two of Parascript’s subsidiaries, Evernote Corporation (formerly Pen & Internet, LLC) and Applied Intelligence Solutions or AIS have been or will be spun-off to the Parascript unitholders. On December 20, 2005, Parascript’s ownership in Evernote Corporation was distributed to the Parascript preferred unitholders in accordance with Parascript’s Fourth Amended Operating Agreement. As a part of the merger, AIS will be spun-off to the Parascript unitholders immediately prior to the proposed business combination and will not be a part of the combined company on a going forward basis. Pursuant to the guidelines in SFAS No. 144, “Accounting for the Impact or Disposal of Long-lived Assets” or SFAS 144, a subsidiary which is to be spun-off must be included as held and used (included in operations) until such time as the spin-off has been completed. Both subsidiaries have continually incurred losses, primarily because of research and development expenditures. Parascript is retaining no equity or other economic or cash flow interest in either of these entities.

Products

Parascript offers a wide range of software products based on its intelligent recognition technologies to a number of diverse customers. Demand for its products is driven by the desire to process information more quickly, at lower cost and with greater accuracy. Upon consummation of the merger, Parascript intends to integrate the software technology obtained from Mitek to enhance its offerings and to increase the value they represent to its customers.

Parascript’s products are grouped into four basic categories including:

•	check and payment processing

•	forms processing

•	fraud detection and prevention

•	mailing and shipping.

Check and Payment Processing. These products automate check courtesy amount and legal amount recognition (CAR/LAR), check number, payee block and MICR lines, verify signature presence, locate payor blocks and ensure that images meet rigid quality and usability assurance tests. These products include:

•	CheckPlus®: Developed for banks, financial institutions and payment processors, CheckPlus® enables efficient processing of digitized check images and makes sense of the important data encountered on checks.

•	CheckUsability®. Addresses the opportunities presented by the federal legislation known as “Check 21.” It analyzes personal and business checks for scanning distortions, field entry mistakes and provides an automatic analysis of field readability.

•	SignatureXpert®. Detects signature presence and verifies signatures on checks and other documents and reveals all types of signature fraud, including random and skilled forgery. It is easily integrated with applications that require signature verification.

Forms Processing. These products allow businesses to process all types of forms. The tools contained in the product allow for integrated keying as well as adjustable quality control and error checking. The software is designed so new applications can be implemented with minimal setup while allowing for customization to address high-volume, highly complex form processing. These products include:

•	FormXtra® Enterprise. Provides all software modules required for a complete forms processing workflow, including intelligent recognition, form definition and registration, dynamic quality control, data keying module, reporting and administration tools.

•	FormXtra® Standard. Enables customized form processing by combining Parascript’s flagship intelligent recognition technology with a form definition module. Integrators can tailor specific solutions by identifying form fields and defining formats of extracted data.

•	FieldScript®. Reads all styles of text including cursive, handprint, machine print, or any combination. FieldScript® also recognizes nearly all form field type, including name, address, amount, and check boxes.

Fraud Detection and Protection. The fraud protection products are designed to combat the growing various forms of check fraud. Two of the products deal with signature verification which can be done in a payment processing center or on-line in real time. In addition, Parascript offers a product which examines the check layout itself for potential fraudulent check stock. These products include:

•	SignatureXpert®. Detects signature presence and verifies signatures on checks and other documents and identifies types of signature fraud, including random and skilled forgery.

•	SignatureOnline™. Offers dynamic verification of signatures in an on-line environment. The product delivers superior performance by combining spatial characteristics analysis with behavioral biometrics of hand written signatures resulting in efficient detection of signature fraud, including skilled forgery.

•	CheckStock®. Provides an element of “fail safe” fraud detection, by detecting potentially counterfeit checks

Mailing and Shipping. These products are used in address recognition for sorting mail and parcels, verifying and correcting zip codes, locating and recognizing addresses and sorting incoming mail and parcels. These products may be used in both governmental and commercial applications. These products include:

•	AddressScript®. Provides automatic recognition of a complete U.S. mailing address as it appears on letter envelopes, flats, parcels or mailing labels and is uniquely able to handle all types of address data including machine print, handprint and cursive. AddressScript® automatically recognizes and cross-validates U.S. mailing addresses against the USPS database, ensuring deliverability of up to 250 million pieces of mail per day. Versions of AddressScript® have been delivered to a number of foreign posts as well as the United States Postal Service.

•	AddressSelect™. Is a high-performance address validation engine that reduces incorrect address entries so postage discounts and compliance with USPS guidelines are realized.

•	AddressParcel®. Uses the proven intelligent recognition technology implemented in Parascript’s flagship AddressScript® software to recognize the destination address on packages with the highest read rates available in the industry enabling them to function in a fully automated environment.

•	AddressLocator®. Tackles the challenges associated with locating address blocks on parcel images which allows postal and shipping agencies to process greater volumes of mail more accurately and quickly.

•	InMailRouter®. Addresses the labor-intensive sorting of incoming mail by automatically reading and sorting the entire spectrum of mail, including letters, postcards and flats to reduce labor costs.

Research and Development

Parascript believes that technical leadership is essential to its success and expects to continue to commit substantial resources to research and development. Parascript’s future success will depend in large part on its ability to enhance existing products, respond to changing customer requirements and develop and introduce new products in a timely manner that keep pace with technological developments and emerging industry standards.

Parascript’s recent major research and development initiatives include, but are not limited to:

•	Continuing to refine and develop existing products to maintain technological position in the industries that Parascript serves;

•	Developing uses for the pattern recognition software which will allow Parascript to create and/or enter new markets; and

•	Modifying existing products to run on new versions of operating systems as they are released and adopted by Parascript’s customer base.

Marketing, Sales and Distribution

Parascript’s products are marketed primarily through integrators and strategic relationships, direct sales, and resellers. End users of Parascript’s products include domestic and international postal organizations, several large banking and remittance processing companies, leading global corporations and small and medium sized enterprises around the world operating in a wide variety of industries.

Integrators and Strategic Relationships. The primary method of distribution is through third parties that integrate Parascript’s software products with other software products to form an integrated solution to a customer’s processing needs. In general, Parascript receives a fee for each sublicense of its products granted by its partners as well as maintenance fees and, in some instances, royalties.

Direct Sales. Parascript does limited direct marketing of its own products, including advertising, trade shows, web sites and promotional material. The primary objective of these marketing efforts is to create demand for Parascript’s products, to educate companies in targeted industries about the benefits of using Parascript’s software and to identify targeted sales opportunities.

Resellers. A third element of the sales and distribution strategy is the use of resellers. These companies incorporate Parascript’s software and engines in their products and sell the combined products under their own brand names. Parascript receive sublicenses fees, usage royalties and maintenance fees from the reseller for the licensing and on-going use of the products.

Maintenance and Technical Support

Parascript believes that providing a high level of customer service and technical support is critical to customer satisfaction and its success in increasing the adoption rate of its solutions. Most of its integrators, strategic partners and direct customers have maintenance and technical support agreements with Parascript that provide for fixed fee, renewable annual maintenance and technical support, consisting of technical and emergency support, bug fixes and product upgrades. Parascript offers seven-days a week, 24-hours a day telephone and e-mail support. Some of the value-added resellers, system integrators and original equipment manufacturers that offer Parascript’s products also provide customer technical support for its products through an arrangement whereby the partner handles the initial customer contact and Parascript provides secondary support and engineering assistance.

Intellectual Property Rights/Protective Measures

Parascript’s intellectual property is an important and valuable asset that enhances its competitive position. Parascript relies on patents, trademarks and trade secret laws, confidentiality procedures, contractual obligations and other measures to protect its proprietary information.

In addition to the legal protections applicable to trademarks, patents and copyrights, Parascript employs technological measures to monitor the use of its software and to protect it against unauthorized use, copying and disclosure. In this regard, Parascript increasingly uses “soft lock” software which allows Parascript to gather information on the usage or access to the software for purposes of calculating and verifying royalties and license fees owed for use of the software.

As part of Parascript’s confidentiality procedures, it generally enters into non-disclosure agreements with its employees, distributors, and integrators. Parascript’s license agreements all include confidentiality obligations with respect to software, documentation and other proprietary information. These license agreements are generally non-transferable without Parascript’s consent. Parascript also employs appropriate measures to protect its facilities, equipment and networks.

Trademarks, Patents and Copyrights

“Parascript” and the Parascript logo are trademarks or registered trademarks in the United States and other countries. In addition to “Parascript” and the Parascript logo, it has used, registered and/or applied to register other specific trademarks and service marks to help distinguish its products, technologies and services from those of its competitors in the U.S. and foreign countries and jurisdictions. Parascript enforces its trademark, service mark and trade name rights both in the U.S. and abroad. The duration of Parascript’s trademark registrations varies from country to country and in the U.S. Parascript generally is able to maintain its trademark rights and renew any trademark registrations for as long as the trademarks are in use.

Parascript’s software and related documentation are protected by copyrights. Parascript has several U.S. issued patents and pending patent applications which relate to various aspects of its products and technology. Parascript filed its first patent application in July 1999 and its most recent application in November 2004. In addition, Parascript has applied for patents in a number of foreign jurisdictions based on existing patents in the United States.

Parascript has several U.S. issued patents and pending patent applications which relate to various aspects of its products and technology. The duration of its patent for the U.S. is typically 17 years from the date of issuance of the patent or 20 years from the date of filing of the patent application resulting in the patent, which Parascript believes is adequate relative to the expected lives of its products. In addition, the Company has applied for patents in a number of foreign countries based on existing patents in the United States.

A summary of the patents and patent applications is as follows.

Patent or Application Number	Date Filed	Date of Patent	Description of Patent/application	Product	Country
6501855	7/20/1999	12/31/2002	Manual Search Restriction on Documents not having an ASCII Index	Parascript	USA
6917709	12/16/2002	7/12/2005	Automated Search on Cursive Records not Having an ASCII Index	Parascript	USA
6950555	2/17/2001	9/27/2005	Holistic—Analytical Recognition of Handwritten Text	Gov’t/Postal	USA
10/997707	11/23/2004	pending	Holistic—Analytical Recognition of Handwritten Text	Gov’t/Postal	USA
10/093184	3/6/2002	3/28/2006	Extracting Text Written on a Check	TR (Checks)	USA
10/093180	3/6/2002	pending	Payee Match Positive Pay Application	TR (Checks)	USA
10/155453	5/23/2002	pending	Distributed Signature Verification with Dynamic Database of Reference Signatures	TR (Checks)	USA
200251727	7/24/2003	pending	Holistic—Analytical Recognition of Handwritten Text	Gov’t/Postal	Canada
EP 02720749.7	7/24/2003	pending	Holistic—Analytical Recognition of Handwritten Text	Gov’t/Postal	European Union
PCT US03/06575	3/5/2003	pending	Extracting Text Written on a Check	TR (Checks)	PCT
2003225656	3/5/2003	pending	Extracting Text Written on a Check	TR (Checks)	Australia
03 744 169.8-2218	3/5/2003	pending	Extracting Text Written on a Check	TR (Checks)	European Union
PCT/US 03/06575 NZ # 535451	3/5/2003	pending	Extracting Text Written on a Check	TR (Checks)	New Zealand

Parascript’s products are protected under U.S. and international copyright laws and laws related to the protection of intellectual property and proprietary information. Parascript takes measures to label such products with the appropriate proprietary rights notices and is actively enforcing such rights in the U.S. and abroad. However, these measures may not provide sufficient protection, and Parascript’s intellectual property rights may be infringed or the validity of these rights may be challenged. While Parascript believes that its ability to maintain and protect its intellectual property rights is important to its success, it also believes that its business as a whole is not materially dependent on any particular patent, trademark, license or other intellectual property right.

Customers

While Parascript’s software solutions are used by customers in a wide variety of industries, most of their sales are done through a limited number of integrators and strategic relationships. As of December 31, 2005, Parascript had approximately 50 customers supporting approximately 10,000 installations. During 2005 and 2004, Parascript generated approximately 75% and 90%, respectively, of its revenue from the licenses and royalties related to one product, AddressScript®. Parascript’s revenue is also concentrated, with one customer being responsible for 40% and 65% of revenue in 2005 and 2004, respectively, and a second customer accounting for 25% and 11% of revenue in 2005 and 2004, respectively.

Competition

The market for Parascript’s products includes few competitors, and Parascript is in a unique competitive situation in that it provides products which are either the only ones in the market or are the industry leader. The products focus on the accuracy of the data read and the ability to electronically process a high percentage of the documents in question. As such, product performance and quality are generally more important factors in the purchasing decision than price. To this point, Parascript has been able to lead the industry in the quality factors described above and therefore maintains a significant portion of the market (75% of the check processing market in 2003 per Arthur Gingrande, a partner with Imerge Consulting, a business-process consulting firm based in Boston).

Parascript’s competitive position is such that its products are often presented as a part of a bundled solution by two or more competitors on any given opportunity.

Seasonality

As is typical for many software companies, Parascript’s business is seasonal. Product sales are generally higher in its fourth fiscal quarter. In addition, Parascript generally receives a higher volume of sales orders in the last month of a quarter, with orders concentrated in the later part of that month. Parascript believes that this seasonality primarily reflects customer spending patterns and budget cycles. Product revenue generally lags several months behind the sales orders because product revenue is not recognized until a system is installed and operational and other revenue recognition criteria are met.

In addition to annual seasonality, Parascript can experience fluctuations in their annual sales volumes as revenues are often associated with large opportunities subject to delays caused by circumstances beyond the control of Parascript.

Properties

Parascript’s properties consist of leased office facilities for sales, research and development, and administrative personnel. Parascript’s corporate headquarters consist of approximately 20,100 square feet located in Boulder, Colorado. Parascript’s facilities are occupied under a lease that expires in 2010. It also leases approximately 6,000 square feet of space in Moscow, Russia on a month to month basis (which is customary in the Moscow market) which is primarily used for research and development facilities.

Parascript believes its existing facilities will be suitable for its needs. See Parascript’s historical consolidated financial statements and accompanying notes included in this joint proxy statement/prospectus for information regarding Parascript’s operating lease obligations.

Employees

As of December 31, 2005, Parascript had 91 employees, including 56 employees in technical operations including research and development, 12 in sales, marketing, consulting, customer support and strategic initiatives and 23 in general and administrative services. Of the 91 employees, 38 are based in Moscow and the remaining 53 are based in Boulder, Colorado. Parascript has not entered into any collective bargaining agreements with its employees and believes that relations with its employees are good. Parascript believes that its future success will depend in part upon the continued service of its key employees and on its continued ability to hire and retain qualified personnel.

Legal Proceedings

Parascript has no current or pending litigation.

Deferred Revenue

A sale of a Parascript product may consist of several pieces including a licensing agreement, usage royalty agreements, annual maintenance agreements, and agreements for additional installation, training and professional services. The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended and interpreted by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants. Revenue from the initial license fees of Parascript’s software products is recognized upon receipt of an executed license agreement containing a fixed or determinable license fee, delivery of the software, and acceptance by the customer, provided that the collection of the license fee is probable and payment is due within 12 months. Software maintenance revenue related to software licenses is recognized ratably over the term of each maintenance agreement.

For software arrangements with multiple elements, Parascript applies the residual method prescribed by SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance and support, training, and limited professional services, is deferred based on vendor-specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and support as stipulated in the related customer arrangement). Revenue applicable to the delivered elements is deemed equal to the remaining amount of the fixed contract price. Assuming none of the undelivered elements is essential to the functionality of any of the delivered elements, Parascript recognizes the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for these elements have been met. Certain of Parascript’s software license arrangements result in deferring all revenue and recognizing the revenue ratably over the term of the arrangement.

The maintenance agreements will vary depending on the agreement with the customer (which may be an integrator, end-user or a reseller). Maintenance agreements are generally for a period of one year. Renewals of the maintenance agreements are a relatively small, but an important and growing part of Parascript’s business. Due to high customer satisfaction and high product value, Parascript enjoys renewal rates greater than 80% and as high as 95% depending on product line which results in very significant recurring revenue opportunity. Even though the full payment for the maintenance agreement or the renewal, as the case may be, is received at the beginning of the contract period, the revenue is recognized over the agreement or renewal period resulting in deferred revenue on the consolidated balance sheet. Deferred revenue was approximately $4.2 million and $0.9 million at December 31, 2005 and 2004, respectively. Deferred revenue represents product maintenance orders for Parascript’s software products that have been billed to and paid by its customers and for which revenue will generally be earned within the next few months although some carry over for several years and at December 31, 2005, represented certain license fees for the AddressScript product.

Product maintenance revenue recognized was approximately $1.0 million and $0.7 million for the years ended December 31, 2005 and 2004, respectively. Maintenance revenue is generally recognized over the maintenance period of twelve months.

Other Information

Parascript’s principal offices are located at 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301 and its telephone number is (303) 547-4033. Parascript’s home page on the internet is at www.parascript.com. The information on the Parascript website is not a part of this joint proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PARASCRIPT

The following discussion should be read in conjunction with Parascript’s financial statements and accompanying notes, which appear elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled “Risk Factors” and elsewhere in this joint proxy statement/prospectus, Parascript’s actual operating results, financial condition, business performance or any other aspect may differ materially from those anticipated in these forward-looking statements.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is intended to help the reader understand Parascript’s historical results and anticipated future outlook prior to the close of the proposed business combination with Mitek. This MD&A is provided as a supplement to, and should be read in conjunction with, Parascript’s consolidated financial statements and accompanying notes.

Spin-off of Applied Intelligence Solutions, LLC

As a part of the proposed business combination, the subsidiary Applied Intelligence Solutions, LLC (AIS) will be spun off to the unit holders prior to the business combination. Because the results of operations from this subsidiary will not be included in the on-going operations, this subsidiary has been considered as an Asset Held for Sale and the results of its operations excluded from the totals in the Management Discussion and Analysis below. It has also been excluded from all comparative financial statements and selected financial information included in the body of this registration statement. An analysis of the results of operations for the discontinued operations is shown at the end of this analysis. This is not consistent with the principals of SFAS 144 and US GAAP, which requires the inclusion of subsidiaries that are to be spun-off as held and used until such time as the spin-off occurs. However, the audited financial statements that are included as a portion of this filing have been prepared in accordance with SFAS 144 and include the results of AIS operations as held and used in operating income.

Parascript’s Business

Parascript develops, licenses and distributes intelligent pattern recognition software which interprets human thinking and behavioral patterns based on cognitive science, pattern recognition, neural networks and artificial intelligence. Parascript’s software applies intelligent pattern recognition to handwriting, allowing a user to automatically and accurately capture all character types, cursive, handprint and machine print from forms, checks, and mail, while dramatically reducing data entry expenses. After data capture, the software interprets the data to make patterns and contextual meanings clear, and to transform the data into accurate and actionable electronic information.

Parascript’s software is compatible with a number of devices and operating systems and can often be integrated into customer software or used in OEM scanning devices. Currently, commercial and government organizations use Parascript’s software for mail processing, check and remittance processing, fraud detection and prevention, and forms processing. Parascript’s revenues have been growing since 2001, and exceeded $24 million in 2005.

The primary implementation of Parascript’s software has been for mail sorting, handling, routing and shipping functions. This application of Parascript’s software is used by the United States Postal Service, several foreign postal services and numerous large corporations. Parascript’s software is also implemented for check and remittance authentication and processing functions by end users such as banks and retail stores. A further implementation of Parascript’s software is by governmental and commercial end users to automate the entry and processing of a large variety of forms, such as applications, and forms used in human services and benefits administration departments.

Parascript’s revenue is derived from software licensing fees, professional services fees, and ongoing maintenance services fees, with the services provided most commonly to its software resellers and strategic partners, and occasionally directly to end users. End users of Parascript’s software include corporations, banking and remittance processing institutions, strategic technology partners, domestic and foreign governmental agencies, and a number of large to medium-sized enterprises around the world operating in a wide variety of industries. Parascript’s marketing and sales force is relatively small as most of its sales come through integrators and strategic partnerships. Parascript’s fee structure typically includes any combination of an ongoing royalty or license fee, software usage fees, and periodic maintenance service fees. This structure often involves a continuing revenue stream from a single licensing transaction or installation.

Parascript invests significantly in research and development activities. In addition to maintaining its technological edge in its current markets, Parascript’s research and development efforts are directed toward developing new applications for the intelligent pattern recognition software in new markets. This involves developing new features and functionality for existing products and integrating existing products into new products and applications of its strategic partners. Research and development costs are included in operations expenses.

Parascript’s Strategy

Parascript’s strategy since inception has been to provide the most technologically efficient and advanced product in the market. Parascript identified the niches in which intelligent pattern recognition had the most widespread commercial use and established a significant presence in those markets. By developing strategic relationships with a number of integrators, OEMs and other suppliers in the industry, Parascript has not limited itself to a single hardware supplier or platform, which Parascript believes allows more penetration into the overall market. Parascript is continuing to devote significant investments into research and development into products associated with these highly saturated niches because of the need to remain the technology leader in throughput and accuracy, and to maintain its market position.

Critical Accounting Policies and Estimates

There are several accounting policies that are critical to understanding Parascript’s historical and future performance, because these policies affect the reported amounts of revenue and other significant areas in Parascript’s reported financial statements and involve management’s judgments and estimates. These critical accounting policies and estimates include:

•	revenue recognition;

•	research and development costs;

•	accounting for discontinued operations;

•	accounting for income taxes; and

•	accounting for stock options.

These policies and estimates and Parascript’s procedures related to these policies and estimates are described in detail below and under specific areas within the discussion and analysis of its financial condition and results of operations. Please refer to Note 2, “Basis of Presentation and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements of Parascript for the year ended December 31, 2005 included herein for further discussion of Parascript’s accounting policies and estimates.

Revenue Recognition

Parascript makes significant judgments related to revenue recognition. For each arrangement, Parascript makes significant judgments regarding the fair value of multiple elements contained in its arrangements and judgments regarding whether collection is probable. Parascript also makes significant judgments when accounting for potential product returns and warranty costs. These judgments, and their effect on revenue recognition, are discussed below.

Multiple Element Arrangements

For software arrangements with multiple elements, Parascript applies the residual method prescribed by SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance and support, training, and limited professional services, is deferred based on vendor-specific objective evidence (“VSOE”) of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and support as stipulated in the related customer arrangement). Revenue applicable to the delivered elements is deemed equal to the remaining amount of the fixed contract price. Assuming none of the undelivered elements is essential to the functionality of any of the delivered elements, Parascript recognizes the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for these elements have been met. Certain of Parascript’s software license arrangements result in deferring all revenue and recognizing the revenue ratably over the term of the arrangement.

Collection is Probable

Revenue related to services is generally recognized as the services are provided and amounts due from customers are deemed collectible and are contractually nonrefundable.

Royalty Revenue

Royalty revenue is derived from the licensing of Parascript’s software products to third parties, who (i) publish the software, (ii) bundle the software with their own products, or (iii) incorporate such software into their own products. Royalty revenue is recognized upon notification to us by these third parties of the number of units of such third-party products sold, and the royalty to be paid.

Product Returns and Exchanges and Warranty Costs

Parascript’s license arrangements do not typically provide customers a contractual right of return. Parascript generally offers a warranty on its products for a period of 90 days only. Parascript has not incurred any expense in connection with the warranty of its products and accordingly has not recorded an accrual for warranty provisions as of December 31, 2005.

Allowance for Doubtful Accounts

Parascript management reviews its accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible. At December 31, 2005, Parascript management has determined that all accounts receivable will be collected and therefore no allowance for doubtful accounts has been established.

Research and Development—Software Development Costs

Research and development costs are expensed as incurred and consist of salaries and other direct costs. Capitalization of software development costs commences upon the establishment of technological feasibility of the product. Parascript’s software products are deemed to be technologically feasible at the point a working model of the software product is developed, which is generally at or near the point Parascript commences field testing of the software. Through December 31, 2005, for the products developed by Parascript, the period from field-testing to general customer release of the software has been brief, and accordingly, Parascript has not capitalized any software development costs.

Discontinued Operations

In accordance with SFAS 144, Parascript has classified a certain subsidiary (Evernote Corporation) as held for sale. The operating results of such entity are presented in discontinued operations in both current periods and all comparable periods presented. Depreciation was included in operating expenses for the current fiscal year as the underlying assets are all personal property, are immaterial in amount and not subject to appreciation on the disposition of the operations. Any gain or loss on sale and any impairment losses are presented in discontinued operations when recognized.

Accounting for Income Taxes

Parascript and its subsidiaries are limited liability companies under the provisions of Wyoming law. Under those provisions, Parascript does not pay federal or state corporate income taxes on its taxable income. Income is reported on the unitholders’ individual federal or state income tax returns. Accordingly, no income tax provision has been recorded for these entities in the accompanying consolidated financial statements. After the business combination, Parascript will no longer be a limited liability company and will begin reflecting appropriate tax calculations. It is anticipated that this will have a significant impact on Parascript’s Balance Sheet, Statement of Profit and Loss and Earnings per Unit.

Parascript Management, Inc. is the manager of Parascript. It is a taxable corporation under Subchapter C of the Internal Revenue Code of 1986, as amended, and is consolidated in these financial statements. As such, it is subject to federal income taxes and any state and local income taxes that may attributable to its operations.

Parascript Management, Inc. reports income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Management’s judgments, assumptions and estimates relative to the current provisions for income tax take into account current tax laws, management’s interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. Changes in tax laws or management’s interpretation of tax laws, including the provisions of the American Jobs Creation Act of 2004, and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in Parascript’s balance sheet and results of operations.

Stock Based Compensation

Through December 31, 2005, the Company accounted for its stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company applied the intrinsic-value method of accounting and adopted only the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123. These are more fully described in Note 7 “Members Options” in the footnotes to Financial Statements presented herein. Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which requires companies to recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) is being applied on the modified prospective basis. Under the modified prospective approach, SFAS 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled.

Results of Operations of Parascript

Six Months Ended June 30, 2006 and 2005 (Unaudited)

Net revenue

Net revenue increased to $8.0 million from $5.1 million, approximately $2.9 million, or 57%, during the six months ended June 30, 2006 as compared to the same period in the prior year. The revenue increase was primarily due to an increase in licensing revenue, which increased to $5.6 million from $2.6 million, or approximately $3.0 million, or 115%, during the six months ended June 30, 2006. The largest changes were in CheckPlus® which increased by approximately $3.3 million in 2006 due to a single large order. This was off set by license fees from the AddressScript® product which declined by $0.3 million in 2006 due to a large sale to a single customer in 2005 that was not repeated in 2006. Net royalty revenues decreased to $1.4 million from $1.7 million, approximately $0.3 million, or 18%, during the six months ended June 30, 2006 as compared to the same period in the prior year due primarily to lower royalties from CheckPlus®. This is partially offset by the increased license fees which may result in additional royalties in future periods. Net development, support and professional services revenue increased to $1.0 million from $0.8 million, approximately $0.2 million, or 25%, during the six months ended June 30, 2006 as compared to the same period in the prior year. This was due primarily to a $0.3 million contract for custom work on the FieldScript® product.

Cost of revenue

Cost of revenue consists primarily of the cost of salaries and related payroll overhead and employee logistics and transportation costs. The cost of revenue decreased by less than $0.1 million to $0.6 million in 2006 from $0.7 million in 2005. As a percentage of net revenue, such costs declined during the six months ended June 30, 2006 to 8%, as compared to 13% for the same period in the prior year. The difference was primarily due to decreased costs in the professional services department. Head count had decreased in this department in 2006 compared to 2005 due to employee attrition and delays in replacing personnel. Because Parascript’s products are primarily intellectual property, the underlying costs of revenue is relatively fixed as the staff size and related expenses remain relatively constant even with changes in income levels. These costs continue to be incurred on a regular basis regardless of when the revenue is recognized as the latter is contingent on meeting revenue recognition criteria, while the expenses are not.

Research and development

Research and development expenditures increased to $3.6 million from $3.2 million, approximately $0.4 million, or 15%, for the six months ended June 30, 2006 compared to the same period in 2005. As a percentage of net revenue, research and development costs declined to 45%, from 63%, for the six months ended June 30, 2006. The increase in the absolute cost of the research and development is related to personnel and support costs. The increase related primarily to additional personnel required to meet current and future development demands. In addition, bonuses and the corresponding payroll taxes increased due to Parascript meeting its financial targets under certain of its incentive plans. The decrease in costs as a percentage of revenue is primarily a result of increased revenue.

Sales and marketing

Sales and marketing expenditures increased to $1.5 million from $0.8 million, approximately $0.7 million, or 88%, for the six months ended June 30, 2006 compared to the same period in 2005. As a percentage of net revenue, sales and marketing costs rose to 18% of net revenue, for the six months ended June 30, 2006 compared to 16% for the six months ended June 30, 2005. The increase in costs relates primarily to the increase in sales and marketing staff assigned to the Applied Intelligence Solutions (AIS) subsidiary which is nearing the completion of the development of their products and are beginning to market the product line. Marketing costs for advertising and trade shows increased substantially as a result of the focus on introducing the AIS products into the market.

General and administrative

General and administrative costs increased to $1.5 million from $1.2 million, approximately $0.3 million, or 24% for the six months ended June 30, 2006 compared to the same period in 2005. As a percentage of net revenue, general and administrative costs declined to 19% for the six months ended June 30, 2006, from 23% for the six months ended June 30, 2005. The increase in absolute costs was primarily attributable to increased salaries and bonuses in the finance and administration department in 2006 as well as approximately $113,000 in expenses related to the merger with Mitek. The decrease in costs as a percentage of revenue is a result of increased revenue.

Other income (expense) net

Other income (expense) net increased by $42,000 for the six months ended June 30, 2006. As a percentage of net revenue, such income (expense) increased to 1% of net revenue for the six months ended June 30, 2006 compared to 0% for the six months ended June 30, 2005. The increase in absolute dollars was primarily attributable to increased interest income and an exchange rate gain on a completed contract receivable collected in 2006.

Loss from discontinued operations

Loss from discontinued operations decreased approximately $1.2 million for the six months ended June 30, 2006 compared to the same period in 2005 due primarily to the spin-off of Evernote Corporation in December, 2005. No Evernote loss is therefore included in the 2006 results of operations.

Comparison of Fiscal Years Ended December 31, 2005 and 2004

Net revenue

Net revenue increased to $24.1 million, from $23.0 million, approximately $1.1 million, or 5%, during the year ended December 31, 2005 as compared to the year ended December 31, 2004. The revenue increase was primarily due to an increase in royalties arising from new licenses and royalty customers obtained in 2004 and 2005. Royalties increased to $3.7 million from $2.0 million, or approximately $1.7 million, or 85%, from 2004. The increase was primarily related to CheckPlus® products which increased $1.0 million from 2004 to 2005 due to an increase in orders during 2005 from Unisys, Orbograph and NCR. In addition, royalties from Addresscript® increased $0.5 million between the years due to an increase in orders from Bowe Bell & Howell. This increase was slightly offset by a decrease in net license revenue. Such revenue decreased to $19.2 million from $19.7 million or approximately $0.5 million, or 3%, over 2004. During 2003 and 2004, Parascript entered into several strategic marketing relationships and completed several projects with existing partners which expanded Parascript’s market penetration and “product line” (through the OEM’s product lines). Those new products remained in place in 2005 allowing license revenue to continue at a relatively similar pace. The license sales tend to be for large amounts on a non-recurring basis, so it is not unusual for there to be upward and downward fluctuations in revenue based on when contracts are completed and revenue recognition criterion are met. During 2005, license revenue from the AddressScript® increased by $0.7 million due to greater sales through postal integrators including foreign installation. This was offset to the extent of $0.6 million in check verification products and $0.5 million in the FormXtra® product due to lower or no orders in 2005 from IOS, Siemens and Mitek compared to 2004. For the year ended December 31, 2005, Parascript’s revenue from development, support and professional services decreased to $1.2 million from $1.3 million or approximately $0.1 million, or 8%, over 2004. Parascript had major development contracts in 2004 for approximately $0.5 million related to new alliances that were not repeated in 2005.

Costs of revenue

Costs of revenue consists primarily of the costs related to technical support and customer support, including the cost of salaries and related payroll overhead and employee logistics and transportation costs. The cost of revenue decreased to $1.4 million from $1.8 million, approximately $0.4 million, or 23%, for the year ended December 31, 2005 compared to 2004. As a percentage of net revenue, such costs declined to 6%, from 8%, for the twelve months ended December 31, 2005 compared to 2004. The primary driving factor in the cost of revenue is the amount of personnel time devoted to support and professional services activities as both royalties and licenses have very few direct costs associated with their production. The higher dollar spending relates to the increase in revenue that was experienced in 2004 as indicated above. In general, payroll costs declined by approximately a full time engineer while related travel costs also declined. In addition, there was a change in depreciable lives on computer software as discussed in Note 3 of the Notes to the Financial Statements that resulted in approximately $0.1 more depreciation expense in 2004 than in 2005.

Research and development

Research and development expenditures increased to $6.9 million from $6.5 million, approximately $0.4 million, or 6%, for the twelve months ended December 31, 2005 compared to 2004. As a percentage of net revenue, research and development costs increased to 29%, from 28% for the year ended December 31, 2005 compared to 2004. Payroll expenses increased in 2005 by approximately $0.3 million due to increase in head count by two persons. In addition, there was an extra $0.2 million in depreciation expense due to the change in the useful life of computer equipment from five years to three years.

Sales and marketing

Sales and marketing costs for the year ended December 31, 2005 increased to $2.3 million from $1.4 million, approximately $0.9 million, or 64%, from the year ended December 31, 2004. As a percentage of net revenue, sales and marketing costs increased to 9%, from 6% for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in absolute dollar spending is primarily related to the addition of two new vice presidents of sales for the Government and Postal Recognition Systems (GPRS) and Applied Intelligence Solutions (AIS) subsidiaries, as well as a new Marketing manager in AIS. In addition, Parascript increased its marketing expenditures at the parent level to increase brand awareness for the Parascript products and its related products. Lastly, sales and marketing activities were increased by $0.1 million for the AIS subsidiary product introduction and marketing efforts.

General and administrative

General and administrative expenses include all other departments not specifically tied to an expense area above such as Information Technology, Accounting and Finance, Executive and Administration and New Concept Development. This latter department is not technical in nature and therefore is not included in research and development nor is it associated with a current product or subsidiary so it is included in Parascript’s general overhead costs. General and administrative costs for the twelve months ended December 31, 2005 increased to $4.0 million from $3.1 million, approximately $0.9 million, or 29% from 2004. As a percentage of net revenue, general and administrative costs increased to 17%, from 13% for the year ended December 31, 2005 compared to 2004. The increase was all attributable to increases in executive compensation in 2005 due to higher bonuses under Parascript’s incentive programs.

Other income (expense) net

Other income (expense)-net for the year ended December 31, 2005 resulted in a loss of approximately $0.1 million as compared with a gain of $0.1 million for the year ended December 31, 2004. The gain in 2004 was attributable to foreign exchange gains due to Euro denominated contracts.

Loss from discontinued operations

The results from discontinued operations are all the operations of the Evernote Corporation subsidiary which was completely spun-off by December 31, 2005. The loss decreased to $1.7 million from $2.4 million, or approximately $0.7 million, or 29%, for the year ended December 31, 2005 compared to 2004. The Evernote subsidiary reflected no revenue in 2005 as the amounts received were considered deferred revenue under SOP 98-9 which resulted in a decline in gross profit of approximately $0.2 million. This was offset by an approximately $0.5 decrease in sales and marketing costs and the allocation of approximately $0.3 million of loss to the newly acquired minority interest.

Liquidity and Capital Resources

Parascript’s aggregate cash, cash equivalents and marketable securities at June 30, 2006 were $0.8 million (unaudited) compared with $0.4 million at June 30, 2005 (unaudited), $3.1 million at December 31, 2005, and $2.1 million at December 31, 2004. Cash equivalents are comprised of highly liquid investments purchased with an original or remaining maturity of 90 days or less at the date of purchase.

The table below, for the periods indicated, provides selected consolidated cash flow information (in thousands):

	Six months ended June 30,		Years ended December 31,
	2006	2005	2005	2004
Net cash provided by operating activities	$5,240	$(620)	$7,674	$9,245
Net cash used in investing activities	$(381)	$(119)	$(308)	$(195)
Net cash used in financing activities	$(7,095)	$(928)	$(6,378)	$(7,703)

Cash Flows from Operating Activities

Parascript’s cash flows from operating activities represent the most significant source of funding for its operations. The major uses of Parascript’s operating cash include funding payroll (salaries, bonuses, training and benefits), professional services and general operating expenses (marketing, travel and office facilities costs).

Operating activities provided $5.2 million in cash during the six months ended June 30, 2006 and used $0.6 million during the same period in 2005. The cash provided in 2006 came primarily from net income of $0.8 million and net collections on accounts receivable of $6.0 million. This was offset by decreases in accounts payable and accrued expenses of $0.9 million and deferred revenue of $0.8 million. The cash used for operations during the six months ended June 30, 2005 was primarily from the loss from operations of $2.0 million offset by net collections of receivables of $0.5 million and cash from discontinued operations of $0.5 million.

Operating activities provided $7.7 million and $9.2 million in cash in the years ended December 31, 2005 and 2004, respectively. Parascript’s cash provided by operating activities generally follows the trend in its net revenues and operating results. Cash provided by operating activities of $7.7 million during 2005 primarily consisted of net income of $7.7 million and non-cash charges including depreciation and amortization of $0.5 million. Other sources of cash included increases in accounts payable and accrued liabilities of $1.8 million and deferred revenues of $3.7 million. The increase in accrued liabilities primarily reflected increases in accrued bonuses and accrued vacation. The increase in deferred revenues reflected new maintenance contracts, existing maintenance contracts renewed at higher prices, and more contracts signed on a term model. These sources of cash were offset by increases in accounts receivable of $6.0 million. The increase reflects increase volume at the end of the fiscal year which was collected within the first few months of the following year and represents no changes in either credit policy, collection policy or the credit worthiness of Parascript’s customers. Other major uses of Parascript’s operating cash include funding payroll (salaries, bonuses, training and benefits), professional services and general operating expenses (marketing, travel and office facilities costs).

Cash provided by operating activities of $9.2 million during fiscal 2004 primarily consisted of our net income of $7.9 million and non-cash charges including depreciation and amortization of $0.9 million. Other sources of cash included increases in accounts payable and accrued liabilities of $0.4 million and deferred revenues of $0.5 million. The increase in accrued liabilities primarily reflected increases in accrued bonuses and accrued vacation. The increase in deferred revenues reflected the significant increase in business experienced during the year. These sources of cash were offset by increases in accounts receivable of $0.5 million. The increase reflects increased revenue and billing volume for the fiscal year and was collected within the first few months of the following year. Other major uses of our operating cash include funding payroll (salaries, bonuses, training and benefits), professional services and general operating expenses (marketing, travel and office facilities costs).

Parascript expects that cash provided by operating activities may fluctuate in future periods as a result of a number of factors including fluctuations in its net revenue and operating results, collection of accounts receivable, and timing of payments.

Cash Flows from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2006 of $0.4 million was used primarily for capital expenditures and leasehold improvements for a new facility in Moscow. Net cash used in investing activities for the six months ended June 30, 2005 of $0.1 million was used primarily for capital expenditures.

Net cash used in investing activities in 2005 consisted of $0.3 million in capital expenditures.

Net cash used in investing activities in 2004 consisted of $0.2 million in capital expenditures.

Parascript expects an increase in its capital expenditures in 2006 due to the costs associated with consolidating the operations of Mitek into its current operations and leasehold improvements in Moscow. Generally, Parascript does not anticipate its capital expenditures will significantly increase as its headquarters lease does not expire until 2010 and there are no significant additional capital acquisitions needed to maintain or increase revenues or otherwise efficiently perform its administrative functions.

Cash Flows from Financing Activities

Net cash used in financing activities during the six months ended June 30, 2006 of $7.1 million which consisted almost entirely of distributions to unit holders. Cash used in financing activities for the six months ended June 30, 2005 of $0.9 million came primarily from distributions to unit holders.

Net cash used in financing activities in 2005 of $6.4 million which consisted almost entirely of distributions to unit holders.

Net cash used in financing activities in 2004 of $7.7 million consisted primarily of $6.9 million of unit holder distributions and $0.7 million payment on the Company’s line of credit.

Parascript’s cash position will change in future periods as it will no longer be taxed as a limited liability corporation. It is anticipated that the distributions to members which has been the largest use of cash after operating expenses will decrease substantially and may be eliminated depending on the dividend policy established by the combined entities after the business combination or its operating results. This will be offset to some degree by interest expenses and the payment of income taxes at the corporate level which will affect net income, earnings per share (unit) and cash flow.

At June 30, 2006, Parascript had a deficit in working capital of $1.4 million as compared to a deficit of $1.1 million at June 30, 2005. At December 31, 2005, Parascript had $5.1 million in working capital up from $2.1 million at December 31, 2004. Parascript currently has no significant capital commitments under operating leases, which declined from $1.6 million at December 31, 2004 to $1.2 million at December 31, 2005, as a result of lease payments made during the course of fiscal 2005.

The following table summarizes Parascript’s contractual obligations as of December 31, 2005 (in thousands):

	Fiscal Years
	2006	2007	2008	2009	2010	Thereafter	Total
Operating lease obligations	$366	$253	$261	$268	$91	$0	$1,239

At June 30, 2006 and 2005 and at December 31, 2005 and 2004, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Parascript has taken numerous actions over the last several years to strengthen its cash position and balance sheet and to improve its ability to generate positive cash flow from operating activities.

Parascript expects that for the foreseeable future, its operating expenses will continue to constitute a significant use of cash flow. In addition, Parascript may use cash to fund acquisitions or invest in other businesses. Based upon Parascript’s past performance and current expectations, Parascript believes that its cash and cash equivalents, marketable securities and cash generated from operations will be sufficient to satisfy its working capital needs, capital expenditures, investment requirements, stock repurchases and financing activities for the foreseeable future.

Line of Credit

In July 2005, Parascript amended a line of credit it had entered into in 2003. Under the amended terms, there is a $7 million line which is secured by substantially all of the assets of Parascript. Of that amount $4 million (Formula Line) has availability of credit based upon current accounts receivable balances and bears interest at prime + 0.25%, but not less than 6%, (7.5% at December 31, 2005). The remaining $3 million (Non-formula Line) is based on 90 day projections and bears interest at prime + 2%, but not less than 7%, (9.25% at December 31, 2005). Both lines require monthly interest payments and mature in July 2007. As of December 31, 2005, Parascript had no borrowings against either line of credit.

Off-Balance Sheet Arrangements

Except for the commitments arising from Parascript’s operating leases arrangements disclosed in the preceding section, Parascript has no other off-balance sheet arrangements that are reasonably likely to have a material effect on Parascript’s financial statements.

Recent Accounting Pronouncements

SFAS No. 123, revised in December 2004, (SFAS No. 123(R)), became effective for Parascript beginning January 1, 2006. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS No. 123(R) requires that all unit-based payments to employees be recorded based on fair value on the date of grant and expensed over the expected service period. Prior to January 1, 2006, the Black-Scholes option pricing model was used to calculate pro forma compensation expense, this standard will also allow a binomial method. Parascript has chosen the modified prospective method of adoption. Under the modified prospective approach, SFAS 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow rather than as an operating cash flow. The adoption of this statement did not have a material effect on Parascript’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an Amendment of ARB No. 43 Chapter 4” (“FAS 151”). FAS 151 requires that items such as idle facility expense, excessive spoilage, double freight, and re-handling be recognized as current-period charges rather than be included in inventory regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. FAS 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. Parascript adopted this standard beginning in the first quarter of fiscal year 2006 and the adoption did not have any impact on the consolidated financial statements

On June 7, 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.” FAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The company adopted SFAS No. 154 effective January 1, 2006 by applying the principles to previously issued financial statements for fiscal 2004 as if the principles had always been used. SFAS No. 154 also requires changes in depreciation, amortization or depletion methods be accounted for in the period the change occurs and in future periods if the change affects both. SFAS No. 154 carries forward the previously existing guidance of APB Opinion No. 20 for reporting changes in accounting estimates and correction of an error in a previously issued financial statement. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Applications of Statement 133 to Beneficial Interests in Securitized Financial Assets. Parascript is still evaluating the impact of SFAS No. 155.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Mitek’s board of directors is currently comprised of seven directors. Following the merger, the board of directors of the combined company will be comprised of seven directors. Following the merger, the management team of the combined company is expected to be composed of certain members of the management team of Parascript and Mitek. The following table lists the names and ages as of November 1, 2006 and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger:

Name	Age	Position
Aron B. Katz	70	Chairman of the Board
James B. DeBello	48	Chief Executive Officer, Director
Jeffrey Gilb	48	President and Chief Operating Officer, Director
John M. Thornton	74	Director
Michael Bealmear	59	Director
Tesfaye Hailemichael	56	Chief Financial Officer
Alexander Filatov	47	Chief Technical Officer

Aron B. Katz. Mr. Katz has been a director of Parascript since its inception. He began his career as an attorney, after graduating from Yale Law School, where he was an editor of the Yale Law Journal, in 1960. In 1975 Mr. Katz left the practice of law, moved to Boulder, Colorado, and created an integrated real estate company, American Residential Properties, Inc. which developed, built and operated luxury garden apartment projects in the Sunbelt (particularly in Texas). Mr. Katz created a high-tech incubator company, Astarte, Inc., specializing in identifying early stage technologies, buying a controlling position in such technologies and in creating a functioning company around such technologies. Astarte developed and sold several such companies, including ParaGraph and Astarte Fiber Networks. Astarte developed Parascript (a spin off from ParaGraph), for off-line hand writing recognition technology currently used by the U.S. Postal Service.

James B. DeBello. Mr. DeBello has been a director of Mitek since November 1994. He has been President and Chief Executive Officer of Mitek since May 2003. Previously he was Chief Executive Officer of AsiaCorp Communications, Inc., a wireless data infrastructure and software company, from July 2001 to May 2003. He was Venture Chief Executive Officer for IdeaEdge Ventures, Inc., a venture capital company, from June 2000 to June 2001. From May 1999 to May 2000 he was President, Chief Operating Officer and a member of the Board of Directors of CollegeClub.com, an internet company. From November 1998 to April 1999 he was Chief Operating Officer of WirelessKnowledge, Inc., a joint venture company formed between Microsoft and Qualcomm, Inc. Before that, from November 1996 to November 1998, Mr. DeBello held positions as Vice President, Assistant General Manager and General Manager of Qualcomm, Inc.’s Eudora Internet Software Division, and Vice President of Product Management of Qualcomm, Inc.’s Subscriber Equipment Division. Mr. DeBello holds a B.A., magna cum laude and MBA from Harvard Business School and was a Rotary Scholar at the University of Singapore where he studied economics and Chinese.

Jeffrey Gilb. Mr. Gilb has served as the President, CEO and a Director of Parascript since he joined the company in September 2000. Prior to that, he had been a Vice President and General Manager for Siemens ElectroCom L.P. in the Flats Mail Business Unit and the ElectroCom Imaging Divisions from June 1995 through September 2000. From June 1988 through June 1995 he worked for Recognition International, serving in several capacities. His career began at Unisys Corporation where we worked from June 1980 through June 1988 as a Marketing Manager. Mr. Gilb has an MBA from Claremont Graduate School and a BS in a Business Administration from California State Polytechnic Institute. Mr. Gilb is a member of the Economic Club of Colorado.

John M. Thornton. Mr. Thornton has been a director of Mitek since March 1986. He was appointed Chairman of the Board as of October 1, 1987 and served as President, Chief Executive Officer and Chief Financial Officer from September 1998 to May 2003, when he resigned from his positions as President and Chief Executive Officer. He resigned from his position as Chief Financial Officer in May 2005. He continues to serve as Chairman of the Board. Previously, he served as President of Mitek from May 1991 through July 1991 and Chief Executive Officer from May 1991 through February 1992. From 1976 through 1988, Mr. Thornton served as Chairman and Vice Chairman of the Board at Micom Systems, Inc. Mr. Thornton was Chairman and President of Wavetek Corporation for 18 years. Mr. Thornton is also Chairman of the Board of Thornton Winery Corporation in Temecula, California.

Michael Bealmear. Mr. Bealmear has been a director of Mitek since April 2004. He has been President and Chief Executive Officer of Hyperroll since 2004. He was EVP and President of Worldwide Operations at Sybase, Inc. from 2002 to 2004. From 2001 to 2000 he was CEO at Convansys, Inc., from 1999 to 2000 he was CEO at Spear Technologies, and from 1997 to 1998 he was EVP at Cadence Design Systems.

Tesfaye Hailemichael. Mr. Hailemichael joined Mitek in May 2005 as Chief Financial Officer. Prior to joining Mitek, he served as Chief Financial Officer at Maxwell Technologies from 2003 to 2005. Prior to that, he served as Chief Financial Officer at Raidtec Ltd from 2001 to 2003. Prior to that, he served as Executive Vice President and Director of Transnational Computer Technology, Inc. from 1998 to 2001. Mr. Hailemichael served as Vice President of Finance and Chief Financial Officer of Dothill Systems, Inc. from 1990 to 1998.

Alexander Filatov. Dr. Filatov has been with Parascript since it was founded in 1996, serving as Senior Vice President Product Development and Engineering. Prior to 1996, Dr. Filatov was a key member of the research and development management team at ParaGraph International, where he worked in the area of handwriting recognition technology. Dr. Filatov received his Ph.D. in Applied Mathematics from the Moscow State Technical University and earned his masters degree in Applied Mathematics from the Moscow Institute of Oil and Gas.

Executive Compensation and Option Grants

Summary Compensation Tables

MITEK EXECUTIVE COMPENSATION

The following table shows the compensation Mitek paid to its Chief Executive Officer and other executive officers who served as such at the end of fiscal 2005 and received annual compensation over $100,000.

Principal Position	Year	Salary ($)	Bonus ($)	Common Stock Underlying Options (#)
John M. Thornton, Chairman (1)	2005 2004 2003	190,962 187,500 262,500	— — —
James B. DeBello President & Chief Executive Officer	2005 2004 2003	300,385 275,000 98,000	— — —	800,000
Tesfaye Hailemichael (2) Chief Financial Officer	2005	67,872	—	150,000
Murali Narayanan (3) V.P., Development	2005 2004 2003	165,000 165,000 36,000	— — —	160,000
Emmanuel DeBoucaud (4) V.P., Sales	2005 2004	150,000 37,500	$49,879 —	200,000

(1)	Mr. Thornton served as Chief Executive Officer of Mitek through May 19, 2003 and served as Chief Financial Officer of Mitek through May 9, 2005.
(2)	Mr. Hailemichael joined Mitek in May 2005 and has an annualized salary of $173,250.
(3)	Mr. Narayanan joined Mitek in July 2003 and left Mitek in January 2006.
(4)	Mr. DeBoucaud joined Mitek in July 2004 and has an annualized salary of $150,000. He received sales commissions of $49,879 during fiscal 2005.

PARASCRIPT EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal year 2005, 2004 and 2003 paid to the chief executive officer of Parascript who is expected to serve the combined company as chief operating officer following the merger and those other executive officers of Parascript, who would have been included in the Summary Compensation Table of Mitek if they had been serving as executive officers of Mitek as of September 30, 2005.

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation
Jeffrey Gilb	2005	$313,088	$72,424	$1,494,192	(1)
President and Chief	2004	$302,500	$199,927	$8,463	(1)
Executive Officer	2003	$302,500	$89,165	$385,748	(1)
Alexander Filatov	2005	$206,020	$30,172	$4,200	(2)
Senior Vice President,	2004	$197,148	$24,408	$4,100	(2)
Product Development and Engineering	2003	$184,250	$34,060	$4,000	(2)

(1)	These amounts include 401(k) matching contributions, profit sharing retirement plan contributions, “gross-up” compensation to offset taxes payable upon exercise of options to purchase units, and excess life insurance.
(2)	These amounts include 401(k) matching contributions.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Officers and Directors of Mitek

The following table sets forth information regarding the beneficial ownership of our common stock as of September 1, 2006 and after consummation of the merger by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on September 1, 2006 or after the consummation of the merger;

•	each of our current officers and directors and those persons who will serve as officers and directors after consummation of the merger;

•	each director nominee; and

•	all our current officers and directors as a group, both currently and after the consummation of the merger.

This table assumes that (i) 51,869,458 shares of Mitek common stock are issued to Parascript unitholders in the merger, and (ii) all shares held in escrow are released to the unitholders and not cancelled.

	Beneficial Ownership of Mitek Common Stock on September 1, 2006		Beneficial Ownership of Mitek Common Stock After the Consummation of the Merger
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class before Merger	Number of Shares	Percent of Class after Merger
John M. and Sally B. Thornton(2)	2,814,959	16.7%	2,814,959	4.1%
James B. DeBello(3)	1,150,000	6.6%	1,150,000	1.7%
Tesfaye Hailemichael(4)	275,000	1.6%	275,000	*
Michael Bealmear(5)	45,000	*	45,000	*
Gerald I. Farmer(6)	55,000	*	55,000	*
William Tudor(7)	65,000	*	65,000	*
Vinton Cunningham(8)	30,000	*	30,000	*
Emmanuel DeBoucaud(9)	250,000	1.5%	250,000	*
John Harland Company(10)	2,464,284	11.47%	2,464,284	3.6%
White Pine Capital, LLC(11)	984,900	5.88%	984,900	1.4%
Aron Katz(12)	0		25,290,744	36.9%
Jeffrey Gilb(13)	0		2,064,120	3.0%
Alexander Filatov(14)	0		1,403,235	2.0%
Stepan Pachikov(15)	0		5,346,117	7.8%
Pearlman Family Limited Partnership(16)	0		4,517,832	6.6%
All current Mitek directors and executive officers as a group (9 individuals)(17)	4,684,959	25.5%	4,684,959	6.6%
All post-merger directors and executive officers as a group (7 individuals)(18)	4,284,959	23.8%	33,043,058	47.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the following is 8911 Balboa Avenue, Suite B, San Diego, CA 92123.
(2)	Consists of 2,699,959 shares held by The Thornton Family Trust, of which both John M. Thornton and Sally B. Thornton, husband and wife, are trustees, as well as options to purchase 100,000 and 15,000 shares of common stock held respectively by Mr. and Ms. Thornton that are exercisable upon consummation of the merger. Ms. Thornton will not serve as a director of the combined company following consummation of the merger.
(3)	Includes 350,000 shares of common stock and options to purchase 800,000 shares of common stock that are exercisable upon consummation of the merger. Does not include options to be issued upon consummation of the merger pursuant to an employment agreement which becomes effective at such time.

(4)	Consists of options to purchase 275,000 shares of common stock that are exercisable upon consummation of the merger. Does not include options to be issued upon consummation of the merger pursuant to an employment agreement which becomes effective at such time.
(5)	Consists of options to purchase 45,000 shares of common stock that are exercisable upon consummation of the merger.
(6)	Consists of options to purchase 55,000 shares of common stock that are exercisable upon consummation of the merger.
(7)	Consists of 35,000 shares of common stock and options to purchase 30,000 shares of common stock that are exercisable upon consummation of the merger.
(8)	Consists of options to purchase 30,000 shares of common stock that are exercisable upon consummation of the merger.
(9)	Consists of options to purchase 250,000 shares of common stock that are exercisable upon consummation of the merger.
(10)	Based solely on Schedule 13G filed by the beneficial owner with the SEC on May 13, 2005. The beneficial owner’s address is 2939 Miller Road, Decatur, Georgia 30035.
(11)	Based solely on Schedule 13G filed by the beneficial owner with the SEC on February 10, 2006. The beneficial owner’s address is 60 South 6th Street, Suite 2530, Minneapolis, Minnesota 55402.
(12)	Mr. Katz will serve as chairman of the board after consummation of the merger. Consists of 24,852,330 shares of common stock held by Katz Family Limited Partnership and 438,414 shares of common stock held by Parascript Management, Inc. Mr. Katz is the sole shareholder of KFLP, Inc., the general partner of Katz Family Limited Partnership. Mr. Katz is a director and owns approximately 45% of the shares of Parascript Management, Inc. Mr. Katz’s business address is 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301-3696.
(13)	Mr. Gilb will serve as the chief operating officer of the combined company after consummation of the merger. Consists of shares held by J.E. Gilb and B.F. Gilb Revocable Living Trust, dated March 1, 2004. Does not include options to be issued upon consummation of the merger pursuant to an employment agreement which becomes effective at such time. Mr. Gilb’s business address is 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301-3696.
(14)	Mr. Filatov will serve as the chief technology officer of the combined company after consummation of the merger. Does not include options to be issued upon consummation of the merger pursuant to an employment agreement which becomes effective at such time. Mr. Filatov’s business address is 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301-3696.
(15)	Consists of 4,907,703 shares of common stock held by Pachikov Kondratieva Family LLC and 438,414 shares of common stock held by Parascript Management, Inc. Mr. Pachikov serves as a manager and together with holdings of his wife, has a 60% beneficial ownership in Pachikov Kondratieva Family LLC. Mr. Pachikov is a director and owns approximately 25% of Parascript Management, Inc.
(16)	The general partner of the Pearlman Family Limited Partnership is William Pearlman.
(17)	Includes options to purchase 1,600,000 shares of common stock that are exercisable upon consummation of the merger.
(18)	Includes options to purchase 1,235,000 shares of common stock that are exercisable upon consummation of the merger.

Security Ownership of Certain Beneficial Owners and Officers and Directors of Parascript

The following table sets forth information pertaining to the beneficial ownership of the outstanding units of Parascript as of September 1, 2006 by (a) persons known to Parascript to own more than five percent of the outstanding common units of Parascript, (b) each director and executive officer of Parascript’s manager and (c) the directors and executive officers of Parascript’s manager as a group. The information contained herein has been obtained from Parascript’s records and from information furnished to Parascript by each individual.

Name and Address of Beneficial Owner(1)	Number of Units		Approximate Percentage of Outstanding Units
Aron B. Katz	4,901,022	(2)	48.96%
Stepan Pachikov	1,036,009	(3)	10.35%
William H. Pearlman	875,498	(4)	8.75%
Jeffrey Gilb (6)	400,000	(5)	4.00%
Paula Barton (7)	41,173	(5)	*
All directors and executive officers as a group (5 individuals)	7,168,743	(5)	71.62%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the following 6899 Winchester Circle, Suite 200, Boulder, Colorado 80301-3696.
(2)

Mr. Katz is a member of the board of directors of Parascript’s manager. Consists of 4,816,063 preferred units held by Katz Family Limited Partnership and 84,959 preferred units held by Parascript Management, Inc. Mr. Katz is the sole shareholder of KFLP, Inc., the general partner of Katz Family Limited Partnership. Mr. Katz is a director and owns approximately 45% of the shares of Parascript Management, Inc.
(3)	Mr. Pachikov is a member of the board of directors of Parascript’s manager. Consists of 951,050 preferred units held by Pachikov Kondratieva Family LLC and 84,959 preferred units held by Parascript Management, Inc. Mr. Pachikov is a manager and together with holdings of his wife, has a 60% beneficial ownership in, Pachikov Kondratieva Family LLC. Mr. Pachikov is a director and owns approximately 25% of Parascript Management, Inc.
(4)	Mr. Pearlman is a member of the board of directors of Parascript’s manager. Consists of preferred units held by Pearlman Family Limited Partnership. Mr. Pearlman is the general partner of Pearlman Family Limited Partnership.
(4)	Consists of preferred units.
(5)	Mr. Gilb is a member of the board of directors of Parascript’s manager and the president and chief executive officer of Parascript’s manager.
(6)	Ms. Barton is the Vice President-Human Resources of Parascript.

Agreements with Executive Officers Following the Merger

Mitek is party to an employment agreement with each of James DeBello, Jeffrey Gilb, Tesfaye Hailemichael and Alexander Filatov dated September 18, 2006, to be effective upon consummation of the merger, pursuant to which each will be employed as an executive officer beginning upon the consummation of the merger and continuing for a minimum term of two (2) years for each of Messrs. DeBello and Gilb and one (1) year for each of Messrs. Hailemichael and Filatov, subject to termination for cause as defined in the agreement.

If the merger is consummated, Mr. DeBello will continue to serve as the combined company’s Chief Executive Officer, Mr. Gilb, currently Parascript’s President and Chief Executive Officer, will be employed as the combined company’s President and Chief Operating Officer, Mr. Hailemichael will continue to serve as the combined company’s Chief Financial Officer, and Mr. Filatov, currently Parascript’s Senior Vice President, Product Development and Engineering, will be employed as the combined company’s Chief Technical Officer. The employment agreements provide for an annual base salary for each of Messrs. DeBello, Gilb, Hailemichael and Filatov of $325,612, $325,612, $225,000 and $213,437, respectively, subject to annual increases at the discretion of the compensation committee of Mitek’s board of directors, and annual bonus compensation on the terms and conditions set forth in the agreements. Each agreement provides that, during the term of employment, the executive will be (i) entitled to participate in the group medical, dental, and long term and short term disability insurance on the same terms and conditions applicable to other senior officers of Mitek, (ii) entitled to participate in the Mitek 401(k) retirement plan, (iii) reimbursed up to $3,000 annually for monthly dues for membership in a health and fitness exercise facility and an annual physical health examination, (iv) entitled to either four or five weeks of paid vacation each year, and (v) entitled to any other fringe benefits which are provided to other senior officers of Mitek. In addition, Mr. DeBello and Mr. Gilb will be provided a $1,000,000 term life insurance policy at Mitek’s cost. Each agreement also provides that, upon commencement of the agreement, Mr. DeBello, Mr. Gilb, Mr. Hailemichael and Mr. Filatov will be granted options to purchase shares of the combined company’s common stock, with the number of options equal to 3%, 3%, 1% and 2%, respectively, of the combined company’s then-outstanding and fully diluted shares, and with one-third vesting upon completion of one full year of service and the remaining two-thirds vesting in equal monthly increments over the next 24 months.

The employment agreements provide that, if Mr. DeBello or Mr. Gilb is terminated without cause, the combined company will pay him severance compensation equal to two times his then-current base salary, and if Mr. Hailemichael or Mr. Filatov is terminated without cause, the combined company will pay him severance compensation equal to one times his then-current base salary, with one-half of the severance paid on the day immediately following the effective date of the general release executed by the executive officer, and one-half of the severance paid on the 180th day immediately following termination. In addition, Mr. DeBello and Mr. Gilb will be provided, for twenty-four months, and Mr. Hailemichael and Mr. Filatov will be provided, for twelve months, with health and medical benefits substantially identical to those he was entitled to immediately before termination. Also in the event of the executive’s termination without cause, all of his unvested options will accelerate and immediately vest and all options will be immediately exercisable at any time in the one year and ninety days following termination.

Additionally, the employment agreements contain non-solicitation, confidentiality, and non-competition provisions. During the period including the executive’s employment and two (2) years thereafter, the executive officer agrees that, without the consent of the board of directors, he or any individual or entity he controls will not directly or indirectly (i) solicit for employment or employ any person who is or was an employee, agent, or representative of Mitek, Parascript, Parascript Management, Inc., or any affiliate thereof during that period, or (ii) render any services as an employee, officer, consultant, or in any other capacity, to any individual or entity engaged in activity which is competitive with any activity of the combined company or its subsidiaries or affiliates engaged in or contemplated by the business plan at the time of the executive’s termination anywhere in Colorado, any other state where Mitek has engaged in business in the past year, or any foreign continent where it conducts business. For Mr. Filatov, the period for which these restrictions applies includes only one year following the termination of Mr. Filatov’s employment. The officers are prohibited from communicating or making accessible to any other entity, any trade secrets or confidential information proprietary to the combined company without the consent of the board of directors.

Related Party Transactions of Directors and Executive Officers

There have been no related party transactions with Mitek directors or executive officers in the last three fiscal years. None of the directors or executive officers of Parascript who will be directors or executive officers of the combined company after the merger, are, or have been, involved in a related party transaction with Mitek.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS OF MITEK AND PARASCRIPT

The following selected unaudited pro forma condensed combined financial statements give effect to the merger under the Reverse Purchase Accounting (Reverse Acquisition) method, as described in the section entitled “The Merger—Accounting Treatment”. The pro forma adjustments are made as if the merger had been completed at the beginning of the period presented on January 1, 2005 for the proforma results of operations data for the year ended December 31, 2005, and for the six months ended June 30, 2006 and as of June 30, 2006 for balance sheet purposes.

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information for the year ended December 31, 2005 and six months ended June 30, 2006 from the audited financial statements of Parascript for the year ended December 31, 2005, the unaudited financial statements of Parascript as of and for the six month period ended June 30, 2006, audited financial statements of Mitek for the year ended September 30, 2005 and unaudited financial statements of Mitek for the period ended June 30, 2006, December 31, 2005 and December 31, 2004. The Mitek statements have been modified to reflect a December fiscal year end to be consistent with the Parascript financial statements. The financial statements of Mitek for the year ended December 31, 2005 were obtained from audited and unaudited financial statements. We derived the financial information by adding September 30, 2005 Mitek operating results to the three months ended December 31, 2005 and subtracting the operating results for the three months ended December 31, 2004. Neither Parascript nor Mitek assumes any responsibility for the accuracy or completeness of the information provided by the other party. This information should be read together with the Parascript audited and unaudited financial statements and related notes included in this document under Parascript Consolidated Financial Statements and the Mitek audited and unaudited financial statements included in this document under Mitek Financial Statements.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact on the combined results. The merger will be accounted for as a “reverse acquisition” using the purchase method of accounting under generally accepted accounting principles. Although Mitek is the acquirer, Parascript will be treated as the acquiring company for accounting purposes. Under the purchase method of accounting for a reverse acquisition, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of the accounting acquirer, Mitek is recorded at their fair values at the date of the completion of the transaction. Any excess of the enterprise value in excess of the acquired entity is recognized as goodwill. Since Parascript unit holders will retain control, among other factors, on a post merger basis, the total merger purchase price consideration paid to the unit holders of Parascript is treated similar to a distribution for accounting purposes. A preliminary valuation was conducted in order to assist the management of Mitek in determining the fair values of a significant portion of these assets and liabilities. This preliminary valuation has been considered in management’s estimates of fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values cannot be made prior to the completion of the merger. The final valuation will be based on the actual net tangible and intangible assets and liabilities assumed of Mitek that exist as of the date of the completion of the merger. The fair value was determined based on Mitek common stock on the OTC for one day prior to the signing of the definitive agreement or announcement of the business combination, (July 13, 2006).

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition, the impact of ongoing integration activities, the timing of completion of the acquisition and other changes in Mitek’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

The unaudited pro forma combined information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will experience.

The following information should be read in conjunction with the unaudited pro forma condensed combined financial statements:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements.

•	Separate historical audited consolidated financial statements of Parascript as of December 31, 2005 and for the year ended December 31, 2005 and the unaudited consolidated financial statements as of June 30, 2006 and for the six months ended June 30, 2006 included elsewhere in this document.

•	Separate historical financial statements for Mitek Systems, Inc for the year ended September 30, 2005 and the nine months ended June 30, 2006 included elsewhere in this document.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AS OF JUNE 30, 2006 (In Thousands)

	Historical
	Parascript, LLC (unaudited)	Mitek Systems, Inc. (unaudited)	Pro Forma Adjustments (unaudited)	Note 2	Pro Forma Combined (unaudited)
Assets
Current Assets:
Cash and cash equivalents	$836	$1,876	$1,000	c	$3,703
			(9)	d
Accounts receivable—net of allowance for doubtful accounts	1,607	1,286	—		2,893
Inventories, prepaid expenses and other current assets	252	152	(8)	d	396

Total current assets	2,695	3,314	983		6,992
Property and equipment (net)	884	96	(18)	d	962
Fees and expenses related to financing	—	—	5,800	c	5,800
Amortizable intangible assets	—	—	17,473	b, c	17,473
Other assets	64	100	—		164

Total assets	$3,643	$3,510	$24,238		$31,391

See Notes to Unaudited Pro forma Condensed Combined Financial statements

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEETS AS OF JUNE 30, 2006 (continued)

(In Thousands)

	Historical
	Parascript, LLC (unaudited)	Mitek Systems, Inc. (unaudited)	Pro Forma Adjustments (unaudited)	Note 2	Pro Forma Combined (unaudited)
Liabilities
Current liabilities:
Current portion of capitalized lease obligations	$4	$—	$—		$4
Accounts payable	212	457	(28)	d	641
Accrued expenses and other current liabilities	919	372	(116)	d	1,175
Deferred revenue	2,847	530	(261)	d	3,116

Total current liabilities	3,982	1,359	(405)		4,936

Long-term liabilities:
Capitalized lease obligations, less current portion	10	—	—		10
Deferred revenue	556	—	—		556
Deferred rent	51	17	—		68
Convertible senior subordinated notes	—	—	35,000	c	35,000
Senior secured credit facility	—	—	55,000	c	55,000

Total long-term liabilities	617	17	90,000		90,634
Total liabilities	4,599	1,376	89,595		95,570

Shareholder’s Equity (Deficit):					—
Preferred members	1,330	—	(1,330)	a	—
Common members equity	193		(193)	a
Common stock		17	52	a	69
			(17)	b
			17	b
Additional paid-in capital	—	14,331	1,471	a	—
			(14,331)	b
			19,065	b
			(20,536)	c
Accumulated deficit	(2,479)	(12,214)	12,214	b	(64,248)
			(59,464)	c
			(2,675)	c
			370	d

Total stockholders’ equity (deficit)	(956)	2,134	(65,357)		(64,179)

Total liabilities and stockholders equity (deficit)	$3,643	$3,510	$24,238		$31,391

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(In Thousands-except share and per share data)

	Historical
	Parascript LLC (unaudited)	Mitek Systems, Inc. (unaudited)	Pro-forma Adjustment (unaudited)	Note 2	Pro-forma Combined (unaudited)
Net revenue	$8,026	$3,154	$(103)	h	$11,032
			(45)	i

Operating expenses:
Cost of revenue	647	570	(83)	h	1,236
			(45)	i
			147	e
Sales and marketing	1,458	707	(624)	h	1,802
			261	e
Research and development	3,632	706	(127)	h	4,733
			522	e
General and administrative	1,486	1,161	(186)	h	5,455
			319	e
			2,675	c

Total operating expenses	7,223	3,144	2,859		13,226

Income (loss) from operations	803	10	(3,007)		(2,194)

Other income (expense)
Interest and other income, net	49	43	—		92
Interest expense	(1)	(153)	(561)	f	(5,830)
			46	j
			(5,161)	g

Operating income (loss) before income taxes	851	(100)	(8,683)		(7,932)
Income tax expense	18	1	—		19

Income (loss) from continuing operations	$833	$(101)	$(8,683)		$(7,951)

Pro forma loss from operations per share -basic and diluted					$(0.12)
Pro forma shares used to compute net loss per share—basic and diluted					68,608,956

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(In Thousands -except share and per share data)

	Historical
	Parascript, LLC (unaudited)	Mitek Systems, Inc. (unaudited)	Pro-forma Adjustment (unaudited)		Pro-forma Combined (unaudited)
Net revenue	$24,068	$6,815	$(313)	h	$30,409
			(161)	i

Operating expenses:
Cost of revenues	1,362	1,357	(176)	h	2,690
			308	e
			(161)	i
Sales and marketing	2,258	1,893	(760)	h	3,862
			471	e
Research and development	6,860	1,464	(257)	h	9,011
			944	e
General and administrative	4,039	2,780	(362)	h	10,337
			773	e
			432	l
			2,675	c
Gain on sale of long-term assets		(1,106)			(1,106)

Total operating expenses	14,519	6,388	3,887		24,794

Income (loss) from operations	9,549	427	(4,361)		5,615

Other income (expense):
Interest and other income, net	(45)	97	—		52
Interest expense	(58)	(1,107)	(1,122)	f	(11,578)
			(9,537)	g
			376	j
			(130)	k

Operating income (loss) before income taxes	9,446	(583)	(14,774)		(5,911)
Income tax expense (benefit)	18	(1)	—		17

Income (loss) from continuing operations	$9,428	$(582)	$(14,774)		(5,928)

Pro forma loss from operations per share—basic and diluted					$(0.09)

Pro forma shares used to compute net loss per share—basic and diluted					68,608,956

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On September 18, 2006, Mitek, Mitek Acquisition Sub LLC, Parascript and Parascript Management, Inc, as member representative, entered into a definitive agreement under which Mitek Acquisition Sub LLC will be merged with and into Parascript with Parascript as the surviving company in the merger, in a transaction to be accounted for as a reverse acquisition of Mitek. For accounting purposes, Parascript will be treated as the acquirer and the continuing reporting entity, while Mitek will be treated as the acquiree. The costs of the transaction incurred by Parascript will be treated as acquisition costs and the costs of the transaction incurred by Mitek will be expensed.

The unaudited pro forma condensed combined financial statements assume the issuance of approximately 52 million shares of Mitek common stock as a portion of the consideration paid in the merger transaction which will be distributed to the Parascript shareholders in accordance with the operating agreement of Parascript. After completion of the merger, the name of Mitek will be changed to Parascript.

The following information should be read in conjunction with the pro forma condensed combined financial statements:

•	Accompanying notes to the unaudited pro forma condensed combined financial statements.

•	Separate historical audited consolidated financial statements of Parascript for the year ended December 31, 2005 and the unaudited consolidated financial statements as of June 30, 2006 and for the six months ended June 30, 2006 and 2005 included elsewhere in this joint proxy statement/prospectus.

•	Separate historical audited financial statements of Mitek as of September 30, 2005 and 2004, and the unaudited financial statements for the nine months ended June 30, 2006 and 2005 included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements were prepared using the reverse acquisition method of accounting with Parascript treated as the acquirer in accordance with US generally accepted accounting principles for accounting and financial reporting purposes. Accordingly, the assets and liabilities of Mitek have been presented at the equivalent of estimated fair value.

Note 2. Pro Forma Adjustments

There were no inter-company receivables or payables as of June 30, 2006. All inter-company revenue and expense transactions between Mitek and Parascript for the periods of these pro forma condensed combined financial statements have been eliminated in these pro forma financial statements.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Mitek and Parascript filed consolidated income tax returns during the periods presented. Parascript is a limited liability company and, as such, pays no federal or state income taxes. Rather, all net income and other tax attributes are passed on to the members of the limited liability company, and the responsibility for reporting such income rests with each member. Income taxes reflected on the Parascript statement of income are from the related VIE which is a Subchapter-C corporation, which corporation is responsible for paying tax on its taxable income. On a pro forma combined basis, Parascript and Mitek has a book and tax loss and therefore no pro forma tax provision is reflected. No pro forma deferred tax asset has been shown with respect to Mitek’s net operating loss carryforwards since, in order to show such an asset, it must be determined that it is more likely than not that there will be taxable income in future years from the combined operations. Historically, Mitek has not had taxable income and management had not yet determined that is more likely than not that there will be future taxable income which would allow the net operating losses to be used. Moreover, such losses are not allowed to be carried back to offset any income of Parascript, LLC realized in years prior to the combination. Consequently, no pro forma adjustments have been made to reflect an asset for deferred taxes.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (in 000’s):

Adjustments to proforma financial statements. (in thousands)

Balance sheet adjustments:

a) Record the recapitalization of Parascript as a fully taxable corporation and reflect the par value and additional paid in capital received in exchange for the Parascript units.

b) Record the issuance of approximately 16,739 shares of Mitek common stock to acquire Mitek based on the end-of-day-close value per share on the day before the merger agreement was initially signed (July 13, 2006). The Company believes the value of the shares may change at the closing of the transaction. The fair value of $1.14 for each share issued was based on the trading price of Mitek’s common stock as of July 13, 2006. No assurances can be provided that certain terms of the agreement may or may not be change. See “Risk Factors.”

c) Record the borrowing from Plainfield associated with the funding for the merger of $90,000 as more fully described below in Note 4. The company expects to use $80,000 to pay for the cash portion of the merger consideration and retain the remaining $1,000 for working capital purposes. The $9,000 charged at the closing represents expenses expected to be paid out at closing which will be amortized over the life of the loan, $0.5 million of intangible assets that will be amortized over a period of 84 months and transaction related expenses of $2.7 million that will be expensed at closing, all of which are reflected in results of operations and balance sheet. The balance of the cash will be distributed directly to Parascript shareholders and is offset on the balance sheet against retained earnings, then additional paid in capital or member units balances and eventually accumulated deficit.

d) To eliminate the assets and liabilities of the Applied Information Solutions (AIS) subsidiary which is not a part of the merger and will not be included in the combined company. The following is a summary of the AIS assets and liabilities at June 30, 2006:

ASSETS AND LIABILITIES OF APPLIED INTELLIGENCE SOLUTIONS, LLC (AIS)

(in thousands)

As of June 30, 2006:
Assets
Current assets
Cash	$9
Prepaid expenses	8

Total current assets	17
Property and equipment (net)	18

Total assets	$35

Liabilities
Current liabilities
Accounts payable	$28
Accrued payroll costs	79
Other accrued expenses	37
Deferred revenue	261

Total current liabilities	405

Total liabilities	$405

Income statement adjustments

e) Reflect the amortization of the intangible assets of Mitek acquired by Parascript over an average seven year life as estimated by management based on the intangible assets identified.

f) Record the amortization of loan fees associated with the borrowing from Plainfield over the term of the borrowing (5 to 5.5 years) using the effective interest method.

g) Interest expense on the long-term borrowing associated with the merger transaction, calculated based upon the terms of the borrowing but using the assumption that the loan was in place for the entire period reported as per SEC guidelines.

h) To eliminate the operations of the Applied Information Solutions (AIS) subsidiary to be spun off immediately prior to the consummation of the merger as it will not be included in the combined company.

Statement of Income of Applied Intelligence Solutions, LLC (AIS)

(in thousands)

	Six months ended June 30, 2006	Year ended December 31, 2005
Revenue	$103	$313

Operating expenses
Cost of revenue	83	176
Sales and marketing	624	760
Research and development	127	257
General and administrative	186	362

Total operating expenses	1,020	1,555

Net operating loss	$(917)	$(1,242)

i) To eliminate revenue reflected in Parascript income from sales to Mitek and the related expense reflected in the Mitek costs of revenue.

j) To eliminate interest paid on convertible debt that would not have been incurred if the loan had been paid off as of the start of the year. The terms of the borrowing preclude additional equity raises without the conversion of the loan to stock or the payoff of the loan. Therefore, a January 1, 2005 or January 1, 2006 merger would have precipitated either the conversion or payoff of the loan and there would have been no interest paid during the period. All loan fees and beneficial conversion costs were included in interest expense for the year as they would have been incurred as a part of the loan payoff.

k) To fully amortize loan fees related to convertible debt described above upon conversion of the debt to common stock.

l) To amortize the balance of deferred compensation associated with a common unit options which vests over 4 years, but which is immediately vested at the time of the merger under the terms of the option agreement.

Note 3. Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share are based on the number of shares of Parascript common stock adjusted for the recapitalization and conversion ratio and the issuance of the common stock to Mitek.

The following is a computation of the shares outstanding for the combined company without dilution:

Parascript conversion of units to shares:

Common units outstanding at 9/01/06	205,000
Preferred units outstanding at 9/01/06	9,804,653
Options outstanding at 9/01/06	42,071

Total units estimated outstanding at time of sale (assuming 9/30/06)	10,051,724

Shares received in sale transaction	51,869,458

Shares to be received per unit	5.1603

Shares to be issued to Parascript per above	51,869,458
Mitek shares outstanding as of September 7, 2006	16,739,498

Shares outstanding for pro forma calculations	68,608,956

Note 4. Convertible notes

An integral part of this merger is the borrowing of up to $95 million through a combination of a Senior Secured Credit Facility from Plainfield and senior subordinated convertible notes issued to Plainfield which are due in 2013. Without obtaining additional cash which is currently anticipated through this borrowing, Mitek would be unable to raise the cash and would be unable to consummate the transaction. Therefore, for purposes of the pro forma financial statements which are prepared on the basis of the transaction being consummated as of the first day of Parascript’s fiscal year, the transaction which generates the cash to complete the merger is included as a consolidation transaction.

Calculation of interest on variable rate facility and related sensitivity

The interest expense on the term credit facility is calculated based on the terms of the credit agreements which adjust the interest rate based on LIBOR rates. For purposes of the proforma, the LIBOR rates for 2005 and the six months ended June 30, 2006 were used. This resulted in an effective interest rate of 11.13% for 2005 and 12.56% for the six months ended June 30, 2006. As the rates are based on LIBOR, an average annual increase or decrease in the LIBOR of 1% would result in a change in interest expense of $550,000. The related effect on earnings per share would be approximately $.008 per share for each 1% annual change in the LIBOR rate.

Senior Secured Credit Facility

Mitek will enter into a 5-year Senior Secured Credit Facility with Plainfield Offshore Holdings VIII Inc. Term loans, and, at Mitek’s election, revolving loans under the credit facility will bear interest for the first year at the three-month adjusted LIBOR rate plus an interest rate spread of 750 basis points (12.87% at September 30, 2006) (at Mitek’s election, revolving loans may bear interest at a rate based on the prime rate or the federal funds rate and an interest spread of 650 basis points in the first year). In subsequent years, the interest rate spread on term loans and LIBOR-based revolving loans will fluctuate between 550 and 750 basis points (or 450 and 650 basis points for revolving loans based on the prime rate or federal funds rate), depending upon the senior leverage ratio of the Company. In no event, will the interest rate be less than 11%. Interest payments will be payable quarterly. Principal payments on the term loans under the senior secured credit facility begin in the fourth year, and are made quarterly in the amount of $2,500,000. Any remaining principal is due at the end of the fifth year. Mitek may prepay any or all of the credit facility at any time. Mandatory prepayments of the revolving facility are required if Revolving Exposures (as defined in the credit facilities documents) exceed Revolving Commitments (as defined in the credit facilities documents). Mandatory prepayments of the term facility are required (i) upon a Change of Control (as defined in the credit facilities documents), (ii) upon certain dispositions of assets (subject to a reinvestment right), (iii) upon receipt of insurance or condemnation payments (subject to a reinvestment right) and (iv) upon the issuance of equity or receipt of capital contributions, in the case of each of clauses (ii)-(iv), with baskets and exceptions as provided in the credit facilities documents. If Mitek voluntarily prepays or is required to prepay pursuant to clause (i) above any amounts outstanding under the term facility within the first year, it must pay 103% of the outstanding principal. If Mitek makes such prepayment in the second or third year, it must pay 101% of the outstanding principal. Thereafter, it may prepay without penalty. The effective interest rate of this debt for the six months ended June 30, 2006, after considering the total debt issue costs, is approximately 14.1%.

Convertible Senior Subordinated Note

Mitek also will issue $35 million in senior subordinated convertible notes that bear interest at the rate of 9.75% and have a term of six years from date of closing (—XX, 2013). The notes are convertible into shares of the combined company’s common stock at $1.60 a share which is a 14% premium to the XX-day average closing share price as of June XX, 2006. As a result of the premium there is no beneficial conversion feature to account for in the pro forma financial statements. The conversion price of the notes is subject to adjustment upon the occurrence of certain events. These events include, but are not limited to, stock splits, dividends, or grants of options in connection with the financing at prices below the conversion price. Interest payments are made quarterly. For the first four years of these notes, Mitek may elect to pay the interest either in cash or by adding to the principal of the senior subordinated convertible notes. The notes are convertible in whole or in part at any time, at the option of the holder. The effective annual interest rate of this convertible debt, after considering the total debt issue costs, is approximately 11.72%

Mitek will record debt issue costs for fees and transaction costs associated with the issuance of the senior subordinated convertible notes, and will amortize this fee over the term of the notes. Mitek will record a debt discount of $1,050,000 for debt issue costs paid to affiliates of Plainfield. The debt issue costs will be amortized over the term of the notes.

DESCRIPTION OF MITEK CAPITAL STOCK

The following information describes Mitek’s common stock and preferred stock, as well as options to purchase Mitek’s common stock, and provisions of Mitek’s certificate of incorporation and bylaws, all as in effect upon the date of this joint proxy statement/prospectus. This description is only a summary. You should also refer to Mitek’s certificate of incorporation and bylaws, which have been previously filed with the SEC and are incorporated by reference as exhibits into the registration statement of which this joint proxy statement/prospectus is a part and more fully described below.

Mitek’s authorized capital stock consists of 40 million shares of common stock, par value $.001 per share, and 1 million shares of preferred stock, par value $.001 per share.

Common Stock

As of September 1, 2006, 16,739,498 shares of common stock were issued and outstanding and held by approximately 434 record holders. 3,108,718 shares of common stock have been reserved for issuance under Mitek’s stock option plans and 1,381,428 shares of common stock have been reserved for issuance under outstanding warrants. Upon the consummation of the merger, there will be approximately 68,608,956 shares of Mitek common stock outstanding after issuing approximately 51,869,458 shares of common stock to Parascript’s unitholders pursuant to the merger.

The holders of Mitek common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of Mitek stockholders. Common stockholders have no conversion, preemptive, subscription or redemption rights. All outstanding shares of Mitek common stock are duly authorized, validly issued, fully paid and nonassessable. Upon satisfaction of Mitek’s obligations to preferred stockholders, if any, the common stockholders receive dividends when declared by the board of directors. If Mitek liquidates, dissolves or winds up its business, holders of Mitek common stock will share equally in the assets remaining after Mitek pays all of its creditors and satisfies all of its obligations to preferred stockholders.

Listing

Mitek’s common stock is quoted on the OTC Bulletin Board, under the symbol “MITK.OB”. Mitek has agreed to cause the shares of Mitek common stock Parascript unitholders will be entitled to receive pursuant to the merger to be traded on the OTC Bulletin Board.

The intention of Mitek and Parascript is that Mitek will engage in a reverse split of its common stock after the close of the merger in order to satisfy the minimum market price requirement for listing securities on the NASDAQ Capital Market. At such time, the combined company intends to file an initial listing application with the NASDAQ Capital Market. If such application is accepted, the combined company anticipates that its common stock will be listed on the NASDAQ Capital Market under the trading symbol “            .”

Transfer Agent

The transfer agent and registrar for Mitek’s common stock is Mellon Investor Services LLC, P.O. Box 3315, South Hackensack, NJ 07606, (800) 356-2017.

Preferred Stock

The Mitek board of directors can, without approval of stockholders, issue one or more series of preferred stock. The board can determine the number of shares of each series and the designation and relative rights and preferences of preferred stock, including dividend rights, conversion rights, voting rights, and redemption rights. In some cases, the issuance of preferred stock could delay, defer or prevent a change in control of Mitek and make it harder to remove present management, without further action by Mitek stockholders. Under some circumstances, preferred stock could also decrease the amount of earnings and assets available for distribution to holders of Mitek common stock if Mitek liquidates or dissolves and could also restrict or limit dividend payments to holders of Mitek common stock.

Mitek has “blank check” preferred stock authorized under its certificate of incorporation, which may be issued by the Mitek board of directors in one or more designated series. Currently, the only designated series is the “Class A Preferred Stock,” of which there are currently 1,000,000 shares designated. There are currently no shares of Class A Preferred Stock issued or outstanding.

Anti-Takeover Provisions

The provisions of the DGCL, Mitek’s certificate of incorporation and bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of Mitek. Such provisions could limit the price that some investors might be willing to pay in the future for Mitek common stock. These provisions of the DGCL and Mitek’s certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of Mitek, including unsolicited takeover attempts, even though such a transaction may offer Mitek stockholders the opportunity to sell their stock at a price above the prevailing market price.

Mitek is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two–thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 of the DGCL defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, Mitek has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change–in–control attempts and, accordingly, may discourage attempts to acquire Mitek.

Indemnification

Mitek has included in its certificate of incorporation and bylaws provisions to (i) eliminate the personal liability of Mitek’s directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (ii) indemnify Mitek’s directors and officers to the fullest extent permitted by Section 145 of the DGCL.

COMPARATIVE RIGHTS OF MITEK STOCKHOLDERS AND

PARASCRIPT UNITHOLDERS

If the merger is completed, Parascript unitholders will become Mitek stockholders. Mitek is a Delaware corporation, and the rights of Mitek stockholders are governed by the DGCL and Mitek’s certificate of incorporation and bylaws, as amended, and to the extent applicable, as described in Mitek proposals 2, 3 and 6, the amendment to Mitek’s certificate of incorporation. For more information on these proposed amendments to Mitek’s certificate of incorporation, see “Matters Being Submitted to a Vote of Mitek Stockholders” on page 87 of this joint proxy statement/prospectus.

The following is a summary of the material differences between the rights of Mitek stockholders and Parascript unitholders, but it may not contain all information important to you. Parascript unitholders should read carefully the relevant provisions of the DGCL, the certificate of incorporation and bylaws of Mitek, the Wyoming Limited Liability Company Act, and the articles of organization and operating agreement of Parascript. This summary is not intended to be a complete discussion of the respective rights of Mitek stockholders and Parascript unitholders and is qualified in its entirety by reference to the DGCL, the Wyoming Limited Liability Company Act and the various documents of Mitek and Parascript that are referred to in this summary. You should read carefully this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Mitek and being a unitholder of Parascript. Mitek has filed copies of its certificate of incorporation and bylaws with the SEC and will send copies of these documents to you upon your request. Parascript will also send copies of its documents referred to in this summary to you upon request. See the section entitled “Where You Can Find More Information” on page 152 of this joint proxy statement/prospectus.

	Mitek Stockholder Rights	Parascript Unitholder Rights
Authorized Capital Stock:	The authorized capital stock of Mitek consists of a total of 41,000,000 shares: 1,000,000 shares of preferred stock, $0.001 par value par share and 40,000,000 shares of common stock, $0.001 par value per share. Upon approval of Mitek proposal 3, the authorized number of shares of common stock will increase to 200,000,000.	The total number of units of all classes of Parascript is 14,000,000: 4,000,000 common units and 10,000,000 preferred units.

Number of Directors:	Mitek’s bylaws provide that the number of directors shall be not less than three (3) and no more than nine (9). Within the limits above specified, the number of directors shall be determined by resolution of the board of directors or by the stockholders. The Mitek board of directors currently consists of seven directors and will consist of seven directors upon the consummation of the merger.	Parascript Management, Inc. is the sole manager of Parascript. Parascript Management, Inc.’s bylaws provide that the number of directors of shall be five (5) and cannot be increased without the approval of the Parascript Management, Inc. shareholders.

Election of Directors/Managers:	Mitek’s directors are to be elected at an annual meeting of the stockholders, and each director elected shall hold office until his	The manager of Parascript is to serve until such time as it is removed for any reason with or without cause as manager by the

	Mitek Stockholder Rights	Parascript Unitholder Rights
	successor is elected. Vacancies and newly created directorships (resulting from an increase in the authorized number of directorships) may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected.	affirmative vote of the members holding at least 70% in interest of the members or until such time as it shall resign as manager. If the manager is removed or resigns, a successor manager shall be appointed as promptly as practical by the affirmative vote of more than 50% in interest of the members.

Classification of Directors:	Mitek’s certificate of incorporation and bylaws do not provide for the division of the board of directors into classes.	The organizational documents of Parascript Management, Inc. do not provide for the division of the board of directors into classes.

Removal of Directors/Managers:	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

Parascript Management, Inc. shall serve as the manager of Parascript until such time as it is removed for any reason with or without cause as manager by the affirmative vote of the members holding at least 70% in interest of the members or until such time as it shall resign as manager.

At a meeting called expressly for the purpose of removal, the entire board of directors of Parascript Management, Inc., or any lesser number may be removed, with or without case, by vote of the holders of the majority of the shares then entitled to vote at an election of the directors.

Vacancies on the Board:	Vacancies in Mitek’s board of directors and newly created directorships resulting from any increase in the authorized number thereof may be filled by a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director, and the directors so elected will hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced.	If the manager is removed or resigns, a successor manager shall be appointed as promptly as practical by the affirmative vote of more than 50% in interest of the members. Newly created directorships resulting from an increase in the number of directors of Parascript Management, Inc. and vacancies occurring in the board of directors for any reason except the removal of directors without cause may be filled by a vote of the shareholders. Vacancies occurring by reason of the removal of directors without cause shall be

	Mitek Stockholder Rights	Parascript Unitholder Rights
filled by a vote of the shareholders. A director elected to fill a vacancy caused by resignation, death or removal shall be filled by a vote of the shareholders. A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired terms of his predecessor.

Board/Manager Quorum and Vote Requirements:	At all meetings of Mitek’s board of directors, a majority of directors constitutes a quorum for the transaction of business, and the act of a majority present at any meeting at which there is quorum is the act of the board of directors.

The manager shall have complete authority, power and discretion to manage and control the business, affairs and properties of Parascript. However, the manager may take action upon the following matters only upon receiving the consent of those members holding at least 70% of the units entitled to vote, and without such consent neither Parascript nor the manager shall have any authority to engage in the following transactions: i) sell, transfer, whether in a single transaction or series of transactions, all or substantially all of the assets of Parascript; ii) convert, consolidate or merge Parascript with and into any other company; iii) dissolve or liquidate Parascript, with some exceptions; iv) amend the operating agreement; v) increase or decrease authorized units of Parascript.

A majority of the number of Parascript Management, Inc. directors fixed in accordance with the bylaws shall constitute a quorum for the transaction of business at any meeting of the board of directors. The current number of directors of Parascript Management, Inc. is five.

Board/Manager Action without a Meeting:	Any action required or permitted to be taken at any meeting of Mitek’s board of directors (or any committee thereof) may be taken without a meeting if all members of the board of directors or committee consent to the action in writing, and that writing or those	Any action required or permitted to be taken by the board of directors of Parascript Management, Inc. at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

	Mitek Stockholder Rights	Parascript Unitholder Rights
writings are filed with the minutes of proceedings of the board of directors or committee.

Stockholder/Unitholder Annual Meetings:	All meetings of the stockholders for the election of directors shall be held in the City of San Diego, State of California at such place as may be fixed from time to time by the board of directors, or at such place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Annual meetings of stockholders shall be held on the third Thursday of May if not a legal holiday, and if a legal holiday, then on the next secular following day at 10:00 am, or at such other time as shall be designated from time to time by the board of directors and state in the notice of the meeting. Written notice of the annual meeting shall be given to each stockholder entitled to vote not less than ten (10) nor more than thirty (30) days before the date of the meeting.	Regular meetings of the members shall be held at least once each fiscal year. A notice with respect to each such meeting containing the place and date thereof and a proposed agenda therefor shall be given to each member no earlier than sixty (60) days and no later than ten (10) days, in the case of a regular meeting, and no earlier than thirty (30) days and no later than five (5) days, in the case of a special meeting, prior to the scheduled date of such meeting (members may waive notice).

Special Meetings of Stockholders/Unitholders:	Meetings of stockholders for any other purpose other than election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Special meetings of the stockholders for any purpose or purposes may be called by the chairman of the board or the president and shall be called by the chairman of the board, the president or the secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning not less than ten percent (10%) of the entire capital stock of the corporation issued and outstanding and entitled to vote. Written notice shall be given not	Special meetings of the members shall be held at such times as the manager may request. A notice with respect to each such meeting containing the place and date thereof and a proposed agenda therefor shall be given to each member no earlier than sixty (60) days and no later than ten (10) days, in the case of a regular meeting, and no earlier than thirty (30) days and no later than five (5) days, in the case of a special meeting, prior to the scheduled date of such meeting (members may waive notice).

	Mitek Stockholder Rights	Parascript Unitholder Rights
less than ten (10) nor more than thirty (30) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Stockholder/Unitholder Quorum Requirements:	The holders of a majority of outstanding stock of Mitek entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum at all meetings. If a quorum is not present or represented at any meeting of stockholders, the stockholders entitled to vote shall have the power to adjourn the meeting from time to time without notice other than an announcement at the meeting, until a quorum shall be represented.	The holders of a majority of outstanding units entitled to vote present in person or by proxy shall constitute a quorum for the transaction of business at all meetings of the members.

Stockholder/Unitholder Proposals:	Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.	Each member shall be entitled to waive notice to meetings, and if the meeting is an annual meeting, raise issues at such meeting relating to the business and operations of Parascript, even if such issues are not set forth in the agenda.

Action of Stockholders and Unitholders by Written Consent:	Any action required or permitted to be taken by Mitek’s stockholders at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required or permitted to be taken at any annual or special meeting of members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders who hold of record the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the members are required to vote thereon were present and voted. The written consent shall bear the date of signature of each member who signs the consent.

Voting Rights:	Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years

Each holder of common units shall be entitled to one vote per common unit held of record on Parascript’s books as to the matter that comes before the members for a vote.

Except as provided by applicable law, the Series A preferred units

	Mitek Stockholder Rights	Parascript Unitholder Rights
from its date, unless the proxy provides for a longer period. When a quorum is present at a meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the certificate of incorporation or the DGCL requires otherwise.

shall have one vote per unit (appropriately adjusted for unit splits, unit dividends and the like so that each Series A preferred unit will have the same relative voting power as before such event) together with all other classes and series of units of Parascript as a single class on all actions to be taken by the members of Parascript.

Dividend/Distribution Rights:	Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock. Pursuant to DGCL § 170, directors may declare and pay dividends out of Mitek’s surplus. Surplus is the excess, at any given time of the net assets (the amount by which total assets exceed total liabilities) of the corporation over the amount so determined to be capital. Or, in case there is no such surplus, out of the net profits for the fiscal year. If the capital of the corporation amounts to less than the aggregate amount of the capital represented by the issued and outstanding stock, the directors shall not issue any dividends until the deficiency has been repaired.	If Parascript has funds available for distribution as described in the Operating Agreement, all or a portion of such distributable funds may, at the sole discretion of the manager, be distributed to the holder of units in proportion to the number of units held.

Appraisal Rights:	Under DGCL § 262, Mitek’s stockholders have rights to seek appraisal of the fair value of shares in certain circumstances, which do not apply to the contemplated merger.	The Wyoming Limited Liability Company Act and Parascript’s operating agreement do not provide the Parascript unitholders with appraisal rights. In addition, the operating agreement provides that if the managers and the members holding at least 70% of the outstanding units approve a merger, consolidation or similar transaction involving the sale of all or substantially of the units and the approved sale is structured as a merger, each holder of units is required to waive any dissenters’

	Mitek Stockholder Rights	Parascript Unitholder Rights
rights, appraisal rights, or similar rights that such holder may have in connection with such merger.

Amendment of Certificate of Incorporation/Articles of Organization:	DGCL § 242(b)(1) provides that the board of directors may amend the Certificate of Incorporation by adopting a resolution setting forth the amendment proposed and declaring its advisability. In accordance with the DGCL and Mitek’s certificate of incorporation, a majority of the outstanding stock must be voted in favor of any amendment to Mitek’s certificate of incorporation.	§ 17-15-129 of the Wyoming Limited Liability Company Act provides that the articles or organization may be amended when such amendment is approved by all of the members.

Amendment of Bylaws/Operating Agreement:	Mitek’s Bylaws may be amended, altered or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or board of directors or any special meeting of the stockholders or board of directors if notice of the alteration, amendment, repeal or adoption of new bylaws is contained in the notice of the special meeting.	Amendments to the operating agreement may be proposed from time to time by the manager, which shall be submitted to the members and this submission may seek either a written vote or call a meeting. The operating agreement cannot be amended without the consent of each person adversely affected if such amendment would modify the limited liability of a member, require additional capital contributions, alter a member’s right to transfer his units, have an adverse economic effect on such person (such as a reduction in profits or capital), limit or adversely effect voting rights, although consent is not required if the reduction in voting rights or capital applies to all members.

Liability of Directors:	Mitek’s certificate of incorporation provides that pursuant to DGCL § 102(b)(7) a director will not be personally liable to Mitek or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to Mitek or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation	A manager shall not be liable to Parascript or its members for any actions it takes or omits to take as manager if in connection with such action or omission, the manager performed his duties in good faith, as an ordinarily prudent person would, and in a manner it reasonably believes to be in the best interests of Parascript. No manager shall have any personal liability for monetary damages to Parascript or its members for

	Mitek Stockholder Rights	Parascript Unitholder Rights
	of law, (iii) under DGCL §174 (relating to unlawful payment of dividends or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit.	breach of his fiduciary duty as manager, except when the manager’s acts or omissions are not in good faith and involve intentional misconduct, and any transaction where the manager directly derives an improper personal benefit.

Indemnification of Directors/Managers, Officers and Employees:	Pursuant to DGCL §145, Mitek will indemnify its officers, directors, employees and agents, and those who served at the request of Mitek as an officer, director, employee, or agent of another entity who are a party to or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding. Expenses (including attorneys’ fees, judgment, fines) actually incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding will be paid by Mitek if the indemnity acted in good faith and was not opposed to the best interests of the corporation. This right shall include the right of any officer or director to be paid the expenses incurred in defending any such proceeding in advance of its final disposition, provided however that an advancement of expenses shall only be made after the delivery of an undertaking to Mitek. Expenses (including attorneys’ fees) incurred shall be paid by the corporation only as authorized upon the terms and conditions, if any, as the board of directors deems appropriate.	Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative by reason of the fact that the person was a manager or officer of Parascript or was serving at the request of Parascript as a manager, director, officer, partner, venturer, proprietor, trustee or employee, shall be indemnified by Parascript to the fullest extent permitted by the Wyoming Limited Liability Company Act against judgments, penalties, fines, settlements and reasonable expenses (including Attorneys fees) actually incurred by such person in connection with such proceeding. Pursuant to §17-15-113, neither the members of a limited liability company nor the managers of a limited liability company managed by a manager or managers are liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the limited liability company. However, under §17-15-133 of the Wyoming Limited Liability Company Act, all persons who assume to act as a limited liability company without authority to do so shall be jointly and severally liable for all debts and liabilities.

EXPERTS

The financial statements of Mitek Systems, Inc., as of September 30, 2005 and for each of the two years in the period then ended, included in this registration statement have been audited by Stonefield Josephson, Inc. an independent registered public accounting firm, as stated in their report appearing in the Company’s Annual Report on Form 10-KSB as filed on November 30, 2005 with the Securities and Exchange Commission, to the extent and for the period indicated in their report, have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Parascript, LLC as of and for the year ended December 31, 2005 included in this joint proxy statement/prospectus have been audited by Anton Collins Mitchell LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Parascript, LLC for the year ended December 31, 2004 included in this joint proxy statement/prospectus have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

Anton Collins Mitchell LLP acted as the independent auditor for Parascript, LLC for the year ended December 31, 2005. The financial statements of Parascript, LLC for 2003 and 2004 were previously audited by Anton Collins Mitchell LLP. Anton Collins Mitchell LLP assisted Parascript, LLC in its preparation of its financial statements during 2003 and 2004, which assistance, although permissible under independence standards afforded privately owned companies, is incompatible with independence standards promulgated by the Securities and Exchange Commission. Accordingly, Parascript, LLC engaged Mayer Hoffman McCann P.C. to perform a re-audit of its 2003 and 2004 financial statements.

Since the audit of Parascript, LLC for the year ended December 31, 2003, Parascript, LLC engaged Anton Collins Mitchell LLP to audit its consolidated financial statements as of the end of each of its fiscal years. In connection with the merger, Anton Collins Mitchell LLP informed Parascript, LLC that, as the result of certain assistance provided to Parascript, LLC during the course of their 2004 and 2003 audits, Anton Collins Mitchell LLP concluded that it did not meet the independence requirements of Rule 2-01(c)(4)(i) of Regulation S-X in connection with Parascript’s fiscal years ended December 31, 2004 and 2003. Therefore, on April 24, 2006, Anton Collins Mitchell LLP declined to stand for re-election. Accordingly, on May 15, 2006, Parascript, LLC engaged Mayer Hoffmann McCann P.C. to re-audit its consolidated financial statements for 2004 and 2003 in order to satisfy the independence requirements of the SEC. The board of directors of Parascript LLC approved the decision for Mayer Hoffman McCann P.C. to re-audit its 2004 and 2003 financial statements. On February 7, 2006, Parascript engaged Anton Collins Mitchell LLP to audit its financial statements for the year ended December 31, 2005, and Anton Collins Mitchell LLP has informed Parascript, LLC that they meet the applicable independence requirements of the SEC in respect of Parascript LLC’s 2005 fiscal year. In connection with their acceptance to be appointed independent auditors for Parascript LLC’s 2005 fiscal year, Anton Collins Mitchell LLP informed the Company that it would only perform the 2005 audit and declined to be appointed as independent auditor going forward. As of November 8, 2006, the board of directors has not determined who will be the continuing independent auditors.

The report of Anton Collins Mitchell LLP on Parascript, LLC’s consolidated financial statements for the year ended December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the Anton Collins Mitchell LLP’s audit of Parascript’s consolidated financial statements for the year ended December 31,

2005 and through November 6, 2006, the date on which Anton Collins Mitchell LLP provided their consent for the inclusion of their report on Parascript LLC financial statements for the year ended December 31, 2005 in the filing of this registration statement, there were no reportable events and no disagreements with Anton Collins Mitchell LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which, if not resolved to the satisfaction of Anton Collins Mitchell LLP would have caused Anton Collins Mitchell LLP to make reference to the matter in their report. Parascript, LLC did not consult Anton Collins Mitchell LLP with respect to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on Parascript, LLC’s consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B. Parascript, LLC has requested Anton Collins Mitchell LLP to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter confirming its agreement is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

The report of Mayer Hoffmann McCann P.C. on Parascript’s consolidated financial statements for the years ended December 31, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with Mayer Hoffmann McCann P.C.’s audit of Parascript’s consolidated financial statements for the years ended December 31, 2004 and 2003, there were no reportable events and no disagreements with Mayer Hoffmann McCann P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Mayer Hoffmann McCann P.C. would have caused Mayer Hoffmann McCann P.C. to make reference to the matter in their report. During Parascript’s two fiscal years ended December 31, 2004 and 2003, Parascript did not consult Mayer Hoffmann McCann P.C. with respect to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on Parascript’s consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B. Parascript has requested Mayer Hoffmann McCann P.C. to furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of that letter confirming its agreement is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

LEGAL MATTERS

The legality of the Mitek common stock offered hereby will be passed upon for Mitek by Duane Morris, LLP, counsel to Mitek.

WHERE YOU CAN FIND MORE INFORMATION

Mitek files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Mitek at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy and information statements and other information, including those filed by Mitek, at http://www.sec.gov. You may also access Mitek’s SEC filings and obtain other information about Mitek through its website at http://www.miteksystems.com. The information contained at this website is not incorporated by reference into this joint proxy statement/prospectus.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by Mitek to register the shares of stock to be issued in the acquisition and the exhibits to the registration statement. The SEC allows Mitek to “incorporate by reference” information into this joint proxy statement/prospectus, which means that Mitek can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Mitek (Commission file number 0-15235) has previously filed with the SEC. These documents contain important information about Mitek and its financial condition.

MITEK FILINGS WITH THE SEC	PERIOD AND/OR FILING DATE

Annual Report on Form 10-KSB	Fiscal year ended September 30, 2005, as filed November 30, 2005

Quarterly Report on Form 10-QSB	Quarters ended December 31, 2005, March 31, 2006 and June 30, 2006, as filed February 14, 2006, May 15, 2006 and July 31, 2006, respectively

Current Report on Form 8-K	Filed December 5, 2005, June 7, 2006, July 14, 2006, August 1, 2006 and September 22, 2006

All documents filed by Mitek pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this joint proxy statement/prospectus to the date of its special meeting are also deemed to be incorporated herein by reference.

You may also obtain copies of any document incorporated in this joint proxy statement/prospectus, without charge, by requesting them in writing, by telephone or by e-mail from Mitek at the following address:

Mitek Systems, Inc.

8911 Balboa Ave, Ste B

San Diego, California 92123

Attn: Chief Financial Officer

Telephone: (858) 503-7810

e-mail: thailemichael@miteksystems.com

Mitek has not authorized anyone to give any information or make any representation about the acquisition that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

MITEK SYSTEMS, INC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

Balance Sheets as of September 30, 2005 (audited) and June 30, 2006 (unaudited)	F-3

Statements of Operations for the years ended September 30, 2005 and 2004 (audited) and for the nine months ended June 30, 2006 and 2005 (unaudited)	F-4

Statements of Cash Flows for the years ended September 30, 2005 and 2004 (audited) and for the nine months ended June 30, 2006 and 2005 (unaudited)	F-5

Statements of Stockholders’ Deficit for the years ended September 30, 2005 and 2004 (audited) and for the nine months ended June 30, 2006 (unaudited)	F-6

Notes to Financial Statements	F-7

PARASCRIPT, LLC

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F-24

Consolidated Balance Sheet as of December 31, 2005 (audited) and June 30, 2006 (unaudited)	F-25

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 (audited) and for the six months ended June 30, 2006 and 2005 (unaudited)	F-26

Consolidated Statements of Members’ Equity ( Deficit) for the years ended December 31, 2005 and 2004 (audited) and for the six months ended June 30, 2006 (unaudited)	F-27

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 (audited) and for the six months ended June 30, 2006 and 2005 (unaudited)	F-28

Notes to Consolidated Financial Statements	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Mitek Systems, Inc.:

San Diego, California

We have audited the accompanying balance sheet of Mitek Systems, Inc. (the “Company”) as of September 30, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended September 30, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 2005, and the results of its operations and its cash flows for the years ended September 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.

Los Angeles, California

November 21, 2005

MITEK SYSTEMS, INC.

BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 (Audited)

AS OF JUNE 30, 2006 (Unaudited)

	June 30 2006	September 30 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,875,986	$2,387,204
Accounts receivable-net of allowances of $55,631 (unaudited) and $48,631, respectively	1,286,320	773,210
Inventory, prepaid expenses and other current assets	152,330	162,337

Total current assets	3,314,636	3,322,751
PROPERTY AND EQUIPMENT—net	95,621	82,626
OTHER ASSETS	99,846	148,580

TOTAL ASSETS	$3,510,103	$3,553,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$456,613	$206,936
Accrued payroll and related taxes	285,422	351,105
Deferred revenue	529,977	427,507
Other accrued liabilities	86,977	300,341
Current portion of Convertible Debt, net of unamortized debt issue costs of $376,723 (September 30, 2005 only)	0	714,187

Total current liabilities	1,358,989	2,000,076
LONG-TERM LIABILITIES:
Convertible Debt, net of unamortized debt issue costs of $41,363 (September 30, 2005 only)	0	507,046
Deferred rent	16,723	0

Total long-term liabilities	16,723	507,046
TOTAL LIABILITIES	1,375,712	2,507,122

COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock—$.001 par value; 40,000,000 shares authorized, 16,709,498 (unaudited) and 14,332,337 issued and outstanding at June 30, 2006 and September 30, 2005, respectively	16,709	14,332
Additional paid-in capital	14,330,647	12,672,635
Accumulated deficit	(12,212,965)	(11,640,132)

Total stockholders’ equity	2,134,391	1,046,835

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,510,103	$3,553,957

The accompanying notes form an integral part to these financial statements.

MITEK SYSTEMS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 (Audited)

FOR THE NINE MONTHS ENDED JUNE 30, 2006 AND 2005 (Unaudited)

	NINE MONTHS ENDED		YEARS ENDED SEPTEMBER 30
	JUNE 30 2006	JUNE 30 2005	2005	2004
	(Unaudited)	(Unaudited)
SALES
Software, including approximately $67,000 and $88,000 for the nine months ended June 30, 2006 and 2005, respectively (unaudited) and $195,880 and $0 in the year ended September 2005 and 2004, respectively to a related party	$2,361,721	$2,696,435	$4,432,043	$2,229,812
Hardware	0	0	0	858,571
Professional Services, education and other, including approximately $1,062,000 and $525,000 for the nine months ended June 30, 2006 and 2005, respectively (unaudited), and $750,000 to a related party for the year ended September 30, 2005	2,313,086	1,857,706	2,161,802	2,151,929

NET SALES	4,674,807	4,554,141	6,593,845	5,240,312
COSTS AND EXPENSES:
Cost of Sales-Software	191,302	248,099	300,606	497,950
Cost of Sales-Hardware	0	0	0	805,080
Cost of Sales-Professional Services, education and other	789,067	495,381	829,088	676,860
Operations	63,092	111,716	145,223	1,136,024
Selling and marketing	1,105,428	1,717,084	2,073,977	1,942,064
Research and development	1,033,260	1,193,508	1,507,510	2,204,101
General and administrative	1,649,718	2,634,007	3,050,037	2,720,452
Gain on sale of CheckQuest assets to Harland	0	(1,000,000)	(1,106,129)	(1,270,355)

Total costs and expenses	4,831,867	5,399,795	6,800,312	8,712,176

OPERATING LOSS	(157,060)	(845,654)	(206,467)	(3,471,864)
OTHER INCOME (EXPENSE):
Interest expense	(465,230)	(745,652)	(929,066)	(355,426)
Change in fair value of warrant liability	0	81,993	81,993	(48,020)
Interest and other income	50,257	23,172	25,470	31,152

Total other income (expense)	(414,973)	(640,487)	(821,603)	(372,294)

LOSS BEFORE INCOME TAXES	(572,033)	(1,486,141)	(1,028,070)	(3,844,158)
(PROVISION) BENEFIT FOR INCOME TAXES	(800)	604	714	(2,168)

NET LOSS	$(572,833)	$(1,485,537)	$(1,027,356)	$(3,846,326)

NET LOSS PER SHARE—BASIC AND DILUTED	$(0.04)	$(0.12)	$(0.08)	$(0.34)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—BASIC AND DILUTED	15,630,210	12,123,390	12,569,617	11,353,171

The accompanying notes form an integral part to these financial statements

MITEK SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 (Audited)

FOR THE NINE MONTHS ENDED JUNE 30, 2006 (Unaudited)

	NINE MONTHS ENDED		YEARS ENDED SEPTEMBER 30
	JUNE 30 2006	JUNE 30 2005	2005	2004
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(572,833)	$(1,485,537)	$(1,027,356)	$(3,846,326)
Adjustments to reconcile net loss used in operating activities:
Depreciation and amortization	39,725	74,595	92,320	441,171
Provision (recoveries) for bad debts	7,000	24,000	(31,000)	519,776
(Gain) Loss on disposal of property and equipment	(2,551)	0	0	3,564
Gain on sale of checkquest assets	0		(1,106,129)	(1,270,355)
Change in fair value of warrant liability	0	(81,993)	(81,993)	48,020
Amortization of debt discount	418,085	384,735	526,938	96,247
Provision for sales returns & allowances	(57,000)	(6,412)	(14,583)	(29,336)
Fair value of stock options issued to non-employees	0	2,580	2,580	15,698
Gain on sale of equity investment	0	(16,159)	(16,159)	0
Changes in assets and liabilities:
Accounts receivable	(520,110)	(516,557)	(172,056)	1,357,328
Inventory, prepaid expenses, and other assets	58,741	(17,940)	(126,434)	(95,685)
Accounts payable	249,677	44,612	(81,973)	(592,123)
Accrued payroll and related taxes	(65,683)	36,445	111,105	(450,388)
Long-term payable	0	0	0	(34,194)
Deferred revenue	102,470	119,392	29,783	181,995
Other accrued liabilities	(139,641)	(164,139)	(127,217)	273,651

Net cash used in operating activities	(482,120)	(1,602,378)	(2,022,174)	(3,380,957)
INVESTING ACTIVITIES
Purchases of property and equipment	(54,319)	(48,931)	(48,932)	(70,803)
Proceeds from sale of property and equipment	4,150	569	569	0
Proceeds from sale of assets,
net of expenses	0	0	1,000,000	1,139,992
Net liabilities sold and expenses of sale
Proceeds (advances) on related party note receivable-net	0	150,000	150,000	46,619

Net cash provided by investing activities	(50,169)	101,638	1,101,637	1,115,808
FINANCING ACTIVITIES
Repayment of borrowings	0	(636,364)	(800,682)	0
Proceeds from convertible debt	0	0	0	3,000,000
Financing costs related to convertible debt	0	0	0	(151,000)
Proceeds from sale of common stock	0	1,500,000	1,501,250	0
Proceeds from exercise of stock options	21,071	0	0	204,220

Net cash provided by financing activities	21,071	863,636	700,568	3,053,220

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(511,218)	(637,104)	(219,969)	788,071
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,387,204	2,607,173	2,607,173	1,819,102

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,875,986	$1,970,069	$2,387,204	$2,607,173

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$47,146	$360,916	$402,127	$51,159

Cash paid for income taxes	$800	$1,056	$1,056	$2,166

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Options issued in exchange for services	$—	$—	$2,580	$15,698
Warrants issued in connection with financing	$—	$73,159	$73,159	$367,887
Conversion of debt to equity			$560,000
Settlement of indemnification liability			$106,129
Beneficial conversion feature of convertible debt	$—	$—	$—	$522,384
Settlement of registration penalty through issuance of warrants	$—	$—	$208,000	$—
Reclassification of warrants with registration obligation to liability	$—	$—	$73,159	$—
Reclassification of warrants upon fulfillment of obligations to equity	$—	$—	$407,074	$—
Conversion of debt to equity	$1,639,318	$—	$—	$—

The accompanying notes form an integral part to these financial statements.

MITEK SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 (Audited)

FOR THE NINE MONTHS ENDED JUNE 30, 2006 (Unaudited)

	Common Stock Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Net
Balance, October 1, 2003	11,185,282	$11,185	$9,327,736	$(6,766,450)	$2,572,471
Exercise of stock options	204,199	204	204,016		204,220
Fair value of stock options issued to non-employees			15,698		15,698
Beneficial conversion feature embedded in convertible debt			522,383		522,383
Net loss				(3,846,326)	(3,846,326)

Balance, September 30, 2004	11,389,481	$11,389	$10,069,833	$(10,612,776)	$(531,554)
Fair value of stock options issued to non-employees			2,580		2,580
Issuance of common stock	2,142,856	2,143	1,499,107		1,501,250
Common stock issued in exchange for convertible debt	800,000	800	559,200		560,000
Settlement of registration penalty through issuance of warrants			208,000		208,000
Reclassification of warrants with registration obligation to liability			(73,159)		(73,159)
Reclassification of warrants upon fulfillment of registration obligations to equity			407,074		407,074
Net loss				(1,027,356)	(1,027,356)

Balance, September 30, 2005	14,332,337	14,332	12,672,635	$(11,640,132)	$1,046,835
Exercise of stock options (unaudited)	35,278	35	21,036		21,071
Common stock issued in exchange for convertible debt (unaudited)	2,341,883	2,342	1,636,976		1,639,318
Net loss (unaudited)				(572,833)	(572,833)

Balance, June 30, 2006 (unaudited)	16,709,498	$16,709	$14,330,647	$(12,212,965)	$2,134,391

The accompanying notes form an integral part to these financial statements.

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—Mitek Systems, Inc. (the “Company”) is a designer, manufacturer and marketer of advanced character recognition products for intelligent forms processing applications (“Character Recognition”) with an emphasis in document imaging system products and solutions systems integration services.

The Company had a cash balance of $1.9 million as of June 30, 2006. The cash balance and cash to be generated from operations for the next twelve months will be adequate to satisfy its working capital needs for the next twelve months. The company has incurred losses in 2006, 2005 and 2004. However, its losses have improved in 2006 and 2005 compared with 2004. In 2004, the Company addressed its cash requirements by issuing Convertible Debt as discussed in Note 5 of the accompanying financial statements. Additionally, the Company received equity investment and reduced its expected future cash needs by entering into the agreement with Harland Financial Solutions whereby certain personnel and overhead expenses were assumed by Harland in the transactions discussed in Note 7 of the accompanying financial statements. Should additional losses occur, the Company may need to raise significant additional funds to continue its activities. In the absence of positive cash flows from operations, the Company may be dependent on its ability to secure additional funding through the issuance of debt or equity instruments. If adequate funds are not available, the Company may be forced to significantly curtail its operations or to obtain funds through entering into additional collaborative agreements or other arrangements that may be on unfavorable terms. The Company's failure to raise sufficient additional funds on favorable terms, or at all, would have a material adverse effect on its business, results of operations and financial position.

Basis of Accounting—The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Unaudited Interim Financial Statements—The accompanying financial statements as of June 30, 2006 and for the nine month periods ended June 30, 2006 and 2005 are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of the interim periods presented. Results of operations for the nine month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending September 30, 2006.

Accounting Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include estimates of loss contingencies and product life cycles, and assumptions such as the elements comprising a software arrangement, including the distinction between upgrades/enhancements and new products; and when technological feasibility is achieved for our products. Actual results may differ from management’s estimates and assumptions.

Fair Value of Financial Instruments—The carrying amount of cash, cash equivalents, accounts receivable, notes receivable, accounts payable, and accrued liabilities are considered representative of their respective fair values because of the short-term nature of those instruments.

Cash and Cash Equivalents—Cash equivalents are defined as highly liquid financial instruments with original maturities of three months or less. A substantial portion of our cash is deposited with one financial institution. We monitor the financial condition of the financial institution and we do not believe that the deposit is subject to a significant degree of risk. However, the bank has FDIC insurance of up to $100,000. Any financial problem with the bank may impact the company.

Reclassification—Certain prior year’s balances have been reclassified to conform to the 2005 presentation.

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

Allowance for Doubtful Accounts—The allowance for doubtful accounts reflects our best estimate for probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Inventories, prepaid expenses and other current assets consisted of the following at September 30, 2005 and June 30, 2006.

	September 30, 2005	June 30, 2006 (unaudited)
Inventories	$4,822	$6,158
Prepaid insurance	48,493	56,804
Prepaid rent	24,687	0
Deposits	44,316	34,900
Prepaid—other	40,019	54,468

Total	$162,337	$152,330

Inventories—Inventories are recorded at the lower of cost or market.

Property and Equipment—Property and Equipment are carried at cost. Following is a summary of property and equipment as of September 30, 2005 and June 30, 2006.

	September 30, 2005	June 30, 2006 (unaudited)
Property and equipment—at cost:
Equipment	$700,152	$671,746
Furniture and fixtures	164,254	132,015
Leasehold improvements	5,331	49,299

	$869,737	$853,060
Less: accumulated depreciation and amortization	(787,111)	(757,439)

Total	$82,626	$95,621

Property and Equipment are carried at cost. Depreciation and amortization of property and equipment are provided using the straight-line method over estimated useful lives ranging from three to five years. Depreciation and amortization of property and equipment totaled $92,320 for the year ended September 30, 2006 and $39,725 for the period ended June 30, 2006 (unaudited).

Other Assets—Other assets consisted of the following at September 30, 2005 and June 30, 2006.

	September 30, 2005	June 30, 2006 (unaudited)
Prepaid rent	$79,635	$79,635
Prepaid licenses	45,927	15,231
Prepaid—other	23,018	4,980

Total	$148,580	$99,846

Long-Lived Assets—We periodically evaluate the carrying value of license agreements and other intangible assets to determine whether any impairment of these assets has occurred or whether any revision to the related

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

amortization periods should be made. This evaluation is based on management’s projections of the undiscounted future cash flows associated with each product or asset. If management’s evaluation were to indicate that the carrying values of these intangible assets were impaired, the impairment to be recognized is measured by the amount the carrying amount of the assets exceeds the fair value of the assets. We did not record any impairment for the years ended September 30, 2005 and 2004 or for the nine months ended June 30, 2006 and 2005 (unaudited).

Investment in Mitek Systems Ltd.—Between September 1, 2000 and fiscal 2001, we acquired an investment in Itech Business Solutions Ltd., who subsequently changed their name to Mitek Systems Ltd. In fiscal year 2002, we made an interest bearing loan to Mitek Systems Ltd. which was later converted to equity. In the first quarter of fiscal 2005, our entire interest in Mitek Systems Ltd. was repurchased by the principal stockholder of Mitek Systems Ltd., which resulted in net proceeds of $150,000. Included in fiscal 2005 and 2004 Other Income (Expenses) is $15,710 and ($19,652), respectively, related to the gain (loss) in equity investment in Mitek Systems Ltd.

Deferred Revenue—Deferred revenue represents customer billings, paid either upfront or annually at the beginning of each billing period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period. For certain other licensing arrangements revenue attributable to undelivered elements, including free post-delivery telephone support and the right to receive unspecified upgrades/enhancements on our software on a when-and-if-available basis, is based upon the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the term of the agreement. Historically, the percentage of revenue recorded as unearned due to undelivered elements generally ranged from approximately 8% to 18% of the sales price of the software.

Revenue Recognition—Revenues from sales of software licenses sold through direct and indirect channels, which do not contain multiple elements, are recognized upon shipment of the related product, if the requirements of Statement of Position (“SOP”) 97-2, as amended, are met. If the requirements of SOP 97-2, including evidence of an arrangement, delivery, fixed or determinable fee, collectability is probable or vendor specific evidence about the value of an undelivered element are not met at the date of shipment, revenue is not recognized until such requirements are known or resolved. Software license revenue for arrangements to deliver unspecified additional software products in the future is recognized ratably over the term of the arrangement, beginning with the initial shipment. Revenue from post-contract customer support is recognized ratably over the term of the contract. Revenue from professional services is recognized when such services are delivered and accepted by the customer.

Research and Development —Research and development costs are expensed in the period incurred.

Income Taxes—The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Management evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.—see Note 3.

Net Income (Loss) Per Share—We calculate net income (loss) per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share. Basic net income (loss) per share is

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share also gives effect to all potential dilutive common shares outstanding during the period, such as convertible debt, options and warrants, if dilutive. Outstanding stock options for fiscal 2006, 2005 and 2004 of 2,415,830, 2,006,719 and 1,834,238, respectively, were excluded from this calculation, as they would have been antidilutive. In addition, 1,060,000 Laurus warrants and 321,428 Harland warrants were excluded from this calculation in fiscal 2005, as they would reduce net loss per share. In fiscal 2004, 4,285,714 shares issuable upon conversion of debt to equity and exercise of 860,000 warrants were excluded from this calculation, as they would reduce net loss per share.

Segment Reporting—SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, results in the use of a management approach in identifying segments of an enterprise. Management has determined that we operate in only one segment.

Comprehensive Income (Loss)—There are no differences between net income and comprehensive income and, accordingly, no amounts have been reflected in the accompanying financial statements and a statement of comprehensive loss is not presented.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That compensation cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The company will adopt the modified prospective transition method under SFAS 123R effective October 1, 2006. We are continuously evaluating the impact of the adoption of SFAS 123(R), and currently believe the impact will be significant to our overall results of operations or financial position.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment”(“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005.

Effective April 1, 2004, the SEC adopted Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 clarifies the requirements for the valuation of loan commitments that are accounted for as derivatives in accordance with SFAS 133. Management does not expect the implementation of this new bulletin to have any impact on our financial position, results of operations and cash flows. We do not have any loan commitments.

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. Management does not expect the implementation of this new standard to have a material impact on our financial position, results of operations and cash flows.

On June 15-16, 2005, the Emerging Issue Task Force meeting discussed the Effect of a Liquidated Damages Clause on a Free standing Financial Instrument Subject to EITF 05-04 Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The Task Force further discussed (a) whether a registration rights penalty meets the definition of a derivative and (b) whether the registration rights agreement and the financial instrument to which it pertains should be considered as a combined freestanding instrument or as separate freestanding instruments. Additionally, some Task Force members expressed a preference for evaluating a liquidated damages provision based on the probable amount that the issuer would pay rather than the maximum amount. The Task Force was not asked to reach a consensus on this Issue. The Task Force asked the FASB staff to obtain additional information about how entities currently evaluate and account for registration rights agreements in practice. Additionally, the Task Force asked the FASB staff to analyze registration rights penalties in comparison with other penalties that do not meet the definition of a derivative. Further discussion is expected at a future meeting. Management cannot determine the impact this new standard will have on our financial position, results of operations and cash flows until the standard is issued.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Applications of Statement 133 to Beneficial Interests in Securitized Financial Assets. We are still evaluating the impact of SFAS No. 155.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” which amends SFAS No. 140. SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective for fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS 156 to have a material impact on our consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

provisions of FIN 48 will be effective as of the beginning of the Company’s 2007 fiscal year. We are currently evaluating the impact of FIN 48 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157 (“FAS 157”), “Fair Value Measurements.” Among other requirements, FAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. The provisions of FAS 157 will be effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of FAS 157 on our financial position and results of operations.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. We do not believe SAB 108 will have a material impact on our consolidated financial statements.

NOTE 2—STOCK BASED COMPENSATION

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation , we account for costs of stock-based compensation to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, and accordingly, discloses the pro forma effect on net income (loss) and related per-share amounts using the fair value based method to account for stock-based compensation (Note 2). The fair value of stock compensation issued to non-employees is determined using the Black-Scholes option pricing model and compensation expense is recorded pursuant to the provisions of EITF 96-18.

We account for stock options granted to our employees and members of our board of directors under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25) Accounting for Stock Issued to Employees, and related interpretations, and with the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. The following table illustrates the effect on net (loss) income and net (loss) income per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.

	Nine months ended June 30		Year ended September 30,
	2006	2005	2006	2005
(Dollar amount in 000’s except per share data)	(unaudited)	(unaudited)
Net loss as reported	$(573)	$(1,486)	$(1,027)	$(3,846)
Add back: Stock based compensation using the intrinsic value method—APB 25	—	—	—	—
Less: Stock based compensation using the fair value method—SFAS 123	(295)	(279)	(322)	(302)
Net loss pro forma	$(868)	$(1,765)	$(1,349)	$(4,148)
Net loss per share as reported	(0.04)	(0.12)	(0.08)	(0.34)
Net loss per share pro forma	(0.06)	(0.16)	(0.12)	(0.37)

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

NOTE 3—INCOME TAXES

For the years ended September 30, 2005 and 2004 the provision (benefit) for income taxes are as follows (rounded to the nearest thousand.)

	2005	2004
Federal—Current	$0	$0
State—Current	$(1,000)	$2,000

Total	$(1,000)	$2,000

Under SFAS No. 109, deferred income tax liabilities and assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our net deferred tax liabilities and assets as of September 30, 2005 and 2004 are as follows: (rounded to the nearest thousand)

	2005	2004
Deferred tax assets (liabilities):
Reserves not currently deductible	$34,000	$531,000
Book depreciation and amortization in excess of tax	33,000	28,000
Research credit carryforwards	551,000	551,000
AMT credit carryforward	69,000	69,000
Net operating loss carryforwards	4,485,000	4,028,000
Capitalized research and development costs	548,000	24,000
Uniform capitalization	1,000	4,000
Other	610,000	635,000

Total deferred tax assets	6,331,000	5,870,000
Valuation allowance for net deferred tax assets	(6,331,000)	(5,870,000)

Total	$0	$0

We have provided a valuation allowance against deferred tax assets recorded as of September 30, 2005 and 2004 due to uncertainties regarding the realization of such assets.

The research credit and net operating loss carryforwards expire during the years 2005 to 2025. The federal and California net operating loss carryforwards at September 30, 2005 are approximately $17,500,000 and $11,100,000, respectively.

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows for the years ended September 30: (rounded to the nearest thousand)

	2005	2004
Amount computed using statutory rate (34%)	$(372,000)	$(1,308,000)
Net change in valuation allowance for net deferred tax assets	461,000	1,331,000
Non-deductible items	8,000	15,000
State income taxes	(98,000)	(36,000)

Provision for income taxes	$(1,000)	$2,000

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

NOTE 4—COMMITMENTS AND CONTINGENCIES

Legal Matters—We are not aware of any legal proceedings or claims that Management believes may have, individually or in the aggregate, a material adverse effect on the business, financial condition, operating results, cash flow or liquidity.

Employee 401(k) Plan—We have a 401(k) plan that allows participating employees to contribute up to 15% of their salary, subject to annual limits. The Board may, at its sole discretion, approve Mitek’s contributions. During fiscal 2005 and 2004, the Board elected not to make any contributions to the plan.

Leases—Our office is leased under a non-cancelable operating lease. The facilities lease expired on September 30, 2005 and we retained the space on a month to month lease. The lease costs are expensed on a straight-line basis over the lease term. In September 2005, we signed a seven year lease for a property located at 8911 Balboa Avenue, San Diego, California and moved in early December of 2005.The Lease is effective and binding on the parties as of September 19, 2005; however, the term of the Lease will began on the date on which the Landlord achieves substantial completion of certain improvements in accordance with the terms of the Lease (the “Commencement Date”). The initial term of the Lease is seven years. The Lease will be terminable by the Company after the calendar month which is forty-eight (48) full calendar months after the Commencement Date; however, termination will require certain penalties to be paid equal to two months of base rent and all unamortized improvements and commissions.

Future annual minimum rental payments payable by us under non-cancelable leases are as follows:

Operating Leases
Year Ending September 30:
2006	$271,555
2007	305,002
2008	314,558
2009	324,814
2010	333,671
Thereafter	724,775

Total	$2,274,375

Rent expense for operating leases, net of sub-lease income of $60,000 and $0, for the years ended September 30, 2005 and 2004 totaled $410,128 and $524,180, respectively.

We have, as part of the lease in June 2002, agreed to purchase the furniture located on the premises. This lease agreement requires a portion of the rent payments be applied to the purchase of this furniture. At September 30, 2005, there were no further obligations on the furniture purchase.

NOTE 5—ISSUANCE OF CONVERTIBLE DEBT

On June 11, 2004, we secured a financing arrangement with Laurus Master Fund (“Laurus”). The financing consists of a $3 million Secured Note that bears interest at the rate of prime (as published in the Wall Street Journal), plus one percent and has a term of three years (matures June 11, 2007).

As noted below, on June 2, 2006, Laurus converted the remaining Secured Note balance to Common Stock, leaving no principal balance due (unaudited). The Secured Note was convertible into shares of our common stock

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

at an initial fixed price of $0.70 per share, a premium to the 10-day average closing share price as of June 11, 2004. The conversion price of the Secured Note was subject to adjustment upon the occurrence of certain events. The effective annual interest rate of this Convertible Debt, after considering the total debt issue costs (discussed below), was approximately 36%.

In connection with the financing, Laurus was also issued warrants to purchase up to 860,000 shares of our common stock. The warrants are exercisable as follows: 230,000 shares at $0.79 per share; 230,000 shares at $0.85 per share and the balance at $0.92 per share. The gross proceeds of the convertible debt were allocated among the debt instrument and the warrants. Then we computed the beneficial conversion feature embedded in the debt instrument using the effective conversion price in accordance with EITF 98-5 and 00-27. We have recorded a debt discount of (i) $367,887 for the valuation of the 860,000 warrants issued with the note (computed using a Black-Scholes model with an interest rate of 2.53%, volatility of 81%, zero dividends and expected term of three years); (ii) $522,384 for a beneficial conversion feature inherent in the Secured Note and (iii) $151,000 for debt issue costs paid to affiliates of the lender, for a total discount of $1,041,271. The $1,041,271 is being amortized over the term of the Secured Note. Cumulative amortization of the debt discounts through June 30, 2006 was $1,041,271.

A registration rights agreement was executed requiring us to register the shares of our common stock underlying the Secured Note and warrants so as to permit the public resale thereof. Liquidated damages of 2% of the Secured Note balance per month would accrue if stipulated deadlines were not met. Prior to the end of fiscal 2004, we incurred a penalty of $208,000 to Laurus Funds for failing to register the securities underlying the Secured Notes and Warrants. On October 4, 2004, the Company settled this penalty with Laurus Master Fund, LLC by agreeing to issue an additional warrant for the purchase of 200,000 shares at a price of $0.70 per share. The value of this additional warrant was calculated by us to be $73,159, using a Black-Scholes option pricing model. We incurred additional liquidated damages, payable in cash, in the amount of $215,000 for the period January 1, 2005 to May 13, 2005. The registration became effective on May 13, 2005.

In conjunction with raising capital through the issuance of convertible debt, the Company has issued various warrants that have registration rights for the underlying shares. As the contracts required the company to register the shares underlying the warrants and which contained liquidating damages, which is not within the control of the Company by September 10, 2004, pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet ($367,887) and the change in fair value from the date of issuance to September 30, 2004 and during certain periods in 2005 has been included in other (expense) income.

On June 11, 2004, to secure the payment of all obligations, we entered into a Master Security Agreement which assigned and granted to Laurus a continuing security interest in all of the following property now owned or at any time upon execution of the agreement, acquired by us or subsidiaries, or in which any assignor now have or at any time in the future may acquire any right, title or interest: all cash, cash equivalents, accounts, deposit accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general tangibles, chattel paper, supporting obligations, investment property, letter-of-credit rights, trademarks, trademark applications, patents, patent applications, copyrights, copyright applications, tradestyles and any other intellectual property, in each case, in which any Assignor now has or may acquire, any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions. In the event any Assignor wishes to finance an acquisition in the ordinary course of business of any hereafter-acquired equipment and have obtained a commitment from a financing source to finance such equipment from an unrelated third party, Laurus agreed to

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

release its security interest on such hereafter-acquired equipment so financed by such third party financing source.

The Secured Note stipulated that it was to be repaid using cash payment along with an equity conversion option; the details of both methods for repayment are as follows: The cash repayments stipulated that beginning on December 1, 2004, or the first amortization date, we would make monthly payments to Laurus on each repayment date until the maturity date, each in the amount of $90,909, together with any accrued and unpaid interest to date. The conversion repayment stated that each month by the fifth business day prior to each amortization date, Laurus would deliver to us a written notice converting the monthly amount payable on the next repayment date in either cash or shares of common stock, or a combination of both. If a repayment notice was not delivered by Laurus on or before the applicable notice date for such repayment date, then we would pay the monthly amount due in cash. Any portion of the monthly amount paid in cash would be paid to Laurus in an amount equal to 102% of the principal portion of the monthly amount due. If Laurus converted all or a portion of the monthly amount in shares of our common stock, the number of such shares to be issued by us would be the number determined by dividing the portion of the monthly amount to be paid in shares of common stock, by the applicable fixed conversion price.

During the third quarter of fiscal 2006, Laurus exercised its right to convert the outstanding principal balance of the note to common stock. On June 2, 2006, Laurus converted the remaining note balance to common stock, leaving no principal balance due. We have therefore expensed all unamortized deferred financing costs associated with this debt as of June 2, 2006 (unaudited).

NOTE 6—RELATED PARTY TRANSACTIONS

In fiscal 2005, we realized revenue of approximately $750,000 with John H. Harland Company (“John Harland”) for engineering development services, unrelated to the sale of assets (Note 7). In addition, we invoiced Harland Financial Solutions, a subsidiary of John Harland, for software license purchases and software maintenance for approximately $196,000. Harland Financial Solutions sub-leased office space from us during fiscal 2005 which totaled $60,000. John H. Harland Company made an investment in Mitek in February and May 2005, which is discussed in detail in Note 8 under Stockholders’ Equity resulting in classification as related parties. There were no related party transactions in fiscal 2004 (at the time of the Checkquest sale to Harland Financial Solutions in July 2004, management determined that Harland Financial Services and John Harland were not related parties).

In the first nine months of fiscal 2006, we realized revenue of approximately $1,062,000(unaudited) with John H. Harland for engineering development services and approximately $67,000(unaudited) from Harland Financial Solutions for software licenses and software maintenance. In the first nine months of fiscal 2005, we realized revenue of approximately $525,000 (unaudited) with John H. Harland for engineering development services and approximately $88,000(unaudited) from Harland Financial Solutions for software licenses and software maintenance. The outstanding balances at June 30, 2006 were approximately $275,000 and approximately $13,000 from John H. Harland and Harland Financial Solutions, respectively. (Unaudited)

NOTE 7—SALE OF ASSETS

On July 7, 2004, we entered into an agreement with Harland Financial Solutions (HFS) wherein HFS acquired certain of our trade assets relating to its Item Processing line of business. In addition, HFS assumed the trade liabilities and hired certain of our personnel relating to this line of business. In connection with this transaction, we entered into a reseller agreement wherein HFS will be the exclusive reseller of this line of

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

business. The consideration for this transaction was $1,425,000, plus the assumption of liabilities. The consideration was reduced by $100,000, which was placed in escrow pending delivery of our Fraud Protect System to certain customers. Mitek fulfilled the required obligations and HFS released the $100,000 in the 4 th Quarter of fiscal 2005 and was applied against the indemnification. The agreement required us to Indemnify HFS for future liabilities. The indemnification is limited to $250,000. The Indemnification was settled for a total amount of $144,000 in the fourth quarter of fiscal 2005 and the indemnification has expired as of September 30, 2005. A summary of the computation of the gain on assets sold in 2004 is as follows:

Total Consideration	$1,425,000
Less: amounts held in escrow	(100,000)
Less: indemnifications	(250,000)
Plus: liabilities and deferred revenue assumed by Harland	988,014
Less: expenses of sale	(181,160)
Cost basis of receivables sold	(453,436)
Cost basis of fixed assets sold	(95,237)
Cost basis of licenses sold	(60,938)
Cost basis of inventory sold	(1,888)

Gain on Sale—September 30, 2004	$1,270,355

Under the agreement, HFS had the right to acquire certain additional assets for an additional consideration of $1 million if we were able to comply with certain closing conditions such as resolution on BSM, Inc. arbitration hearing. In March 2005, we delivered certain executed documents according to terms satisfactory to the buyer, and received the additional $1,000,000 in April 2005. In addition, we recognized a gain of $106,129 relating to the indemnification as stated above, for a total additional gain on sale of $1,106,129 in 2005.

NOTE 8—STOCKHOLDERS’ EQUITY

Shares Sold For Cash

On May 4, 2005, John H. Harland Company (“John Harland”) acquired 1,071,428 shares of the company’s unregistered common stock for an aggregate purchase price of $750,000, or $.70 per share. As part of the acquisition of the shares on May 4, John Harland received warrants to purchase 160,714 additional shares of common stock at an exercise price of $0.70 per share. These warrants are valid until May 4, 2012. This sale was the second sale of securities pursuant to the terms of a Securities Purchase Agreement between Mitek and John Harland dated February 22, 2005, under which, on February 22, 2005, John Harland acquired 1,071,428 shares of unregistered common stock for an aggregate purchase price of $750,000, or $.70 per share As part of the acquisition of shares on February 22, John Harland received warrants to purchase 160,714 additional shares of common stock at $0.70 per share. These warrants are valid until February 22, 2012.

Under the terms of the Securities Purchase Agreement, John Harland had the right to make the second investment of $750,000 in the event we were able to increase our authorized shares of common stock. On May 4, 2005, the Shareholders of Mitek approved an amendment to our Certificate of Incorporation which increased the authorized number of shares of common stock of Mitek from 20,000,000 to 40,000,000 and John Harland completed the second investment of $750,000. In connection with the sale, we granted John Harland board observation rights for as long as John Harland continues to hold at least 20% of the shares of common stock it purchased under the Securities Purchase Agreement together with the shares of common stock issuable upon exercise of the warrants. As a result of these transactions, John Harland is considered a related party, as defined under Generally Accepted Accounting Principles.

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

Shares Issued For Conversion Of Debt To Equity

We issued 800,000 shares to Laurus upon conversion of $560,000 of principal to equity during the year ended September 30, 2005.

During the nine month period ended June 30, 2006, Laurus converted $1,639,318 of its outstanding convertible note into 2,341,883 shares of common stock or $0.70 per share (unaudited).

Stock Options

We have stock option plans for executives and key individuals who make significant contributions to Mitek. The 1986 plan provides for the purchase of up to 630,000 shares of common stock through incentive and non-qualified options. The 1986 plan expired on September 30, 1996 and no additional options may be granted under this plan. The 1988 plan provides for the purchase of up to 650,000 shares of common stock through non- qualified options. The 1988 plan expired on September 13, 1998. For both plans, options were granted at fair market value of our stock at the grant date and for a term of not more than six years. Employees owning in excess of 10% of the outstanding stock are excluded from the plans.

The 1996 plan provides for the purchase of up to 1,000,000 shares of common stock through incentive and non-qualified options. Options must be granted at fair market value of our stock at the grant date and for a term of not more than ten years. Employees owning in excess of 10% of the outstanding stock are included in the plan on the same terms except that the options must be granted for a term of not more than five years. The 1996 plan maximized in February 1999 and no additional options may be granted under this plan.

The 1999 plan provides for the purchase of up to 1,000,000 shares of common stock through incentive and non-qualified options. Incentive stock options must be granted at fair market value of our stock at the grant date and for a term of not more than ten years. Non-qualified stock options may be granted at no less than 85% of fair market value of our stock at the grant date, and for a term of not more than five years. However, we have elected a three year term date on non-qualified stock option grants.

The 2000 plan provides for the purchase of up to 1,000,000 shares of common stock through incentive and non-qualified options. Incentive options must be granted at fair market value of our stock at the grant date and for a term of not more than ten years. Non-qualified stock options may be granted at no less than 85% of fair market value of our stock at the grant date, and for a term of not more than five years. However, we have elected a three year term date on non-qualified stock option grants.

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

Information concerning stock options granted by Mitek under all plans for the years ended September 30, 2005 and 2004 is as follows:

	Outstanding Shares	Weighted Average Exercise Price Per Share
Balance, September 30, 2003	2,350,963	$2.03

Granted	629,750	$1.02
Exercised	(204,199)	$1.00
Cancelled	(942,276)	$2.46

Balance, September 30, 2004	1,834,238	$1.58

Granted	890,500	$1.02
Exercised	0
Cancelled	(718,019)	$2.46

Balance, September 30, 2005	2,006,719	$1.06

The following table summarizes information about stock options outstanding on September 30, 2005:

Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price of Exercisable Options
$0.43—$0.69	871,000	8.64	$0.56	308,583	$0.57
$0.72—$0.92	238,667	8.11	$0.78	98,701	$0.86
$1.06—$1.39	638,000	7.45	$1.15	484,667	$1.16
$1.60—$1.68	132,000	6.27	$1.60	88,944	$1.60
$2.13—$2.68	80,558	6.26	$2.32	80,558	$2.33
$3.25—$12.37	46,494	4.58	$6.69	46,494	$6.64

	2,006,719	7.85	$1.06	1,107,947	$1.32

All stock options are granted with an exercise price equal to the fair market value of our common stock at the grant date. The weighted average fair value of the stock options granted was $.69 and $.63 for fiscal 2005 and 2004, respectively. The fair value of each stock option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2005: risk-free interest rate of 3.72%; expected dividend yield of 0%; expected life of 3 years; and expected volatility of 74%. In 2004 the assumptions were: risk-free interest rate of 2.6%; expected dividend yield of 0%; expected life of 3 years; and expected volatility of 77%. Stock options generally expire between three to ten years from the grant date. Incentive stock options generally vest over a three-year period, with one thirty-sixth becoming exercisable on each of the monthly anniversaries of the grant date. Non-qualified stock options vest immediately and expire in three years from the date of the grant.

We have also issued 20,000 stock options to non-employees which are accounted for as variable arrangements under the provisions of EITF 96-18. Compensation expense related to such awards were $2,580 and $15,698 for the years ended September 30, 2005 and 2004, respectively, and are included in general and administrative expense. Future increases in the fair value of our common stock could result in additional compensation expense.

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

NOTE 9—PRODUCT REVENUE AND SALES CONCENTRATIONS

Product Revenue—During fiscal years 2005 and 2004, our revenues were derived primarily from the Character Recognition Product line. Revenues by product line as a percentage of net sales are summarized as follows:

	Year Ended September 30,
	2005	2004
Character recognition	64%	71%
Maintenance & Other	36%	29%

Sales Concentrations—The Company sells its products primarily to community depository institutions. For the years ended September 30, 2005 and 2004, the Company had the following sales concentrations:

	Year Ended September 30,
	2005	2004
Customers to which sales were in excess of 10% of total sales
Number of customers	2	1
Aggregate percentage of sales	31%	12%
Foreign Sales—primarily Europe & Asia	23%	4%

Below is a summary of the revenue by product lines.

	Nine Months Ended June 30		Year Ended September 30
	2006	2005	2005	2004
Revenue	(unaudited)	(unaudited)
(000’s)
Recognition Toolkits	$2,247	$2,564	$4,059	$1,859
Check Image Solutions	0	0	0	1,406
Document and Image Processing Solutions	115	133	160	439
Professional services, Maintenance and other	2,313	1,857	2,375	1,536

Total Revenue	$4,675	$4,554	$6,594	$5,240

NOTE 10—SUBSEQUENT EVENTS (UNAUDITED)

On July 14, 2006, we announced that we had entered into an agreement to acquire substantially all of the assets and associated liabilities of Parascript LLC, a Wyoming limited liability company. Under this agreement, Parascript unit holders will receive approximately $80 million in cash and 52 million shares of Mitek common stock. Funding for the transaction is to be provided by Plainfield Offshore Holdings V111, Inc. The transaction is subject to approval by shareholders of Mitek and the unit holders of Parascript, as well as the authorization and registration of shares to be issued to Parascript and other customary closing conditions.

The merger will be accounted for as a “reverse acquisition” using the purchase method of accounting under generally accepted accounting principles. Although Mitek is the acquirer, Parascript will be treated as the

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

acquiring company for accounting purposes in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” The factors influencing this accounting treatment include:

•	Holders of Parascript’s units will control a majority of the voting rights and receive approximately 55% of the common stock of the company on a fully-diluted basis, and assuming full conversion of the Plainfield debt;

•	Parascript’s business represents the larger market capitalization and revenues of the combined company;

•	A current director of Parascript will be the Chairman of the combined company ;

•	A director, and the President and Chief Operating Officer of the combined company will be the current CEO of Parascript;

•	The Board of Directors of the combined company will be comprised of seven members, two from the current Mitek board, two from the current board of directors of Parascript’s manager, Parascript Management, Inc., and three independent directors; and

•	The CEO and CFO of Mitek will become CEO and CFO of the combined company.

On September 18, 2006, we announced that we have entered into a definitive Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Mitek Acquisition Sub, LLC, a Wyoming limited liability company (the “Acquisition Sub”), Parascript, LLC, a Wyoming limited liability company (“Parascript”) and Parascript Management, Inc., a Wyoming corporation, pursuant to which Parascript will merge with and into the Acquisition Sub (the “Merger”). Upon consummation of the Merger, Parascript will be the surviving company and we will be the holder of all of the outstanding limited liability company interests of Parascript.

The closing of the Merger is subject to various closing conditions, including: (i) approval by the stockholders of Mitek of (a) an increase in the number of its authorized shares to provide sufficient shares to be issued in connection with the Merger and (b) a change of the name of Mitek to “Parascript, Inc.” after closing; (ii) entry by Mitek into definitive financing agreements of from $85 million to $95 million in order to consummate the Merger; (iii) approval of the Merger Agreement by the unit holders of Parascript, (iv) regulatory approvals, (v) the effectiveness of the registration statement to be filed by Mitek (the “Registration Statement”), and (vi) the satisfaction or waiver of other customary conditions.

To finance the merger, Mitek will obtain up to $95 million in financing from Plainfield Offshore Holdings VIII Inc. and/or its affiliates. Mitek has obtained financing commitments from Plainfield in which up to $95 million (including a $5 million revolving credit facility) will, subject to satisfaction of certain conditions in the credit facilities and notes documents, be available to Mitek to consummate the transaction with Parascript. Because the transaction cannot be consummated without this outside financing from Plainfield, the receipt of up to $90 million in private financing is a condition to the closing of the merger. The financing proceeds will be used as partial merger consideration and to pay the fees and expenses incurred in connection with the merger and related financing. These fees and expenses, which include legal, accounting and advisory costs, are estimated to be approximately $9 million.

The financing commitments contemplate two distinct sources of financing, namely, (i) Senior Secured Credit Facilities in the aggregate amount of $60 million (including a $5 million revolving line of credit to be used for working capital and other general corporate purposes) with an initial interest rate of LIBOR plus 7.5% (such combined rate not to be less than 11%), the LIBOR rate as of September 30, 2006 was 5.37%, secured by all of the assets of the combined company and (ii) $35 million from the issuance and sale of 9.75% senior subordinated convertible notes (the “Notes”).

Mitek Systems, Inc.

Years ended September 30, 2005 and 2004 (audited)

Nine months ended June 30, 2006 and 2005 (unaudited)

The Senior Secured Credit Facilities will consist of a senior secured term loan facility in an aggregate principal amount of $55 million and a senior secured revolving credit facility in an aggregate principal amount of $5 million having an interest rate of LIBOR plus 7.5%, but in no event less than 11%. The term facility will mature on the fifth anniversary of the closing date and will amortize in equal quarterly installments during each of the fourth and fifth years following the closing date in an aggregate amount equal to $2.5 million per quarter, with the unpaid balance payable on the final maturity date. The revolving facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the closing date. Mandatory prepayments of the revolving facility are required if Revolving Exposures (as defined in the credit facilities documents) exceed Revolving Commitments (as defined in the credit facilities documents). Mandatory prepayments of the term facility are required (i) upon a Change of Control (as defined in the credit facilities documents), (ii) upon dispositions of assets (subject to a reinvestment right), (iii) upon receipt of insurance or condemnation payments (subject to a reinvestment right) and (iv) upon the issuance of equity or receipt of capital contributions, in the case of each of clauses (ii)-(iv), with baskets and exceptions as provided in the credit facilities documents. If Mitek voluntarily prepays or is required to prepay pursuant to clause (i) above any loans under the term facility within the first year, it must pay 103% of the outstanding principal. If Mitek makes such prepayment in the second or third year, it must pay 101% of the outstanding principal. Thereafter, it may prepay without penalty.

The Notes will bear interest at a rate of 9.75% per annum. The Closing Date will be the issue date of the Notes (the “Issue Date”). Interest payments will be due each quarter. Up to and including the fourth anniversary of the Issue Date, Mitek may, at its option, pay interest either in cash or by adding to the principal of the Notes. The Notes are convertible into Mitek common stock, in whole or in part, at the option of the holders, at any time. The conversion price is $1.60 per share of Mitek common stock, subject to adjustments. The Notes will mature on the sixth anniversary of the Issue Date. Mitek will be required to offer to purchase the Notes at the option of the holder (i) at a purchase price of 101% of the outstanding principal amount plus accrued interest upon a Change of Control (as defined in the indenture governing the Notes) and (ii) at a purchase price of 100% of the outstanding principal amount plus accrued interest upon certain asset sales.

Report of Independent Registered Public Accounting Firm

Parascript, LLC and Subsidiaries

Boulder, Colorado

We have audited the accompanying consolidated balance sheets of Parascript, LLC and Subsidiaries as of December 31, 2005 and the related consolidated statements of income, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Parascript, LLC and Subsidiaries at December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

July 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Parascript, LLC and Subsidiaries

We have audited the accompanying consolidated statements of operations, members’ equity (deficit), and cash flows of Parascript, LLC and Subsidiaries for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Parascript, LLC and Subsidiaries for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the consolidated financial statements, the Company has restated its consolidated financial statements for the year ended December 31, 2004 to correct certain errors related to the treatment of deferred compensation and the timing of the recognition of the amortization of deferred compensation related to member unit options, to record interest income on distribution advances made to members, and to consolidate a variable interest entity of the Company under the provisions of Financial Accounting Standards Board Interpretation No. 46, as revised.

Mayer Hoffman McCann P.C.

Denver, Colorado

July 21, 2006

Parascript, LLC

and Subsidiaries

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005

	(Unaudited)
Assets
Current:
Cash and cash equivalents	$835,597	$3,071,998
Accounts receivable	1,607,422	7,629,018
Prepaid expenses and other	251,679	146,055

Total current assets	2,694,698	10,847,071
Property and equipment, net	883,962	652,868
Other assets	64,598	57,448

Total assets	$3,643,258	$11,557,387

Liabilities and Members’ Equity (Deficit)

Current liabilities:
Accounts payable	$211,438	$354,774
Accrued expenses	918,801	1,642,596
Deferred revenue	2,847,391	3,716,743
Capital lease liability, current portion	4,417	4,573

Total current liabilities	3,982,047	5,718,686

Long-term liabilities:
Deferred revenue, less current portion	555,543	521,732
Deferred rent	51,522	59,631
Capital lease liability, less current portion	10,272	12,165

Total long-term liabilities	617,337	593,528

Total liabilities	4,599,384	6,312,214

Commitments and contingencies

Members’ equity (deficit):
Preferred: 10,000,000 units authorized, 9,719,694 units issued and outstanding, liquidation preference of $44,415,000	1,329,997	1,329,997
Common: 4,000,000 units authorized, 205,000 units issued and outstanding	193,056	566,184
Deferred compensation	—	(432,043)
Retained earnings (deficit)	(2,479,179)	3,781,035

Total members’ equity (deficit)	(956,126)	5,245,173

Total liabilities and members’ equity (deficit)	$3,643,258	$11,557,387

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)		(Restated)
Revenue:
Software licenses	$5,580,963	$2,627,033	$19,182,044	$19,725,950
Royalties	1,433,565	1,713,214	3,652,587	2,006,861
Development, support and professional services	1,011,525	773,782	1,233,611	1,286,386

Total revenue	8,026,053	5,114,029	24,068,242	23,019,197

Costs of revenue:
Costs of revenue	646,497	666,255	1,362,252	1,765,820
Research and development	3,632,273	3,198,458	6,859,544	6,485,436
Sales and marketing	1,457,971	839,163	2,258,282	1,439,443
General and administrative	1,486,477	1,200,638	4,038,816	3,061,429

Total operating expenses	7,223,218	5,904,514	14,518,894	12,752,128

Income (loss) from operations	802,835	(790,485)	9,549,348	10,267,069

Other income (expense):
Investment income	29,528	1,567	11,819	80,047
Gain (loss) from foreign exchange	20,704	—	(45,980)	123,919
Interest expense	(795)	(2,726)	(58,486)	(112,324)
Other, net	(1,506)	6,858	(10,745)	(13,877)

Total other income (expense)	47,931	5,699	(103,392)	77,765

Income (loss) from continuing operations before income taxes	850,766	(784,786)	9,445,956	10,344,834
Income taxes	17,588	16,982	17,604	35,899

Income (loss) from continuing operations	833,178	(801,768)	9,428,352	10,308,935
Loss from discontinued operations	—	(1,159,295)	(1,721,011)	(2,363,842)

Net income (loss)	$833,178	$(1,961,063)	$7,707,341	$7,945,093

Income (loss) per unit—basic:
Income (loss) from continuing operations	$0.08	$(0.09)	$1.08	$1.22
Loss from discontinued operations	—	(0.13)	(0.20)	(0.28)

Net income (loss) attributable to equity holders	$0.08	$(0.23)	$0.88	$0.94

Income (loss) per unit—diluted:
Income (loss) from continuing operations	$0.08	$(0.09)	$1.06	$1.03
Loss from discontinued operations	—	(0.13)	(0.19)	(0.24)

Net income (loss) attributable to equity holders	$0.08	$(0.23)	$0.87	$0.79

Weighted average units—basic	9,874,694	8,665,728	8,761,606	8,445,985

Weighted average units—diluted	9,966,765	8,665,728	8,853,677	10,000,825

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Members’ Equity (Deficit)

	Preferred		Common		Deferred Compensation	Retained Earnings (Deficit)	Total
	Units	Members’ Equity	Units	Members’ Equity
Balance, December 31, 2003, as restated	8,326,279	$1,498,114	145,000	$—	$(156,786)	$—	$1,341,328
Sale of common units	—	—	10,000	100	—	—	100
Member unit redemptions	(33,966)	(97,145)	(10,000)	(100)	—	(4,900)	(102,145)
Exercise of preferred unit options	114,218	2	—	—	—	—	2
Distributions to members	—	—	—	—	—	(6,883,758)	(6,883,758)
Amortization of deferred compensation	—	—	—	—	127,918	—	127,918
Net income	—	—	—	—	—	7,945,093	7,945,093

Balance, December 31, 2004, as restated	8,406,531	1,400,971	145,000	—	(28,868)	1,056,435	2,428,538
Member unit redemptions	(29,456)	(70,986)	—	—	—	—	(70,986)
Exercise of options	1,342,619	12	60,000	600	—	—	612
Distributions to members	—	—	—	—	—	(6,292,461)	(6,292,461)
Distribution of assets (liabilities) held for sale:
Cash	—	—	—	—	—	(11,633)	(11,633)
Net liabilities	—	—	—	—	—	1,321,353	1,321,353
Amortization of deferred compensation	—	—	—	—	162,409	—	162,409
Deferred compensation from issuance of common units options	—	—	—	565,584	(565,584)	—	—
Net income	—	—	—	—	—	7,707,341	7,707,341

Balance, December 31, 2005	9,719,694	1,329,997	205,000	566,184	(432,043)	3,781,035	5,245,173
Elimination of deferred compensation pursuant to adoption of new accounting standard (unaudited)	—	—	—	(432,043)	432,043	—	—
Distributions to members (unaudited)	—	—	—	—	—	(7,093,392)	(7,093,392)
Amortization of deferred compensation (unaudited)	—	—	—	58,915	—	—	58,915
Net income (unaudited)	—	—	—	—	—	833,178	833,178

Balance, June 30, 2006 (Unaudited)	9,719,694	$1,329,997	205,000	$193,056	$—	$(2,479,179)	$(956,126)

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)		(Restated)
Operating activities:
Net income (loss)	$833,178	$(1,961,063)	$7,707,341	$7,945,093
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	152,565	172,818	312,030	793,003
Loss (gain) on disposal of property and equipment	(2,392)	—	638	(5,964)
Amortization of deferred compensation	58,915	19,246	162,409	127,918
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	6,021,596	509,188	(5,968,807)	(461,917)
Prepaid expenses and other assets	(112,774)	63,920	52,517	(92,538)
Accounts payable and accrued expenses	(875,239)	(71,958)	1,755,499	426,793
Deferred revenue	(835,541)	113,264	3,727,951	534,421

Net cash provided by (used in) continuing operations	5,240,308	(1,154,585)	7,749,578	9,266,809
Net cash provided by (used in) discontinued operations	—	534,563	(75,213)	(22,298)

Net cash provided by (used in) operating activities	5,240,308	(620,022)	7,674,365	9,244,511

Investing activities:
Purchases of property and equipment	(381,268)	(119,156)	(307,855)	(195,455)

Net cash used in investing activities	(381,268)	(119,156)	(307,855)	(195,455)

Financing activities:
Distributions paid to members	(7,093,392)	(854,839)	(6,292,461)	(6,883,758)
Distribution of Evernote Corporation cash	—	—	(11,633)	—
Net activity on line of credit	—	—	—	(710,000)
Member unit redemptions	—	(70,986)	(70,986)	(102,145)
Principal repayments on capital lease liability	(2,049)	(1,855)	(3,805)	(7,368)
Exercise of options	—	2	612	2
Sale of common units	—	—	—	100

Net cash used in financing activities	(7,095,441)	(927,678)	(6,378,273)	(7,703,169)

Net increase (decrease) in cash and cash equivalents	(2,236,401)	(1,666,856)	988,237	1,345,887
Cash and cash equivalents, beginning of period	3,071,998	2,083,761	2,083,761	737,874

Cash and cash equivalents, end of period	$835,597	$416,905	$3,071,998	$2,083,761

Supplemental disclosure of cash flow information:
Interest paid	$795	$2,726	$58,486	$104,153
Income taxes paid	$17,588	$16,982	$7,260	$35,899
Non-cash investing and financing activities:
Office equipment acquired under capital lease	$—	$—	$—	$22,308
Spin-off of Evernote Corporation	$—	$—	$1,309,720	$—

See accompanying notes to consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – Organization and Description of Business

Parascript, LLC is a limited liability company formed in the state of Wyoming. Founded in 1996, the Company develops, licenses and distributes pattern recognition software products including handwriting recognition. The Company’s products are marketed primarily in the United States through integrators and strategic relationships. The Company has developed programming which uses the recognition technology in applications such as mailing and shipping, forms recognition, fraud prevention and check and remittance processing.

In 2003, Parascript, LLC formed five subsidiaries based on product line: Government Postal Recognition Systems, LLC, Evernote Corporation (formerly Pen & Internet, LLC), Total Recognition Products, LLC, Total Recognition Services, LLC and Applied Intelligence Solutions, LLC. Parascript Management, Inc., Parascript, LLC (the Parent Company and Primary Beneficiary), and its wholly-owned subsidiaries are collectively referred to herein as the “Company”.

The Company’s customers primarily consist of companies that require a wide variety of business applications covering many of the above areas. The Company’s most recent development is using its intelligent pattern recognition technologies to provide business intelligence software which learns the proven decision-making practices of a company’s top performers and makes recommendations similar to what those experts would do in similar situations. This allows companies to make optimal decisions about purchasing and distribution based upon sales trends and the success of proven individuals.

The Company’s main offices are located in Boulder, Colorado. The activities performed there include marketing, licensing, business development, administration and technical support. Product research and development and engineering are performed at the Company’s locations in Colorado and Moscow, Russia. Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R) (revised December, 2003), Consolidation of Variable Interest Entities, addresses the consolidation by business enterprises of variable interest entities. As a result of the adoption of FIN 46(R), the Company is consolidating Parascript Management, Inc. (“PMI”), a Wyoming corporation, as a variable interest entity in these consolidated financial statements. The primary business purpose of PMI is to consolidate the payroll of Parascript, LLC and its subsidiaries under a single entity and facilitate the payroll and benefits functions. As all of the financing for PMI is provided by Parascript, LLC, all of its operations are directly associated with Parascript, LLC and it would not be able to stand on its own without Parascript, LLC, it is considered a variable interest entity (“VIE”). The primary beneficiary is Parascript, LLC as it receives all of the VIE’s expected losses and any expected residual returns or both. Therefore, as of December 31, 2003, Parascript, LLC has included the financial information of PMI in the consolidated financial statements.

The assets of PMI consist of cash and receivables from the Company. The liabilities are to outside parties for payroll and related expenditures associated with the Company. All intercompany receivables and payables, as well as intercompany billings, are eliminated in consolidation. In addition, PMI owns a small percentage of Parascript, LLC (less than 1%) and received distributions from Parascript, LLC of $28,434, $0, $54,283 and $68,444 during the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004, respectively. These distributions were eliminated in consolidation.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2 – Basis of Presentation and Summary of Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation.

Capital Expenditures and Related Depreciation

Property and equipment are stated at cost and depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Construction costs related to leasehold improvements are not depreciated until the construction is complete and the related assets have been placed in service. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

Impairment of Long-Lived Assets

The Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to determine whether its long-lived assets, including property and equipment, are impaired. Such assets to be held and used are stated at cost, less accumulated depreciation and amortization, unless the carrying amount of the asset is not recoverable. If events or circumstances indicate that the carrying amount of an asset may not be recoverable, management makes an assessment of its recoverability by comparing the asset’s carrying amount to its estimated undiscounted future cash flows, excluding interest charges. If the carrying amount exceeds the aggregate undiscounted future cash flows, the Company recognizes an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset. Based on periodic tests of recoverability of long-lived assets for the six months ended June 30, 2006 and 2005 and years ended December 31, 2005 and 2004, the Company has determined that there was no impairment of long-lived assets. Accordingly, no impairment losses were recorded during the six months ended June 30, 2006 and 2005 (unaudited) or years ended December 31, 2005 and 2004.

Revenue Recognition

The Company generates revenue from software licenses, various integrator and original equipment manufacturer (“OEM”) arrangements, and professional services arrangements. The Company recognizes revenue in accordance with AICPA Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended and interpreted by AICPA SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants (“AICPA”).

Revenue from the initial license fees of the Company’s software products is recognized upon receipt of an executed license agreement containing a fixed or determinable license fee, delivery of the software, and acceptance by the customer, provided that the collection of the license fee is probable and payment is due within 12 months. Software maintenance revenue related to software licenses is recognized ratably over the term of each maintenance agreement.

For software arrangements with multiple elements, the Company applies the residual method prescribed by AICPA SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance and support, training, and limited professional services, is deferred based on vendor-specific objective evidence (“VSOE”) of

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and support as stipulated in the related customer arrangement). Revenue applicable to the delivered elements is deemed equal to the remaining amount of the fixed contract price. Assuming none of the undelivered elements is essential to the functionality of any of the delivered elements, the Company recognizes the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for these elements have been met. Certain of the Company’s software license arrangements result in deferring all revenue and recognizing the revenue ratably over the term of the arrangement.

Royalty revenue is derived from the licensing of the Company’s software products to third parties who (i) publish the software, (ii) bundle the software with their own products, or (iii) incorporate such software into their products. Royalty revenue is recognized upon notification to the Company by these third parties of the number of units of such third-party products sold and the royalty to be paid.

Revenue related to services is generally recognized as the services are provided and amounts due from customers are deemed collectible and are contractually nonrefundable.

Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue in the accompanying consolidated balance sheets.

Financial Instruments and Credit Risk Concentration

Financial instruments that potentially subject the Company to concentration of credit risk are primarily accounts receivable and cash and cash equivalents. The Company performs initial and ongoing credit evaluations of its customers’ financial condition and generally requires no collateral, except deposits. At June 30, 2006 (unaudited) and December 31, 2005, two customers made up 75% and 75%, respectively, of the outstanding accounts receivable, substantially all of which was collected subsequent to the end of each period. Management reviews accounts receivable on a monthly basis to determine if any receivables are potentially uncollectible. At June 30, 2006 (unaudited) and December 31, 2005, management has determined that all accounts receivable will be collected, and therefore, no allowance for doubtful accounts has been established.

At June 30, 2006 (unaudited) and December 31, 2005, the Company’s cash equivalents were primarily invested in money market accounts. The Company maintains the majority of its cash balances in the form of deposits and money market accounts. This cash represents a significant portion of the assets of the Company and is significantly higher than the amounts insured under federal banking regulations.

The Company maintains certain cash balances in Russian ruble-based demand deposit accounts, which carry certain credit risks associated with fluctuating currency exchange rates. The Company mitigates these risks by ensuring cash held in these accounts is sufficient only for immediate operating needs. The Company periodically reviews the creditworthiness of the financial institutions with which it maintains balances. During the six months ended June 30, 2006 and 2005 and years ended December 31, 2005 and 2004, the Company entered into several foreign service contracts denominated in Euros. The exchange rate gain (loss) on these contracts totaled $20,704, $0, ($45,980) and $123,919 during the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004, which is included in other income in the accompanying consolidated statements of operations. During the six months ended June 30, 2006 and 2005 (unaudited) and years ended December 31, 2005 and 2004, the Company recorded no foreign exchange gain or loss associated with its operations in Russia.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

Accounts Receivable

The Company grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for doubtful accounts, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based upon history of past write-offs, collections and current credit conditions. A receivable is written off when it is determined that all reasonable collection efforts have been exhausted.

Research and Development – Software Development Costs

Research and development costs are expensed as incurred and consist of salaries and other direct costs. Capitalization of software development costs commences upon the establishment of technological feasibility of the product. The Company’s software products are deemed to be technologically feasible at the point a working model of the software product is developed, which is generally at or near the point the Company commences field testing of the software. Through June 30, 2006 (unaudited), for the products developed by the Company, the period from field-testing to general customer release of the software has been brief, and accordingly, the Company has not capitalized any software development costs in the accompanying consolidated financial statements.

Income Taxes

Parascript, LLC and its subsidiaries are limited liability companies. Parascript, LLC was formed under the provisions of the laws of the state of Wyoming, while the subsidiaries were formed under the provisions of the laws of the state of Colorado. Under the provisions of both states, the Company does not pay federal or state corporate income taxes on its taxable income. Income is reported on the members’ individual federal and state income tax returns. Accordingly, no income tax provision has been recorded for these entities in the accompanying consolidated financial statements.

PMI is a taxable corporation and is subject to both federal and state income taxes. Accordingly, PMI reports income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach. This approach results in the recognition of deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the GAAP basis carrying amounts and the tax basis amounts of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable or refundable for the current period and the change during the period in the net deferred tax assets and liabilities.

Advertising Costs

The Company expenses the costs of advertising as incurred. The Company’s forms of advertising include media advertising, direct mailings and e-mails, public relations expenditures and sponsorships, telemarketing, and the related collateral materials. During the six months ended June 30, 2006 and 2005 (unaudited) and years ended December 31, 2005 and 2004, advertising expense was $166,542, $119,560, $257,310 and $160,654, respectively.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

Warranty

The Company generally offers a warranty on its products for a period of only 90 days. The Company has not incurred any expense in connection with the warranty of its product, and accordingly, has not recorded an accrual for warranty provisions as of June 30, 2006 (unaudited) and December 31, 2005.

Members’ Interest

Net profits and losses of the Company are allocated to the members based on percentages of ownership with preferences given to preferred unit holders.

Member Unit Options

Through December 31, 2005, the Company accounted for its stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under this method, compensation expense is recorded on the date of grant only if the estimated fair value of the underlying stock exceeded the exercise price. As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company applied the intrinsic-value method of accounting described above and adopted only the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123. Accordingly, no compensation cost was recognized for its stock options granted at or above the estimated fair value of the underlying shares on the measure date.

Through December 31, 2005, SFAS No. 123, Accounting for Stock-Based Compensation, required the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company’s Plans and equity awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimated the fair value of each member unit at the grant date using the Black-Scholes option-pricing model. The following table illustrates the effect on consolidated net income (loss) if the fair value based method had been applied to all awards in each period.

	Six Months Ended June 30, 2005	Years Ended December 31,
		2005	2004
	(Unaudited)		(Restated)
Net income (loss)	$(1,961,063)	$7,707,341	$7,945,093
Add: Stock-based employee compensation	19,246	162,409	127,918
Deduct: Total stock-based employee compensation expense determined under fair value based method	(19,246)	(162,909)	(127,918)

Pro forma net income (loss)	$(1,961,063)	$7,706,841	$7,945,093

Net income (loss) per share:
Basic — as reported	$(0.23)	$0.88	$0.94

Diluted — as reported	$(0.23)	$0.87	$0.79

Basic — pro forma	$(0.23)	$0.88	$0.94

Diluted — pro forma	$(0.23)	$0.87	$0.79

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

There were no unit options granted during the six month period ended June 30, 2006. The fair value of the options granted were estimated on the dates of grant using the Black-Scholes option pricing model with the following assumptions for the six months ended June 30, 2005 and years ended December 31, 2005 and 2004:

	Six Months Ended June 30, 2005	Years Ended December 31,
		2005	2004
	(Unaudited)
Risk-free interest rate	5.00%	5.00%	4.03-6.55%
Expected life	9.9 years	9.9 years	6.33 years
Expected volatility	0.00%	0.00%	59.34%
Expected dividend yield	0.00%	0.00%	0.00%

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which requires companies to recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) is being applied on the modified prospective basis. Under the modified prospective approach, SFAS 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. As of January 1, 2006, all of the Company’s outstanding unit option awards were fully vested and none were subsequently modified, repurchased or cancelled.

Earnings Per Unit

As described in the members’ equity footnote below, there is no distinction between preferred units and common units with regards to distribution rights except for a preference in liquidation to the preferred units. Net income not associated with a liquidation, dissolution, sale, merger or other wrapping up of operations is distributed to both preferred and common unit holders on the basis of the ownership of units as a percentage of the total units (preferred and common) issued and outstanding. For purposes of the calculation of earnings per unit, the Company has made no distinction between the two classes of equity unless an event which triggers the liquidation preference occurs.

The Company calculates earnings per unit based on the weighted average number of preferred and common units and preferred and common unit equivalents outstanding during the period. There are currently no dilutive convertible securities outstanding or contemplated. Diluted earnings per unit also include the effect of potential issuances of additional preferred and common units if all outstanding options were exercised and converted into units based on the treasury stock method. Outstanding options to purchase 1,183,939 preferred units for the six months ending June 30, 2005 (unaudited) are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options would be antidilutive.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

The calculation of weighted average diluted shares for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004 is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
Weighted average preferred units—basic	9,719,694	8,520,728	8,649,106	8,300,821
Weighted average common units—basic	155,000	145,000	112,500	145,164

Total weighted average units—basic	9,874,694	8,665,728	8,761,606	8,445,985
Weighted average preferred options	42,071	—	42,071	1,554,840
Common units subject to forfeiture	50,000	—	50,000	—

Total weighted average units—diluted	9,966,765	8,665,728	8,853,677	10,000,825

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Discontinued Operations

In accordance with SFAS No. 144, the Company classifies certain assets and related liabilities as held for sale. The operating results of the subsidiary are presented as discontinued operations for the six months ended June 30, 2005 (unaudited) and years ended December 31, 2005 and 2004. Depreciation was included in the discontinued operating expenses for the fiscal years as SFAS No. 144 requires that when a subsidiary is discontinued by way of a spin-off, it is considered held and used until the date the spin-off occurs. Any gain or loss on sale and any impairment losses are presented in discontinued operations when recognized.

Minority Interest

The Company reports an unaffiliated owner’s interest in a subsidiary as minority interest. The Company allocates the minority owner’s interest in the subsidiary’s losses to the minority owner on the basis of its ownership during the period. In May 2005, an unaffiliated entity acquired 33.34% of the outstanding units of Evernote Corporation in exchange for funding received by that unaffiliated entity. The allocation of the loss from operations of that subsidiary is included in the discontinued operations footnote below. On December 20, 2005, the remaining units of Evernote Corporation were distributed to the members of Parascript, LLC as a liquidating distribution to the preferred members (unit holders) in accordance with the liquidation/wrap-up provisions of the Amended Operating Agreement.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

Limited Liability Company

The liability of the member unit holders is limited to the amount of their equity investment. In addition, all taxable net income (loss) is passed through to the preferred and common unit holders in proportion to their ownership interest and is not taxable to the Company. Accordingly, there are no income tax assets, liabilities or expenses reflected on these consolidated financial statements except for those from the consolidated VIE, PMI.

Reclassifications

Certain items included in the 2004 financial statements have been reclassified to reflect the operations identified as discontinued since the original issuance of the 2004 financial statements.

Foreign Currency

The functional currency of the Company’s foreign operations is the U.S. dollar. Monetary assets and liabilities of the foreign operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date while non-monetary items are translated at historical rates. Revenues and expenses are translated at average exchange rates during the period. Re-measurement gains or losses are recognized currently in consolidated operations. For the six months ended June 30, 2006 and 2005 (unaudited) and years ended December 31, 2005 and 2004, such gains and losses were insignificant.

Fair Value of Financial Instruments

The Company’s financial instruments whose fair value approximates their carrying value due to the short-term nature of the instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. The fair value of the Company’s obligations under its line of credit approximates its carrying value as the stated interest rates of these instruments reflect rates which are otherwise currently available to the Company. All the Company’s cash and cash equivalents as of June 30, 2006 (unaudited) and December 31, 2005 consisted of demand deposit accounts and “sweep” accounts for the investing of excess cash on a daily basis.

Unaudited Interim Financial Statements

The accompanying consolidated financial statements as of June 30, 2006 and for the six month periods ended June 30, 2006 and 2005 are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the interim periods presented. Results of operations for the six month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

New Accounting Standards

SFAS No. 123(R), “Share-Based Payment” (Revised 2004)

SFAS No. 123, revised in December 2004, (SFAS No. 123(R)), became effective for the Company beginning January 1, 2006. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS No. 123(R) requires that all unit-based payments to employees be recorded based on fair value on the date of grant and expensed over the expected service period. Prior to January 1, 2006, the Black-Scholes option pricing model was used to calculate pro forma compensation expense, this standard will also allow a binomial method. The Company has chosen the

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

modified prospective method of adoption. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow rather than as an operating cash flow. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”

SFAS No. 154 “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154) will be effective for the Company beginning January 1, 2006. This Statement changes the accounting and reporting of voluntary changes in accounting principles, or the adoption of new principles that do not specify transition rules. Generally, SFAS No. 154 requires changes in accounting principles be reported by applying the principles to previously issued financial statements as if the principles had always been used. SFAS No. 154 also requires changes in depreciation, amortization or depletion methods be accounted for in the period the change occurs and in future periods if the change affects both. SFAS No. 154 carries forward the previously existing guidance of APB Opinion No. 20 for reporting changes in accounting estimates and correction of an error in a previously issued financial statement. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

FIN 46(R), “Consolidation of Variable Interest Entities (as revised)”

In December 2003, the FASB issued FIN 46(R), “Consolidation of Variable Interest Entities (as revised)”, which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46(R) defines such an entity as a variable interest entity (“VIE”). In general, a VIE is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46(R) requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the entity’s residual returns or both. Application of FIN 46(R) is required in financial statements of public entities that have interests in VIEs for periods ending after December 15, 2003. Application by public entities who are small business issuers and by nonpublic entities is required at various dates in 2004 and 2005. The Company has applied the provisions of FIN 46(R) in classifying PMI as a VIE as previously discussed.

SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4”

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – an amendment of ARB No. 43, Chapter 4”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted materials as current period costs. It also requires that allocations of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. SFAS No. 151 applies to inventory costs incurred in the first fiscal year beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material impact on the Company’s consolidated financial statements.

SFAS No. 153, “Exchanges of Non-monetary Assets – an amendment of APB No. 29”

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets – an amendment of APB No. 29”. SFAS No. 153 eliminates the exception to account for non-monetary exchanges of similar productive assets at carrying value and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance; otherwise, the exchange principle of fair value applies. A non-monetary

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company’s consolidated financial statements.

NOTE 3 – Property and Equipment

Property and equipment consists of the following:

	Estimated Useful Lives	June 30, 2006	December 31, 2005
		(Unaudited)
Computer and office equipment	3 - 5	$1,411,024	$1,218,223
Furniture and fixtures	7	319,646	319,646
Construction in process—leasehold	N/A	188,465	—
	7 (not to exceed lease term)
Leasehold improvements		352,114	352,114

		2,271,249	1,889,983
Accumulated depreciation and amortization		(1,387,287)	(1,237,115)

Property and equipment, net		$883,962	$652,868

Depreciation and amortization expense for the six months ended June 30, 2006 and 2005 (unaudited) and years ended December 31, 2005 and 2004 was $152,565, $172,818, $312,030 and $793,003, respectively. During 2004, management revised the useful life of computer equipment from five years to three years, which resulted in additional depreciation of $428,239. Included in computer and office equipment is a capital lease with a purchased cost of $22,308 and accumulated depreciation of $8,923 and $7,064 at June 30, 2006 (unaudited) and December 31, 2005, respectively.

Depreciation expense related to assets held for sale for the six months ended June 30, 2005 (unaudited) and years ended December 31, 2005 and 2004 was $9,924, $17,757 and $49,005, respectively.

NOTE 4 – Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2006	December 31, 2005
	(Unaudited)
Accrued vacation	$371,726	$300,054
Accrued bonus	144,177	903,471
Accrued payroll liability	88,405	—
Accrued 401(k)	76,352	127,888
Other current liabilities	238,141	311,183

Total accrued expenses	$918,801	$1,642,596

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5 – Line of Credit

In July 2005, the Company amended a line of credit it had entered into in 2003. Under the amended terms, there is a $7 million line which is secured by substantially all of the assets of the Company. Of that amount, $4 million (Formula Line) has availability of credit based upon current accounts receivable balances and bears interest at prime + 0.25%, but not less than 6% (8.5% and 7.5% at June 30, 2006 and December 31, 2005, respectively). The remaining $3 million (Non-formula Line) line of credit is based on 90 day sales projections and bears interest at prime + 2%, but not less than 7% (10.25% and 9.25% at June 30, 2006 and December 31, 2005, respectively). Both lines require monthly interest payments and mature in July 2007. As of June 30, 2006, (unaudited) and December 31, 2005, the Company had no borrowings on either line of credit. As of June 30, 2006 (unaudited), there was approximately $2,500,000 available for borrowing on the non-formula line and $585,414 available for borrowing on the formula line under the terms of the agreement. As of December 31, 2005, there was approximately $916,000 available for borrowing on the non-formula line and $3,641,000 available for borrowing on the formula line.

The line of credit agreement contains certain financial covenants that require, among other things, maintenance of profitability, a minimum quick ratio and a minimum tangible net worth. At December 31, 2005 the tangible net worth requirements were not met. The Company did not request a waiver from the bank as of December 31, 2005, but renegotiated the covenants in April 2006, which eliminated the tangible net worth requirements. At June 30, 2006, the Company was in violation of the requirement for the timely delivery of the audit as of and for the year ended December 31, 2005 and the minimum profitability requirement. The Company is currently negotiating with the lender to have these violations waived.

NOTE 6 – Major Customers and Product Dependence

During the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004, the Company generated approximately 33%, 57%, 75% and 90%, respectively, of its revenue from the licenses and royalties related to one product, AddressScript®.

The Company’s revenue is also concentrated with specific customers generating over 10% of total revenues for the periods as shown below:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
A	41%	*	*	*
B	13%	*	*	*
C	*	15%	*	*
D	*	36%	40%	65%
E	*	11%	*	*
F	*	*	25%	11%

“*”—denotes	less than 10% of the total revenues.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s accounts receivable as the end of the periods presented in these consolidated financial statements are also concentrated in a small number of customers. The following table identifies customers whose account represents more than 10% of total receivables and the related percentage of receivables for each customer:

	June 30, 2006	December 31, 2005
	(Unaudited)
A	53%	26%
B	22%	*
C	*	49%

“*”—denotes	less than 10% of the total receivables.

The Company competes in a rapidly changing and very competitive marketplace, and there is no guarantee that the revenues from this product or these customers will continue in future years. Operations of the Company are subject to risks and uncertainties including, among other things, dependence on continued product development, rapid technological changes, competition, and dependence on key personnel.

NOTE 7—Commitments and Contingencies

Lease Arrangements

The Company leases certain office equipment under a capital lease agreement. The lease matures in June 2009 and bears interest at 10%. Future minimum rental payments for this capital lease are as follows at December 31, 2005:

Years Ending December 31,
2006	$5,688
2007	5,688
2008	5,688
2009	2,844

Total minimum lease payments	19,908
Less interest	(3,170)

Present value of net minimum lease payments	16,738
Less current portion	(4,573)

Long-term portion	$12,165

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

The Company leases office space under various non-cancelable operating leases. The leases expire at various dates through 2010. The Company has an option of renewing the lease for office space in Boulder, Colorado for an additional five years at 95% of the then prevailing lease rates. Future minimum rental payments for these leases are as follows:

Years Ending December 31,
2006	$365,536
2007	253,044
2008	260,640
2009	268,456
2010	91,256

Total minimum lease payments	$1,238,932

Rent expense for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004 was $257,460, $242,212, $489,914 and $647,965, which included common area maintenance of $42,787, $42,787, $85,575 and $124,000, respectively.

Monthly rental payments under the Company’s corporate headquarters’ office lease agreement increase approximately 3% each year. In addition, the lease agreement provides for the first four months and last four months rent for free. In accordance with SFAS No. 13, Accounting for Leases, and subsequent interpretations, the Company recognizes the lease expense on a straight-line basis over the 84 month lease term. As of June 30, 2006 (unaudited) and December 31, 2005, the amount of the lease expense recognized in excess of cash payments amounted to $51,522 and $59,631. These amounts are reflected as a liability on the accompanying consolidated balance sheets at June 30, 2006 (unaudited) and December 31, 2005.

Officer Indemnification

Under the organizational documents, the Company’s officers, employees and directors are indemnified against certain liability arising out of the performance of their duties to the Company. The Company’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company that have not yet occurred.

NOTE 8—Members’ Equity

Common Units

Common units are entitled to one vote per unit and are entitled to distributions of distributable funds, as described in the Amended Operating Agreement, when and if declared.

Preferred Units

Preferred units are entitled to one vote per unit and are entitled to distributions of distributable funds, as described in the Amended Operating Agreement, when and if declared. Upon any liquidation, dissolution, winding up, sale or merger of the Company, whether voluntary or involuntary, the holders of the preferred units are entitled to a liquidation preference of $50,415,000 (the “Liquidation Value”). This amount was reduced to $44,415,000 in December 2005 after the spin-off of Evernote Corporation. The remaining amount available for distribution in excess of the Liquidation Value, if any, is distributable ratably to the holders of the common and preferred units.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

Distributions

The accompanying consolidated statements of members’ equity reflects cash distributions to the members of $7,093,392, $854,839, $6,292,461 and $6,883,758 during the six months ended June 30, 2006 and 2005 (unaudited) and years ended December 31, 2005 and 2004, respectively. In addition, during 2005 there was a “Distribution of assets (liabilities) held for sale,” which represented the spin-off of the remaining ownership of Evernote Corporation to the preferred unit holders.

Redemption Provisions

If at any time, except in circumstances explicitly stated in the Amended Operating Agreement, any member receives a purchase offer to sell all or any part of the member’s units, the Company has the right, at its option, to purchase all, but not less than all, of the units covered by the purchase offer. The Company redeemed no shares during the six months ended June 30, 2006 (unaudited). During the six months ended June 30, 2005 (unaudited), the Company redeemed 29,456 preferred units for $70,986. During the years ended December 31, 2005 and 2004, the Company redeemed 29,456 and 33,966 preferred units for $70,986 and $97,145, respectively and 10,000 common units during 2004 for $5,000.

Option Plans

In 2002, the Company adopted the Common Unit Option/Issuance Plan and the Preferred Unit Option/Issuance Plan (collectively, the “Plans”). Upon adoption of the Plans, equity awards granted in previous years were incorporated into the Plans, though the terms, conditions, prices, and substance of each award remained unchanged. Under the terms of the Plans, employees, officers, directors, and consultants of the Company are entitled to receive grants of ownership units or options to purchase ownership units. The exercise prices of units and options granted may be less than, equal to, or greater than the fair value of the underlying equity on the date of grant. Options granted under the Plans have a maximum contractual life of ten years, and are subject to vesting terms, which have ranged from immediate vesting to four years from the date of grant.

To date, all common unit grants have been issued with an exercise price of $0.01 and preferred unit grants with an exercise price of $0.00001. The Company calculated compensation expense related to the award of 60,000 common units in 2005 based on the value of the proposed merger as the fair value of the underlying equity on the date of grant, less the exercise price of $0.01 per unit. The amount of deferred compensation recognized for the awards of common units in 2005 was $565,584. Of the common units granted, 50,000 were immediately exercisable and have a four year service period and 10,000 were exercisable and vested immediately. The deferred compensation related to the common units subject to the forfeiture is amortized over the service period. No other preferred or common units were granted during the six months ended June 30, 2006 and 2005 (unaudited) or years ended December 31, 2005 and 2004.

The Company has recorded deferred compensation expense in previous years for awards of preferred units equal to the excess of the estimated fair value of the underlying equity over the exercise price. The deferred compensation is amortized over the service period of each award. During the six months ended June 30, 2006 and 2005 (unaudited) and years ended December 31, 2005 and 2004, the Company recorded $58,915, $19,246, $162,409 and $127,918 of compensation expense related to unit options. Prior to January 1, 2006, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Plans. Under APB Opinion No. 25, when the exercise price of the Company’s member unit option is less than the estimated fair value of the underlying member unit on the date of grant, deferred compensation is recognized and amortized over the vesting period.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the status of the Company’s unit option plans and outstanding options is presented below:

	Preferred Units		Common Units
	Number of Underlying Units	Weighted Average Exercise Price	Number of Underlying Units	Weighted Average Exercise Price
Outstanding December 31, 2003	1,563,348	$0.00001	—	$—
Granted	—	—	—	—
Expired	—	—	—	—
Exercised	(114,218)	0.00001	—	—

Outstanding December 31, 2004	1,449,130	0.00001	—	—
Granted	—	—	60,000	0.01
Expired	(64,440)	0.00001	—	—
Exercised	(1,342,619)	0.00001	(60,000)	0.01

Outstanding December 31, 2005	42,071	0.00001	—	—
Granted (unaudited)	—	—	—	—
Expired (unaudited)	—	—	—	—
Exercised (unaudited)	—	—	—	—

Outstanding June 30, 2006 (unaudited)	42,071	$0.00001	—	$—

Exercisable December 31, 2004	1,399,130	$0.00001	—	$—

Exercisable December 31, 2005	42,071	$0.00001	—	$—

Exercisable June 30, 2006 (unaudited)	42,071	$0.00001	—	$—

The following information summarizes unit options outstanding and exercisable at June 30, 2006 (unaudited):

	Outstanding				Exercisable
	Exercise Prices	Number	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Preferred Units:	$0.00001	42,071	6.5	$0.00001	42,071	$0.00001

Common Units:	$0.01	—	—	$0.01	—	$0.01

The following information summarizes unit options outstanding and exercisable at December 31, 2005:

	Outstanding				Exercisable
	Exercise Prices	Number	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Preferred Units:	$0.00001	42,071	7	$0.00001	42,071	$0.00001

Common Units:	$0.01	—	—	$0.01	—	$0.01

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 9 – Employee Benefit Plans

The Company sponsors a 401(k) retirement plan (the “Plan”), which is available to employees who have attained 21 years of age and completed the minimum service requirements. Under the Plan, employees may make pre-tax contributions up to the maximum contribution allowed by law. The Company matches a percentage of compensation deposited as elective contributions. The percentage match is at the discretion of the Company’s Board of Directors. The Company may also make discretionary contributions that are allocated to participants based on the ratio of each employee’s compensation to total compensation of all participants. In order to be eligible for discretionary employer contributions, the employee must have attained age 21, completed twelve (12) months of service, and completed 1,000 hours of service for each Plan year. Employees do not have to contribute to the Plan to receive a discretionary contribution. Total elective contributions for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005 and 2004 were $76,372, $55,668, $127,888 and $122,204, respectively.

NOTE 10 – Discontinued Operations

In 2004, the Company decided to seek outside funding for its Evernote Corporation subsidiary. In May 2005, the Company completed a transaction with an outside investor that provided additional funding to the subsidiary in return for a 33.34% ownership interest in Evernote Corporation. Subsequently, the Company determined that the operations of the subsidiary were not consistent with the long-term strategy of the Company. Accordingly, on December 20, 2005, the Company distributed the remaining 66.66% interest in Evernote Corporation to the preferred unit holders of Parascript, LLC in accordance with the liquidation distributions preference described in the Amended Operating Agreement. Accordingly, the results of Evernote Corporation have been reported as discontinued operations in the consolidated financial statements for the six months ended June 30, 2005 and the years ended December 31, 2005 and 2004.

The results of Evernote Corporation are recorded as losses from discontinued operations, the components of which are as follows:

	Six Months Ended June 30, 2005	Years Ended December 31,
		2005	2004
	(Unaudited)
Royalties and license fees	$—	$—	$304,879

Costs of revenue	—	—	119,690
Research and development	583,909	1,108,015	1,065,267
Sales and marketing	205,968	296,873	727,507
General and administrative	433,925	697,645	756,319

Total operating expenses	1,223,802	2,102,533	2,668,783

Loss from discontinued operations	(1,223,802)	(2,102,533)	(2,363,904)
Other income (expense)	(133)	35,920	62

Loss from discontinued operations before minority interest	(1,223,935)	(2,066,613)	(2,363,842)
Minority interest	(64,640)	(345,602)	—

Net loss from discontinued operations	$(1,159,295)	$(1,721,011)	$(2,363,842)

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11 – Income Taxes

The Company’s provision (benefit) for income taxes is composed of the following elements:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
Current expense	$17,588	$16,982	$17,604	$35,899
Deferred expense (benefit)	328,495	185,370	(245,735)	(189,353)
Change in valuation allowance	(328,495)	(185,370)	245,735	189,353

Total	$17,588	$16,982	$17,604	$35,899

A significant portion of the Company’s research and development is performed in Moscow, Russia. The Company earns no revenue from this operation and therefore is not liable for any Russian income taxes. The Company does not maintain a presence in any other country on a regular or permanent basis and therefore pays no income taxes to foreign countries.

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the effects of temporary differences between the carrying amounts for financial reporting purposes and the income tax basis of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period of change. Based on management’s judgment, the measurement of deferred tax assets is reduced by a valuation allowance for any tax benefits for which it is more likely than not that some portion or all of such benefits will not be realized.

The tax effect of significant temporary differences that resulted in deferred tax assets and liabilities, and a description of the financial statement items that created these differences, is as follows:

	June 30, 2006	December 31, 2005
	(Unaudited)
Accrued liabilities	$159,525	$493,863
Tax credits	8,388	2,545

	167,913	496,408
Less valuation allowance	(167,913)	(496,408)

Net deferred tax asset	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The ultimate realization of the net deferred tax assets is dependent upon the generation of future taxable income in the respective tax jurisdictions during the periods in which the temporary differences become deductible. After consideration of all the evidence, both positive and negative, management has determined that a $167,913 valuation allowance at June 30, 2006 (unaudited) and $496,408 valuation allowance at December 31, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the six months ended June 30, 2006 (unaudited) and the year ended December 31, 2005 is a decrease of $328,495 and an increase of $245,735 respectively.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12 – Subsequent Events

Merger

On September 18, 2006, the Company entered into a definitive Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Mitek Systems, Inc., a Delaware corporation (“Mitek”). Upon consummation of the Merger, Parascript will be the surviving company and Mitek will be the holder of all of the outstanding limited liability company interests of Parascript.

The Company had previously entered into and announced a definitive Asset Purchase Agreement (the “Asset Purchase Agreement”) with Mitek dated July 13, 2006, pursuant to which Mitek would acquire substantially all of the assets and liabilities of Parascript. The Company and Mitek subsequently agreed to modify the transaction structure as a result of certain tax issues affecting Parascript. The Company and Mitek have structured the Merger to result in substantially identical economic results for Parascript and Mitek as those contemplated by the Asset Purchase Agreement.

At the closing of the merger, Parascript’s unit holders will receive $80 million in cash and approximately 51.8 million shares of Mitek common stock. Mitek common stock having a value of approximately $4 million will be placed in escrow to secure any indemnity claims that Mitek may have under the Merger Agreement, which escrow will generally last until one year after the effective time of the Merger. There can be no assurance that the merger will be successfully consummated.

NOTE 13 – Non-cash Distribution to Preferred Unit Holders

On December 20, 2005, the Company distributed its remaining 66.66% interest in Evernote Corporation to the preferred unit holders under the terms of the Amended Operating Agreement for a liquidation or winding-up of the Company. All intercompany receivables from Evernote Corporation were eliminated in the transaction as a part of the funding agreement with the external investor which had no effect on net income. The spin-off qualifies as a tax-free reorganization transaction for the corporation and the unit holders receiving the distribution.

NOTE 14 – Restatement of Previously Issued Financial Statements

In connection with a re-audit of the Company’s 2004 consolidated financial statements, the Company determined that accounting errors related to the treatment of deferred compensation and the timing of the recognition of amortization of deferred compensation existed. The Company had incorrectly recorded the expense under its deferred compensation plan as of December 31, 2002, and a portion of the compensation expense should have continued to be deferred and amortized during the years ended December 31, 2004 and 2003. The Company also made advances to unitholders in anticipation of distributions. The interest on these advances was originally not recorded until 2005, but was earned in 2004 and should have been reflected in the operations for that year. In addition, the Company had not consolidated the operations of PMI in its 2004 and 2003 consolidated financial statements and has subsequently determined that it should be considered a VIE under FIN 46(R). The financial statements for that entity have now been consolidated and are included in the consolidated financial statements.

Parascript, LLC

and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of the effects of the restatement adjustments on the Company’s consolidated statement of operations for the year ended December 31, 2004:

Year Ended December 31, 2004
Net income, as previously reported	$7,958,638
Effect of deferred compensation restatement	(53,344)
Effect of recording interest income from advances on distributions made to unit holders during the year	79,059
Effect of consolidation of PMI	(39,260)

Net income, as restated	$7,945,093

Annex A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

MITEK SYSTEMS, INC.

a Delaware corporation

and

MITEK ACQUISITION SUB, LLC

a Wyoming limited liability company

and

PARASCRIPT, LLC

a Wyoming limited liability company

and

PARASCRIPT MANAGEMENT, INC.,

a Wyoming corporation

as the Member Representative

Dated September 18, 2006

A-i

A-ii

A-iii

A-iv

A-v

EXHIBITS

Exhibit 2.6(c)(v)	Example of Merger Consideration
Exhibit 2.7(b)	Form of Transmittal Letter
Exhibit 2.10(a)(i)(A) to (D)	Agreement Regarding Certain Employees
Exhibit 2.10(a)(ii)	Noncompetition Agreements
Exhibit 2.10(a)(iii)	Escrow Agreement
Exhibit 2.10(a)(vi)	Services Agreement
Exhibit 2.10(a)(vii)	Voting Agreement
Exhibit 2.10(a)(viii)	Assumption Agreement
Exhibit 9.3	Parascript Consents
Exhibit 9.14	Affiliate Letters
Exhibit 10.3	Mitek Consents
Exhibit 10.11	Duties and Responsibilities

A-vi

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (“Agreement”) is dated September 18, 2006, by and among Mitek Systems, Inc., a Delaware corporation (“Mitek”), Mitek Acquisition Sub, LLC, a Wyoming limited liability company (“Merger Subsidiary”), Parascript, LLC, a Wyoming limited liability company (“Parascript”), and Parascript Management, Inc., a Wyoming corporation (the “Member Representative”), solely in the role as the Member Representative. This Agreement amends, restates and replaces in its entirety that certain Asset Purchase Agreement dated July 13, 2006 by and between Mitek and Parascript (the “Original Agreement”).

RECITALS

WHEREAS, Mitek and Parascript entered into the Original Agreement providing for the sale of substantially all of the assets of Parascript to Mitek.

WHEREAS, Mitek and Parascript have mutually agreed to amend and restate such Original Agreement with this Agreement pursuant to which the acquisition of Parascript by Mitek be accomplished by the merger of Merger Subsidiary with and into Parascript, with Parascript being the surviving entity, in accordance with the Wyoming Limited Liability Company Act (the “WLLCA”).

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS AND USAGE.

1.1 Definitions. For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal”—means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Mitek to Parascript) to enter into any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Parascript is a constituent entity; or (b) other than in the Ordinary Course of Business, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of such Person.

“Affiliate Letters”—as defined in Section 9.14.

“AIS”—means Applied Intelligence Solutions LLC, a Colorado limited liability company.

“AIS Cash Contribution”—as defined in Section 2.6(c)(iii).

“AIS Holdings”—means AIS Holdings, LLC, a Colorado limited liability company.

“AIS Separation”—means the formation of AIS Holdings as a wholly owned subsidiary of Parascript, the contribution of the interests of AIS owned by Parascript to AIS Holdings, the transfer of those assets listed on Part 1.1 of Parascript’s Initial Disclosure Letter to AIS that are not already owned by AIS, the assumption of the Retained Liabilities by, and the AIS Cash Contribution to, AIS Holdings, the distribution of the interests of AIS Holdings to the Members, the establishment of all operational aspects of AIS and AIS Holdings, including employee benefits, payroll, insurance, assignment of contracts in the name of other entities but primarily performed by AIS, and similar matters.

“Ancillary Agreements”—shall mean, without limitation, any or all of the Mitek Agreements with Employees, the Noncompetition Agreement, the Assumption Agreement, the Escrow Agreement, Affiliate Letters and any other agreement mutually agreed upon in writing by Mitek and Parascript.

“Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Articles of Merger”—as defined in Section 2.2.

“Articles of Organization”—as defined in Section 2.4.

“Assumption Agreement”—as defined in Section 2.10(a)(viii).

“Balance Sheet”—as defined in Section 3.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, an obligation to use Best Efforts under this Agreement (except as that term is used in Section 7.1 and Section 12.2 of this Agreement) does not require a Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or require the incurring of material expense or liability to obtain such result.

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 6.9.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in California or Colorado are permitted or required to be closed.

“Certificate Amendment”—as defined in Section 7.1(e).

“Closing”—as defined in Section 2.9.

“Closing Date”—the date on which the Closing actually takes place.

“COBRA”—as defined in Section 3.15(f).

“Code”—means the Internal Revenue Code of 1986, as amended.

“Common Units”—means the Common Units of Parascript.

“Competing Transaction”—shall mean any of the following (other than the transactions contemplated by this Agreement) involving Mitek, Parascript, or any of their respective subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Mitek and its subsidiaries, taken as a whole, or Parascript and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Mitek or 20% or more of the outstanding Units of Parascript or the filing of a registration statement under the Securities Act in connection therewith; (iv) any Person (other than stockholders or Members as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of Mitek or 20% or more of the outstanding Units of Parascript; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidential Information”—as defined in Section 15.1.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including, but not limited to, the Merger, the Name Change, the Certificate Amendment, and the AIS Separation.

“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), that is legally binding.

“Damages”—as defined in Section 14.2.

“Disclosure Letter”—means the Initial Disclosure Letter as defined in Section 7.2 or the Supplemental Disclosure Letter as defined in Section 7.3 delivered by Parascript to Mitek or by Mitek to Parascript.

“Effective Time”—as defined in Section 2.2.

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“Escrow Agreement”—as defined in Section 2.10(a)(iii).

“Escrow Shares”—as defined in Section 2.6(b).

“Exchange Act”—the Securities Exchange Act of 1934.

“Expense Funds”—as defined in Section 7.4(b).

“Expenses”—shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

“Facilities”—any real property, leasehold or other interest in real property currently operated by such Person, including the Tangible Personal Property used or operated by such Person.

“Final Parascript Tax Returns”—as defined in Section 13.2(b).

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis in accordance with past practice.

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or

(f) official of any of the foregoing.

“Ground Lease”—any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property”—any land, improvements and Appurtenances subject to a Ground Lease in favor of such Person.

“Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in Parascript’s assets, including those under construction.

“Indemnified Person”—as defined in Section 14.7.

“Indemnifying Person”—as defined in Section 14.7.

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, or that individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. For purposes of this Agreement, Knowledge of Parascript, Parascript’s Knowledge or Parascript has no Knowledge shall mean solely the Knowledge of Jeff Gilb and Alan Williamson, and the Knowledge of Mitek, Mitek’s Knowledge or Mitek has no Knowledge shall mean solely the Knowledge of James DeBello and Tesfaye Hailemichael.

“Land”—all parcels and tracts of land in which such Person has an ownership interest.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which such Person is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including, without limitation, any environmental law.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, provided, however, in the case of Parascript, “Liabilities” shall not include the Retained Liabilities.

“Loan Agreement”—means the Amended and Restated Loan and Security Agreement between Parascript and Silicon Valley Bank, effective July 25, 2004.

“Manager”—means Parascript Management, Inc., the managing Member of Parascript.

“Material”—means a single event, violation, inaccuracy, circumstance, undertaking, occurrence or other matter which will result in Damages of at least Ten Thousand Dollars ($10,000) to Parascript or Mitek.

“Material Adverse Effect”—A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Parascript Material Adverse Effect” on Parascript if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of Parascript. A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Mitek Material Adverse Effect” on Mitek if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of Mitek. Notwithstanding the foregoing, no event, violation, inaccuracy, circumstance or other matter which arises out of general economic or industry conditions shall be considered in determining whether a Material Adverse Effect has occurred. For the purposes of this definition, a single event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on such business, condition, capitalization, assets, liabilities, operations or results of operations of Parascript or Mitek if such single event, violation, inaccuracy, circumstance or other matter results in Damages of at least Ten Thousand Dollars ($10,000) to Parascript or Mitek, as applicable.

“Material Mitek Consent”—means any approval, consent, ratification, waiver or other authorization required by a Material Mitek Contract.

“Material Mitek Contract”—as defined in Section 5.19(a).

“Material Parascript Consent”—means any approval, consent, ratification, waiver or other authorization required by a Material Parascript Contract.

“Material Parascript Contract”—as defined in Section 3.19(a).

“Member” or “Members”—means a Person or the Persons defined as “Members” in Parascript’s Fourth Amended and Restated Operating Agreement, dated as of January 1, 2005 as may be amended or supplemented from time to time, including to add additional Persons as Members of Parascript.

“Member Advances”—means the advances on distributions made by Parascript to Members on or after January 1, 2006 and prior to the Closing Date.

“Member Representative”—as defined in the first paragraph of this Agreement.

“Merger”—as defined in Section 2.1.

“Merger Consideration”—as defined in Section 2.6(b).

“Merger Subsidiary”—as defined in the first paragraph of this Agreement.

“Mitek”—as defined in the first paragraph of this Agreement.

“Mitek 401(k) Plan”—as defined in Section 13.1(c).

“Mitek Agreements with Employees”—shall mean the employment agreements referred to in Section 2.7(a)(vi) and 2.7(b)(v).

“Mitek Cafeteria Plan”—as defined in Section 13.1(d).

“Mitek Common Stock”—Mitek’s common stock, par value $0.01 per share.

“Mitek Copyrights”—as defined in Section 5.23(a)(iii)

“Mitek Data Room contains”—as defined in Section 5.28.

“Mitek Employee Plans”—as defined in Section 5.13(a).

“Mitek Group”—as defined in Section 6.1.

“Mitek Indemnified Persons”—as defined in Section 14.2.

“Mitek Interim Balance Sheet”—as defined in Section 5.4.

“Mitek Intellectual Property Assets”—as defined in Section 5.23.

“Mitek Marks”—as defined in Section 5.23(a)(i).

“Mitek Net Names”—as defined in Section 5.23(a)(vi).

“Mitek Patents”—as defined in Section 5.23(a)(ii).

“Mitek SEC Documents”—as defined in Section 5.26.

“Mitek Trade Secrets”—as defined in Section 5.23(a)(v).

“Name Change”—the change of the legal name of Mitek to Parascript, Inc. (also referred to herein as the “Mitek Name Change”).

“Options” shall mean an option to purchase a specified number of Preferred Units pursuant to a written Preferred Unit Option Agreement between Parascript and such option holder.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person, including, in the case of Parascript, distributions of cash to its Members.

“Parascript”—as defined in the first paragraph of this Agreement.

“Parascript 401(k) Plan”—as defined in Section 13.1(c).

“Parascript Cafeteria Plan”—as defined in Section 13.1(d).

“Parascript Consent”—as defined in Section 9.3.

“Parascript Contract”—any Contract (a) under which Parascript has or may acquire any rights or benefits; (b) under which Parascript has or may become subject to any obligation or liability; or (c) by which Parascript or any of its assets is bound.

“Parascript Copyrights”—as defined in Section 3.23(a)(iii).

“Parascript Data Room contains”—as defined in Section 3.26.

“Parascript Employee Plans”—as defined in Section 3.15(a).

“Parascript Intellectual Property Assets”—as defined in Section 3.23.

“Parascript Interim Balance Sheet”—as defined in Section 3.4.

“Parascript Marks”—as defined in Section 3.23(a)(i).

“Parascript Net Names”—as defined in Section 3.23(a)(vi).

“Parascript Patents”—as defined in Section 3.23(a)(ii).

“Parascript Payments”—means (i) the aggregate amount of principal and interest owing to Silicon Valley Bank as of the Effective Time, (ii) the Expense Funds and (iii) an amount of cash determined by Parascript to be paid to and, as required by applicable law, withheld on behalf of, certain Persons who provide services to Parascript plus any amounts to be paid for Medicare and other Taxes payable by Merger Subsidiary and/or the Surviving Company to a Governmental Body as a result of such payments.

“Parascript Trade Secrets”—as defined in Section 3.23(a)(v).

“Part”—a part or section of the Disclosure Letter.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Plan Year”—as defined in Section 13.1(d).

“Preferred Units”—means the Preferred Units of Parascript.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement”—as defined in Section 7.1.

“Real Property”—the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease”—any Ground Lease or Space Lease.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”—

With respect to a particular individual:

(g) each other member of such individual’s Family (as defined below);

(h) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(i) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(j) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(k) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(l) any Person that holds a Material Interest in such specified Person;

(m) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(n) any Person in which such specified Person holds a Material Interest; and

(o) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the

“Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other individual who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural Person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Registration Statement”—as defined in Section 7.1.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities”—means the Liabilities listed on Part 2.4 of the Parascript Initial Disclosure Letter.

“Sarbanes-Oxley Act”—as defined in Section 5.26.

“SEC”—the United States Securities and Exchange Commission.

“Securities Act”—as defined in Section 3.3.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease”—any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Surviving Company”—as defined in Section 2.1

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased (wherever located and whether or not carried on Parascript’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”—a Person that is not a party to this Agreement.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Unit”—a unit of ownership in Parascript.

“WARN Act”—as defined in Section 3.21(d).

“WLLCA”—as defined in the Recitals to this Agreement.

1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. THE MERGER.

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into Parascript (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the WLLCA. At the Effective Time, Parascript shall continue as the surviving limited liability company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and the separate limited liability company existence of Merger Subsidiary shall cease.

2.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, Parascript, Mitek and Merger Subsidiary shall cause Articles of Merger meeting the requirements of the WLLCA (the “Articles of Merger”) to be properly executed and filed with the Secretary of State of the State of Wyoming in accordance with the terms and conditions of the WLLCA. The Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Wyoming in accordance with the WLLCA or at such subsequent date and time as Mitek and Parascript shall agree and specify in the Articles of Merger (the “Effective Time”).

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges and powers of Parascript and Merger Subsidiary shall vest in the Surviving Company, and, subject to the Assumption Agreement, all debts, liabilities and duties of Parascript and Merger Subsidiary shall attach to the Surviving Company.

2.4 Articles of Organization and LLC Agreement. From and after the Effective Time, (a) the articles of organization of Merger Subsidiary (the “Articles of Organization”) as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company, until duly amended in accordance with applicable Legal Requirements and (b) the operating agreement of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until amended in accordance with its terms.

2.5 Managers and Officers. The manager and officers of Merger Subsidiary immediately prior to the Effective Time shall automatically become the manager and officers of the Surviving Company as of the Effective Time.

2.6 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each limited liability company interest of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of Parascript, so that, after the Effective Time, Mitek shall be the holder of all of the issued and outstanding limited liability company interests of Parascript.

(b) At the Effective Time, all of the Units collectively, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into the right to receive (collectively, the “Merger Consideration”):

(i) Eighty Million Dollars ($80,000,000) in cash; plus

(ii) Fifty-one Million, Eight Hundred Sixty-nine Thousand, Four Hundred Fifty-eight (51,869,458) shares of Mitek Common Stock.

(c) The Merger Consideration shall be payable by Mitek, in amounts represented by Parascript to be correct, as follows:

(i) the Parascript Payments to the Persons entitled to receive the Parascript Payments, to the extent not paid by Parascript prior to the Closing; provided, however, that Merger Subsidiary and/or the

Surviving Company may withhold and pay to any appropriate Governmental Body any amounts from such Parascript Payments required to be so withheld and paid for applicable Taxes or applicable law;

(ii) delivery of a number of shares to the escrow agent pursuant to the Escrow Agreement, which number shall be determined by dividing (i) Four Million Dollars ($4,000,000) by (ii) the average for the ten (10) Business Days prior to the Closing of the daily final closing price as reported on the OTC Bulletin Board or the daily final closing price on any other exchange upon which the Escrow Shares are listed. The Escrow Shares shall be titled in the name of the escrow agent under the Escrow Agreement and shall be subject to the terms and conditions of the Escrow Agreement, but shall be treated as owned by the Member Representative for purposes of voting and by the Members for purposes of the receipt of dividends, and as owned by Mitek for tax purposes, all subject to the terms of the Escrow Agreement;

(iii) an amount of cash determined by Parascript, but which amount shall not be less than $2,000,000, to be paid, on behalf of the holders of Units as a contribution to capital, to AIS Holdings (the “AIS Cash Contribution”); and

(iv) the balance of the Merger Consideration shall be delivered by Mitek, in amounts represented by Parascript to be correct, to the Members as follows:

(A) first, to the Members holding Preferred Units and Persons holding Options, an aggregate amount of cash equal to Forty-Four Million Four Hundred Fifteen Thousand Dollars ($44,415,000) on an equal per-Preferred Unit basis, which shall include as Preferred Units the number of Preferred Units subject to the Options; and

(B) second, to the Members holding Preferred Units, Persons holding Options and Members holding Common Units, the remainder of the Merger Consideration on an equal per-Unit basis, which will include as Units the number of Preferred Units subject to an Option; provided, that, the amount of Merger Consideration payable under either Section 2.6(c)(iv)(A) or under this Section 2.6(c)(iv)(B), without duplication, in cash to any Member or Option holder shall be:

a. reduced by the amount of any Member Advance paid to such Member, provided, that any reduction in the Merger Consideration for payment of Member Advances pursuant to this subparagraph will constitute full satisfaction of the obligation of such Member to repay any Member Advances; and

b. increased by such Member’s and Option holder’s pro rata portion (based upon the number of Preferred Units, Preferred Units subject to an Option and Common Units owned by such Member) of the aggregate amount of the Member Advances.

(v) The provisions of this Section 2.6(c) are illustrated in Exhibit 2.6(c)(v).

(d) At and as of the Effective Time, the holders of Units at the Effective Time shall cease to have any rights as members of Parascript, except the right to receive Merger Consideration in accordance with Article II hereof and such rights, if any, as they may have pursuant to Wyoming law. Except as provided above, until an executed letter of transmittal is submitted by a holder of Units, each such Unit shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration as reduced above.

2.7 Exchange of Units.

(a) After the Effective Time, each Member and Option holder shall be entitled, upon surrender of the letter of transmittal described in Section 2.7(b), to receive such Member’s and Option holder’s portion of the Merger Consideration from Mitek through such reasonable procedures as Mitek may adopt (including but not limited to those set forth in this Agreement).

(b) Promptly after the Effective Time and no later than 10 Business Days after the Effective Time, Mitek shall deliver to each Member and each Option holder (i) a letter of transmittal in substantially the form set forth in Exhibit 2.7(b) or such other form as agreed to by the parties, and completed in a manner approved by Parascript, and (ii) instructions for use in effecting the surrender of the letter of transmittal in exchange for such Member’s or Option holder’s portion of the Merger Consideration, which instructions shall be approved by Mitek and Parascript. Promptly after receipt of such letter of transmittal by a Member or Option holder, such Member or Option holder shall surrender to Mitek an executed letter of transmittal. Upon surrender by a Member or Option holder of the executed letter of transmittal and after the Effective Time, such Member or Option holder shall be entitled to receive in exchange therefor such Member’s or Option holder’s portion of the Merger Consideration provided for above. No interest shall accrue or be payable with respect to any Merger Consideration which any person shall be so entitled to receive.

(c) Prior to the Effective Time, the Board of Directors of Mitek shall reserve for issuance a sufficient number of shares of Mitek Common Stock for the purpose of issuing its shares to the Members and Option holders in accordance herewith.

2.8 Closing of Transfer Books. From and after the Effective Time, the transfer books of Parascript shall be closed and no transfer of Units shall thereafter be made. From and after the Effective Time, the holders of certificates evidencing ownership of Units and Persons holding an Option shall cease to have any rights with respect to such Units or Options, except as otherwise provided for in this Agreement or by applicable Legal Requirements.

2.9 Closing. The Merger will take place at the offices of Duane Morris LLP at 101 West Broadway, Suite 900, San Diego, CA 92101, commencing at 10:00 a.m. (local time) on the date that is two (2) Business Days following the waiver or satisfaction of each of the Closing obligations set forth in Section 9 and 10 (the “Closing”), unless Mitek and Parascript otherwise agree. Subject to the provisions of Article 10.14, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.9 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.14.

2.10 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Parascript shall deliver to Mitek:

(i) the agreement attached hereto as Exhibit 2.10(a)(i)(A) and (B), executed on the date hereof but effective only as of the Closing Date, by Jeff Gilb and Alexander Filatov, respectively, and Mitek;

(ii) noncompetition agreements in the form of Exhibit 2.10(a)(ii), executed by the Persons identified on Exhibit 2.10(a)(ii) (the “Noncompetition Agreements”);

(iii) an escrow agreement substantially in the form of Exhibit 2.10(a)(iii), executed by Parascript and the escrow agent (the “Escrow Agreement”);

(iv) a certificate executed by Parascript as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and as to its compliance with and performance in all material respects of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(v) a certificate of the Secretary of Parascript certifying, as complete and accurate as of the Closing and attaching all requisite resolutions or actions of Parascript’s Members or shareholders approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (B) the incumbency and signatures of the officers of Parascript executing this Agreement and any other document relating to the Contemplated Transactions;

(vi) a Services Agreement between AIS and Mitek substantially in the form attached hereto as Exhibit 2.10(a)(vi) (the “Services Agreement”) whereby Mitek will provide certain business support services to AIS;

(vii) a Voting Agreement executed by the Katz Family Limited Partnership, the Pearlman Family Limited Partnership and the Pachikov Limited Partnership and effective as of the date hereof in the form attached hereto as Exhibit 2.10(a)(vii) (the “Voting Agreement”); and

(viii) evidence of AIS Holdings undertaking and assumption of the Retained Liabilities (the “Assumption Agreement”) in the form attached hereto as Exhibit 2.10(a)(viii), executed by Parascript and AIS Holdings.

(b) Mitek shall deliver to Parascript:

(i) the Merger Consideration in accordance with Section 2.6(c);

(ii) the Escrow Agreement executed by Mitek and the escrow agent, together with the delivery of the Escrow Shares to the escrow agent and established pursuant to the Escrow Agreement thereunder (the “Escrow Account”);

(iii) the employment agreements attached hereto as Exhibit 2.10(a)(i)(C) and (D) executed on the date hereof but effective only as of the Closing Date by James DeBello and Tesfaye Hailemichael, respectively, and by Mitek;

(iv) to Parascript a certificate executed by Mitek as to the accuracy of Mitek’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 10.1 and as to its compliance with and performance of Mitek’s covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.2;

(v) to Parascript a certificate of the Secretary of Mitek certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Mitek’s board of directors and stockholders, as applicable, approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (B) the Mitek Name Change, (C) the incumbency and signatures of the officers of Mitek executing this Agreement and any other document relating to the Contemplated Transactions and (D) accompanied by the requisite documents for amending the relevant Governing Documents of Mitek required to effect the Mitek Name Change in form sufficient for filing with the appropriate Governmental Body; and

(vi) the Services Agreement signed by Mitek.

3. REPRESENTATIONS AND WARRANTIES OF PARASCRIPT. Subject to disclosures and information contained in the Parascript Disclosure Letter, Parascript represents and warrants to Mitek as follows:

3.1 Organization and Good Standing.

(a) The Parascript Data Room contains a list of Parascript’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Parascript is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming, with full limited liability company or corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Parascript Contracts. Parascript is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to so qualify would not have a Parascript Material Adverse Effect.

(b) The Parascript Data Room contains copies of the Governing Documents of Parascript, as currently in effect. Except as disclosed in Part 3.1(b), Parascript has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

3.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Parascript, enforceable against Parascript in accordance with its terms. Upon the execution and delivery by Parascript of the Escrow Agreement, and each other agreement to be executed or delivered by Parascript at the Closing (collectively, the “Parascript’s Closing Documents”), each of Parascript’s Closing Documents will constitute the legal, valid and binding obligation of Parascript, enforceable against Parascript in accordance with its terms. Parascript has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Parascript’s Closing Documents and to perform its obligations under this Agreement and Parascript’s Closing Documents, and such action has been duly authorized by all necessary action by Parascript’s Members and Manager.

(b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach any provision of any of the Governing Documents of Parascript or any resolution adopted by the Manager or the Members of Parascript;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which each Parascript, or any of its assets, may be subject, except where such Breach or challenge would not have a Parascript Material Adverse Effect;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parascript or that otherwise relates to the assets or the business of Parascript, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Parascript Material Adverse Effect;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Parascript Contract;

(v) result in the imposition or creation of any material Encumbrance upon or with respect to any of Parascript’s assets; or

(c) Except as set forth in Part 3.2(c), Parascript is not required to give any notice to or obtain any Material Parascript Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Capitalization. The authorized equity securities of Parascript consist of 14,000,000 Units, consisting of 4,000,000 Common Units and 10,000,000 Preferred Units, of which 205,000 Common Units, 9,804,653 Preferred Units, and 42,071 options to buy Preferred Units (the “Parascript Options”) are issued and outstanding on the date hereof. Other than for the Parascript Options, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Parascript. None of the outstanding equity securities of Parascript was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4 Financial Statements. The Parascript Data Room contains copies of: (a) audited balance sheets of Parascript as of December 31 in each of the fiscal years 2003 and 2004, and the related audited statements of income, changes in Members’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Mayer Hoffman McCann PC, independent certified public accountants; and (b) an unaudited balance sheet of Parascript as of March 31, 2006, (the “Parascript Interim Balance Sheet”) and the related unaudited statements of income, changes in Members’ equity, and cash flows for the three (3) months then ended (collectively, the “Parascript Financial Statements”) and will contain, as soon as practicable after completion thereof, an audited balance sheet of Parascript as of December 31, 2005 (including the notes thereto, the “Parascript Balance Sheet”), and the related audited statements of income, Members’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Anton Collins Mitchell LLP, independent certified public accountants. The Parascript Financial Statements fairly present in all material respects (and the financial statements delivered pursuant to Section 6.8 will fairly present in all material respects) the financial condition and the results of operations, changes in Members’ equity and cash flows of Parascript as at the respective dates of and for the periods referred to in the Parascript Financial Statements, all in accordance with GAAP in all material respects. The Parascript Financial Statements reflect and the financial statements delivered pursuant to Section 6.8 will reflect, the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Parascript Financial Statements have been prepared from and are in accordance with the accounting Records of Parascript. The Parascript Data Room contains copies of all letters from Parascript’s auditors to Parascript’s Manager during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5 Books and Records. The books of account and other financial Records of Parascript, all of which have been made available to Mitek, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of Parascript, all of which have been made available to Mitek, contain accurate and complete Records of all properly called meetings of, or actions taken by, the Members, the Manager and committees of Parascript, and no properly called meeting of any such Members, Manager or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

3.6 Sufficiency of Assets. Except as set forth in Part 3.6, the assets owned, leased or licensed by Parascript constitute all of the material assets, tangible and intangible, of any nature whatsoever, that are, to Parascript’s Knowledge, necessary to operate Parascript’s business in the manner presently operated by Parascript.

3.7 Description of Leased Real Property. Part 3.7 contains the correct street address of all real property leased by Parascript and an accurate description by location of the name of lessor, the date of lease, a brief description of any rights to renew or extend the term and the term expiration date of all such real property leases, including any amendments thereof or options to renew thereon.

3.8 Title to Assets; Encumbrances. Parascript owns good and transferable title to all of the assets purported to be owned by Parascript, subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not have a material adverse effect on Parascript.

3.9 Condition of Assets.

(a) Parascript owns no Real Property. Use of the Real Property leased by Parascript for the various purposes for which it is presently being used by Parascript is permitted by the terms of the lease agreement related and, to Parascript’s Knowledge, all Legal Requirements pertaining thereto.

(b) The Tangible Personal Property owned by Parascript taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted and, to the Knowledge of Parascript, is suitable for immediate use by Mitek in its Ordinary Course of Business. To the Knowledge of Parascript, no item of material Tangible Personal Property owned by Parascript is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Parascript.

3.10 Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet or the Parascript Interim Balance Sheet or on the accounting Records of Parascript as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Parascript in Parascript’s Ordinary Course of Business. Except as set forth on Part 3.10 and to the extent paid prior to the Closing Date, such Accounts Receivable of Parascript are or will be as of the Closing Date current net of the respective reserves shown on the Parascript Balance Sheet or the Parascript Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any Parascript Contract with any account debtor of an Account Receivable of Parascript relating to the amount or validity of such Account Receivable. The Parascript Data Room contains a listing and aging of all Accounts Receivable as of the date of the Parascript Interim Balance Sheet.

3.11 Inventories. Other than immaterial quantities of Parascript’s products held for sale in CD-ROM form, Parascript has no inventories as that term is used in GAAP.

3.12 No Undisclosed Liabilities. Except as set forth in Part 3.12, to the Knowledge of Parascript, Parascript has no Liabilities except for Liabilities reflected or reserved against in the Parascript Balance Sheet or the Parascript Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Parascript since the date of the Parascript Interim Balance Sheet.

3.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. Parascript is a partnership for federal income tax purposes and has not elected to be treated as other than a partnership for such purposes. Parascript has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Parascript pursuant to applicable Legal Requirements, except where the failure to so file would not have a Parascript Material Adverse Effect. Except as set forth in Part 3.13(a), all Tax Returns and reports filed by Parascript are true, correct and complete in all material respects. Parascript has paid, or made provision for the payment of, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Parascript, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 3.13(a), Parascript currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Parascript does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of Parascript’s assets that arose in connection with any failure (or alleged failure) to pay any Tax and Parascript has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance except as provided in Part 3.13(a).

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Parascript Data Room contains copies and a list of all of Parascript’s Tax Returns filed since January 1, 2003. The federal and state income or franchise Tax Returns of Parascript have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2003. The Parascript Data Room contains a list of all Tax Returns of Parascript that have been audited after January 1, 2003 or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.13(b). The Parascript Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 3.13(b), to the Knowledge of Parascript, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Parascript claimed or raised by any Governmental Body in writing. Parascript has not extended the applicable statute of limitations on any Tax Return. Except as described in Part 3.13(b), Parascript has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Parascript or for which Parascript may be liable.

(c) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. Except as provided in Part 3.13(c)(i), to Parascript’s Knowledge, all Taxes that Parascript is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person except where the failure to do so would not have a material adverse effect on Parascript.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Parascript.

(iii) Substantial Understatement Penalty. Parascript has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a Parascript Material Adverse Effect.

(d) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Parascript are adequate (determined in accordance with GAAP) and are at least equal to Parascript’s liability for Taxes. There exists no proposed tax assessment or deficiency against Parascript except as disclosed in the Parascript Interim Balance Sheet or in Part 5.11(d).

3.14 No Material Adverse Change. To the Knowledge of Parascript, since the date of the Parascript Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Parascript, and no event has occurred or circumstance exists within the control of Parascript that would result in such a material adverse change.

3.15 Employee Benefits. For the purposes of this Section 3.15 a reference to Parascript will also include Manager, as appropriate.

(a) The Parascript Data Room contains a list of all of Parascript’s “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Parascript or any other corporation, entity or trade or business controlled by, controlling or under common control with Parascript (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Parascript or any ERISA Affiliate, or that Parascript or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than Parascript Employee Plans implemented or established pursuant to this Agreement) or with respect to which Parascript or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Parascript or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Parascript Employee Plans”). Such list identifies as such any Parascript Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of Parascript during the last six (6) years.

(b) Except as disclosed in Part 3.15(b), neither Parascript nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c) The Parascript Data Room contains copies of (i) the documents comprising each Parascript Employee Plan (or, with respect to any Parascript Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Parascript or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Parascript Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each Parascript Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Parascript Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any Parascript Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Parascript Employee Plans.

(d) Except as disclosed in Part 3.15(d), full payment has been made of all amounts that are required under the terms of each Parascript Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Parascript Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Parascript has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Parascript Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Neither Parascript nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. No Parascript Employee Plan has been completely or partially terminated.

(f) Parascript has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) Except as provided in Part 3.15(g), the form of all Parascript Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Parascript Employee Plan documents. Neither Parascript nor any fiduciary of any

Parascript Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each Parascript Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the Parascript Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Parascript Employee Plans have been appropriately given. No Parascript Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a Parascript Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h) Each Parascript Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such Parascript Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of Parascript, no circumstances exist that will result in a Parascript Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any Parascript Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Parascript is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each Parascript Employee Plan, to the Knowledge of Parascript, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i) Any Parascript Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (C) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (D) does not have a stock option, equity unit option, or stock appreciation right granted under the Parascript Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j) There is no material pending or, to Parascript’s Knowledge, threatened, Proceeding (other than routine claims for benefits in Parascript’s Ordinary Course of Business) relating to any Parascript Employee Plan, nor is there any basis for any such Proceeding.

(k) Parascript has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Mitek on Part 3.15(k).

(l) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of Parascript to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Parascript. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of any Parascript Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m) Except for the continuation coverage requirements of COBRA or death benefits under the Parascript Employee Plans, Parascript has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Parascript Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA).

(n) Except as necessary to implement the Contemplated Transaction, including the AIS Separation, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Parascript Employee Plans. No written representations have been made to any employee or former employee of Parascript promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of Parascript concerning the employee benefits of Mitek.

3.16 Compliance with Legal Requirements; Governmental Authorizations. Except as set forth in Part 3.16(a):

(i) Parascript is, and at all times since January 1, 2003, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected not to have a Parascript Material Adverse Effect;

(ii) To the Knowledge of Parascript, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Parascript of, or a failure on the part of Parascript to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of Parascript to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Parascript has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Parascript to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) The Parascript Data Room contains a complete and accurate list of each Governmental Authorization that is held by Parascript or that otherwise relates to such Parascript’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 3.16(b):

(i) Parascript is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization, except where non-compliance would not have a Parascript Material Adverse Effect;

(ii) to the Knowledge of Parascript, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a Parascript Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Parascript Material Adverse Effect;

(iii) Parascript has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv) to the Knowledge of Parascript, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a Parascript Material Adverse Effect; and

(v) Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit Parascript to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Parascript to own and use the its assets in the manner in which it currently owns and uses such assets.

3.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.17(a), there is no pending or, to the Knowledge of Parascript, threatened Proceeding:

(i) by or against Parascript that may have a Parascript Material Adverse Effect; or

(ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Parascript’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Parascript has delivered to Mitek copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 3.17(a). There are no Proceedings listed or required to be listed in Part 3.17(a) that would have a Material Adverse Effect on the business, operations, or condition of Parascript.

(b) Except as set forth in Part 3.17(b):

(i) there is no Order to which Parascript, its business or any of its assets is subject; and

(ii) to the Knowledge of Parascript, no officer, Member, Manager, or employee of Parascript is subject to any Order that prohibits such officer, Member, Manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parascript.

(c) Except as set forth in Part 3.17(c):

(i) Parascript is, and, at all times since January 1, 2003, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii) to the Knowledge of Parascript, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parascript or any of its assets is subject which would result in a Parascript Material Adverse Effect; and

(iii) Parascript has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parascript or any of its assets is or has been subject.

3.18 Absence of Certain Changes and Events. Except as set forth in Part 3.18 and except for the actions taken related to the Contemplated Transactions, since the date of the Parascript Balance Sheet, Parascript has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in Parascript’s authorized capital;

(b) amendment to the Governing Documents of Parascript;

(c) payment (except in its Ordinary Course of Business, including monthly cash advances to certain Members) or increase by Parascript of any bonuses, salaries or other compensation to any Member, Manager, officer or employee or entry into any employment, severance or similar Contract with any Member, Manager, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Parascript Employee Plan;

(e) damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Parascript is a party, or (ii) any Contract or transaction involving total remaining payments by Parascript of at least One Hundred Thousand Dollars ($100,000);

(g) sale (other than sales in its Ordinary Course of Business), or other disposition of any Asset or property of Parascript (including the Parascript Intellectual Property Assets) or the creation of any Encumbrance on any Asset other than sales of assets or property of Parascript which would not have a Parascript Material Adverse Effect;

(h) resolution, termination or waiver of any claims or rights with a value to Parascript in excess of One Hundred Thousand Dollars ($100,000);

(i) indication in writing by any customer of an intention to discontinue or change the terms of its relationship with Parascript, which discontinuation or change would have a Parascript Material Adverse Effect;

(j) material change in the accounting methods used by Parascript; or

(k) to Parascript’s Knowledge, Contract by Parascript to do any of the foregoing.

3.19 Contracts; No Defaults.

(a) Part 3.19(a) contains an accurate and complete list, and the Parascript Data Room contains, accurate and complete copies, of the following Contracts which are referred to herein as “Material Parascript Contracts”:

(i) each Parascript Contract that involves a remaining obligation of performance of services or delivery of goods or materials by Parascript of an amount or value certain to be in excess of One Hundred Thousand Dollars ($100,000) per year;

(ii) each Parascript Contract that involves performance of services or delivery of goods or materials to Parascript of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii) each Parascript Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of Parascript certain to be in excess of One Hundred Thousand Dollars ($100,000);

(iv) each Parascript Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v) each Parascript Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Parascript Contract (however named) involving a sharing of profits, losses, costs or liabilities by Parascript with any other Person;

(vii) each Parascript Contract containing covenants that in any way purports to restrict Parascript’s business activity or limits the freedom of Parascript to engage in any line of business or to compete with any Person;

(viii) each Parascript Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Parascript that is currently effective and outstanding;

(x) each Parascript Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by Parascript to be responsible for consequential damages;

(xi) each Parascript Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Parascript other than in its Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 3.19(a) sets forth the parties to each Material Parascript Contract, the effective date of each Material Parascript Contract, the term of each Material Parascript Contract, the goods or services to which each Material Parascript Contract relates and the amount of the remaining commitment of Parascript under each Material Parascript Contract.

(b) Except as set forth in Part 3.19(b), no Member has or may acquire any rights under, and no Member has or may become subject to any obligation or liability under, any Material Parascript Contract that relates to the business of Parascript or any of its assets.

(c) Except as set forth in Part 3.19(c):

(i) each Material Parascript Contract identified or required to be identified in Part 3.19(a) has not been orally modified (other than as described in Part 3.19(c)) and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than Parascript, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii) each such Material Parascript Contract identified or required to be identified in Part 3.19(a) shall not require the consent of any other Person as a result of the Contemplated Transactions.

(d) Except as set forth in Part 3.19(d):

(i) Parascript is, and at all times since January 1, 2003, has been, in compliance with all material terms and requirements of each Material Parascript Contract;

(ii) to the Knowledge of Parascript, each other Person that has any obligation or liability under any Material Parascript Contract is, and at all times since January 1, 2003, has been, in full compliance with all material terms and requirements of such Material Parascript Contract;

(iii) to the Knowledge of Parascript, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Parascript or any other Persons the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Parascript Contract, except where the occurrence of such event or existence of such circumstance would not have a Parascript Material Adverse Effect;

(iv) to the Knowledge of Parascript, no event has occurred or circumstance exists under or by virtue of any Material Parascript Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of Parascript’s assets which would have a Parascript Material Adverse Effect; and

(v) Parascript has not given to or received from any other Person, at any time since January 1, 2003, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Parascript Material Contract.

(e) There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Parascript under any Parascript Material Contracts.

(f) Each Parascript Contract relating to the sale, design, manufacture or provision of products or services by Parascript has been entered into in the Ordinary Course of Business of Parascript and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.20 Insurance.

(a) The Parascript Data Room contains:

(i) copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Parascript is a party or under which Parascript is or has been covered at any time since January 1, 2003 a list of which is included in Part 3.20(a); and

(ii) copies of all pending applications by Parascript for policies of insurance.

(b) Part 3.20(b) describes:

(i) any self-insurance arrangement by or affecting Parascript, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Parascript is a party or which involves the business of Parascript; and

(iii) all obligations of Parascript to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 3.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d) Except as set forth in Part 3.20(d):

(i) to the Knowledge of Parascript, all policies of insurance to which Parascript is a party or that provide coverage to Parascript are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii) Parascript has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Parascript has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv) to the Knowledge of Parascript, Parascript has given notice to the insurer of all claims that may be insured thereby.

3.21 Employees. For the purposes of this Section 3.21 a reference to Parascript will also include Manager, as appropriate.

(a) The Parascript Data Room contains a list of the following information for Parascript’s ten (10) most highly compensated employees, including executive officers and all persons nominated or chosen to become such:

(i) positions and offices currently held;

(ii) a brief description of each executive officer’s business experience during the past five years;

(iii) any family relationships among executive officers and directors;

(iv) any legal proceedings (including any bankruptcy petition filed by or against any business of which an executive officer was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time) material to an evaluation of such executive officer’s ability or integrity;

(v) annual compensation which shall include total annual salary and bonus for the last completed fiscal year;

(vi) perquisites and other personal benefits, securities or property;

(vii) above-market or preferential earnings on restricted stock, options, SARS or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named employee; and

(viii) any amounts reimbursed during the fiscal year for the payment of taxes.

(b) Part 3.21(a) contains a list of all retired employees of Parascript receiving any retirement benefits from plans or arrangements maintained by Parascript and the amounts thereof.

(c) Part 3.21(b) states the number of employees terminated by Parascript since January 1, 2003, and contains a complete and accurate list of the following information for each employee of Parascript who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Parascript, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(d) Parascript has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Parascript has terminated no employees.

(e) Except for an Employee Confidentiality, Assignment and Noncompetition Agreement, to the Knowledge of Parascript, no officer, Manager, Member, agent, employee, consultant, or contractor of Parascript is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Parascript or (ii) to assign to Parascript or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Parascript is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of Parascript to conduct the business carried on by Parascript as of the date hereof.

3.22 Labor Disputes; Compliance. For the purposes of this Section 3.22 a reference to Parascript will also include Manager, as appropriate.

(a) Parascript has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Parascript is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Parascript Material Adverse Effect.

(b) Except as disclosed in Part 3.22(b), (i) Parascript has not been, and are not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2003, there has not been, there is not presently pending or existing, and, to the Knowledge of Parascript, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Parascript; (iii) to the Knowledge of Parascript, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Parascript, threatened against or affecting Parascript any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Parascript, there is no organizational activity or other labor dispute against or affecting Parascript; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon Parascript or the conduct of its business; (vii) there is no lockout of any employees by Parascript, and no such action is contemplated by Parascript; and (viii) there has been no charge of discrimination filed against or, to Parascript’s Knowledge, threatened against Parascript with the Equal Employment Opportunity Commission or similar Governmental Body.

3.23 Parascript Intellectual Property Assets.

(a) The term “Parascript Intellectual Property Assets” means all assets that are intellectual property owned or licensed (as licensor or licensee) by Parascript in which Parascript has a material proprietary interest, including:

(i) Parascript’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by Parascript (collectively, “Parascript Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable and owned by Parascript (collectively, “Parascript Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works owned by Parascript (collectively, “Parascript Copyrights”);

(iv) all rights in mask works owned by each Parascript;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by Parascript (collectively, “Parascript Trade Secrets”); and

(vi) all rights in internet web sites and internet domain names presently owned by Parascript (collectively “Parascript Net Names”).

(b) Part 3.23(b) contains a complete and accurate list and summary description, including royalties paid or received by Parascript and the Parascript Data Room contains accurate and complete copies of all Parascript Contracts (other than Material Parascript Contracts referred to in Section 3.19 hereof or listed in Part 3.19) relating to the Parascript Intellectual Property Assets, except for any license implied by the sale of a product, Parascript Contracts related to the distribution, resale or similar arrangement of Parascript Intellectual Property Assets in the Ordinary Course of Business, and licenses for commonly available Software programs under which Parascript is the licensee. There are no outstanding and, to the Knowledge of Parascript, no threatened disputes or disagreements with respect to any such Parascript Contract.

(c) Except as set forth in Part 3.23(c),

(i) the Parascript Intellectual Property Assets are all those used in the operation of Parascript’s business as it is currently conducted and as it is contemplated to be conducted in the future. Such Parascript is the owner or licensee of all right, title and interest in and to each of the Parascript Intellectual Property Assets, and has the right to use all of the Parascript Intellectual Property Assets subject to any Parascript Contracts with Third Parties related to such Parascript Intellectual Property Assets which are listed in Part 3.23(c).

(ii) all former and current employees of Parascript have executed written Contracts with Parascript that assign to Parascript all rights to any inventions, improvements, discoveries or information relating to the business of Parascript.

(iii) all Parascript Contracts related to Parascript Intellectual Property Assets with any Related Person of Parascript are upon commercially reasonable terms.

(d) Part 3.23(d) contains a complete and accurate list of all Parascript Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All of the issued Parascript Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Parascript Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Parascript, there is no interfering patent or patent application of any Third Party.

(iii) Except as set forth in Part 3.23(d), to the Knowledge of Parascript (A) no Parascript Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used by Parascript infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Part 3.23(e) contains a complete and accurate list of all Parascript Marks. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All Parascript Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Parascript Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to Parascript’s Knowledge, threatened with respect to any of the Parascript Marks.

(iii) There is, to Parascript’s Knowledge, no potentially interfering trademark or trademark application of any other Person related to any Parascript Marks.

(iv) To Parascript’s Knowledge, no Parascript Mark is infringed or has been challenged or threatened in any way. None of the Parascript Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f) Part 3.23(f) contains a complete and accurate list of all Parascript Copyrights. With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All of the registered Parascript Copyrights are currently in compliance with formal Legal Requirements and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) To Parascript’s Knowledge, no Parascript Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Parascript Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g) Parascript has taken reasonable precautions to protect the secrecy, confidentiality and value of its material Trade Secrets. No Parascript Trade Secret is subject to any adverse claim or has been challenged or, to Parascript’s Knowledge, threatened in any way or, to the Knowledge of Parascript, infringes any intellectual property right of any other Person.

(h) Part 3.23(h) contains a complete and accurate list of all Parascript Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All Parascript Net Names have been registered in the name of Parascript and are in compliance with all formal Legal Requirements.

(ii) No Parascript Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to Parascript’s Knowledge, threatened with respect to any Net Name.

(iii) To the Knowledge of Parascript, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Parascript Net Name.

(iv) To the Knowledge of Parascript, no Parascript Net Name is infringed or has been challenged, interfered with or threatened in any way. No Parascript Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.24 Relationships With Related Persons. Except as disclosed in Part 3.24, no Related Person of Parascript has or, since January 1, 2003, has had, any interest in any of Parascript’s assets. No Related Person of Parascript owns or, since January 1, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Parascript other than business dealings or transactions disclosed in Part 3.24, each of which has been conducted in the Ordinary Course of Business with Parascript at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 3.24, no Related Person of Parascript is a party to any Contract with or has any claim or right against Parascript.

3.25 Brokers or Finders. Except as disclosed in Part 3.25, neither Parascript nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Parascript’s business or its assets or the Contemplated Transactions.

3.26 The Parascript Data Room. Parascript has established a limited access, coded data room through the services of Merrill Corporation as a repository for certain of Parascript’s documents and information in electronically readable and retrievable form. The phrase “The Parascript Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the Parascript Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the Parascript Data Room and is readable by computer access and may be reproduced in full by printer.

3.27 Disclosure. No representation or warranty contained in this Agreement, the Parascript Disclosure Letter, any supplement to the Parascript Disclosure Letter or any certificates delivered by Parascript pursuant to this Agreement and any information provided by Parascript for use in the Registration Statement and the Proxy Statement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY. Subject to disclosures and information contained in the Mitek Disclosure Letter, Mitek and Merger Subsidiary represent and warrant to Parascript as follows:

4.1 Organization, Good Standing and Other Matters. Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of Wyoming. A true, correct and complete copy of the articles of organization and operating agreement of Merger Subsidiary has been furnished to Parascript or its representatives.

4.2 Authority. Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Merger Subsidiary and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary limited liability company action, and by all of its managers and member. Except for the filing of the Articles of Merger, no other proceedings or approvals on the part of Merger Subsidiary are necessary to authorize this Agreement, perform Merger Subsidiary’s obligations hereunder or for Merger Subsidiary to consummate the Merger and other transactions contemplated herein and therein. This Agreement has been, or upon execution and delivery will be, duly and validly executed and delivered by Merger Subsidiary, and, assuming that this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes, or upon execution and delivery will constitute, the valid and binding obligations of Merger Subsidiary, enforceable against Merger Subsidiary in accordance with its terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3 No Conflict. The execution, delivery and performance by Merger Subsidiary of this Agreement and consummation of the transactions contemplated herein will not violate, conflict with, or result in any breach of any provisions of the certificate of formation or limited liability company agreement of Merger Subsidiary.

5. REPRESENTATIONS AND WARRANTIES OF MITEK. Subject to disclosures and information contained in the Mitek Disclosure Letter, Mitek represents and warrants to Parascript as follows:

5.1 Organization and Good Standing.

(a) The Mitek Data Room complete and accurate list of Mitek’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign corporation. Mitek is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Mitek Contracts. Mitek is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Mitek Material Adverse Effect.

(b) The Mitek Data Room copies of the Governing Documents of Mitek, as currently in effect. Except as disclosed in Part 5.1(b), Mitek has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

5.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Mitek, enforceable against Mitek in accordance with its terms. Upon the execution and delivery by Mitek of the Escrow Agreement, and each other agreement to be executed or delivered by Mitek at the Closing (collectively, the “Mitek’s Closing Documents”), each of Mitek’s Closing Documents will constitute the legal, valid and binding obligation of Mitek, enforceable against Mitek in accordance with its terms. Mitek has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Mitek’s Closing Documents and to perform its obligations under this Agreement and Mitek’s Closing Documents, and such action has been duly authorized by all necessary action by Mitek’s Board of Directors and stockholders.

(b) Except as set forth in Part 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach any provision of any of the Governing Documents of Mitek or any resolution adopted by the Board of Directors or stockholders of Mitek;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, other than as related to the HSR Act, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Mitek, or any of its assets, may be subject, except where such Breach or challenge would not have a Mitek Material Adverse Effect;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Mitek or that otherwise relates to its assets or to the business of Mitek, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Mitek Material Adverse Effect;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Mitek Contract;

(v) result in the imposition or creation of any material Encumbrance upon or with respect to any of its assets; or

(c) Except as set forth in Part 5.2(c), Mitek is not required to give any notice to or obtain any Material Mitek Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3 Capitalization. The authorized capital stock of Mitek consists of 40,000,000 shares of Mitek Common Stock. As of the date hereof, (a) 16,739,498 shares of Mitek Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 2,626,857 shares of Mitek Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Mitek’s employee stock plans (“Mitek Stock Options”), (c) 1,381,428 shares of Mitek Common Stock are reserved for issuance upon exercise of outstanding warrants of Mitek, and (d) 487,972 shares of Mitek Common Stock are reserved for issuance pursuant to Mitek Stock Options not yet granted. There are not any bonds, debentures, notes or other indebtedness or securities of Mitek having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Mitek may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Mitek are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of Mitek will be issued or become outstanding after the date hereof other than upon exercise of Mitek Stock Options and Mitek Warrants outstanding as of the date hereof. Except as set forth in this Section 5.3 or Part 5.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “Options”) relating to the issued or unissued capital stock of Mitek, or obligating Mitek to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Mitek. Since July 10, 2006, Mitek has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise of the options and warrants referred to above. All shares of Mitek Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 5.3, Mitek is not a party to any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Mitek Common Stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. None of the outstanding equity securities or other securities of Mitek was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 5.3, Mitek does not own, or have any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Mitek is not and has never been a general partner of any general or limited partnership.

5.4 Financial Statements. The Mitek Data Room contains: (a) an audited balance sheet of Mitek as of September 30, 2005 (including the notes thereto, the “Mitek Balance Sheet”), and the related audited statements of income, changes in stockholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Stonefield Josephson LLP, independent certified public accountants; (b) audited balance sheets of Mitek as of September 30 in each of the fiscal years 2003 and 2004, and the related audited statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Deloitte & Touche, LLP, independent certified public accountants, for fiscal year 2003 and Stonefield Josephson LLP, independent certified public accountants, for fiscal year 2004; and (c) an unaudited balance sheet of Mitek as of March 31, 2006, (the “Mitek Interim Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity, and cash flows for the three (3) months then ended (collectively, the “Mitek Financial Statements”). The Mitek Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Mitek as at the respective dates of and for the periods referred to in such Mitek Financial Statements, all in accordance with GAAP in all material respects. The Mitek Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Mitek Financial Statements have been prepared from and are in accordance with the accounting Records of Mitek. The Mitek Data Room contains copies of all letters from Mitek’s auditors to Mitek during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

5.5 Books and Records. The books of account and other financial Records of Mitek, all of which have been made available to Parascript, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of Mitek, all of which have been made available to Parascript, contain accurate and complete Records of all properly called meetings of, or actions taken by, the stockholders, the Board of Directors and committees of Mitek, and no properly called meeting of any such stockholders, Board of Directors or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

5.6 Sufficiency of Assets. Except as set forth in Part 5.6, Mitek’s assets (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever; to Mitek’s belief, necessary to operate Mitek’s business in the manner presently operated by Mitek and (b) include all of the operating assets of Mitek.

5.7 Description of Leased Real Property. Part 5.7 contains a correct street address of all real property leased by Mitek and an accurate description by location, name of lessor, date of lease, a brief description of any rights to renew or extend the term and term expiration date of all real property leases including any amendments thereof or options to renew thereon.

5.8 Title to Assets; Encumbrances. Mitek owns good and transferable title to all of its assets subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not have a material adverse effect on Mitek.

5.9 Condition of Assets.

(a) Mitek owns no Real Property. Use of the Real Property leased by Mitek for the various purposes for which it is presently being used by Mitek is permitted by the terms of the lease agreement related and, to Mitek’s Knowledge, all Legal Requirements pertaining thereto.

(b) The Tangible Personal Property owned by Mitek taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted, and, to the Knowledge of Mitek, is suitable for immediate use by Mitek in its Ordinary Course of Business. To the Knowledge of Mitek, no item of material Tangible Personal Property owned by Mitek is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Mitek.

5.10 Accounts Receivable. All Accounts Receivable that are reflected on the Mitek Balance Sheet or the Mitek Interim Balance Sheet or on the accounting Records of Mitek as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Mitek in Mitek’s Ordinary Course of Business. Except as set forth on Part 5.10 and to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current, and collectible net of the respective reserves shown on the Mitek Balance Sheet or the Mitek Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 5.10 contains a listing and aging of all Accounts Receivable as of the date of the Interim Balance Sheet.

5.11 Inventories. Except as set forth in Part 5.11 or the Mitek SEC Documents, Mitek has no inventories as that term is used in GAAP.

5.12 No Undisclosed Liabilities. Except as set forth in Part 5.12, to the Knowledge of Mitek, Mitek has no Liabilities except for Liabilities reflected or reserved against in the Mitek Balance Sheet or the Mitek Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Mitek since the date of the Mitek Interim Balance Sheet.

5.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. Mitek has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements, except where the failure to so file would not have a Mitek Material Adverse Effect. All Tax Returns and reports filed by Mitek are true, correct and complete in all material respects. Mitek has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Mitek, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 5.13(a), Mitek currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Mitek does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of its assets that arose in connection with any failure (or alleged failure) to pay any Tax and Mitek has no Knowledge of any basis for assertion of any claims attributable to Taxes exists which, if adversely determined, would result in any such Encumbrance except as provided in Part 5.13(a).

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Mitek Data Room contains copies and a list of all Tax Returns filed since January 1, 2003. The federal and state income or franchise Tax Returns of Mitek have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2003. The Mitek Data Room contains a complete and accurate list of all Tax Returns of Mitek that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 5.13(b). The Mitek Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 5.13(b), to the Knowledge of Mitek, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Mitek claimed or raised by any Governmental Body in writing. The Mitek Data Room contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Part 5.13(b), Mitek has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Mitek or for which Mitek may be liable.

(c) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. Except as provided in Part 5.13 (c)(i), all material Taxes that Mitek is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where the failure to do so would not have a Mitek Material Adverse Effect.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Mitek.

(iii) Substantial Understatement Penalty. Mitek has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a Mitek Material Adverse Effect.

(d) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Mitek are adequate (determined in accordance with GAAP) and are at least equal to Mitek’s liability for Taxes. There exists no proposed tax assessment or deficiency against Mitek except as disclosed in the Mitek Interim Balance Sheet or in Part 5.11(d).

5.14 No Material Adverse Change. To the Knowledge of Mitek, since the date of the Mitek Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Mitek, and no event has occurred or circumstance exists within the control of Mitek that may result in such a material adverse change.

5.15 Employee Benefits.

(a) The Mitek Data Room contains a list of all of Mitek’s “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of

ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Mitek or any other corporation, entity or trade or business controlled by, controlling or under common control with Mitek (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Mitek or any ERISA Affiliate, or that Mitek or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than Mitek Employee Plans implemented or established pursuant to this Agreement) or with respect to which Mitek or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Mitek or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Mitek Employee Plans”). Such list identifies as such any Mitek Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of Mitek during the last six (6) years.

(b) Except as disclosed in Part 5.15(b), neither Mitek nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c) The Mitek Data Room contains copies of (i) the documents comprising each Mitek Employee Plan (or, with respect to any Mitek Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Mitek or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Mitek Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each Mitek Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Mitek Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any Mitek Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Mitek Employee Plans.

(d) Except as disclosed in Part 5.15(d), full payment has been made of all amounts that are required under the terms of each Mitek Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Mitek Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Mitek has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Mitek Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Neither Mitek nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. No Mitek Employee Plan has been completely or partially terminated.

(f) Mitek has, at all times, complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) Except as provided in Part 5.15(g), the form of all Mitek Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Mitek Employee Plan documents. Neither Mitek nor any fiduciary of any Mitek Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each Mitek Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the Mitek Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Mitek Employee Plans have been appropriately given. No Mitek Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a Mitek Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h) Each Mitek Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such Mitek Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of Mitek, no circumstances exist that will result in a Mitek Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any Mitek Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Mitek is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each Mitek Employee Plan, to the Knowledge of Mitek, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i) Any Mitek Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (C) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (D) does not have a stock option, equity unit option, or stock appreciation right granted under the Mitek Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j) There is no material pending or, to Mitek’s Knowledge, threatened Proceeding (other than routine claims for benefits in the Ordinary Course of Business of Mitek) relating to any Mitek Employee Plan, nor is there any basis for any such Proceeding.

(k) Mitek has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Parascript on Part 5.15(k).

(l) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of Mitek to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Mitek. There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of the any Mitek Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m) Except for the continuation coverage requirements of COBRA or death benefits under the Mitek Employee Plans, Mitek has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Mitek Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(l) of ERISA).

(n) Except as contemplated in Section 13, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Mitek Employee Plans. No written representations have been made to any employee or former employee of Mitek promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of Mitek concerning the employee benefits of Parascript.

5.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 5.16(a):

(i) Mitek is, and at all times since January 1, 2003, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected to have a Mitek Material Adverse Effect on Mitek’s assets taken as a whole;

(ii) To the Knowledge of Mitek, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Mitek of, or a failure on the part of Mitek to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of Mitek to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Mitek has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Mitek to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 5.16(b) contains a complete and accurate list of each Governmental Authorization that is held by Mitek or that otherwise relates to Mitek’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 5.16(b):

(i) Mitek is, and at all times since January 1, 2003, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization;

(ii) To the Knowledge of Mitek, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a Mitek Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such material Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Mitek Material Adverse Effect;

(iii) Mitek has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv) To the knowledge of Mitek, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a Mitek Material Adverse Effect;

(v) Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit Mitek to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Mitek to own and use its assets in the manner in which it currently owns and uses such assets.

5.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 5.17(a), there is no pending or, to the Knowledge of Mitek, threatened Proceeding:

(i) by or against Mitek that may have a Mitek Material Adverse Effect; or

(ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Mitek’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Mitek has delivered to Parascript copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 5.17(a). There are no Proceedings listed or required to be listed in Part 5.17(a) that would have a Mitek Material Adverse Effect.

(b) Except as set forth in Part 5.17 (b):

(i) there is no Order to which Mitek, its business or any of its assets is subject; and

(ii) to the Knowledge of Mitek, no officer, stockholder, director or employee of Mitek is subject to any Order that prohibits such officer, stockholder, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Mitek.

(c) Except as set forth in Part 5.17(c):

(i) Mitek is, and, at all times since January 1, 2003, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii) to the Knowledge of Mitek, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Mitek or any of its assets is subject which would result in a Mitek Material Adverse Effect; and

(iii) Mitek has not received, at any time since January 1, 2003, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Mitek or any of its assets is or has been subject.

5.18 Absence of Certain Changes and Events. Except as set forth in Part 5.18 and except for the actions taken related to the Contemplated Transactions, since the date of the Mitek Balance Sheet, Mitek has conducted its business only in its Ordinary Course of Business and there has not been any:

(a) change in Mitek’s authorized stock;

(b) amendment to the Governing Documents of Mitek;

(c) payment (except in its Ordinary Course of Business) or increase by Mitek of any bonuses, salaries or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any stockholder, director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Mitek Employee Plan;

(e) damage to or destruction or loss of any material asset of Mitek, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Mitek is a party, or (ii) any Contract or transaction involving a total remaining payments by Mitek of at least One Hundred Thousand Dollars ($100,000);

(g) sale (other than sales in its Ordinary Course of Business), lease or other disposition of any asset or property of Mitek (including the Mitek Intellectual Property Assets) or the creation of any Encumbrance on any asset of Mitek other than sales of assets or property of Mitek which would not have a Mitek Material Adverse Effect;

(h) resolution, termination or waiver of any claims or rights with a value to Mitek in excess of One Hundred Thousand Dollars ($100,000);

(i) indication in writing by any customer of an intention to discontinue or change the terms of its relationship with Mitek, which discontinuation or change would have a Mitek Material Adverse Effect;

(j) material change in the accounting methods used by Mitek; or

(k) To Mitek’s Knowledge, Contract by Mitek to do any of the foregoing.

5.19 Contracts; No Defaults.

(a) Part 5.19(a) contains an accurate and complete list, and Mitek has delivered to Parascript accurate and complete copies, of the following Contracts, which are referred to herein as “Material Mitek Contracts”:

(i) each Mitek Contract that involves performance of services or delivery of goods or materials by Mitek of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(ii) each Mitek Contract that involves performance of services or delivery of goods or materials to Mitek of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii) each Mitek Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of Mitek in excess of One Hundred Thousand Dollars ($100,000);

(iv) each Mitek Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v) each Mitek Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Mitek Contract (however named) involving a sharing of profits, losses, costs or liabilities by Mitek with any other Person;

(vii) each Mitek Contract containing covenants that in any way purport to restrict Mitek’s business activity or limit the freedom of Mitek to engage in any line of business or to compete with any Person;

(viii) each Mitek Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Mitek that is currently effective and outstanding;

(x) each Mitek Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by Mitek to be responsible for consequential damages;

(xi) each Mitek Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Mitek other than in its Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 5.19(a) sets forth the parties to each Material Mitek Contract, the effective date of each Material Mitek Contract, the term of each Material Mitek Contract, the goods or services to which each Material Mitek Contract relates and the amount of the remaining commitment of Mitek under each Material Mitek Contract.

(b) Except as set forth in Part 5.19(b), no stockholder of Mitek has or may acquire any rights under, and no stockholder of Mitek has or may become subject to any obligation or liability under, any Contract that relates to the business of Mitek or any of its assets.

(c) Except as set forth in Part 5.19(c):

(i) each Material Mitek Contract identified or required to be identified in Part 5.19(a) has not been orally modified in any material respect (other than as described in Part 5.19(c)) and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than such Parascript, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii) each such Material Mitek Contract identified or required to be identified in Part 5.19(a) does not require the receipt of consent of any other Person as a result of the contemplated Transactions.

(d) Except as set forth in Part 5.19(d):

(i) Mitek is, and at all times since January 1, 2003, has been, in compliance with all material terms and requirements of each Material Mitek Contract;

(ii) to the Knowledge of Mitek, each other Person that has any obligation or liability under any Material Mitek Contract, and at all times since January 1, 2003, has been, in full compliance with all material terms and requirements of such Material Mitek Contract;

(iii) to the Knowledge of Mitek, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Mitek or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Mitek Contract, except where the occurrence of such event or existence of such circumstance would not have a Mitek Material Adverse Effect;

(iv) to the Knowledge of Mitek, no event has occurred or circumstance exists under or by virtue of any Material Mitek Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of its assets which would have a Mitek Material Adverse Effect; and

(v) Mitek has not given to or received from any other Person, at any time since January 1, 2003, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material Mitek Contract.

(e) There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Mitek under any Mitek Contracts.

(f) Each Mitek Contract relating to the sale, design, manufacture or provision of products or services by Mitek has been entered into in the Ordinary Course of Business of Mitek and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

5.20 Insurance.

(a) The Mitek Data Room contains:

(i) copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Mitek is a party or under which Mitek is or has been covered at any time since January 1, 2003 a list of which is included in Part 5.20(a); and

(ii) copies of all pending applications by Mitek for policies of insurance.

(b) Part 5.20(b) describes:

(i) any self-insurance arrangement by or affecting Mitek, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Mitek is a party or which involves the business of Mitek; and

(iii) all obligations of Mitek to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 5.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years, a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d) Except as set forth in Part 5.20(d):

(i) to the Knowledge of Parascript, all policies of insurance to which Mitek is a party or that provide coverage to Mitek are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii) Mitek has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Mitek has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv) to the Knowledge of Mitek, Mitek has given notice to the insurer of all claims that may be insured thereby.

5.21 Employees.

(a) The Mitek Data Room contains a complete and accurate list of the following information for each employee, officer, independent contractor, consultant and agent of Mitek, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2003; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Mitek Employee Plan, or any other employee or director benefit plan. Part 5.21(a) contains a list of all retired employees of Mitek receiving any retirement benefits from plans or arrangements maintained by Mitek and the amounts thereof.

(b) Part 5.21(b) states the number of employees terminated by Mitek since January 1, 2003, and contains a complete and accurate list of the following information for each employee of Mitek who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Mitek, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(c) Mitek has not violated the WARN Act or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Mitek has terminated no employees.

(d) To the Knowledge of Mitek, no officer, stockholder, director, agent, employee, consultant, or contractor of Mitek is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Mitek or (ii) to assign to Mitek or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Mitek is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of Mitek to conduct the business carried on by Mitek as of the date hereof.

5.22 Labor Disputes; Compliance.

(a) Mitek has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Mitek is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Material Adverse Effect on Mitek.

(b) Except as disclosed in Part 5.22(b), (i) Mitek has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2003, there has not been, there is not presently pending or existing, and, to the Knowledge of Mitek, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Mitek; (iii) to the Knowledge of Mitek, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Mitek, threatened against or affecting Mitek any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Mitek, there is no organizational activity or other labor dispute against or affecting Mitek; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon Mitek or the conduct of its business; (vii) there is no lockout of any employees by Mitek, and no such action is contemplated by Mitek; and (viii) there has been no charge of discrimination filed against or, to Mitek’s Knowledge, threatened against Mitek with the Equal Employment Opportunity Commission or similar Governmental Body.

5.23 Mitek Intellectual Property Assets.

(a) The term “Mitek Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Mitek in which Mitek has a material proprietary interest, including:

(i) Mitek’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by Mitek (collectively, “Mitek Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable and owned by Mitek (collectively, “Mitek Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works owned by Mitek (collectively, “Mitek Copyrights”);

(iv) all rights in mask works owned by Mitek;

(v) all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by Mitek (collectively, “Mitek Trade Secrets”); and

(vi) all rights in internet web sites and internet domain names presently owned by Mitek (collectively “Mitek Net Names”).

(b) Part 5.23(b) contains a complete and accurate list and summary description including royalties paid or received by Mitek and the Mitek Data Room contains accurate and complete copies of all Mitek Contracts (other than Material Mitek Contracts referred to in Section 5.19 or listed in Part 5.19) relating to the Mitek Intellectual Property Assets, except for any license implied by the sale of a product, Mitek Contracts related to the distribution, resale or similar arrangement of Mitek Intellectual Property Assets in the Ordinary Course of Business and licenses for commonly available Software programs under which Mitek is the licensee. There are no outstanding and, to the Knowledge of Mitek, no threatened disputes or to disagreements with respect to any such Contract.

(c) Except as set forth in Part 5.23(c),

(i) the Mitek Intellectual Property Assets are all those used in the operation of Mitek’s business as it is currently conducted. Mitek is the owner or licensee of all right, title and interest in and to each of the Mitek Intellectual Property Assets, and has the right to use all of the Mitek Intellectual Property Assets, subject to any Mitek Contracts with Third Parties related to such Mitek Intellectual Property Assets which are listed on Part 5.23(c).

(ii) all former and current employees of Mitek have executed written Contracts with Mitek that assign to Mitek all rights to any inventions, improvements, discoveries or information relating to the business of Mitek.

(iii) all contracts or license agreements with any Related Person of Mitek are arms-length transactions.

(d) Part 5.23(d) contains a complete and accurate list of all Mitek Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a Mitek Material Adverse Effect:

(i) All of the issued Mitek Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Mitek Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Mitek, there is no potentially interfering patent or patent application of any Third Party.

(iii) Except as set forth in Part 5.23(d), to the Knowledge of Mitek (A) no Mitek Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Mitek infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Part 5.23(e) contains a complete and accurate list of all Mitek Marks. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Mitek Material Adverse Effect:

(i) All Mitek Marks that have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Mitek Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to Mitek’s Knowledge, threatened with respect to any of the Mitek Marks.

(iii) There is, to Mitek’s Knowledge, no potentially interfering trademark or trademark application of any other Person related to any Mitek Marks.

(iv) To Mitek’s Knowledge, no Mitek Mark is infringed or has been challenged or threatened in any way. None of the Mitek Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f) Part 5.23(f) contains a complete and accurate list of all Mitek Copyrights. With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a Mitek Material Adverse Effect:

(i) All of the registered Mitek Copyrights are currently in compliance with formal Legal Requirements, and are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) To Mitek’s Knowledge, no Mitek Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Mitek Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(g) Mitek has taken reasonable precautions to protect the secrecy, confidentiality and value of its material Mitek Trade Secrets. No Mitek Trade Secret is subject to any adverse claim or has been challenged or, to Mitek’s Knowledge, threatened in any way or infringes any intellectual property right of any other Person.

(h) Part 5.23(h) contains a complete and accurate list of all Mitek Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Mitek Material Adverse Effect:

(i) All Mitek Net Names have been registered in the name of Mitek and are in compliance with all formal Legal Requirements.

(ii) No Mitek Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to Mitek’s Knowledge, threatened with respect to any Mitek Net Name.

(iii) To the Knowledge of Mitek, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Mitek Net Name.

(iv) To the Knowledge of Mitek, no Mitek Net Name is infringed or has been challenged, interfered with or threatened in any way. No Mitek Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

5.24 Relationships With Related Persons. Except as disclosed in Part 5.24, no Related Person of Mitek has, or since January 1, 2003, has had, any interest in any of Mitek’s assets. No Related Person of Mitek owns, or since January 1, 2003, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Mitek other than business dealings or transactions disclosed in Part 5.24, each of which has been conducted in the Ordinary Course of Business with Mitek at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 5.24, no Related Person of Mitek is a party to any Contract with, or has any claim or right against, Mitek.

5.25 Brokers or Finders. Except as disclosed in Part 5.25, neither Mitek nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

5.26 SEC Reports.

(a) Mitek has filed all reports, schedules, forms, certifications, statements and other documents required to be filed by Mitek with the SEC (the “Mitek SEC Documents”). All Mitek SEC Documents are available from the SEC on the EDGAR System or in the Mitek Data Room.

(b) As of its respective date, each Mitek SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Mitek SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Mitek SEC Document has been revised or superseded by a later filed Mitek SEC Document, none of the Mitek SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Mitek included in the Mitek SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Mitek as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The principal executive officer of Mitek and the principal financial officer of Mitek have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Mitek SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As used in this Section 5.26, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.27 NASDAQ Listing. Mitek represents that shares of Common Stock were delisted from the NASDAQ SmallCap Market following a hearing before a Nasdaq Listing Qualifications Panel on April 22, 2004, and that Nasdaq informed Mitek the delisting was due to Mitek’s failure to satisfy the $2.5 million shareholder’s equity requirement as of December 31, 2003. Mitek further represents that it knows of no other reasons for delisting or impediments to relisting other than the normal requirements of the NASDAQ SmallCap Market.

5.28 The Mitek Data Room. Mitek has established a limited access, coded data room through the services of Merrill Corporation as a repository for certain of Mitek’s documents and information in electronically readable and retrievable form. The phrase “The Mitek Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the Mitek Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the Mitek Data Room and is readable by computer access and may be reproduced in full by printer.

5.29 Disclosure. No representation or warranty or other statement made by Mitek in this Agreement, the Mitek Disclosure Letter, any supplement to the Mitek Disclosure Letter, any certificate delivered by Mitek pursuant to this Agreement and any information provided by Mitek for use in the Registration Statement or the Proxy Statement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

6. COVENANTS OF PARASCRIPT PRIOR TO CLOSING.

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Mitek, Parascript shall during regular business hours, (a) afford Mitek and its Representatives and prospective investors and/or lenders and their Representatives (collectively, “Mitek Group”) full and free access to Parascript’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Parascript; (b) furnish Mitek Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Mitek may reasonably request; (c) furnish Mitek Group with such additional financial, operating and other relevant data and information as Mitek may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Mitek, with Mitek’s investigation of the properties, assets and financial condition related to Parascript. In addition, Mitek shall have the right to have the Real Property of Parascript and Tangible Personal Property of Parascript inspected by Mitek Group, at Mitek’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of Parascript.

6.2 Operation of the Business of Parascript. Between the date of this Agreement and the Closing, Parascript shall, except for actions related to the Contemplated Transactions, including the AIS Separation:

(a) conduct its business only in its Ordinary Course of Business;

(b) use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) make no distributions of cash in excess of $1,694,472, other than distributions in the aggregate amount of Three Hundred Sixty Thousand Dollars ($360,000) per month to certain Members in Parascript’s Ordinary Course of Business and the distributions provided for in Section 7.5;

(d) confer with Mitek prior to implementing material operational decisions outside Parascript’s Ordinary Course of Business or Parascript’s current business plan;

(e) otherwise verbally report periodically to Mitek upon Mitek’s reasonable request concerning the overall status of its business, operations and finances;

(f) make no material changes in management personnel without prior consultation with Mitek;

(g) maintain Parascript’s assets in a state of repair and condition that complies with Legal Requirements and is consistent with Parascript’s Ordinary Course of Business;

(h) keep in full force and effect, without amendment, all material rights relating to Parascript’s business;

(i) comply with all Legal Requirements and contractual obligations applicable to the operations of Parascript’s business in all material respects;

(j) continue in full force and effect its current insurance coverage;

(k) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Parascript Employee Plan without the express written consent of Mitek, and except as required under the provisions of any Parascript Employee Plan, not make any contributions to or with respect to any Parascript Employee Plan without the express written consent of Mitek;

(l) cooperate with Mitek and assist Mitek in identifying the Governmental Authorizations required by Mitek to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Parascript to Mitek, where permissible, or obtaining new Governmental Authorizations for Mitek;

(m) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Mitek to consummate the Contemplated Transactions, all without further consideration; and

(n) maintain in the Ordinary Course of Business all books and Records of Parascript relating to Parascript’s business.

6.3 Negative Covenant. Except as otherwise expressly permitted herein or as necessary or desirable regarding the AIS Separation, between the date of this Agreement and the Closing Date, Parascript shall not, without the prior written Consent of Mitek which shall not be unreasonably withheld, conditioned or delayed,

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.18 would be likely to occur;

(b) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Parascript’s assets, the business of Parascript or Parascript’s Liabilities.

(c) increase the compensation payable to or to become payable to any executive officer;

(d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in Parascript’s Ordinary Course of Business);

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

(f) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(g) change any of its methods of accounting in effect at December 31, 2005, or make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand

Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in each case, as may be required by law or GAAP;

(h) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice, and in no event in excess of the limit on Advances (as defined in the Loan Agreement) under the Loan Agreement in the aggregate;

(i) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Parascript or substantially less advantageous to Parascript than arrangements, agreements or contracts existing on the date hereof;

(j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parascript;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its Ordinary Course of Business, or (ii) which are legally required to be paid, discharged or satisfied;

(l) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Parascript contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date;

(m) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Parascript for an amount in excess of Five Hundred Thousand Dollars ($500,000); or

(n) agree in writing or otherwise to do any of the foregoing.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Parascript shall make all filings, including, but not limited to, all foreign filings, required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Parascript also shall cooperate with Mitek and its Representatives with respect to all filings that Mitek elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Parascript also shall cooperate with Mitek and its Representatives in obtaining all Parascript Consents.

6.5 Notification. Between the date of this Agreement and the Closing, Parascript shall promptly notify Mitek in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Parascript’s representations and warranties contained in Article 3 made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Parascript’s discovery of, such fact or condition. Should any such fact or condition require any change to the Parascript Disclosure Letter, Parascript shall promptly deliver to Mitek a supplement to the Parascript Disclosure Letter specifying such change. Such delivery shall not affect any rights of Mitek under Sections 11.2 (Effect of Termination), 11.3 (Fees, Expenses and Other Payments) or Article 14 (Indemnification; Remedies). During the same period, Parascript also shall promptly notify Mitek of the occurrence of any Breach of any covenant of Parascript in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.6 No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Parascript shall not, and shall cause Parascript’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Mitek) relating to any Acquisition Proposal. Parascript shall notify Mitek of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Parascript. Notwithstanding the foregoing, prior to the approval of this Agreement by the Members of such Parascript, this Section 6.6 shall not prohibit Parascript from furnishing nonpublic information regarding Parascript to, or entering into discussions with, any person, group or entity in response to any such inquiry or proposal that is submitted to Parascript by such person, group or entity (and not withdrawn) if the boards of directors (or similar governing body) of Parascript concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors (or similar governing body) of Parascript to comply with its fiduciary obligations to Parascript’s Members under applicable Law.

6.7 Best Efforts. Parascript shall use its Best Efforts to cause the conditions in Article 9 to be satisfied.

6.8 Interim Financial Statements. Until the Closing Date, Parascript shall deliver to Mitek within ten (10) days after the end of each month a copy of Parascript’s unaudited financial statements for such month prepared in a manner and containing information consistent with Parascript’s current practices and certified by such Parascript’s chief financial officer as to compliance with Section 3.4.

6.9 Payment of Liabilities. Parascript shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable. Mitek and Parascript hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

7. ADDITIONAL AGREEMENTS.

7.1 Preparation of the Proxy Statement; Mitek Stockholders Meeting; Parascript Members Meeting.

(a) As soon as practicable following the date of this Agreement, Mitek shall, with the cooperation and participation of Parascript, which shall include the prompt provision of information reasonably requested by Mitek, prepare and after receipt of approval by Parascript which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC the proxy statement in preliminary form (the “Proxy Statement”), and each of Parascript and Mitek shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Mitek shall use its Best Efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement (as that term is defined below), including any amendment or supplement thereto, and (iii) to cause the definitive Proxy Statement to be mailed to Mitek’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Mitek shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Mitek common stock in the Contemplated Transactions. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions.

(b) As soon as practicable following the date of this Agreement, Mitek, with the cooperation and participation of Parascript, which shall include the prompt provision of information reasonably requested by Mitek, shall prepare and, after receipt of approval by Parascript, which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall each use their Best Efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Mitek shall after consultation with Parascript, respond promptly to any comments made by the SEC with respect to the Registration Statement. Mitek shall allow Parascript’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with Parascript and its advisors concerning any comments from the SEC with respect thereto.

(c) If, prior to the Closing, any event occurs with respect to Parascript, or any change occurs with respect to other information supplied by Parascript for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Parascript shall promptly notify Mitek of such event, and Parascript and Mitek shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Mitek’s stockholders.

(d) If, prior to the Closing, any event occurs with respect to Mitek, or any change occurs with respect to other information supplied by Mitek for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Mitek shall promptly notify Parascript of such event, and Mitek and Parascript shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Mitek’s stockholders.

(e) Mitek shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Mitek Stockholders Meeting”) as soon as practicable after the Registration Statement is declared effective. Mitek shall use its Best Efforts to cause the Proxy Statement to be mailed to Mitek’s stockholders as soon as practicable after the Registration Statement is declared effective. Mitek shall, through its board of directors, recommend to its stockholders that they approve the Contemplated Transactions, the Merger, the Mitek Name Change, the Amendment to the Certificate of Incorporation increasing the number of authorized shares of Mitek’s common stock from 40,000,000 to 200,000,000 (as such number may be proportionally adjusted as a result of the reverse stock split referred to in Section 12.1) (the “Certificate Amendment”) and the composition of the Board of Directors as set forth in Section 10.11, the amendment of the current Mitek Systems, Inc. 2006 Stock Option Plan or adoption of a new stock option plan that increases the number of shares of Mitek common stock available thereunder to 23,000,000 (as such number may be proportionally adjusted as a result of the reverse stock split referred to in Section 12.1) shares, except to the extent that Mitek’s board of directors shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by Mitek’s board of directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Mitek shall not be restricted from complying with any of its obligations under the Exchange Act.

(f) Parascript shall take all action necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Parascript Meeting”), as soon as practicable after the Registration Statement is declared effective. Parascript shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Members as soon as practicable after the Registration Statement is declared effective. Parascript shall, through its Managing Member or equivalent governing body, recommend to the Members that they approve the Contemplated Transactions and the Merger, except to the extent that Parascript’s Managing Member or equivalent governing body shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by Parascript’s Managing Member or equivalent governing body to be necessary in order to comply with its fiduciary duties.

7.2 Initial Disclosure Letter. Concurrently with the execution of this Agreement, Parascript shall deliver a Parascript Disclosure Letter to Mitek and Mitek shall deliver a Mitek Disclosure Letter to Parascript. Such Parascript Disclosure Letter and Mitek Disclosure Letter (each an “Initial Disclosure Letter” and collectively, the “Initial Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Sections 3 and 5, respectively, and the disclosure in any section or subsection of the

Initial Disclosure Letters shall qualify only the corresponding section or subsection in Section 3 or Section 5, as the case may be, unless it is reasonably apparent that the disclosure in any section or subsection of such Initial Disclosure Letters should apply to one or more other sections or subsections thereof, (ii) constitute representations and warranties of the respective parties, and (iii) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letter(s) (as defined below) through the Closing, so that the Parascript Disclosure Letter and Mitek Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Parascript, on one hand, or Mitek on the other, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Initial Disclosure Letter and the Supplemental Disclosure Letter. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

7.3 Supplemental Disclosure Letter. Parascript and Mitek agree that, with respect to their respective Initial Disclosure Letter, they shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly their respective Initial Disclosure Letter with respect to (a) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Initial Disclosure Letter (the “New Matters”), and (b) other matters which are not New Matters but should have been set forth or described in the Initial Disclosure Letter as of the date hereof (the “Other Matters”). Any such supplement, modification or amendment (each a “Supplemental Disclosure Letter” and, collectively, the “Supplemental Disclosure Letters”) (i) that reflects a New Matter shall qualify the representations and warranties of Parascript or Mitek, as the case may be, for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the representations or warranties of Parascript or Mitek, as the case may be, for any purpose under this Agreement, and shall be provided solely for informational purposes and (iii) shall constitute representations and warranties of the respective parties. On or before the Closing Date, Parascript will prepare and deliver to Mitek and Mitek will prepare and deliver to Parascript a copy of the Supplemental Disclosure Letter revised to reflect any supplement, modification or amendment required pursuant to this Section 7.3. Parascript and Mitek shall deliver their respective Supplemental Disclosure Letter at least five (5) Business Days before the Closing Date. If no Supplemental Disclosure Letter satisfying the foregoing requirements is provided by Parascript or Mitek, as the case may be, the Initial Disclosure Letter as delivered upon the execution of this Agreement shall continue to apply. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

7.4 Authorization of the Member Representative.

(a) The Member Representative is authorized and empowered to act as a representative for the benefit of the each Member as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each Member in connection with and to facilitate the consummation of the Merger and the other transactions contemplated herein, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Member Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Member Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Member Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Member Representative, to enforce and protect the rights and interests of the Members (including, if applicable, the Member Representative, in its capacity as a Member or affiliate of a Member)

and to enforce and protect the rights and interests of the Member Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein (including in connection with any and all claims for reimbursement or indemnification as the case may be), and to take any and all actions that the Member Representative believes are necessary or appropriate under the Escrow Agreement or this Agreement for and on behalf of the Members, including defending any claims by any Mitek Indemnified Person or the Surviving Company, consenting to, compromising or settling any such claims, conducting negotiations with any Mitek Indemnified Person, the Surviving Company and their respective representatives regarding such claims, and, in connection therewith, to investigate, defend, contest or litigate any claim initiated by any Mitek Indemnified Person, the Surviving Company, or any other Person, or by any federal, state or local Governmental Body against the Member Representative or any Member, and receive process on behalf of any or all Members in any such claim and compromise or settle on such terms as the Member Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim; file any proofs of debt, claims and petitions as the Member Representative may deem advisable or necessary; settle or compromise any claims asserted under the Escrow Agreement; and file and prosecute appeals from any decision, judgment or award rendered in any such claim;

(iv) to refrain from enforcing any right of the Members or any of them or the Member Representative arising out of or under or in any manner relating to this Agreement or the other documents contemplated herein; provided, however, that no such failure to act on the part of the Member Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Member Representative or by the Members unless such waiver is in writing signed by the waiving party; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Member Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or the other documents contemplated herein.

(b) The Member Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Member Representative. In connection with the foregoing, at the Closing, the Surviving Company shall transfer $50,000 (the “Expense Funds”) to the Member Representative, to be used by the Member Representative to pay expenses incurred by the Member Representative in its capacity as the Member Representative. Once the Member Representative determines, in its sole discretion, that the Member Representative will not incur any additional expenses in its capacity as the Member Representative, then the Member Representative will appropriately distribute the remaining unused Expense Funds, if any, to the Members. In connection with this Agreement and the other documents contemplated herein, and in exercising or failing to exercise all or any of the powers conferred upon the Member Representative hereunder, the Member Representative shall (i) incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any other Merger Document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Member Representative pursuant to such advice shall in no event subject the Member Representative to liability to any Members. Each Member shall indemnify, pro rata based on the amount of consideration such holder received in connection with the Merger in respect of such holder’s Units, the Member Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Member Representative hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Member Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification under this section, upon written notice from the Member Representative to the Members as to the existence of a deficiency toward the payment of any such indemnification amount, each Member shall promptly deliver to the Member Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share of the number of Units outstanding immediately prior to the Closing.

(c) All of the indemnities, immunities and powers granted to the Member Representative under this Agreement shall survive the Effective Time or any termination of this Agreement or the Escrow Agreement.

(d) Mitek and Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by the Member Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Members.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Member and (ii) shall survive the consummation of the Merger.

7.5 Tax Distributions.

(a) Prior to the Closing Date, in the event Parascript, from time to time, determines to make tax distributions to Members with respect to Taxable Income (as defined below), Parascript shall, at least five (5) Business Days prior to such a tax distribution, provide to Mitek a statement, along with supporting workpapers (each, a “Tax Distribution Statement”) which shall set forth the estimated amount of Parascript’s taxable income (as such term is defined under Section 702(a)(8) of the Code) for the relevant period, with the first such period beginning on January 1, 2006, and the last such period ending on the Closing Date (for the avoidance of doubt, the taxable income so determined shall not include any taxable income resulting from the consummation of the Merger) (the “Taxable Income”). The Taxable Income reflected on each Tax Distribution Statement shall be determined in a manner consistent with past practice. Notwithstanding any other provision in this Agreement, from time to time at or before the Closing Date, Parascript shall be entitled to distribute to, and/or withhold and pay to an applicable taxing authority on behalf of Members, an amount, if any, equal to 30 percent of the Taxable Income as shown on the applicable Tax Distribution Statement (the “Tax Distribution Amount”).

(b) Following the determination of the Final Taxable Income (as defined below), in the event that there is a Positive Adjustment Amount (as defined below), Mitek shall pay to the Members by making a lump sum payment to the Member Representative, or a person designated by the Member Representative, of the Positive Adjustment Amount, on an equal per-Unit basis, such an amount in cash equal to the amount of the Positive Adjustment Amount. In the event that there is a Negative Adjustment Amount (as defined below), Mitek shall be entitled to receive from the Escrow a distribution of a number of Escrow Shares having a value (as determined under the Escrow Agreement) equal to the Negative Adjustment Amount. A Positive Adjustment Amount will be the excess (if positive) of (i) 30 percent of the Final Taxable Income less (ii) the Tax Distribution Amount. A Negative Adjustment Amount will be excess (if negative) of (i) 30 percent of the Final Taxable Income less (ii) the Tax Distribution Amount. “Final Taxable Income” shall be amount of Parascript’s taxable income (as such term is defined under Section 702(a)(8) of the Code) for the period from January 1, 2006 through the Closing Date as such amount is determined on the Final Parascript Tax Return for federal income tax purposes prepared in accordance with Section 13.2(b) hereof and, if applicable, the Parascript Federal Tax Return for the year 2006 (for the avoidance of doubt, the taxable income so determined shall not include any taxable income resulting from the consummation of the Merger).

8. COVENANTS OF MITEK PRIOR TO CLOSING.

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parascript, Mitek shall during regular business hours, (a) afford Parascript and its Representatives (collectively, “Parascript Group”) full and free access, to Mitek’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Mitek; (b) furnish Parascript Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Parascript may reasonably request; (c) furnish Parascript Group with such additional financial, operating and other relevant data and information as Parascript may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Parascript, with Parascript’s investigation of the properties, assets and financial condition related to Mitek. In addition, Parascript shall have the right to have the Real Property of Mitek and Tangible Personal Property of Mitek inspected by Parascript Group, at Parascript’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of Mitek.

8.2 Operation of the Business of Mitek. Between the date of this Agreement and the Closing, Mitek shall:

(a) conduct its business only in its Ordinary Course of Business;

(b) use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with Parascript prior to implementing material operational decisions outside Mitek’s Ordinary Course of Business or Mitek’s current business plan;

(d) otherwise verbally report periodically to Parascript upon Parascript’s reasonable request concerning the overall status of its business, operations and finances;

(e) make no material changes in management personnel without prior consultation with Parascript;

(f) maintain its assets in a state of repair and condition that complies with Legal Requirements and is consistent with Mitek’s Ordinary Course of Business;

(g) keep in full force and effect, without amendment, all material rights relating to Mitek’s business;

(h) comply with all Legal Requirements and contractual obligations applicable to the operations of Mitek’s business in all material respects;

(i) continue in full force and effect its current insurance coverage;

(j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any material Mitek Employee Plan without the express written Consent of Parascript, and except as required under the provisions of any Mitek Employee Plan, not make any contributions to or with respect to any Mitek Employee Plan without the express written Consent of Parascript;

(k) maintain in the Ordinary Course of Business all books and Records of Mitek relating to Mitek’s business;

(l) maintain the quotation of Common Stock on the NASDAQ Over-the-Counter Bulletin Board, and timely file all reports, forms, and other documents required by the SEC under the Exchange Act and Securities Act, by Nasdaq and by any state regulatory authorities under applicable rules and regulations. Each such report, form and document shall comply in all material respects with such applicable rules and regulations and none of such filings shall contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

8.3 Negative Covenants. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Mitek shall not, without the prior written Consent of Parascript which shall not be unreasonably withheld, conditioned or delayed,

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.14 or 5.18 would be likely to occur;

(b) make any material modification to any Material Mitek Contracts or Governmental Authorizations;

(c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Mitek’s assets, the business of Mitek or Mitek’s Liabilities;

(d) increase the compensation payable to or to become payable to any director or executive officer;

(e) unless obligated therefore pursuant to contract, policy or practice as of the date hereof, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee;

(f) establish, adopt or enter into any employee benefit plan or arrangement;

(g) except as may be required by applicable law, amend, or take any other actions with respect to, any of the Mitek Employee Plans;

(h) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding stock awards);

(j) amend or otherwise modify the terms of any such rights, warrants or options;

(k) take any action to accelerate the exercisability of stock options;

(l) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business and consistent with past practice);

(m) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries,

(n) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(o) adopt or propose to adopt any amendments to its charter or bylaws;

(p) change any of its methods of accounting in effect at December 31, 2005, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in each case, as may be required by law or generally accepted accounting principles;

(q) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice and in no event in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(r) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Mitek or substantially less advantageous to Mitek than arrangements, agreements or contracts existing on the date hereof;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Mitek;

(t) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in the Ordinary Course of Business consistent with past practice, or (ii) which are legally required to be paid, discharged or satisfied;

(u) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Mitek contained herein materially inaccurate, or as of any time prior to, the Closing Date;

(v) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Mitek for an amount in excess of Five Hundred Thousand Dollars ($500,000); or

(w) agree in writing or otherwise to do any of the foregoing.

8.4 Required Approvals. As promptly as practicable after the date of this Agreement, Mitek shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Mitek also shall cooperate with Parascript and its Representatives with respect to all filings that Parascript elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Mitek also shall cooperate with Parascript and its Representatives in obtaining all Material Consents.

8.5 Notification. Between the date of this Agreement and the Closing, Mitek shall promptly notify Parascript in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Mitek’s representations and warranties contained in Article 5 and made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Mitek’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Mitek shall promptly deliver to Parascript a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Parascript under Sections 11.2, 11.3 or Article 14. During the same period, Mitek also shall promptly notify Parascript of the occurrence of any Breach of any covenant of Mitek in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 10 impossible or unlikely.

8.6 No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Mitek shall not, and shall cause Mitek’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Parascript) relating to any Acquisition Proposal. Mitek shall notify Parascript of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Mitek. Notwithstanding the foregoing, prior to the approval of this Agreement by the stockholders of Mitek, this Section 8.6 shall not prohibit Mitek from furnishing nonpublic information regarding Mitek to, or entering into discussions with, any Person, group or entity in response to any such inquiry or proposal that is submitted to Mitek by such Person, group or entity (and not withdrawn) if the Board of Directors of Mitek concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of Mitek to comply with its fiduciary obligations to Mitek’s stockholders under applicable Law.

8.7 Best Efforts. Mitek shall use its Best Efforts to cause the conditions in Article 10 to be satisfied.

8.8 Payment of Liabilities. Mitek shall pay or otherwise satisfy in its Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable.

9. CONDITIONS PRECEDENT TO MITEK’S OBLIGATION TO CLOSE. Mitek’s obligation to consummate the Merger and to take the other actions required to be taken by Mitek at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Mitek, in whole or in part):

9.1 Accuracy of Representations. All of Parascript’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

9.2 Parascript’s Performance. All of the covenants and obligations that Parascript is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

9.3 Consents. Each of the Consents identified in Exhibit 9.3 (the “Parascript Consents”) shall have been obtained and shall be in full force and effect.

9.4 Additional Documents. Parascript shall have caused the documents and instruments required by Section 2.10(a) and the following documents to be delivered (or tendered subject only to Closing) to Mitek:

(a) The Articles of Merger, duly executed by Parascript;

(b) The Articles of Organization and all amendments thereto of Parascript, duly certified as of a recent date by the Secretary of State of the State of Wyoming;

(c) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Parascript, executed by the appropriate officials of the State of Wyoming and each jurisdiction in which Parascript is licensed or qualified to do business as a limited liability company as specified in Part 3.1(a); and

(d) Such other documents as Mitek may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Parascript’s representations and warranties set forth in Article 3;

(ii) evidencing the performance by Parascript of, or the compliance by each Parascript with, any covenant or obligation required to be performed or complied with by Parascript;

(iii) evidencing the satisfaction of any condition referred to in this Section 9.4;

(iv) confirming that in connection with the financing transaction referred to in Section 9.10 and 10.10 hereof, all information regarding Parascript that Parascript has provided to Mitek and/or such lender is true and correct in all material respects, other than information that could be considered a “forward looking statement” as defined in Section 27A(i)(l) of the Securities Act; or

(v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

9.5 No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

9.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Mitek to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

9.7 Governmental Authorizations. Mitek shall have received such Governmental Authorizations as are necessary to allow Mitek to consummate the Merger.

9.8 Silicon Valley Bank Loan. On or prior to the Closing Date, Mitek shall have received, in a form reasonably acceptable to it, a payoff letter and release for Parascript’s Liability to Silicon Valley Bank as set forth in Part 2.4 of the Parascript Disclosure Letter.

9.9 Assignment of Assets, Liabilities and Contracts. On or prior to the Closing Date, Parascript shall cause or have caused such assets, Liabilities and Contracts as relate to Parascript’s business and which are currently the assets or obligations of Parascript Management, Inc., a Wyoming corporation, Total Recognition Products, LLC, a Colorado limited liability company, Total Recognition Systems, LLC, a Colorado limited liability company, Governmental Postal Recognition Systems, LLC, a Colorado limited liability company, and Parascript International, Inc., a Colorado corporation, to be transferred and assigned to Parascript and Parascript shall cause or have caused either the transfer of ownership of the entities set forth above (other than Parascript Management, Inc.) to an entity other than Parascript, or the dissolution of the entities set forth above (other than Parascript Management, Inc.).

9.10 Financing. Mitek shall have entered into definitive agreements to obtain, on terms and conditions satisfactory to it, and shall have obtained long-term financing in an amount not less than $85,000,000 and not to exceed $90,000,000 (which amount shall not include any revolving line of credit, working capital loan or similar arrangement acceptable to Parascript) in order to consummate the Contemplated Transactions (the “Financing Amount”), and such financing transaction or transactions shall be consummated concurrently with the Closing.

9.11 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, Liabilities, financial condition or results of operations of Parascript having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of Parascript.

9.12 Certificate Amendment. The Certificate Amendment shall have been approved by the Mitek stockholders at the Mitek Stockholders’ Meeting.

9.13 Appointment to Audit Committee. The three directors who shall serve on the Audit Committee of Mitek’s Board of Directors shall be appointed and agree to serve.

9.14 Affiliates. Prior to the Closing Date, Parascript shall deliver to Mitek a letter identifying all Persons who hold membership Units in Parascript immediately prior to the Closing and are expected by Parascript to be affiliates of Mitek for purposes of Rule 145 under the Securities Act immediately following the Closing. Parascript shall use its Best Efforts to cause each such Person to deliver on or prior to the Closing Date a written agreement in substantially the form of Exhibit 9.14 hereto (the “Affiliate Letters”).

9.15 [RESERVED].

9.16 AIS License. On or prior to the Closing Date, Parascript shall have delivered to Mitek a license agreement between Parascript and AIS in a form satisfactory to Mitek.

10. CONDITIONS PRECEDENT TO PARASCRIPT’S OBLIGATION TO CLOSE. Parascript’s obligation to consummate the Merger and to take the other actions required to be taken by Parascript at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parascript in whole or in part):

10.1 Accuracy of Representations. All of Mitek’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

10.2 Mitek’s Performance. All of the covenants and obligations that Mitek is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

10.3 Consents and Release. Each of the Consents identified in Exhibit 10.3 (the “Mitek Consents”), the Parascript Consents, and Consents to the assignment to Parascript and to Mitek of all Contracts of Manager shall have been obtained and shall be in full force and effect.

10.4 Additional Documents. Mitek and Merger Subsidiary shall have caused the documents and instruments required by Section 2.10(b) and the following documents to be delivered (or tendered subject only to Closing) to Parascript:

(a) The Articles of Merger, duly executed by Merger Subsidiary;

(b) The certificate of incorporation and all amendments thereto of Mitek, duly certified as of a recent date by the Secretary of State of the State of Delaware;

(c) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Mitek and payment of all applicable state Taxes by Mitek, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Mitek is licensed or qualified to do business as a corporation as specified in Part 5.1; and

(d) Such documents as Parascript may reasonably request for the purpose of:

(i) evidencing the accuracy of any representation or warranty of Mitek set forth in Article 5;

(ii) evidencing the performance by Mitek of, or the compliance by Mitek with, any covenant or obligation required to be performed or complied with by Mitek;

(iii) evidencing the satisfaction of any condition referred to in this Article 10;

(iv) confirming that in connection with the financing transaction referred to in Section 9.10 and 10.10 hereof, all information regarding Mitek that Mitek has provided to Parascript and/or such lender is true and correct in all material respects, other than information that could be considered a “forward looking statement” as defined in Section 27A(i)(l) of the Securities Act; or

(v) otherwise facilitating the consummation or performance of any of the contemplated transactions.

10.5 No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

10.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Mitek or Parascript to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

10.7 Governmental Authorizations. Mitek shall have received such Governmental Authorizations as are necessary to allow Mitek to consummate the Merger.

10.8 Employees.

(a) The Mitek Employment Agreements have not been breached by Mitek.

(b) Mitek or Parascript shall have made a written offer of employment to all of the Persons providing services to Parascript in form and substance reasonably acceptable to Parascript.

10.9 Certificate Amendment. The Certificate Amendment shall have been approved by the Mitek stockholders at the Mitek Stockholders’ Meeting.

10.10 Financing. Mitek shall have entered into definitive agreements to obtain, on terms and conditions reasonably satisfactory to Parascript, and shall have obtained long-term financing in an amount not less than $85,000,000 and not to exceed $90,000,000 (which amount shall not include any revolving line of credit, working capital loan or similar arrangement acceptable to Parascript) in order to consummate the Contemplated Transactions (the “Financing Amount”), and such financing transaction or transactions shall be consummated concurrently with the Closing.

10.11 Board Composition; Chief Executive Officer.

(a) Mitek and Mitek’s Board of Directors shall have increased the size of Mitek’s Board of Directors to seven (7) members and caused the nomination and election to the Board of Directors of two (2) individuals designated by Mitek’s Board of Directors, who shall be John M. Thornton and James DeBello, two (2) individuals designated by Parascript, who shall be Aron Katz and Jeffrey Gilb, and three individuals as follows: one (1) nominee of Mitek, subject to the approval of Parascript; one (1) nominee of Parascript, subject to the approval of Mitek; and one (1) nominee of Plainfield Offshore Holdings VIII Inc., subject to the approval of Mitek and Parascript. Each of the foregoing three (3) nominees shall meet the independent director definition under the rules of the NASD and under any Legal Requirement in order to implement the transactions contemplated herein.

(b) Mitek’s Board of Directors shall have appointed Jeffrey Gilb as Mitek’s President and Chief Operating Officer. Mitek’s Board of Directors shall also have amended Mitek’s Bylaws to provide for the duties and responsibilities of Mitek’s Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer as provided for in Exhibit 10.11 hereof.

10.12 Name Change. Mitek holds the documents necessary to effectuate the Mitek Name Change immediately after the Closing.

10.13 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of Mitek having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of Mitek.

10.14 Registration Statement. The Registration Statement shall have been declared and shall continue to be effective by the SEC.

10.15 Appointment of Audit Committee. The three directors who shall serve on the Audit Committee of Mitek’s Board of Directors shall be appointed and agree to serve.

11. TERMINATION.

11.1 Termination Events. By notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by Mitek if a material Breach of any provision of this Agreement has been committed by Parascript, is not cured by Parascript within thirty (30) days of the delivery of a written notice of such material Breach by Mitek to Parascript, and such material Breach has not been waived by Mitek;

(b) by Parascript if a material Breach of any provision of this Agreement has been committed by Mitek, is not cured by Mitek within thirty (30) days of the delivery of a written notice of such material Breach by Parascript to Mitek, and such material Breach has not been waived by Parascript;

(c) by Mitek if any condition in Article 9 is or becomes impossible (other than through the failure of Mitek to comply with its obligations under this Agreement), and Mitek has not waived such condition on or before such date;

(d) by Parascript if any condition in Article 10 is or becomes impossible (other than through the failure of Parascript to comply with its obligations under this Agreement), and Parascript has not waived such condition on or before such date;

(e) by Mitek if Mitek determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by Parascript reflects any material adverse change to the business, financial condition, or results of operations of Parascript. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of Parascript constitutes a New Matter, then termination shall be Mitek’s sole remedy;

(f) by Parascript, if Parascript determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by Mitek reflects any material adverse change to the business, financial condition or results of operations of Mitek. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of Mitek constitutes a New Matter, then termination shall be Parascript’s sole remedy;

(g) by mutual consent of Mitek and Parascript;

(h) by Mitek if the Closing has not occurred on or before March 31, 2007, or such later date as the parties may agree upon, unless Mitek is in material Breach of this Agreement;

(i) by Parascript if the Closing has not occurred on or before March 31, 2007, or such later date as the parties may agree upon, unless Parascript is in material Breach of this Agreement;

(j) by either Mitek or Parascript, if the Contemplated Transactions shall fail to receive the requisite vote for approval and adoption by the stockholders of Mitek or the Members;

(k) by Parascript, if (i) the Board of Directors of Mitek withdraws, modifies or changes its recommendation of the Contemplated Transactions in a manner adverse to Parascript or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Mitek shall have recommended to the stockholders of Mitek any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Mitek is commenced, and the Board of Directors of Mitek does not recommend that stockholders not tender their shares into such tender or exchange offer or; (iv) any Person (other than Parascript or an affiliate thereof, or any stockholder of Parascript as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Mitek;

(l) by Mitek, if the Manager or managing board of Parascript (or any equivalent managing body) shall have recommended to the Members of Parascript any Competing Transaction or shall have resolved to do so.

11.2 Effect Of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2, Section 11.3 and Articles 15 (Confidentiality) and 16 (General Provisions) (except for those in Section 16.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.3 Fees, Expenses and Other Payments.

(a) Except as set forth in this Section 11.3, all fees and Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated herein are consummated.

(b) If Parascript shall terminate this Agreement pursuant to Section 11.1(k) or Mitek shall terminate this Agreement pursuant to Section 11.1(l), then the non-terminating party shall promptly, but in no event later than ten (10) Business Days after the date of such termination, pay the terminating party an amount equal to One Million Dollars ($1,000,000) by wire transfer of immediately available funds.

(c) If this Agreement is terminated by Mitek pursuant to Section 11.1(a), then Parascript shall reimburse Mitek for all its Expenses up to, but not in excess of, Five Hundred Thousand Dollars ($500,000) not later than ten (10) Business Days after the date of such termination.

(d) If this Agreement is terminated by Parascript pursuant to Section 11.1(b), then Mitek shall reimburse Parascript for all its Expenses up to, but not in excess of, Five Hundred Thousand Dollars ($500,000) not later than ten (10) Business Days after the date of such termination.

(e) The payments by one party to the other under this Section 11.3 shall be in satisfaction of all amounts and claims that either party may have against the other party in respect of the event(s) giving rise to the right to payment.

12. POST-CLOSING COVENANTS OF PARTIES.

12.1 Reverse Stock Split. Mitek will effect a reverse split of its common stock in a manner reasonably agreed upon by the parties. Mitek will use commercially reasonable efforts in accordance with applicable law to submit this matter to a vote of its stockholders at the Mitek Stockholders Meeting or as soon thereafter as is reasonably practicable.

12.2 NASDAQ Listing. Mitek shall use its Best Efforts to meet as soon as possible after Closing all applicable listing requirements to the listing and quotation of the Common Stock on the NASDAQ Capital Market, and as soon as Mitek meets all such applicable listing requirements, Mitek will use its Best Efforts to file for such relisting.

12.3 Governance and Management. Immediately after Closing, Mitek’s Chief Executive Officer will be the Chief Executive Officer of Mitek and the Surviving Company. Immediately after Closing, Parascript’s Chief Executive Officer will become President and Chief Operating Officer of Mitek and the Surviving Company, with the functional responsibilities of leading Mitek’s operations, including sales, business development, marketing, product management, product research and development and management of financial resources as they relate to operations and the other rights and responsibilities provided for in Exhibit 10.11 hereof.

12.4 Change of Fiscal Year. Mitek will use commercially reasonable efforts to change its fiscal year end to December 31 as soon as is reasonably practicable following the Closing.

13. ADDITIONAL COVENANTS.

13.1 Employees and Employee Benefits.

(a) It is contemplated that all of the employees currently providing services to Parascript will become employees of Mitek. Prior to Closing, the parties will formally document their agreement regarding such employees, which agreement will address salaries and benefits, retirement and savings plans and general employee provisions.

(b) Mitek shall assume sponsorship of the Parascript Employee Plans effective as of the Closing Date. Participation in the Parascript Employee Plans by such employees will continue uninterrupted.

(c) As soon as administratively feasible following the Closing, Mitek shall merge the Mitek Systems, Inc. 401(k) Retirement Savings Plan, (the “Mitek 401(k) Plan”) and the Parascript 401(k) Plan (the “Parascript 401(k) Plan”).

(d) As soon as administratively feasible following the Closing, Mitek shall merge the Mitek Systems, Inc. Flexible Benefits Plan (the “Mitek Cafeteria Plan”) and the Parascript Management, Inc. Flexible Benefits Plan (the “Parascript Cafeteria Plan”). Participant elections made for the plan year that includes the Closing Date (the “Plan Year”) will continue to be effective on and after the Closing Date. Participant reimbursements made during the Plan Year prior to the Closing Date will be carried forward.

(e) Mitek will take all actions necessary to continue to provide continuation coverage, as required under COBRA, following the Closing Date to any former employee that provided services to Parascript (or dependent of any employee or former employee of Parascript) whose COBRA qualifying event occurred on or before the Closing Date at a time when the individual was covered by such Parascript Employee Plan. Parascript will provide Mitek with a list of all Persons currently or formerly associated with Parascript who have elected continuation coverage under COBRA under Parascript’s health plan, and who are still in their available continuation period, as well as a list of all such Persons whose qualifying event has occurred before the Closing, and who are in their COBRA election period, but who have not yet made such election. Parascript will provide the foregoing information to Mitek at least seven (7) days prior to Closing and will update such information on the Closing Date, if necessary.

13.2 Tax Matters.

(a) Overview. Parascript shall not elect to be treated for federal income tax purposes as a corporation or as an association taxable as a corporation for any period or partial period up to and including the Closing Date. For federal and applicable state income tax purposes, all of Parascript’s and its Subsidiaries’ taxable income, gains, losses, deductions, expenses and credits, up to and including the Closing Date, shall be allocated to the Members. Thereafter, all taxable income, gains, losses, deductions and expenses of the Surviving Company shall be allocated to Mitek.

(b) Preparation of Income Tax Returns. After Closing, the Member Representative shall prepare (or cause to be prepared) and deliver to Mitek proposed forms of the federal and applicable state income Tax Returns for Parascript for the period ending on or prior to the Closing Date, and all related schedules including, but not limited to, forms K-1 (the “Final Parascript Tax Returns”). The Final Parascript Tax Returns shall be prepared in accordance with Parascript’s past practice in preparing its income Tax Returns previously filed; provided that Parascript shall make an election in accordance with Code § 754 effective for the taxable year that ends on the date of the Closing and shall not seek to revoke that election at any time. With respect to each Final Company Tax Return (i) no later than 60 days following the date of Closing the Member Representative shall deliver to Mitek a copy of the prepared Tax Return, (ii) Mitek shall have the opportunity to examine the Tax Return and the associated work papers, schedules and other documents prepared in connection with the preparation of the Tax Return and (iii) after approval thereof by Mitek, which shall not be unreasonably withheld, Mitek shall cause the Surviving Company to timely file the Tax Return.

(c) Cooperation. The Surviving Company and Mitek shall cooperate fully as and to the extent reasonably requested by the Member Representative in connection with the preparation and filing of any income Tax Return, and any claim, audit, litigation or other proceeding, with respect to income Tax items of Parascript for any period or partial period that ends on or prior to the Closing Date. The Surviving Company shall make available to the Member Representative such records as the Member Representative may reasonably request for the preparation of any Tax Return of Members, Parascript or its Subsidiaries or the substantiation of any position or claim thereon. The parties shall cooperate with each other in the handling of any audit referenced in this Section 13.2 (any subsequent proceedings arising out of the audit, including, but not limited to, litigation proceedings). Mitek shall cause the Surviving Company to make available to the Member Representative any records that the Member Representative may reasonably request to enable it to respond to and/or handle the audit or any subsequent proceedings. Mitek agrees that the Surviving Company shall retain all tax and financial accounting records of Parascript for periods on or before the Closing Date for at least six (6) years after the Closing Date.

(d) Treatment of Surviving Company. From and after the Closing, Mitek shall not take any action that will cause the Surviving Company to not be treated as a disregarded entity for federal income tax purposes immediately after Closing. For federal income tax purposes, except as required by applicable changes in law, the parties shall treat the Merger in accordance with the principles of Revenue Ruling 99-6, Situation 2. On the Final Parascript Tax Return, Parascript shall be entitled to claim deductions for Parascript Payments that are deductible, and neither Mitek nor the Surviving Company shall claim current deductions for Parascript Payment on its federal income tax return.

(e) Ad Valorem Taxes. Parascript shall cause AIS Holdings to assume any ad valorem Taxes and assessments (including any special or supplemental assessments) on Parascript’s assets allocable to periods ending on or before the Closing (without regard to when such Taxes are assessed or payable), and Mitek shall pay any ad valorem Taxes and assessments (including any special or supplemental assessments) on Parascript’s assets allocable to periods beginning on or after the Closing (without regard to when such Taxes are assessed or payable). For purposes of this Section 13.2(b), in the case of any ad valorem Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing, the portion of such Tax related to the Tax period ending on the Closing will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing and the denominator of which is the number of days in the entire Tax period. If AIS Holdings and Mitek are unable to determine the exact amount of Taxes for proration at Closing, or if the Taxes or assessments for periods ending on or before the Closing are reassessed subsequent to Closing, it is agreed that they will make the appropriate financial adjustments at the time the assessment is determined.

13.3 [RESERVED.]

13.4 [RESERVED.]

13.5 [RESERVED.]

13.6 [RESERVED.]

13.7 Retention of and Access to Records. After the Closing Date, Mitek shall retain for a period consistent with Mitek’s record-retention policies and practices those Records of Parascript delivered to Mitek. Mitek also shall provide the Members and their Representatives reasonable access thereto, during normal business hours and upon reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

13.8 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this

Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

14. INDEMNIFICATION; REMEDIES.

14.1 Survival. The representations and warranties and covenants of Parascript to be performed prior to the Closing contained in this Agreement shall survive the date of Closing for a period of one year. The representations and warranties and covenants of Mitek to be performed prior to the Closing contained in this Agreement shall not survive the date of Closing.

14.2 Indemnification and Reimbursement of Mitek. After the Closing, if Mitek and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Mitek Indemnified Persons”), suffers any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Parascript in (i) Article 3 of this Agreement, (ii) Parascript’s Initial Disclosure Letter, (iii) Parascript’s Supplemental Disclosure Letter, (iv) the certificates delivered by Parascript pursuant to Section 2.10 (for this purpose, each such certificate will be deemed to have stated that Parascript’s representations and warranties in this Agreement fulfill the requirements of Section 9.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a Supplemental Disclosure Letter have caused a condition specified in Section 9.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Parascript pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Parascript in this Agreement or in any other certificate, document, writing or instrument delivered by Parascript pursuant to this Agreement;

then subject to the other provisions of this Article 14, such Mitek Indemnified Persons shall be entitled to be reimbursed the amount of such Damages from the Escrow Shares.

14.3 Decision to Seek Indemnification. The decision of Mitek to seek indemnification hereunder shall be decided by the vote or written consent of the audit committee of Mitek after Closing.

14.4 Limitations on Amount and Recovery.

(a) A Mitek Indemnified Person shall not be entitled to recover for any Damages pursuant to Section 14.2 unless and until the aggregate amount of Damages asserted by all of the Mitek Indemnified Persons exceed $500,000 (the “Indemnification Threshold”), and then the Indemnified Person shall be entitled to recover for Damages only in excess of the Indemnification Threshold.

(b) Parascript and Mitek agree that in no event shall the liability for indemnification under this Section 14 exceed the number of Escrow Shares and recovery shall only be pursuant to the Escrow Agreement.

14.5 Time Limitations. If the Closing occurs, Mitek may recover Escrow Shares with respect to a Breach of (i) a covenant or obligation to be performed or complied with by Parascript prior to the Closing Date or (ii) a representation or warranty by Parascript, only if on or before the first year anniversary of the Closing Date, Mitek notifies the Member Representative and the Escrow Agent pursuant to the terms of the Escrow Agreement in writing of such a claim specifying the factual basis of such claim in reasonable detail to the extent then known by Mitek. After the expiration of such one-year period, no further claim for indemnification may be made.

14.6 Escrow. Upon notice to the Member Representative specifying in reasonable detail the basis therefor, Mitek shall give notice of a claim under the Escrow Agreement for any amount to which it may be entitled under this Article 14.

14.7 Third-Party Claims.

(a) Promptly after receipt by a Mitek Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Mitek Indemnified Person shall give notice to the Member Representative of the assertion of such Third-Party Claim, provided that the failure to notify the Member Representative will not relieve the indemnification obligation under Section 14.2, except to the extent that the Member Representative demonstrates that the defense of such Third-Party Claim is prejudiced by the Mitek Indemnified Person’s failure to give such notice.

(b) If a Mitek Indemnified Person gives notice to the Member Representative pursuant to Section 14.7(a) of the assertion of a Third-Party Claim, the Member Representative shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Mitek Indemnified Person. After notice from the Member Representative to the Mitek Indemnified Person of its election to assume the defense of such Third-Party Claim, the Member Representative shall not, so long as it diligently conducts such defense, be liable to the Mitek Indemnified Person under this Article 14 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Mitek Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation directed by the Member Representative to be performed. If the Member Representative assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Member Representative without the Mitek Indemnified Person’s Consent unless (A) the sole relief provided is monetary damages that are paid in full by the Member Representative; and (B) the Mitek Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to the Member Representative of the assertion of any Third-Party Claim and the Member Representative does not, within ten (10) days after the Mitek Indemnified Person’s notice is received by the Member Representative, give notice to the Mitek Indemnified Person of its election to assume the defense of such Third-Party Claim, the indemnified parties will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Mitek Indemnified Person.

(c) Notwithstanding the foregoing, if a Mitek Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Mitek Indemnified Person may, by notice to the Member Representative, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the indemnified parties will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld) or be obligated in any way to indemnify.

(d) Notwithstanding the provisions of Section 16.4, Parascript and the Member Representative hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Mitek Indemnified Person for purposes of any claim that a Mitek Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Parascript with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 14, (i) both the Mitek Indemnified Person and the Member Representative, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 14, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

14.8 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

14.9 Waiver of Contribution and Indemnification. No Person satisfying or discharging an indemnification obligation under this Article 14 shall have a right of contribution or indemnification against any other Person and by executing this Agreement expressly waives such rights against any other Person who or which may have also joined in representations, warranties and/or covenants hereunder.

15. CONFIDENTIALITY.

15.1 Definition of Confidential Information.

(a) As used in this Article 15, the term “Confidential Information” includes any and all of the following information of Parascript or Mitek that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Mitek on the one hand or Parascript, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 15, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 15 to the extent included within the definition. In the case of trade secrets, each of Mitek, Parascript and Members hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

15.2 Restricted Use Of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Parascript with respect to Confidential Information of Parascript (each, a “Parascript Contact”) or an authorized representative of Mitek with respect to Confidential Information of Mitek (each, a “Mitek Contact”). Each of Mitek and Parascript shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Mitek or Parascript, as the case may be, of the obligations of this Article 15 with respect to such information. Each of Mitek and Parascript shall (iv) enforce the terms of this Article 15 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 15; and (vi) be responsible and liable for any Breach of the provisions of this Article 15 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Parascript shall maintain as confidential any Confidential Information (including for this purpose any information of Parascript of the type referred to in Sections 15.1(a)(i), 15.1(a)(ii) and 15.1(a)(iii)), whether or not disclosed to Mitek, of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities. Notwithstanding the preceding sentence, Parascript may use any Confidential Information of Parascript before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2.

(c) From and after the Closing, the provisions of Section 15.2(a) above shall not apply to or restrict in any manner Mitek’s use of any Confidential Information of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities.

15.3 Exceptions. Sections 15.2(a) and 15.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a Breach of this Article 15 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Parascript shall not disclose any Confidential Information of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities in reliance on the exceptions in clauses (b) or (c) above.

15.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 15, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 15. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 15.4 do not apply to any Proceedings between the parties to this Agreement.

15.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Parascript Contact or a Mitek Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

15.6 Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

16. GENERAL PROVISIONS.

16.1 Expenses. Each of Mitek and Parascript shall bear and be responsible for its fees and Expenses in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions, provided, however, in the event of the Closing, Mitek will bear its fees and Expenses and will pay Parascript’s fees and Expenses, each incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and Expense of its or their Representatives, and the fees and Expenses of the escrow agent under the Escrow Agreement.

16.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Mitek and Parascript agree; provided, however, that if the parties have not or cannot agree to the content of an announcement by the date Mitek is obligated by Legal Requirements to disclose the substance of the disputed announcement, then Mitek shall be free to make such disclosure in such filing(s) as may be required of Mitek under such Legal Requirements. Except with the prior consent of Mitek or Parascript, as applicable, or as otherwise required by law, neither Parascript, Mitek nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Parascript or Members has been disclosed to Mitek or its Representatives, that Mitek or its Representatives have inspected any portion of the Confidential Information of Parascript or Members, that any Confidential Information of Mitek has been disclosed to Parascript, Members or their Representatives or that Parascript, Members or their Representatives have inspected any portion of the Confidential Information of Mitek or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Parascript and Mitek will consult with each other concerning the means by which Parascript’s and Mitek’s employees, customers, suppliers and others having dealings with Parascript or Mitek will be informed of the Contemplated Transactions, and each of Parascript and Mitek will have the right to be present for any such communication.

16.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Parascript (before the Closing): Parascript, LLC

Attention: Jeffrey Gilb

Fax no.: (303) 381-3101

E-mail address: jeff.gilb@parascript.com

with a mandatory copy to: Davis Graham & Stubbs LLP

Attention: Jeffrey R. Brandel, Esq.

Fax no.: (303) 892-7400

E-mail address: jeff.brandel@dgslaw.com

Member Representative: Parascript Management, Inc.

Fax no.: (303) 381-3101

E-mail address: jeff.gilb@parascript.com

with a mandatory copy to: Davis Graham & Stubbs LLP

Attention: Jeffrey R. Brandel, Esq.

Fax no.: (303) 892-7400

E-mail address: jeff.brandel@dgslaw.com

Mitek: Mitek Systems, Inc.

Attention: James B. DeBello

Fax no.: (858) 503-7816

E-mail address: jdebello@miteksystems.com

with a mandatory copy to: Duane Morris LLP

Attention: Robert G. Copeland, Esq.

Fax no.: (619) 744-2201

E-mail address: rcopeland@duanemorris.com

16.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled solely by arbitration in accordance with the following provisions:

(a) The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to the procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b) The forum for the arbitration shall be Denver, Colorado.

(c) The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(d) There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Parascript shall select one arbitrator and Mitek shall select one arbitrator and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10) day period, a third arbitrator shall be appointed by the commercial panel of JAMS. The decision in writing of at least two of the three parties shall be final and binding on the parties.

(e) The arbitration shall be administered by JAMS.

(f) The rules of the arbitration shall be the Comprehensive Arbitration Rules of JAMS, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this Section, the provisions of this Section shall prevail.

(g) The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies.

(h) The arbitrators’ decision shall provide a reasoned basis for the resolution of any dispute and any award. The arbitrators shall not have the power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i) Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees of JAMS and the arbitrators.

(j) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the state of Colorado. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

16.5 Enforcement of Agreement. The parties hereto acknowledge and agree that the other party or parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the other party or parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the other party or parties may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

16.6 Waiver; Remedies Cumulative. Except as otherwise provided for herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.7 Entire Agreement and Modification. This Agreement amends, restates and replaces in its entirety the Original Agreement, and supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, any confidentiality agreement between Mitek and Parascript) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

16.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Mitek may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Mitek and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 16.8.

16.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

16.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.12 Governing Law. The WLLCA shall govern all issues concerning the effectiveness of the Merger. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

16.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MITEK:

MITEK SYSTEMS, INC., a Delaware corporation

By:	/s/ JAMES B. DEBELLO
James B. DeBello, President and Chief Executive Officer

MERGER SUBSIDIARY:

MITEK ACQUISITION SUB, LLC, a Wyoming limited liability company

By:	/s/ JAMES B. DEBELLO
James B. DeBello, President and Chief Executive Officer

PARASCRIPT:

PARASCRIPT, LLC, a Wyoming limited liability company

By:	/s/ JEFFREY GILB
Jeffrey Gilb, President and Chief Executive Officer

MEMBER REPRESENTATIVE:

PARASCRIPT MANAGEMENT, INC., a Wyoming corporation

By:	/s/ JEFFREY GILB
Name:	Jeffrey Gilb,
Title:	Director

Annex B

Stephens Inc.

September 12, 2006

Boards of Directors

Mitek Systems, Inc.

8911 Balboa Ave, Suite B

San Diego, CA 92123

Members of the Board:

We have acted as your financial advisor in connection with the proposed merger of Mitek Systems, Inc. (“Mitek”) and Parascript, LLC (“Parascript”) in a transaction (the “Transaction”) in which Mitek will pay to Parascript unit holders $80,000,000 million in cash and 51,869,458 million shares (the “Consideration”) of the common stock of Mitek. The terms and conditions of the Transaction are to be more fully set forth in a definitive Amended and Restated Agreement and Plan of Merger between Mitek and Parascript.

You have requested our opinion as to whether the Consideration to be given by Mitek in the Transaction is fair from a financial point of view to the shareholders of Mitek.

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements, reports and other information regarding Mitek and Parascript;

(ii)	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Mitek and Parascript as well as the amount and timing of the cost savings and related expenses expected to result from the Transaction prepared by managements of Mitek and Parascript;

(iii)	analyzed, on a pro forma basis, the effect of the Transaction on the financial statements of Mitek and Parascript on a combined basis;

(iv)	reviewed the reported prices and trading activity for Mitek shares;

(v)	compared the financial performance of Mitek and Parascript and the prices and trading activity of Mitek stock with that of certain other comparable publicly-traded companies and their securities;

(vi)	reviewed the financial terms, to the extent publicly available, of certain precedent comparable acquisition transactions;

(vii)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(viii)	reviewed the material terms of the Transaction and the draft Amended and Restated Agreement and Plan of Merger for the Transaction between Mitek and Parascript;

(ix)	discussed with management of Mitek and Parascript the operations of, risks associated with and future business prospects for Mitek and Parascript each separately on a stand-alone basis and both together on a combined basis as well as the anticipated financial consequences of the Transaction;

(x)	performed such other analyses and provided such other services as we have deemed appropriate.

Investment Bankers

111 Center Street    P.O. Box 3507    Little Rock, Arkansas 72203-3507    501-374-4361    Fax 501-377-2674    stephens.com

September 12, 2006

We have relied on the accuracy and completeness of the information and financial data obtained from Mitek, Parascript and other sources, and our opinion is based upon such information. We did not independently verify such information, and we inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by managements of Mitek and Parascript we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Mitek and Parascript as to the future financial performance of Mitek and Parascript.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with Mitek and Parascript. Mitek has agreed to pay us a fee, a substantial portion of which is contingent on the completion of the Transaction, for our services in connection with the Transaction. Mitek has also agreed to reimburse us for our expenses incurred in connection with our services relating to the Transaction and to indemnify us against certain claims that might be asserted against us in connection therewith. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Mitek.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of completing the definitive asset purchase agreement and of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no revisions or restrictions, including any divestiture requirements or amendments or modifications, will be made or imposed that would have a material adverse effect on the contemplated benefits of the Transaction to Mitek. The substance of this opinion has been reviewed and approved by our Fairness Opinion Committee.

This opinion is for the use and benefit of the Board of Directors of Mitek. Our opinion does not address the merits of the underlying decision by Mitek to engage in the Transaction.

We are not expressing any opinion herein as to the prices at which the common stock of Mitek will trade following the announcement or consummation of the Transaction.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the Consideration to be given by Mitek in the Transaction is fair from a financial point of view to the shareholders of Mitek.

This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the public provided that we approve of such disclosures prior to publication.

Very truly yours,

/s/ STEPHENS INC.

STEPHENS INC.

PROXY

Mitek Systems, Inc.

8911 Balboa Ave., Suite B

San Diego, California 92123

Telephone: (858) 503-7810

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MITEK SYSTEMS, INC.

The undersigned appoints James B. DeBello and Tesfaye Hailemichael, as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Mitek held of record by the undersigned on                     , 200    , at the Special Meeting of Stockholders to be held on                     , 200    , or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4, 5, 6 & 7. THE MITEK BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

MITEK MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE MITEK BOARD OF DIRECTORS.

(Continued and to be signed on reverse side)

To Vote Your Proxy By Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

Please mark votes as in this example  ☒

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4, 5, 6 & 7. THE MITEK BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.      To consider and vote upon the issuance of Mitek common stock, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 18, 2006, by and among Mitek, Mitek Acquisition Sub, LLC, Parascript, LLC, and Parascript Management, Inc., as member representative, which is attached as Annex A to the accompanying joint proxy statement/prospectus.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To consider and vote upon an amendment to Mitek’s certificate of incorporation to change the corporate name of Mitek from “Mitek Systems, Inc.” to “Parascript, Inc.”	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To consider and vote upon an amendment to Mitek’s certificate of incorporation to increase the number of authorized shares of Mitek common stock by 160,000,000 shares, from 40,000,000 to 200,000,000.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To consider and vote upon the issuance of debt which is convertible into shares of common stock of Mitek, the proceeds of which will primarily be used to effect the merger and to reserve for issuance upon conversion of the senior subordinated convertible notes.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. To consider and vote upon an amendment to the Mitek Systems, Inc. 2006 Stock Option Plan to increase the number of shares of Mitek common stock available for issuance under the plan by 22,000,000 shares to 23,000,000 shares, and to increase the maximum number of shares which can be granted to one person in any one year to 3,500,000.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

6. To authorize the Mitek board of directors to amend in its discretion Mitek’s certificate of incorporation to effect a reverse stock split of Mitek’s issued and outstanding shares of common stock, at such ratio between 1:4 to 1:8 to be determined by the Mitek board of directors, which may be desirable for Mitek to list its common stock on NASDAQ upon completion of the merger with Parascript.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals.

	FOR ☐	AGAINST ☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full corporate name by an authorized officer.

PROXY

Parascript LLC

6899 Winchester Circle, Suite 200

Boulder, CO 80301-3696

(303) 547-4053

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGER

OF PARASCRIPT, LLC

The undersigned appoints Jeffrey Gilb and Aron B. Katz, as proxies, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated below, all units of Parascript, LLC held of record by the undersigned on                     , 2006 at the Special Meeting of Unitholders to be held on                     , 2006, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1 & 2. THE MANAGER OF PARASCRIPT, LLC RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN BELOW.

PARASCRIPT MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE MANAGER OF PARASCRIPT, LLC.

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

Please mark votes as in this example  ☒

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1 and 2. THE MANAGER OF PARASCRIPT RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.      To approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 18, 2006, by and among Mitek Systems, Inc., Mitek Acquisition Sub, LLC, Parascript and Parascript Management, Inc., as member representative, and the transactions contemplated by the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.      To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve proposals.

FOR ☐	AGAINST ☐

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If unitholder is a corporation, sign in full corporate name by an authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

PART II

Information Not Required in Prospectus

Item 20. Indemnification Of Directors And Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph ten of Mitek’s certificate of incorporation provides:

“The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of Delaware as the same may be amended and supplemented.”

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

2.1	Amended and Restated Agreement and Plan of Merger dated September 18, 2006 by and among Mitek Systems, Inc., a Delaware corporation and Mitek Acquisition Sub, LLC, a Wyoming limited liability company and Parascript, LLC, a Wyoming limited liability company and Parascript Management, Inc., a Wyoming corporation, as the Member Representative. (Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.)		Filed herewith

3.1	Certificate of Incorporation of Mitek Systems, Inc.	A	4.1

3.2	Bylaws of Mitek Systems, Inc.	A	4.2

5.1	Opinion of Duane Morris LLP regarding the legality of securities.*		*

10.1	Mitek Systems, Inc. 2006 Stock Option Plan.	B

10.2	Amendment No. 1 to Mitek Systems, Inc. 2006 Stock Option Plan		Filed herewith

10.3	Employment Agreement by and between Mitek Systems, Inc. and James DeBello dated , 2006.		Filed herewith

10.4	Employment Agreement by and between Mitek Systems, Inc. and Tesfaye Hailemichael dated , 2006.		Filed herewith

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document

10.5	Employment Agreement by and between Mitek Systems, Inc. and Jeffrey Gilb dated , 2006.		Filed herewith

10.6	Employment Agreement by and between Mitek Systems, Inc. and Alexander Filatov dated , 2006.		Filed herewith

10.7	Loan Agreement by and between Plainfield Offshore Holdings VIII Inc. and Mitek Systems, Inc. dated , 2006.*		*

10.8	Note Purchase Agreement by and between Plainfield Offshore Holdings VIII Inc. and Mitek Systems, Inc. dated , 2006.*		*

16.1	Anton Collins Mitchell LLP Letter regarding change in Independent Accounting Firm.		Filed herewith

16.2	Mayer Hoffman McCann P.C. Letter regarding change in Independent Accounting Firm.		Filed herewith

23.1	Consent of Duane Morris LLP (included in Exhibit 5.1).		*

23.2	Consent of Stonefield Josephson, Inc		Filed herewith

23.3	Consent of Anton Collins Mitchell, LLP.		Filed herewith

23.4	Consent of Mayer Hoffman McCann P.C.		Filed herewith

99.1	Fairness Opinion of Stephens Inc. dated September 12, 2006 (Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement and is incorporated herein by reference).		Filed herewith

*	To be filed with a future amendment to this registration statement.

A. Incorporated by reference to Mitek’s annual report on Form 10-K for the fiscal year ended September 30, 1987.

B. Incorporated by reference to Mitek’s definitive proxy statement filed with the SEC on January 13, 2006.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 8th day of November, 2006.

MITEK SYSTEMS, INC.

By:	/s/ JAMES B. DEBELLO
Name:	James B. DeBello
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. DeBello his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. THORNTON John M. Thornton	Chairman of the Board and Director	November 8, 2006

/s/ JAMES B. DEBELLO James B. DeBello	President and Chief Executive Officer (Principal Executive Officer)	November 8, 2006

/s/ TESFAYE HAILEMICHAEL Tesfaye Hailemichael	Chief Financial Officer (Principal Financial and Accounting Officer)	November 8, 2006

/s/ GERALD I FARMER Gerald I. Farmer	Director	November 8, 2006

/s/ MICHAEL BEALMEAR Michael Bealmear	Director	November 8, 2006

/s/ SALLY B. THORNTON Sally B. Thornton	Director	November 8, 2006

/s/ WILLIAM P. TUDOR William P. Tudor	Director	November 8, 2006

/s/ VINTON CUNNINGHAM Vinton Cunningham	Director	November 8, 2006